                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[ X ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Exchange Act Rule 14a-11(c) or Rule 14a-12

                         BARRETT RESOURCES CORPORATION
 ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         BARRETT RESOURCES CORPORATION
 ---------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[   ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[ X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

    Common Stock, par value $.01 per share, of Barrett Resources Corporation ("Barrett Common Stock")
    Common Stock, par value $.01 per share, of Plains Petroleum Company ("Plains Common Stock")

    ----------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

    13,421,171 shares of Barrett Common Stock (including shares of Barrett Common Stock issuable (i) in the merger assuming the maximum number of shares of Plains Common Stock to be exchanged and (ii) upon the exercise of options to purchase shares of Plains Common Stock which, following the merger, will constitute options to purchase Barrett Common Stock)

    ----------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    $26.1875 (based on the average of the high and low prices on May 19, 1995 as reported on the New York Stock Exchange Composite Tape of the Plains Common Stock to be cancelled in the merger and the applicable exchange ratio)

    ----------------------------------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

    $351,466,915.56

    ----------------------------------------------------------------------------

5)  Total fee paid:

    $70,294 (50% or $35,147 paid by each of Barrett Resources Corporation and Plains Petroleum Company pursuant to Rule 0-11(c)(3))

    ----------------------------------------------------------------------------

[ X ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount previously paid:  $70,294
          ----------------------------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:  Schedule 14A filed
          May 25, 1995
          ----------------------------------------------------------------------

      3)  Filing Party:  Barrett Resources Corporation
          ----------------------------------------------------------------------

      4)  Date Filed:  May 25, 1995
          ----------------------------------------------------------------------

                         BARRETT RESOURCES CORPORATION
                            1125 SEVENTEENTH STREET
                                   SUITE 2400
                             DENVER, COLORADO 80202

                                                                   June 13, 1995

Dear Barrett Resources
 Corporation Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Barrett Resources Corporation ("Barrett"), which will be held at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado, at 11:00 a.m., Denver time, on Tuesday, July 18, 1995.

  At the Special Meeting, you will be asked to approve certain matters related to the proposed merger (the "Merger") of Barrett Energy Inc., a wholly owned subsidiary of Barrett ("Sub"), with and into Plains Petroleum Company ("Plains"), which will result in Plains becoming a wholly owned subsidiary of Barrett. Specifically, you will be asked to approve the following:

    (1) an amendment to Barrett's Certificate of Incorporation to increase its authorized Common Stock from 17,000,000 shares to 35,000,000 shares (the "Charter Amendment"); and

    (2) the issuance of shares of Barrett's Common Stock (the "Stock Issuance") in connection with the Agreement and Plan of Merger (the "Merger Agreement") among Barrett, Sub and Plains, including the issuance of shares of Barrett Common Stock in the Merger and the reservation of shares of Barrett Common Stock for issuance upon exercise of certain stock options of Plains which, following the Merger, will constitute options to purchase Barrett Common Stock.

Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of Plains will be converted into 1.3 shares of Common Stock of Barrett. Cash will be paid in lieu of fractional shares of Barrett Common Stock.

  The effect of your approval will be to enable Barrett to complete the Merger with Plains. The Merger is described in the accompanying Joint Proxy Statement/Prospectus, which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  THE BOARD OF DIRECTORS OF BARRETT HAS DETERMINED THAT THE MERGER IS FAIR TO AND ADVISABLE AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF BARRETT COMMON STOCK. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, INCLUDING THE CHARTER AMENDMENT AND THE STOCK ISSUANCE, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CHARTER AMENDMENT AND THE STOCK ISSUANCE AT THE SPECIAL MEETING.

  A Notice of the Special Meeting and a Joint Proxy Statement/Prospectus containing detailed information concerning the Merger and related transactions accompany this letter. We urge you to read this material carefully.

  Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the meeting. If you have any questions regarding the proposed transaction, please call Corporate Investor Communications, Inc., our proxy solicitation agent, toll free at (800) 242-4410 or collect at (201) 896-1900.

  Thank you. We look forward to seeing you at the meeting.

                                          Sincerely,
                           [SIGNATURE OF WILLIAM J. BARRETT APPEARS HERE]
                                          William J. Barrett
                                          Chairman and Chief
                                          Executive Officer

                         BARRETT RESOURCES CORPORATION
                            1125 SEVENTEENTH STREET
                                   SUITE 2400
                             DENVER, COLORADO 80202

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 18, 1995

Dear Stockholder:

  A Special Meeting of Stockholders of Barrett Resources Corporation ("Barrett") will be held at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado, at 11:00 a.m., Denver time, on Tuesday, July 18, 1995 to consider and vote upon the following matters in connection with the Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), which appears as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of Barrett Energy Inc., a wholly owned subsidiary of Barrett, with and into Plains Petroleum Company ("Plains"):

    (1) the approval of an amendment to Barrett's Certificate of Incorporation to increase its authorized Common Stock from 17,000,000 shares to 35,000,000 shares (the "Charter Amendment");

    (2) the approval of the issuance of shares of Common Stock of Barrett (the "Stock Issuance") in connection with the Merger Agreement, including the issuance of shares of Barrett Common Stock in the Merger and the reservation of shares of Barrett Common Stock for issuance upon exercise of certain stock options of Plains which, following the Merger, will constitute options to purchase Barrett Common Stock; and

    (3) the transaction of such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Board of Directors of Barrett has fixed the close of business on June 13, 1995 as the record date for the determination of Barrett stockholders entitled to notice of and to vote at the Special Meeting.

  The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Barrett Common Stock. The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Barrett Common Stock entitled to vote thereon.

  YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR SHARES VOTED, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED FOR THE CHARTER AMENDMENT AND THE STOCK ISSUANCE. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF BARRETT A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).

                                          By order of the Board of Directors,
                               [SIGNATURE OF J. FRANK KELLER APPEARS HERE]
                                          J. Frank Keller
                                          Secretary

Denver, Colorado
June 13, 1995

                         BARRETT RESOURCES CORPORATION
                                      AND
                            PLAINS PETROLEUM COMPANY

                             JOINT PROXY STATEMENT

                                  -----------

                         BARRETT RESOURCES CORPORATION
                                   PROSPECTUS

                                  -----------

              SPECIAL MEETING OF STOCKHOLDERS OF BARRETT RESOURCES
                    CORPORATION TO BE HELD ON JULY 18, 1995

              SPECIAL MEETING OF STOCKHOLDERS OF PLAINS PETROLEUM
                      COMPANY TO BE HELD ON JULY 18, 1995

  This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to stockholders of Barrett Resources Corporation, a Delaware corporation ("Barrett"), and to stockholders of Plains Petroleum Company, a Delaware corporation ("Plains"), in connection with the solicitation of proxies by the Board of Directors of each corporation for use at the Special Meeting of Stockholders of Barrett (the "Barrett Special Meeting") and the Special Meeting of Stockholders of Plains (the "Plains Special Meeting" and, together with the Barrett Special Meeting, the "Special Meetings"), respectively, in each case including any adjournments or postponements thereof. The Special Meetings are both scheduled to be held on Tuesday, July 18, 1995. This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Barrett Energy Inc., a Delaware corporation and a wholly owned subsidiary of Barrett ("Sub"), with and into Plains pursuant to the Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), among Barrett, Sub and Plains, with Plains, as the surviving corporation in the Merger, to become a wholly owned subsidiary of Barrett.

  Subject to certain provisions described herein with respect to shares owned by Plains, Barrett and their respective subsidiaries, each outstanding share of Common Stock, par value $.01 per share, of Plains (the "Plains Common Stock"), together with its associated Preferred Stock Purchase Right (collectively, the "Rights"), will be converted in the Merger into 1.3 validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Barrett (the "Barrett Common Stock"). Cash will be issued in lieu of fractional shares of Barrett Common Stock.

  This Joint Proxy Statement/Prospectus constitutes a prospectus of Barrett with respect to up to 13,425,071 shares of Barrett Common Stock issuable to Plains stockholders in the Merger pursuant to the Merger Agreement or upon exercise of certain stock options of Plains which, pursuant to the Merger Agreement and the terms of the related stock option plans, following the Merger, will constitute options to purchase shares of Barrett Common Stock upon the terms set forth in such stock option plans and the Merger Agreement.

  The Barrett Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "BRR" and the Plains Common Stock is listed for trading on the NYSE under the symbol "PLP." On June 13, 1995, the last sale prices of the Barrett Common Stock and the Plains Common Stock as reported on the NYSE Composite Transactions Tape were $23 1/8 per share and $29 1/2 per share, respectively. For a description of the Barrett Common Stock, see "DESCRIPTION OF BARRETT COMMON STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF PLAINS COMMON STOCK AND BARRETT COMMON STOCK."

  This Joint Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to stockholders of Barrett and Plains on or about June 15, 1995.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

      The date of this Joint Proxy Statement/Prospectus is June 13, 1995.

                [Principal Areas of Activity Map appears here]

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   4
Incorporation of Certain Documents by
 Reference................................................................   4
Summary...................................................................   6
 The Companies............................................................   6
 Post-Merger Profile and Strategy.........................................   7
 The Special Meetings.....................................................   8
 The Merger...............................................................   9
 Selected Consolidated Financial Data of Barrett Resources Corporation....  14
 Selected Consolidated Financial Data of Plains Petroleum Company.........  15
 Selected Pro Forma Consolidated Financial Data...........................  16
 Comparative Per Common Share Data of Barrett Resources Corporation and
  Plains Petroleum Company................................................  18
 Comparative Stock Prices and Dividends...................................  19
Introduction..............................................................  20
Barrett Resources Corporation.............................................  20
 General..................................................................  20
 Piceance Basin Project...................................................  20
 Wind River Basin.........................................................  22
 Wyoming Overthrust.......................................................  23
 Greater Green River Basin................................................  23
 Oklahoma Project.........................................................  23
 Production...............................................................  25
 Productive Wells And Acreage.............................................  25
 Drilling Activity........................................................  26
 Reserves.................................................................  26
 Undeveloped Acreage......................................................  26
 Gas Marketing and Trading................................................  27
Plains Petroleum Company..................................................  28
 Southwest Kansas, Oklahoma and Northeast Colorado........................  28
 Gulf of Mexico...........................................................  29
 Permian Basin............................................................  30
 Wyoming and the Rocky Mountains..........................................  30
 Productive Wells.........................................................  32
 Drilling Activity........................................................  32
 Reserves.................................................................  32
 Production, Sales Prices And Production Costs............................  33
 Leased Acreage...........................................................  33
 Net Profit Agreements....................................................  34
 Hugoton Gas Trust Agreement..............................................  34
Post-Merger Profile and Strategy..........................................  34
 Oil and Gas Interests....................................................  34
 Strategy.................................................................  34
 Management...............................................................  35
The Special Meetings......................................................  38
 Matters To Be Considered at the Special
  Meetings................................................................  38
 Votes Required...........................................................  38
 Voting of Proxies........................................................  39
 Revocability of Proxies..................................................  39
 Record Dates; Stock Entitled To Vote;
  Quorum..................................................................   40
 Appraisal Rights.........................................................   40
 Solicitation of Proxies..................................................   41
The Merger................................................................   41
 General..................................................................   41
 Background of the Merger.................................................   41
 Recommendations of the Boards of Directors; Reasons for the Merger.......   48
 Opinions of Financial Advisors...........................................   52
 Merger Consideration.....................................................   62
 Effective Time of the Merger.............................................   62
 Conversions of Shares; Procedures for Exchange of Certificates...........   62
 Fractional Shares........................................................   63
 Conduct of Business Pending Merger.......................................   64
 Conditions to the Consummation of the
  Merger..................................................................   64
 Governmental and Regulatory Approvals....................................   64
 Certain Federal Income Tax Consequences..................................   65
 Anticipated Accounting Treatment.........................................   67
 Treatment of Plains Stock Options........................................   67
 Employee Benefits Matters................................................   67
 Interests of Certain Persons in the Merger...............................   68
 Stock Exchange Listing...................................................   69
 Resale of Barrett Common Stock...........................................   69
Unaudited Pro Forma Consolidated Condensed Financial Statements...........   69
Security Ownership of Management and Certain Beneficial Owners............   77
Description of Capital Stock of Barrett...................................   79
Description of Capital Stock of Plains....................................   80
Comparison of Rights of Holders of Plains
 Common Stock and Barrett Common Stock....................................   82
Certain Provisions of the Merger Agreement................................   88
Certain Litigation........................................................   96
Experts...................................................................   97
Legal Opinions............................................................   97
Other Information and Stockholder Proposals...............................   98
Barrett Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................   99
Plains Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  104
Index to Consolidated Financial Statements of Barrett.....................  F-1
Index to Consolidated Financial Statements of Plains...................... F-30
Annexes
Annex I--Agreement and Plan of Merger
Annex II--Opinion of Petrie Parkman & Co.
Annex III--Opinion of Goldman, Sachs & Co.
Annex IV--Glossary

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BARRETT OR PLAINS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BARRETT OR PLAINS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Barrett and Plains are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Barrett and Plains with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Barrett and Plains can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Barrett has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Barrett Common Stock to be issued in the Merger or upon exercise of stock options of Plains which, following the Merger, will constitute options to purchase shares of Barrett Common Stock upon the terms set forth in the related stock option plans and the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Barrett (File No. 1-13446) and Plains (File No. 1-8975) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. Barrett's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

    2. Barrett's Quarterly Report on Form 10-Q for the three months ended December 31, 1994;

    3. Barrett's Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    4. Barrett's Current Report on Form 8-K reporting an event occurring on May 2, 1995;

    5. The description of the Barrett Common Stock contained in Barrett's Registration Statement on Form 8-A filed with the Commission on October 27, 1994;

    6. Plains' Annual Report on Form 10-K for the year ended December 31,
  1994;

    7. Plains' Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    8. Plains' Amendment No. 1, dated January 12, 1995, to Plains' Current Report on Form 8-K reporting an event occurring on November 1, 1994 and Plains' Current Report on Form 8-K reporting an event occurring on May 2, 1995;

    9. The description of the Plains Common Stock contained in Plains' Registration Statement on Form 10 filed with the Commission on August 21, 1985; and

    10. The description of Plains' Rights Agreement contained in Plains' Registration Statement on Form 8-A dated May 20, 1988, as amended by the Form 8-A/A dated October 26, 1994.

  All documents and reports filed by Barrett or Plains pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the respective Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER
THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS
IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, IN THE CASE OF DOCUMENTS RELATING TO BARRETT, TO BARRETT RESOURCES CORPORATION, 1125 SEVENTEENTH STREET, SUITE 2400, DENVER, COLORADO 80202 (TELEPHONE NUMBER: 303-297-3900), ATTENTION: DONALD H. STEVENS, VICE PRESIDENT; OR, IN THE CASE OF DOCUMENTS RELATING TO PLAINS, TO PLAINS PETROLEUM COMPANY, 12596 WEST BAYAUD AVENUE, SUITE 400, LAKEWOOD, COLORADO 80228 (TELEPHONE NUMBER:
303-969-9325), ATTENTION: EUGENE A. LANG, JR., SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY JULY 11, 1995.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Barrett or Sub has been supplied by Barrett, and all such information relating to Plains has been supplied by Plains.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto. As used herein, unless the context otherwise requires, "Barrett" means Barrett Resources Corporation and its consolidated subsidiaries, and "Plains" means Plains Petroleum Company and its consolidated subsidiaries. "Sub" means Barrett Energy Inc., a wholly owned subsidiary of Barrett. Certain oil and gas terms used herein are defined in the Glossary, which appears as Annex IV hereto.

                                ----------------

  STOCKHOLDERS OF BARRETT AND PLAINS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY. STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH BELOW UNDER THE HEADING "OTHER SIGNIFICANT CONSIDERATIONS."

                                ----------------

THE COMPANIES

  BARRETT RESOURCES CORPORATION AND SUB. Barrett is an independent oil and gas exploration and production company with major emphasis in the Rocky Mountain region and Oklahoma. Barrett principally utilizes its own exploration staff to develop a geologic concept into an exploration prospect. After the prospect is generated, Barrett's land department attempts to acquire a large lease block in the area of the prospect. Barrett's strategy is to develop prospects and to acquire acreage in identified core areas of interest.

  As of March 31, 1995, Barrett had interests in 468 producing natural gas wells and 76 producing oil wells located on approximately 128,431 gross (33,163 net) developed acres with estimated proved reserves of 226 Bcf of natural gas and 0.9 million barrels of oil. During the fiscal year of Barrett ended September 30, 1994, natural gas accounted for more than 96% of Barrett's total production. Its reserves are located in the lower 48 states, principally in the Piceance Basin of Colorado, the Wind River Basin of Wyoming, and the Arkoma and Anadarko Basins of Oklahoma. Also as of March 31, 1995, Barrett had interests in 140,608 gross (66,431 net) undeveloped leasehold acres.

  Barrett will act as the operator of its exploration or development drilling programs whenever possible. As of March 31, 1995, Barrett was serving as operator for approximately 245 producing wells, 32 shut-in wells, three wells that were drilling, three wells that were being completed and 10 wells that were waiting on completion.

  Barrett is a Delaware corporation with executive offices located at 1125 Seventeenth Street, Suite 2400, Denver, Colorado 80202, and its telephone number at that address is (303) 297-3900.

  Sub was organized as a Delaware corporation in 1995 for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's offices are located at 1125 Seventeenth Street, Suite 2400, Denver, Colorado 80202, and its telephone number at that address is (303) 297-3900.

  PLAINS PETROLEUM COMPANY. Plains is an independent oil and gas exploration and production company with interests in 653 producing natural gas wells and 853 producing oil wells located on approximately 344,455 gross (240,548 net) acres held by production with estimated proved reserves of 312.5 Bcf of natural gas and 11 million barrels of oil at December 31, 1994. The reserves are located in the lower 48 states, principally in the Kansas and Oklahoma portions of the Hugoton Field, in the Permian Basin of west Texas and southeast New Mexico, in the Powder River and Green River Basins of Wyoming, and in Louisiana state waters. In 1994, approximately 47% of Plains' natural gas revenues (approximately 34% of total revenues) came from sales made to K N Energy, Inc. ("K N"), its principal purchaser, under a long-term natural gas purchase contract.

  Plains was incorporated as a wholly owned subsidiary of K N in 1983. Plains was formed to own and operate substantially all of K N's natural gas and oil producing properties. On September 13, 1985, K N distributed the shares of Plains Common Stock held by it to the K N shareholders, which resulted in K N no longer holding an ownership position in Plains and in the trading of the Plains Common Stock on the NYSE as a separate and distinct public entity.

  Plains is a Delaware corporation with executive offices located at 12596 West Bayaud Avenue, Lakewood, Colorado 80228, and its telephone number at that address is (303) 969-9325.

POST-MERGER PROFILE AND STRATEGY

  OIL AND GAS INTERESTS. As a result of the Merger, Barrett will have interests in the Rocky Mountain, Mid-Continent and Gulf Coast areas, including the Piceance, Wind River, Powder River, Green River, Arkoma, Anadarko, Permian, Gulf Coast and Washakie-Red Desert Basins. Also following the Merger, Barrett will have interests in an aggregate of 470,886 gross (273,211 net) developed acres and 440,020 gross (166,408 net) undeveloped acres.

  Based on the March 31, 1995 estimated proved reserves of Barrett and the December 31, 1994 estimated proved reserves of Plains, Barrett will have estimated proved reserves after the Merger of 609.7 Bcfe (approximately 85% of which will be natural gas). During the quarter ended March 31, 1995, the daily average production of Barrett and Plains on a combined basis was 158.1 MMcfe. As of March 31, 1995, after giving effect to the Merger, Barrett and Plains had interests in an aggregate of 2,092 producing natural gas and oil wells.

  STRATEGY. After the Merger, Barrett intends to continue its strategy of aggressive growth in reserves and production primarily through generating its own exploration and development drilling projects. By utilizing the larger cash flow and other financial resources of the combined entity, Barrett anticipates that it will be able to develop and exploit more aggressively its and Plains' existing and future exploration and development projects.

  Because of the greater financial strength and size of the combined entity, Barrett believes that it will be able to operate and compete more effectively and to take advantage of opportunities in its current and post-Merger areas of operations. As a result of having production and reserves in a larger number of areas, it is anticipated that the combined entity also will be exposed to a greater number of opportunities to expand its reserve base.

  Barrett anticipates that the combined entity will be able to realize significant reductions in general and administrative expenses from the pre-Merger combined expenses of Barrett and Plains. It is expected that the majority of these cost reductions will be through elimination of duplicative personnel, accounting and other systems, and certain other administrative and fixed costs of the two pre-Merger companies.

  Barrett currently has a line of credit which provides for borrowings up to $80 million and a borrowing base of $40 million. Plains currently has a $150 million line of credit with an initial borrowing base of $110 million, which the lender can accelerate and terminate upon a change of control of Plains, such as upon consummation of the Merger. In connection with the Merger, Barrett anticipates entering into a single new credit facility. Barrett has had preliminary discussions with lenders that participate in one or both of the pre-Merger companies' lines of credit, although no financing commitments have been requested or made.

  MANAGEMENT. At the effective time of the Merger (the "Effective Time"), Barrett's Board of Directors will be increased from nine to 13 members, and the directors of Barrett will elect four new directors that have been designated by Plains (the "Plains Designees") to fill the newly created vacancies. Plains has informed Barrett that Derrill Cody, William W. Grant, III, William F. Wallace and Harry S. Welch will be the Plains Designees. All of the Plains Designees currently are directors of Plains. The terms of all directors of Barrett, including the Plains Designees, will expire at the next annual meeting of stockholders of Barrett.

  In addition, following the Effective Time, William J. Barrett will continue as Chairman and Chief Executive Officer of Barrett, Paul M. Rady will continue as President and Chief Operating Officer of Barrett, and William F. Wallace, currently the President and Chief Operating Officer of Plains, will become Vice Chairman of Barrett. See "POST-MERGER PROFILE AND STRATEGY--Management."

THE SPECIAL MEETINGS

 TIME AND PLACE

  The Barrett Special Meeting will be held at 11:00 a.m., Denver time, on Tuesday, July 18, 1995, at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado. The Plains Special Meeting will be held at 9:00 a.m., Denver time, on Tuesday, July 18, 1995, at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado.

 MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  BARRETT SPECIAL MEETING. At the Barrett Special Meeting, holders of shares of Barrett Common Stock will consider and vote upon proposals to (i) approve an amendment to Barrett's Certificate of Incorporation to increase the number of authorized shares of Barrett Common Stock from 17,000,000 shares to 35,000,000 shares (the "Charter Amendment") and (ii) approve the issuance of shares of Barrett Common Stock (the "Stock Issuance") in connection with the Merger Agreement, a conformed copy of which appears as Annex I to this Joint Proxy Statement/Prospectus, including the issuance of shares of Barrett Common Stock in the Merger and the reservation of shares of Barrett Common Stock for issuance upon exercise of stock options of Plains which, following the Merger, will constitute options to purchase Barrett Common Stock upon the terms set forth in the related stock option plans and the Merger Agreement. Holders of shares of Barrett Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Barrett Special Meeting or any adjournments or postponements thereof.

  PLAINS SPECIAL MEETING. At the Plains Special Meeting, holders of shares of Plains Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the Merger of Sub with and into Plains, with Plains to be the surviving corporation in the Merger and a wholly owned subsidiary of Barrett. Holders of shares of Plains Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Plains Special Meeting or any adjournments or postponements thereof.

 VOTES REQUIRED

  BARRETT. The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Barrett Common Stock. The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Barrett Common Stock entitled to vote thereon.

  Abstentions will have the effect of votes against approval of the Charter Amendment and the Stock Issuance. In addition, brokers who hold shares of Barrett Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") also will have the effect of a vote against the Charter Amendment. Broker non-votes with respect to the Stock Issuance will not have the effect of a vote for or against the matter. See "THE SPECIAL MEETINGS--Votes Required--Barrett."

  PLAINS. The adoption and approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Plains Common Stock entitled to vote thereon.

  Abstentions will have the effect of votes against approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In addition, brokers who hold shares of Plains Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the effect of a vote against the proposal. See "THE SPECIAL MEETINGS--Votes Required--Plains."

  RECORD DATES. The record date for the determination of holders of Barrett Common Stock and Plains Common Stock entitled to notice of and to vote at the Special Meetings is June 13, 1995. On that date, Barrett had outstanding 11,966,238 shares of Barrett Common Stock, and Plains had outstanding 9,832,375 shares of Plains Common Stock.

  SECURITY OWNERSHIP OF MANAGEMENT. As of June 13, 1995, directors and executive officers of Barrett and their affiliates were beneficial owners of an aggregate of 2,148,078 shares (approximately 17.7%) of the outstanding shares of Barrett Common Stock (including 132,297 shares subject to options exercisable within 60 days). As of June 13, 1995, directors and executive officers of Plains and their affiliates were beneficial owners of an aggregate of 268,267 shares (approximately 2.7%) of the outstanding shares of Plains Common Stock (including 219,073 shares subject to options exercisable within 60 days).

  The directors of Barrett who are also stockholders of Barrett have committed to vote their shares of Barrett Common Stock in favor of the matters submitted to stockholders of Barrett at the Barrett Special Meeting. The directors of Plains who are also stockholders of Plains have committed to vote their shares of Plains Common Stock in favor of the matters submitted to stockholders of Plains at the Plains Special Meeting. As of June 13, 1995, the directors of Barrett beneficially owned 1,993,183 shares of Barrett Common Stock (excluding shares subject to options) and the directors of Plains beneficially owned 22,774 shares of Plains Common Stock (excluding shares subject to options).

THE MERGER

  EFFECT OF MERGER. At the Effective Time, Sub will be merged with and into Plains, which will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Plains will become a wholly owned subsidiary of Barrett. Subject to certain provisions described herein with respect to shares owned by Barrett, Plains, Sub and the respective subsidiaries of Barrett and Plains, each issued and outstanding share of Plains Common Stock together with its associated Right issued pursuant to the Rights Agreement, dated as of May 12, 1988, as amended (the "Rights Agreement"), between Plains and Chemical Bank (successor to Manufacturers Hanover Trust Company), as Rights Agent, will be converted in the Merger into 1.3 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Barrett Common Stock. Cash will be paid in lieu of fractional shares of Barrett Common Stock. See "THE MERGER-- Fractional Shares."

  RECOMMENDATIONS OF THE BOARDS OF DIRECTORS. The respective Boards of Directors of Barrett and Plains believe that the terms of the Merger are fair to and advisable and in the best interests of their respective stockholders and have unanimously approved the Merger Agreement, the Merger and the other related transactions.

  THE BOARD OF DIRECTORS OF BARRETT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BARRETT COMMON STOCK APPROVE THE CHARTER AMENDMENT AND THE STOCK ISSUANCE.

  THE BOARD OF DIRECTORS OF PLAINS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PLAINS COMMON STOCK APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

  For additional information with respect to the determinations made by and the recommendations of the Barrett and Plains Boards of Directors, see "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger."

  OPINIONS OF FINANCIAL ADVISORS. Petrie Parkman & Co. Inc. ("Petrie Parkman") delivered its written opinion dated May 2, 1995 to the Barrett Board of Directors that, as of May 2, 1995, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Barrett Common Stock. Petrie Parkman subsequently delivered its written opinion, dated the date hereof, to the Barrett Board of Directors that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Barrett Common Stock.

  The full text of the written opinion of Petrie Parkman, dated the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex II and is incorporated herein by reference. Holders of Barrett Common Stock are urged to, and should, read this opinion in its entirety. See "THE MERGER--Opinions of Financial Advisors--Petrie Parkman Opinion to the Barrett Board of Directors."

  Goldman, Sachs & Co. ("Goldman Sachs") delivered their written opinion dated May 2, 1995 to the Plains Board of Directors that, as of May 2, 1995, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Plains Common Stock. Goldman Sachs subsequently delivered their written opinion, dated the date hereof, to the Plains Board of Directors that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Plains Common Stock.

  The full text of the written opinion of Goldman Sachs, dated the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex III and is incorporated herein by reference. Holders of Plains Common Stock are urged to, and should, read this opinion in its entirety. See "THE MERGER-- Opinions of Financial Advisors--Goldman Sachs Opinion to the Plains Board of Directors."

  EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Conditions to the Merger."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER. Shares of Plains Common Stock held by executive officers and directors of Plains will be converted in the same manner and on the same basis as shares of Plains Common Stock held by other stockholders. At the Effective Time, outstanding options to purchase shares of Plains Common Stock ("Plains Stock Options") will become and represent options to acquire a number of shares of Barrett Common Stock equal to the number of shares of Plains Common Stock subject to such Plains Stock Options times the Exchange Ratio at an exercise price per share of Barrett Common Stock equal to the exercise price per share of Plains Common Stock immediately prior to the Effective Time divided by the Exchange Ratio.

  At the Effective Time, Barrett's Board of Directors will be increased from nine to 13 members, and the directors of Barrett will elect the Plains Designees to fill the newly created vacancies. The terms of all directors of Barrett, including the Plains Designees, will expire at the next annual meeting of stockholders of Barrett. Also at the Effective Time, William
J. Barrett will continue as Chairman and Chief Executive Officer of Barrett, Paul M. Rady will continue as President and Chief Operating Officer of Barrett, and William F. Wallace, currently the President and Chief Operating Officer of Plains, will become Vice Chairman of Barrett.

  In addition, the Merger Agreement provides for certain directors, officers and other employees of Plains to continue to receive or be eligible for certain benefits and other matters following the Effective Time. See "POST-MERGER PROFILE AND STRATEGY--Management," "THE MERGER--Interests of Certain Persons in the Merger" and "--Treatment of Plains Stock Options" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

  CONDITIONS TO THE MERGER. The obligations of Barrett, Sub and Plains to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite stockholder approvals, the authorization for listing on the NYSE of the shares of Barrett Common Stock issuable to Plains stockholders pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the effectiveness of the Registration Statement and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of Barrett to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that, based on the advice of its independent accountants and such other advice as Barrett deems relevant, Barrett shall have no reasonable basis for believing that following the Merger the combination of Plains and Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. The obligation of Plains to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that Barrett's Board of Directors shall have taken all necessary and appropriate actions to cause the number of directors comprising its Board of Directors to be increased by four and the vacancies thus created to be filled at the Effective Time by the election of the Plains Designees. See "POST-MERGER PROFILE AND STRATEGY--Management," "THE MERGER--Conditions to the Consummation of the Merger" and "--Governmental and Regulatory Approvals" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

  TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Barrett and Plains, (ii) by either Barrett or Plains (a) if any court or other governmental entity shall have issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently enjoining or otherwise prohibiting the Merger, (b) if the Merger shall not have been consummated on or before December 31, 1995 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement), or (c) if, under certain circumstances, the required stockholder approvals are not obtained, and (iii) by Barrett or Plains in certain other situations, including in the event of certain competing transactions with respect to Plains or a withdrawal or modification by the Plains Board of Directors of its recommendation of the Merger. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination." The Merger Agreement provides that in the event of a termination in certain situations in which there is a competing transaction with respect to Plains, or in the event that Plains enters into certain business combination transactions with another person within nine months following termination under certain events, Barrett will receive a termination fee of $8 million. In the event of a termination by Barrett resulting from a modification or withdrawal by the Plains Board of Directors of its recommendation of the Merger or its declaration that the Merger is fair to and advisable and in the best interests of its stockholders, or a resolution by the Plains Board of Directors to do so, Barrett will receive a termination fee of $5 million and, in the event that Plains enters into certain business combination transactions with another person within nine months thereafter, Plains will pay an additional fee of $3 million. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Fees and Expenses."

  DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), dissenting stockholders of Plains and Barrett will not be entitled to appraisal rights in connection with the Merger. See "THE SPECIAL MEETINGS--Appraisal Rights."

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES. For U.S. federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized by Barrett, Plains or Sub as a result of the Merger and no gain or loss will be recognized by stockholders of Plains upon the conversion of their Plains Common Stock into shares of Barrett Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Barrett Common Stock. Special rules may apply to a stockholder of Plains who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. For a discussion of these and other federal income tax considerations in connection with the Merger, see "THE MERGER--Certain Federal Income Tax Consequences."

  EACH HOLDER OF PLAINS COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

  ACCOUNTING TREATMENT OF THE MERGER. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. Following the Merger, Barrett will continue to follow the "full cost" method of accounting for its oil and natural gas exploration and development activities and will change its fiscal year end to December 31 from September 30. Plains currently follows the "successful efforts" method of accounting for such activities and has a December 31 fiscal year end. See "THE MERGER--Anticipated Accounting Treatment" and "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

  COMPARISON OF RIGHTS OF HOLDERS OF PLAINS COMMON STOCK AND BARRETT COMMON STOCK. See "COMPARISON OF RIGHTS OF HOLDERS OF PLAINS COMMON STOCK AND BARRETT COMMON STOCK" for a summary of the material differences between the rights of holders of Plains Common Stock and Barrett Common Stock.

  OTHER SIGNIFICANT CONSIDERATIONS. In determining whether to approve the transactions pursuant to the Merger Agreement, Barrett and Plains stockholders should consider that the price of the Barrett Common Stock at the Effective Time, as well as the prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings, may vary as a result of changes in the business, operations or prospects of Barrett, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a later date than the date of the Special Meetings, there can be no assurance that the sales price of Barrett Common Stock on the date of the Special Meetings will be indicative of the sales price of Barrett Common Stock at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Merger."

  Stockholders of Barrett and Plains should also consider that the Exchange Ratio is a fixed ratio in the Merger Agreement. As a result, the Exchange Ratio will not be adjusted in the event of an increase or decrease in the market price of either the Barrett Common Stock or the Plains Common Stock, or both. Barrett and Plains stockholders are urged to obtain current market quotations for the Barrett Common Stock and the Plains Common Stock.

  Plains stockholders should also consider that the rights of holders of Barrett Common Stock differ in a number of significant respects from the rights of holders of Plains Common Stock. For a discussion of the rights of the Barrett Common Stock, see "DESCRIPTION OF CAPITAL STOCK OF BARRETT" and "COMPARISON OF RIGHTS OF HOLDERS OF PLAINS COMMON STOCK AND BARRETT COMMON STOCK."

  Based on the number of shares outstanding on the Record Date, upon consummation of the Merger, there will be approximately 24,748,326 shares of Barrett Common Stock outstanding and the shares of Barrett Common Stock issued to stockholders of Plains pursuant to the Merger Agreement will comprise approximately 52% of the total number of shares of Barrett Common Stock outstanding (approximately 53% on a fully diluted basis).

     SELECTED CONSOLIDATED FINANCIAL DATA OF BARRETT RESOURCES CORPORATION

  The following table sets forth selected consolidated historical financial data of Barrett and has been derived from and should be read in conjunction with the audited consolidated financial statements of Barrett for each of the five fiscal years ended September 30, 1994 and the unaudited interim consolidated financial statements of Barrett for the six months ended March 31, 1994 and March 31, 1995, including the respective notes thereto, included herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Unaudited interim results are not necessarily indicative of results which may be expected for future periods.

                                                            AS OF AND FOR THE
                              AS OF AND FOR THE             SIX MONTHS ENDED
                           YEAR ENDED SEPTEMBER 30,             MARCH 31,
                   ---------------------------------------- -----------------
                    1990    1991    1992    1993     1994     1994     1995
                   ------- ------- ------- ------- -------- -------- --------
                    (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)
REVENUES
  Oil and gas
   production....  $ 4,372 $ 5,207 $ 6,626 $14,976 $ 17,577 $  9,416 $ 10,343
  Trading
   revenues......       86   5,485  16,726  26,357   22,443    9,398   18,520
  Revenues from
   gas gathering.      358     498     279     271      252      137      442
  Interest
   income........    1,043   1,230     600     498      891      472      205
  Other income...       48      53      54     584       89       44       41
                   ------- ------- ------- ------- -------- -------- --------
                     5,907  12,473  24,285  42,686   41,252   19,467   29,551
OPERATING
 EXPENSES
  Lease operating
   expenses......      987   1,336   1,397   2,725    3,535    1,742    2,390
  Depreciation,
   depletion and
   amortization..    1,857   2,409   3,259   6,130    6,915    3,485    4,806
  Cost of
   trading.......       70   4,892  16,601  25,343   21,577    8,954   17,869
  General and
   administrative.   1,068   1,938   2,062   2,565    4,713    2,423    2,983
  Interest
   expense.......      138      40      26      13        6        4      370
                   ------- ------- ------- ------- -------- -------- --------
                     4,120  10,615  23,345  36,776   36,746   16,608   28,418
                   ------- ------- ------- ------- -------- -------- --------
EARNINGS BEFORE
 TAXES...........    1,787   1,858     940   5,910    4,506    2,859    1,133
                   ------- ------- ------- ------- -------- -------- --------
PROVISIONS FOR
 INCOME TAXES....      154     144      18     154       67       57       23
                   ------- ------- ------- ------- -------- -------- --------
NET EARNINGS
  Before
   accounting
   changes.......    1,633   1,714     922   5,756    4,439    2,802    1,110
  Accounting
   changes:
    Income taxes.      --      --      583     --       --       --       --
                   ------- ------- ------- ------- -------- -------- --------
                   $ 1,633 $ 1,714 $ 1,505 $ 5,756 $  4,439 $  2,802 $  1,110
                   ======= ======= ======= ======= ======== ======== ========
AVERAGE SHARES
 OUTSTANDING.....    7,892   9,901   9,733  10,908   11,917   11,910   12,106
                   ======= ======= ======= ======= ======== ======== ========
EARNINGS PER
 SHARE:
  Before
   accounting
   changes.......  $  0.21 $  0.17 $  0.09 $  0.53 $   0.37 $   0.23 $   0.09
  Accounting
   changes:
    Income taxes.      --      --     0.06     --       --       --       --
                   ------- ------- ------- ------- -------- -------- --------
  Net earnings...  $  0.21 $  0.17 $  0.15 $  0.53 $   0.37 $   0.23 $   0.09
                   ======= ======= ======= ======= ======== ======== ========
OPERATING DATA:
  EBITDA*........  $ 2,739 $ 3,077 $ 3,625 $11,555 $ 10,536 $  5,876 $  6,104
  Net cash flow
   provided by
   operations....    3,037   4,454   4,970   9,857   11,700    9,499    5,508
BALANCE SHEET
 DATA:
  Property and
   equipment,
   net...........  $22,438 $30,544 $36,360 $36,267 $ 76,925 $ 76,925 $ 98,360
  Total assets...   51,677  55,488  56,579  90,740  105,892  105,892  131,840
  Long-term debt,
   including
   current
   portion.......      473     583     --      --       --       --    31,000
  Stockholders'
   equity........   40,294  42,031  43,315  68,192   72,872   72,872   74,123
  Total debt-to-
   stockholders'
   equity ratio..       1%      1%      0%      0%       0%       0%      42%

- --------
* Reflects earnings before taxes less interest income, plus interest expense, plus depreciation, depletion and amortization expense. This data does not purport to reflect any measure of operations or cash flows.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                          OF PLAINS PETROLEUM COMPANY

  The following table sets forth selected consolidated historical financial data of Plains and has been derived from and should be read in conjunction with the audited consolidated financial statements of Plains for each of the five fiscal years ended December 31, 1994 and the unaudited interim consolidated financial statements of Plains for the three months ended March 31, 1994 and March 31, 1995, including the respective notes thereto, included herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Unaudited interim results are not necessarily indicative of results which may be expected for future periods.

                                                                           AS OF AND FOR THE
                                       AS OF AND FOR THE                     THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                          -----------------------------------------------  ------------------
                           1990      1991      1992      1993      1994      1994      1995
                          -------  --------  --------  --------  --------  --------  --------
                            (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)
REVENUES
 Gas sales..............  $37,378  $ 41,512  $ 39,623  $ 46,189  $ 44,505  $ 12,783  $ 12,346
 Oil and condensate
  sales.................   11,413    17,194    18,918    18,091    17,188     3,393     6,288
                          -------  --------  --------  --------  --------  --------  --------
                           48,791    58,706    58,541    64,280    61,693    16,176    18,634
                          -------  --------  --------  --------  --------  --------  --------
OPERATING EXPENSES
 Production:
 Lease operations.......    6,106     8,575    11,503    12,537    10,810     2,720     3,519
 Production and property
  taxes.................    5,169     6,566     7,514     7,406     8,161     1,957     2,432
 Transportation and
  processing............      593     1,085     1,875     2,640     2,476       649       821
 Net profit payments....    4,837     5,474     4,575     4,748     3,247     1,288       668
 General and administra-
  tive..................    4,611     4,958     5,559     6,415     7,350     1,843     2,061
 Depreciation, depletion
  and amortization......    4,995     8,547    11,415    15,282    17,353     4,467     4,983
 Exploration............    3,591     4,665     4,865     4,623     2,861       425     1,694
 Interest (income) ex-
  pense, net............      (98)      270       690       643       762       113       584
 Other expense (income).       69      (363)     (203)      219      (563)     (102)     (129)
 Property impairment....      --        --        --      9,300       --        --        --
                          -------  --------  --------  --------  --------  --------  --------
                           29,873    39,777    47,793    63,813    52,457    13,360    16,633
                          -------  --------  --------  --------  --------  --------  --------
EARNINGS BEFORE TAXES...   18,918    18,929    10,748       467     9,236     2,816     2,001
                          -------  --------  --------  --------  --------  --------  --------
PROVISIONS FOR INCOME
 TAXES
 Current................      750       600       625       425       302       140        81
 Deferred...............    1,372     1,670       989      (341)    2,284       648       680
                          -------  --------  --------  --------  --------  --------  --------
                            2,122     2,270     1,614        84     2,586       788       761
                          -------  --------  --------  --------  --------  --------  --------
NET EARNINGS
 Before accounting
  changes...............   16,796    16,659     9,134       383     6,650     2,028     1,240
 Accounting changes:
 Deferred income taxes..      --        --        --      2,000       --        --        --
 Postretirement bene-
  fits, net of tax......      --        --        --       (656)      --        --        --
                          -------  --------  --------  --------  --------  --------  --------
                          $16,796  $ 16,659  $  9,134  $  1,727  $  6,650  $  2,028  $  1,240
                          =======  ========  ========  ========  ========  ========  ========
AVERAGE SHARES OUTSTAND-
 ING....................    9,556     9,769     9,796     9,797     9,808     9,800     9,822
                          =======  ========  ========  ========  ========  ========  ========
EARNINGS PER SHARE:
 Before accounting
  changes...............  $  1.76  $   1.71  $   0.93  $   0.04  $   0.68  $   0.21  $   0.13
 Accounting changes:
 Deferred income taxes..      --        --        --   $   0.20       --        --        --
 Postretirement bene-
  fits..................      --        --        --   $  (0.06)      --        --        --
                          -------  --------  --------  --------  --------  --------  --------
 Net earnings...........  $  1.76  $   1.71  $   0.93  $   0.18  $   0.68  $   0.21  $   0.13
                          =======  ========  ========  ========  ========  ========  ========
OPERATING DATA:
 EBITDA*................  $27,475  $ 32,048  $ 27,515  $ 30,534  $ 29,649  $  7,719  $  9,133
 Cash provided by oper-
  ating activities......   26,189    31,866    27,499    31,432    27,924     7,270     8,275
BALANCE SHEET DATA:
 Property and equipment,
  net...................  $79,027  $108,837  $122,505  $117,467  $146,491  $115,158  $145,529
 Total assets...........   91,348   120,474   133,975   126,792   156,944   124,993   155,065
 Long-term debt.........    3,000    15,000    20,000    13,500    37,000    10,500    34,500
 Stockholders' equity...   73,280    88,515    95,358    94,803    99,456    96,242   100,303
 Total debt-to-stock-
  holders' equity ratio.       4%       17%       21%       14%       37%       11%       34%

- --------
* Reflects earnings before taxes less other income, plus depreciation, depletion and amortization, property impairment, exploration, interest and other expenses. This data does not purport to reflect any measure of operations or cash flows.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected unaudited pro forma consolidated financial data of Barrett giving effect to the Merger under the pooling of interests method of accounting and reflecting certain assumptions described in the notes to the unaudited pro forma consolidated condensed financial statements. The Selected Pro Forma Consolidated Statements of Income Data set forth below assume the Merger was consummated as of October 1, 1991, and the Selected Pro Forma Consolidated Balance Sheet Data set forth below assume the Merger was consummated as of March 31, 1995. The pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma consolidated financial data has been derived from and should be read in conjunction with the unaudited pro forma consolidated condensed financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "THE MERGER-- Anticipated Accounting Treatment" and "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

                PRO FORMA CONSOLIDATED STATEMENTS OF INCOME DATA

                                         YEARS ENDED DECEMBER 31,    SIX MONTHS
                                             AND SEPTEMBER 30,         ENDED
                                         --------------------------  MARCH 31,
                                          1992      1993     1994       1995
                                         -------  -------- --------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                       AMOUNTS)
Revenues:
  Oil and gas production................ $65,167  $ 79,256 $ 79,270   $47,173
  Trading revenues......................  16,726    26,357   22,443    18,520
  Revenue from gas gathering............     279       271      252       442
  Interest income.......................     600       498      891       205
  Other income..........................      54       584       89        41
                                         -------  -------- --------   -------
                                          82,826   106,966  102,945    66,381
Operating expenses:
  Lease operating expense...............  26,864    30,056   28,229    16,973
  Cost of trading.......................  16,601    25,343   21,577    17,869
  Depreciation, depletion and
   amortization.........................  14,198    19,726   22,669    14,614
  General and administrative............   9,280    10,441   12,901     7,292
  Interest expense......................     716       656      768     1,402
  Other (income) expense................    (203)      219     (563)       79
                                         -------  -------- --------   -------
                                          67,456    86,441   85,581    58,229
                                         -------  -------- --------   -------
Income before income taxes..............  15,370    20,525   17,364     8,152
Provision for income taxes..............   5,790     5,985    5,157     2,842
                                         -------  -------- --------   -------
Net income from continuing operations... $ 9,580  $ 14,540 $ 12,207   $ 5,310
                                         =======  ======== ========   =======
Earnings per share
  Shares outstanding....................  22,468    23,644   24,667    24,868
                                         =======  ======== ========   =======
  Net income from continuing operations
   per share............................ $   .43  $    .61 $    .49   $   .21
                                         =======  ======== ========   =======
EBITDA*................................. $29,684  $ 40,409 $ 39,910   $23,963
                                         =======  ======== ========   =======

- --------
* Reflects income before income taxes less interest income, plus interest expense, plus depreciation, depletion and amortization expense. This data does not purport to reflect any measure of operations or cash flow.

See notes accompanying the unaudited Pro Forma Consolidated Condensed Financial
    Statements included elsewhere in this Joint Proxy Statement/Prospectus.

                   PRO FORMA CONSOLIDATED BALANCE SHEET DATA

                                                                 AS OF MARCH 31,
                                                                      1995
                                                                 ---------------
                                                                 (IN THOUSANDS)
                             ASSETS
Current assets:
  Cash and cash equivalents.....................................    $ 13,048
  Receivables...................................................      28,337
  Inventory, at lower of average cost or market.................         647
  Other current assets..........................................         834
                                                                    --------
    Total current assets........................................      42,866
Net property and equipment......................................     272,504
Other assets....................................................         150
                                                                    --------
                                                                    $315,520
                                                                    ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................    $ 10,453
  Due to oil and gas property owners............................      16,492
  Accrued and other liabilities.................................       7,367
                                                                    --------
    Total current liabilities...................................      34,312
                                                                    --------
Other long-term liabilities.....................................       1,023
                                                                    --------
Post retirement benefits........................................         952
                                                                    --------
Long-term debt..................................................      65,500
                                                                    --------
Deferred income taxes...........................................      22,521
                                                                    --------
Stockholders' equity:
  Preferred stock...............................................         --
  Common stock..................................................         247
  Additional paid-in capital....................................      79,485
  Retained earnings.............................................     112,022
  Treasury stock, at cost.......................................        (542)
                                                                    --------
    Total stockholders' equity..................................     191,212
                                                                    --------
                                                                    $315,520
                                                                    ========

See notes accompanying the unaudited Pro Forma Consolidated Condensed Financial
    Statements included elsewhere in this Joint Proxy Statement/Prospectus

                       COMPARATIVE PER COMMON SHARE DATA
                      OF BARRETT RESOURCES CORPORATION AND
                            PLAINS PETROLEUM COMPANY

  The following table sets forth per share data of Barrett and Plains on a historical basis, and pro forma consolidated data for Barrett as if the Merger had been effective for all periods presented. Pro forma information for Plains is presented on a pro forma equivalent basis, which reflects the pro forma consolidated per share amounts multiplied by the Exchange Ratio of 1.3. Pro forma information gives effect to the Merger under the pooling of interests method of accounting and reflects certain assumptions described in the notes to the Unaudited Pro Forma Consolidated Condensed Financial Statements. The data set forth below should be read in conjunction with the respective audited and unaudited consolidated historical financial statements of Barrett and Plains, including the respective notes thereto, and the Unaudited Pro Forma Consolidated Condensed Financial Statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

                                     HISTORICAL        UNAUDITED PRO FORMA
                                   -------------- -----------------------------
                                                    BARRETT         PLAINS
                                   BARRETT PLAINS CONSOLIDATED EQUIVALENT(1.3X)
                                   ------- ------ ------------ ----------------
SIX MONTHS ENDED MARCH 31, 1995
  Income from continuing
   operations....................   $0.09  $ 0.30    $0.21          $ 0.27
  Book value as of March 31,
   1995..........................   $6.12  $10.21    $7.69          $10.00
YEAR ENDED SEPTEMBER 30, 1994 AND
 DECEMBER 31, 1994
  Income from continuing
   operations....................   $0.37  $ 0.68    $0.49          $ 0.64
YEAR ENDED SEPTEMBER 30, 1993 AND
 DECEMBER 31, 1993
  Income from continuing
   operations....................   $0.53  $ 0.04    $0.61          $ 0.79
YEAR ENDED SEPTEMBER 30, 1992 AND
 DECEMBER 31, 1992
  Income from continuing
   operations....................   $0.09  $ 0.93    $0.43          $ 0.56

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

  The Barrett Common Stock and the Plains Common Stock are listed and traded on the NYSE (Symbols: BRR and PLP, respectively). Prior to November 29, 1994, the Barrett Common Stock was traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "BARC." The following table sets forth for the periods indicated the reported high and low sales prices per share of the Barrett Common Stock through November 28, 1994 on the NASDAQ/NMS and thereafter on the NYSE Composite Transactions Tape, and for the Plains Common Stock on the NYSE Composite Transactions Tape. The following table also sets forth the cash dividends paid by Plains on the Plains Common Stock for the periods indicated. Barrett has not paid cash dividends on the Barrett Common Stock. The fiscal year of Barrett currently ends on September 30 of each year. The fiscal year of Plains ends on December 31 of each year.

                                                      SALES PRICE
BARRETT COMMON STOCK                                  --------------
                                                      HIGH      LOW
                                                      ------   -----
Fiscal 1993
  First Quarter (ended December 31, 1992)............ $ 10 3/4 $  5 1/2
  Second Quarter (ended March 31, 1993)..............   12 7/8    8 3/8
  Third Quarter (ended June 30, 1993)................   16       11 3/8
  Fourth Quarter (ended September 30, 1993)..........   13 3/4    9 7/8
Fiscal 1994
  First Quarter (ended December 31, 1993)............ $ 13     $ 10
  Second Quarter (ended March 31, 1994)..............   14 3/8   10 3/8
  Third Quarter (ended June 30, 1994)................   16 1/2   13 1/4
  Fourth Quarter (ended September 30, 1994)..........   20       15 5/8
Fiscal 1995
  First Quarter (ended December 31, 1994)............ $ 22 3/4 $ 17 7/8
  Second Quarter (ended March 31, 1995)..............   21 3/4   16 7/8
  Third Quarter (through June 13, 1995)..............   23 1/2   19 3/8
                                                      SALES PRICE
PLAINS COMMON STOCK                                   --------------
                                                                          CASH
                                                      HIGH      LOW     DIVIDEND
                                                      ------   -----    --------
Fiscal 1993
  First Quarter (ended March 31, 1993)............... $ 29 3/4 $ 24 7/8   $.06
  Second Quarter (ended June 30, 1993)...............   29       24 3/8    .06
  Third Quarter (ended September 30, 1993)...........   30 3/8   25 3/8    .06
  Fourth Quarter (ended December 31, 1993)...........   28       19 1/2    .06
Fiscal 1994
  First Quarter (ended March 31, 1994)............... $ 27 7/8 $ 21 3/8   $.06
  Second Quarter (ended June 30, 1994)...............   22 5/8   19 1/2    .06
  Third Quarter (ended September 30, 1994)...........   26 5/8   20 3/4    .06
  Fourth Quarter (ended December 31, 1994)...........   27 7/8   23 1/2    .06
Fiscal 1995
  First Quarter (ended March 31, 1995)............... $ 24     $ 21 3/8   $.06
  Second Quarter (through June 13, 1995).............   29 3/4   21 3/4    .06*

- --------
  * Payable on June 30, 1995 to holders of shares of Plains Common Stock as of the close of business on June 13, 1995.

  On May 2, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the last sale prices of the Barrett Common Stock and the Plains Common Stock, as reported on the NYSE Composite Transactions Tape, were $23 1/4 per share and $24 per share, respectively. Recent last sale prices of the Barrett Common Stock and the Plains Common Stock as reported on the NYSE Composite Transactions Tape are set forth on the cover page of this Joint Proxy Statement/Prospectus. Barrett and Plains stockholders are urged to obtain current market quotations for the Barrett Common Stock and the Plains Common Stock.

  DIVIDEND POLICY OF BARRETT FOLLOWING THE MERGER. Consistent with Barrett's past practice, Barrett does not expect to pay cash dividends on the Barrett Common Stock after the Merger.

                                  INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Barrett in connection with the solicitation of proxies by the Barrett Board of Directors for use at the Barrett Special Meeting to be held at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado on Tuesday, July 18, 1995, at 11:00 a.m., Denver time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Plains in connection with the solicitation of proxies by the Plains Board of Directors for use at the Plains Special Meeting to be held at the Brown Palace Hotel, 321 Seventeenth Street, Denver, Colorado, on Tuesday, July 18, 1995, at 9:00 a.m., Denver time, and at any adjournments or postponements thereof.

  At the Barrett Special Meeting, stockholders of Barrett will be asked to approve the Charter Amendment and the Stock Issuance in connection with the consummation of the transactions pursuant to the Merger Agreement, including the Merger. At the Plains Special Meeting, stockholders of Plains will be asked to approve and adopt the Merger Agreement and the Merger. A conformed copy of the Merger Agreement appears as Annex I to this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Barrett with respect to up to 13,425,071 shares of Barrett Common Stock issuable to Plains stockholders in the Merger pursuant to the Merger Agreement or upon exercise of certain stock options of Plains which, pursuant to the Merger Agreement and the terms of the related stock option plans, following the Merger will constitute options to purchase shares of Barrett Common Stock upon the terms set forth in such stock option plans and the Merger Agreement.

                         BARRETT RESOURCES CORPORATION

GENERAL

  Barrett is an independent oil and gas exploration and production company with major emphasis in the Rocky Mountain region and Oklahoma. During fiscal 1994, more than 96% of Barrett's total production was natural gas. Barrett's reserves are located primarily in the Piceance, Wind River, Arkoma and Anadarko Basins.

  Barrett principally utilizes its own exploration staff to develop a geologic concept into an exploration prospect. After the prospect is generated, Barrett's land department attempts to acquire a large lease block in the area of the prospect. Barrett's strategy is to develop prospects and to acquire acreage in identified core areas of interest. Barrett will act as the operator of its exploration or development drilling programs whenever possible. As of March 31, 1995, Barrett was serving as operator for approximately 245 producing wells, 32 shut-in wells, three wells that were drilling, three wells that were being completed and 10 wells that were waiting on completion. In total, as of March 31, 1995, Barrett had interests in 544 producing oil and natural gas wells.

  Barrett was organized as a Colorado corporation in 1980 under the name AIMEXCO Inc. In December 1983, AIMEXCO acquired Barrett Energy Company. In 1984, AIMEXCO changed its name to Barrett Resources Corporation, and in 1987 Barrett changed its state of incorporation from Colorado to Delaware.

  Barrett Fuels Corporation, a wholly owned subsidiary of Barrett, is engaged in natural gas trading activities as well as natural gas marketing activities on behalf of itself and others. See "--Gas Marketing and Trading."

  Unless otherwise indicated, references to the fiscal year of Barrett refers to the latest 12 months ended September 30th.

PICEANCE BASIN PROJECT

  OVERVIEW. The Piceance Basin of northwestern Colorado is the area containing the largest amount of Barrett's proved reserves and continues to be very prominent in its capital spending plans. Fifty-one percent of Barrett's fiscal 1994 reserve growth came from the Piceance Basin. Barrett believes that it will have additional proved reserve growth in the area due to increased drilling density and other activities. As of March 31, 1995, Barrett's net daily production was approximately 26 MMcf of natural gas from this area.

  Barrett drilled its first well in the Piceance Basin in 1984. As of March 31, 1995, Barrett owned and operated 255 gross (83.5 net) wells in the Piceance Basin and had working interests in an additional 23 gross and three net non-operated wells. Barrett has interests in approximately 152,859 gross (46,547 net) acres in this Basin. Barrett's activities in the Piceance Basin are conducted primarily in the Rulison, Grand Valley and Parachute Fields. In addition, Barrett has small projects in the DeBeque, Trailridge and Story Gulch areas of the Piceance Basin.

  Barrett's current drilling activities in the Piceance Basin target primarily the lenticular sands of the Williams Fork Formation of the Mesaverde group ("Mesaverde") which overlie the Cameo coal beds. Based on Barrett's operating experience, an average Mesaverde natural gas well is expected to produce 1.5 Bcf of natural gas in the Grand Valley and Parachute Fields and 1.8 Bcf of natural gas in the Rulison Field during the first 20 years of its life.

  As of March 31, 1995, Barrett had eight Mesaverde wells waiting on completion and was operating two drilling rigs in the Piceance Basin. Each of these rigs is capable of drilling a new Mesaverde well approximately every 25 days. Depending on natural gas prices, a third and possibly a fourth rig may be added to the program.

  Barrett has constructed and operates, on behalf of itself and others, the Grand Valley Gathering System, which consists of approximately 175 miles of pipeline and related facilities in the Piceance Basin project. In addition, in December 1994, Barrett completed construction of a 16-inch, 27 mile pipeline extension of its Piceance Basin gathering system and construction of a natural gas processing plant. This pipeline extension enables Barrett to move natural gas to three interstate pipelines and allows the transport of Barrett's natural gas to mid-continent markets. Barrett also owns and operates a 30 mile natural gas gathering system in the Washakie-Red Desert Basin of Wyoming, as well as three smaller systems in other areas.

  In February 1995, the Colorado Oil and Gas Conservation Commission approved 40 acre increased well density (from 80 acres) within 81 sections in the Piceance Basin, which Barrett estimates will add 299 potential locations for infill drilling. The remainder of the area is already on statewide 40 acre spacing. Barrett's engineering and geologic data indicate that, ultimately, it may be desirable to down-space to increase density to 20 acres and possibly 10 acres in order to recover efficiently the natural gas reserves present in the Mesaverde reservoirs. Barrett has not applied for increased density below 40 acres and the outcome of any such application, if made, is not predictable.

  During fiscal 1995, based on full-time use of two drilling rigs, Barrett plans to drill or participate in 35 wells in the Piceance Basin with an estimated net capital outlay to Barrett of $15.6 million. Also, during fiscal 1995, a recompletion program on numerous behind-pipe zones in 18 wells was initiated. Barrett has identified another 54 wells to include in this program.

  RULISON FIELD. The Rulison Field produces from both the Wasatch and Mesaverde Formations with wells drilled to depths varying from 1,200 to 2,500 feet in the Wasatch and 7,500 to 8,500 feet in the Mesaverde Formation. As of March 31, 1995, Barrett as operator had drilled or acquired 93 wells in the Rulison Field, with 67 wells currently producing and 25 wells either shut-in, waiting on completion or completing. One Wasatch well has been plugged and abandoned. All of Barrett's Mesaverde wells have been successfully completed. Barrett has working interests ranging from 29% to 100%, with an overall average of 60%, in approximately 35,840 gross acres in this area. As of May 22, 1995, two rigs are engaged in drilling a Mesaverde development program in this area. Barrett recently drilled and completed two new Wasatch wells in the field; both are waiting on completion.

  In fiscal years 1994 and 1995, Barrett drilled the #1 Rulison Deep well to a total depth of 14,236 feet to test the potential of the Mancos, Dakota, Morrison and Entrada Formations. As of May 1, 1995, the Entrada, Morrison and Dakota had been tested and proved to be non-commercial. If the well proves to be non-commercial in the Mancos, Barrett anticipates completing the well in the Mesaverde.

  GRAND VALLEY FIELD. The Grand Valley Field produces natural gas primarily from the Mesaverde with wells drilled to depths ranging from 6,000 to 7,500 feet. As of March 31, 1995, Barrett as operator had drilled 84 wells, with 75 wells currently producing and four wells shut-in. Barrett has an average 29.5% working interest in approximately 29,440 gross acres in this area.

  PARACHUTE FIELD. The Parachute Field produces from sandstone reservoirs in the Wasatch and Mesaverde with wells drilled to depths varying from 1,200 to 1,800 feet in the Wasatch and 6,000 to 7,500 feet in the Mesaverde. As of March 31, 1995, Barrett had drilled 77 wells in the Parachute Field, with 72 wells producing. Barrett is operator of the majority of the wells in this field. Barrett has a 29.5% working interest in approximately 24,320 gross acres in this area.

  Barrett recently drilled two new Wasatch wells in the Parachute Field, with one well producing and one waiting on completion.

WIND RIVER BASIN

  OVERVIEW. In fiscal 1994, Barrett began a focused exploration program in the Cave Gulch area of the eastern Wind River Basin of Wyoming. The primary reservoir target in this program is a thick section of lenticular sandstones in the Fort Union and Lance Formations. Barrett drilled the Cave Gulch Federal Unit #1, which was completed for 9.7 MMcf of natural gas per day and 116 barrels of condensate per day in December 1994.

  As of March 31, 1995, Barrett owned interests in 13,035 gross (5,834 net) acres in the Cave Gulch area. This total includes 440 gross (413 net) acres in the Cave Gulch Federal Unit. Barrett owns a 94% working interest in the Unit.

  Simultaneously with its development program in the Cave Gulch Unit, Barrett continues its exploration program along the Owl Creek Thrust and throughout other areas in the Wind River Basin. Barrett has identified 11 active prospect areas and has acquired an additional 28,835 gross (23,973 net) acres on these new prospects, excluding the Cave Gulch area.

  CAVE GULCH UNIT DISCOVERY. Barrett drilled the Cave Gulch Federal Unit #1 to a total depth of 6,902 feet and confirmed that a major structure extended beneath the Owl Creek Thrust. The discovery is productive in the Ft. Union and Lance sandstones. The well penetrated 481 feet of potential pay over a nearly 2,200 foot gross natural gas bearing interval and was still in natural gas bearing Lance sands when drilling was terminated due to lease timing requirements. As of May 22, 1995, 246 feet of net pay was open to the wellbore and producing 10.2 MMcf of natural gas and 102 barrels of condensate per day.

  Barrett has drilled two development wells which offset the Cave Gulch #1 and intends to drill 14 more wells during 1995 and 1996. The Cave Gulch Federal Unit #4 was drilled to a depth of 9,350 feet and encountered 507 feet of net pay in the Lance Formation on the eastern flank of the structure nearly 500 feet downdip from the Cave Gulch #1. An interval containing 71 feet of indicated net pay tested 2.7 MMcf of natural gas per day. A number of other zones will be tested prior to completion. The second development well, the Cave Gulch Unit #9, was completed at a total depth of 8,951 feet through a nearly 4,200 foot interval of natural gas bearing sandstones in the Fort Union and Lance Formations.

  In fiscal 1995, Barrett plans to drill a 13,000 foot Mesaverde test on the high part of this structure, which has not been tested previously. Barrett will consider drilling twin wells to some of the planned development wells to accelerate production from the lower Lance and Ft. Union Formations.

  Barrett recently completed a proprietary 22-square mile 3-D seismic survey. This survey is expected to better define the Ft. Union and Lance Formations for development purposes and possible stepouts. Equally important, the 3-D siesmic survey will image deeper horizons, including the Mesaverde, Frontier, Muddy, Lakota, Tensleep and Madison Formations for future exploratory potential.

WYOMING OVERTHRUST

  OVERVIEW. Barrett has an active exploration effort in the Wyoming Overthrust of southwestern Wyoming. The 1,000 foot thick Nugget sandstone is the primary objective and the overlying Twin Creek limestone is a secondary objective. Barrett is currently pursuing the Nighthawk and Emigrant prospects along this trend.

  NIGHTHAWK PROSPECT. Barrett has obtained access from an industry partner to a 35-square mile 3-D seismic survey covering the Nighthawk Prospect located immediately north of the East Painter Reservoir Field. Barrett expects to commence drilling a 13,000 foot Nugget test in July 1995. The well would cost an estimated $2.2 million to drill and complete.

  Barrett will have a 100% working interest before payout and a 70% working interest after payout in the first well. Barrett controls 1,360 gross acres in the Nighthawk area and has an additional 444 net acres committed through farm-outs and an additional 360 net acres requested.

  EMIGRANT PROSPECT AND INITIAL WELL. Barrett participated with a 6.25% working interest in the Helmerich and Payne #1-11 Sealind well, the initial well on the "North Lobe" of the Emigrant Prospect. The well was completed as a dry hole in January 1995.

  In 1994, Barrett and its partners acquired a 33-square mile 3-D seismic survey over the area primarily to image the "South Lobe" prospect at Emigrant. The data is currently being processed. Confirmation of a "South Lobe" structure may lead to a possible 1995 Nugget exploration test. Barrett currently owns 3,075 gross (195 net) acres in the Emigrant Prospect area.

GREATER GREEN RIVER BASIN

  WASHAKIE/RED DESERT BASIN. Barrett operates 16 upper and lower Almond wells drilled during 1992 and 1993 in the Wamsutter area of the Washakie-Red Desert Basins. Barrett is considering drilling additional development wells in the area, based on successful new third party drilling adjacent to certain of Barrett's acreage.

  MOXA ARCH AND NORTHWEST GREEN RIVER BASIN. In addition to the Washakie-Red Desert Basin, Barrett has a considerable geologic data base in the Greater Green River Basin, specifically in the Moxa Arch and Northwest Green River Basin.

  As of March 31, 1995, Barrett owned interests in 7,347 gross (3,588 net) acres in the Greater Green River Basin.

OKLAHOMA PROJECT

  Barrett began its Oklahoma operations in November 1992, with a successful Red Oak Field development project in the Arkoma Basin. Barrett continues to pursue and develop other prospects both in the Arkoma and Anadarko Basins. Barrett's Tulsa district office is primarily responsible for generating exploration and development projects in these basins. As of March 31, 1995, Barrett had drilled or participated in the drilling of 105 wells in Oklahoma, of which 72 wells were producing natural gas, 19 were in various stages of completion, nine wells were drilling and five wells had been plugged and abandoned.

  ARKOMA BASIN PROJECT. During fiscal 1994 and the first half of fiscal 1995, Barrett drilled or participated in the drilling of 28 wells in its five main focus areas of the Arkoma Basin: Red Oak Field, Limestone Ridge, White Ranch, Wilburton Field and Choctaw 3-D seismic area.

  In the Red Oak Field, Barrett has drilled or participated in the drilling of 36 wells, all productive, since November 1992. Barrett's working interests after payout in this field range from 1.3% to 45%.

  In the Limestone Ridge area, Barrett had drilled or participated in the drilling of five wells as of May 22, 1995, with four wells producing and one well completed and waiting on pipeline connection. Barrett plans to drill at least one more well in the Limestone Ridge area during fiscal 1995. Barrett's working interests after payout in these wells range from 30% to 88%.

  In the White Ranch area, Barrett drilled or participated in the drilling of four wells during fiscal 1994, with working interests after payout ranging from 12% to 67%. All four of these natural gas wells are presently producing. As of March 31, 1995, Barrett was drilling a fifth well in this project.

  In the Wilburton Field area, during fiscal 1994, Barrett completed an acquisition of six producing wells and drilled one well. Barrett's working interests after payout in the wells range from 1% to 61%. Along with the producing wells, Barrett also acquired leasehold interests that it plans to develop during fiscal years 1995 and 1996.

  Also in the Wilburton Field, during fiscal 1995, Barrett has participated in the drilling of two additional wells and plans to drill or participate in at least two more Spiro wells.

  In fiscal 1994, Barrett entered into an agreement with another company which allows Barrett to prospect on the other party's large acreage holdings in the Frontal Choctaw Thrust area using a 3-D seismic survey developed by that party and another company. The main natural gas producing zones in this area are the Middle Atoka Sandstone, the Spiro Sandstone and the Wapanucka Limestone. Barrett participated in one well in this area during fiscal 1994 and plans to drill at least two wells in this area during fiscal 1995.

  ANADARKO BASIN PROJECT. During fiscal 1994, Barrett drilled or participated in 23 wells in the Anadarko Basin. Prospect generation was concentrated in three main areas: the Watonga-Chickasha Trend, the Strong City Red Fork Play and the Cement Field area. Working interests after payout in these wells range from 2% to 79%.

  In fiscal 1995, Barrett will continue its activity in the Anadarko Basin, with current plans calling for Barrett to drill or participate in more than 50 wells in the area, 28 of which had been commenced or completed as of March 31, 1995.

  The Watonga-Chickasha Trend produces predominantly from Morrow and Springer sandstones. Barrett drilled or participated in the drilling of 12 wells in the Watonga-Chickasha Trend during fiscal 1994 and seven wells during the first half of fiscal 1995. Barrett's working interests after payout range from 2% to 79%. Of these 19 wells, as of March 31, 1995, 10 were producing natural gas, five wells were waiting on pipeline connection, two wells were waiting on completion and two wells were scheduled to be plugged and abandoned. During the remainder of fiscal 1995, Barrett intends to participate in drilling 15 additional wells in this area.

  The Strong City Red Fork play is in an active drilling area that covers approximately 750 square miles in Roger Mills and Custer Counties in western Oklahoma. The targets are the Red Fork, Prue and

Skinner sandstones at depths ranging from 11,000 feet to 13,500 feet across the region. Barrett drilled or participated in 18 wells in this area from the beginning of fiscal 1994 through March 31, 1995. Of these 18 wells, 10 are producing, one is waiting on pipeline connection, two are waiting on completion, four are drilling and one was plugged and abandoned. Barrett's working interests after payout in these wells range from 1% to 25%. The Strong City Red Fork Play will be an important part of Barrett's activity in the Anadarko Basin during fiscal 1995, with current plans calling for drilling or participating in 30 wells.

  Barrett is participating with industry partners in the drilling and development of Wade, Medrano, Marchand, Culp, Melton and Springer sandstones in the Cement Field. The structural complexity of these formations creates a higher degree of risk, but provides targets with high porosity and permeability. During fiscal 1994, Barrett participated in four wells in the Cement Field, with working interests after payout ranging from 3% to 31%. Of the four wells, three are producers and one was plugged and abandoned.

  Barrett has participated in five wells in this area during the first half of fiscal 1995. Of the five, one is producing, two are being completed, one is waiting on completion and one was plugged and abandoned. Barrett plans to participate in two more wells in this area during fiscal 1995, and is pursuing interests in other prospects which have been generated.

PRODUCTION

  The table below sets forth information with respect to Barrett's producing oil and natural gas properties for the periods indicated:

                                                             SIX MONTHS ENDED
                                YEAR ENDED SEPTEMBER 30,         MARCH 31,
                              ----------------------------- -------------------
                                1992      1993      1994      1994      1995
                              --------- --------- --------- --------- ---------
QUANTITIES PRODUCED AND SOLD
 Oil and Condensate (Bbls)...    55,200    74,890    53,700    27,330    39,900
 Gas (Mcf)................... 3,502,000 7,214,300 9,069,000 4,464,000 6,674,000
AVERAGE SALES PRICE
 Oil and Condensate ($/Bbl)..    $19.09    $17.59    $14.34    $13.34    $15.15
 Gas ($/Mcf).................    $ 1.59    $ 1.89    $ 1.85    $ 2.03    $ 1.46
AVERAGE PRODUCTION COST PER
 MCFE(1).....................    $ 0.36    $ 0.36    $ 0.38    $ 0.37    $ 0.35

- --------
(1) Includes lease operations expense, production and property taxes, transportation and processing payments.

PRODUCTIVE WELLS AND ACREAGE

  The productive wells and developed acreage in which Barrett owned a working interest as of March 31, 1995 are described in the following table:

                                          PRODUCTIVE WELLS
                                       ----------------------
                                       OIL WELLS  GAS WELLS   DEVELOPED ACREAGE
                                       --------- ------------ ------------------
                                       GROSS NET GROSS  NET     GROSS     NET
                                       ----- --- ----- ------ --------- --------
Piceance Basin, CO...................    --   --  278    86.5    88,567   24,157
Wind River, WY.......................    --   --    3     2.8     6,359    1,529
Arkoma Basin, OK.....................    --   --   92    23.9     8,424    1,921
Anadarko Basin, OK...................    --   --   71    11.9    11,114    2,344
Washakie-Red Desert Basin, WY........    --   --   15     2.8     5,411    1,829
Miscellaneous Properties.............    76  3.9    9    1.14     8,556    1,383
                                        ---  ---  ---  ------ --------- --------
 Total...............................    76  3.9  468  134.18   128,431   33,163
                                        ===  ===  ===  ====== ========= ========

DRILLING ACTIVITY

  The following table summarizes Barrett's natural gas and oil drilling activities, all of which were located in the continental United States, during the periods indicated:

                              YEAR ENDED SEPTEMBER 30,       SIX MONTHS ENDED MARCH 31,
                         ---------------------------------- ------------------------------
                            1992       1993        1994         1994            1995
                         ---------- ----------- ----------- -------------- ---------------
                         GROSS NET  GROSS  NET  GROSS  NET   GROSS   NET    GROSS   NET
                         ----- ---- ----- ----- ----- ----- ------- ------ ------- -------
WELLS DRILLED
Exploratory
 Oil....................    2  1.00   --     --   --     --      --     --      --      --
 Gas....................   --    --   --     --   --     --      --     --      --      --
 Non-productive.........    8  3.57    6   2.99   --     --      --     --      --      --
                          ---  ----  ---  -----  ---  -----  ------ ------  ------ -------
 Total..................   10  4.57    6   2.99   --     --      --     --      --      --
                          ===  ====  ===  =====  ===  =====  ====== ======  ====== =======
Development
 Oil....................   --    --    2   0.78    3   0.50       2    0.4      --      --
 Gas....................   15  5.98   60  20.72   72  24.13      29    8.6      55    18.6
 Non-productive.........    2  0.98    3   0.94    2   0.44       2    0.4       5     0.9
                          ---  ----  ---  -----  ---  -----  ------ ------  ------ -------
 Total..................   17  6.96   65  22.44   77  25.07      33    9.4      60    19.6
                          ===  ====  ===  =====  ===  =====  ====== ======  ====== =======

  In addition, Barrett was participating in 10 gross (1.81 net) wells which were in the process of being drilled at March 31, 1995.

RESERVES

  The table below sets forth estimates of quantities of Barrett's proved reserves, all of which were located in the continental United States, as prepared by Barrett and audited by Ryder Scott Company, independent petroleum engineers, and the present value of estimated future net revenues from these reserves on a non-escalated basis discounted by 10% per year as of the end of each of the last three fiscal years and the first six months of fiscal 1995:

                                                   SEPTEMBER 30,
                                              ------------------------ MARCH 31,
                                               1992    1993     1994     1995*
                                              ------- ------- -------- ---------
Estimated Proved Gas Reserves (Bcf).........       49      62      149      226
Estimated Proved Oil Reserves (MMbls).......      0.4     0.3      0.5      0.9
Estimated Proved Reserves in Gas Equivalents
 (Bcfe).....................................   51,903  64,096  152,110  231,321
Prices as of March 31 or September 30, for
 Oil ($/Bbl)................................  $ 19.74 $ 17.30 $  13.96 $  16.10
Prices as of March 31 or September 30, for
 Gas ($/Mcf)................................  $  1.85 $  2.00 $   1.54 $   1.23
Present Value of Estimated Future Net
 Revenues (before future income
 tax expense) ($ in millions)...............  $  36.5 $  48.2 $   84.9 $  102.8

- --------
* Barrett's annual reserve reports are prepared as of September 30, which is the last day of Barrett's fiscal year, and are reviewed by Ryder Scott Company, independent petroleum engineers. In addition, Barrett has prepared a reserve report as of March 31, 1995 (the "March Report"), which also has been reviewed by Ryder Scott Company. The review letters of Ryder Scott Company concerning Barrett's reserve reports as of September 30, 1994 and March 31, 1995 are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. In preparing the March Report, Barrett used estimated production for the period from October 1, 1994 to March 31, 1995 and did not undertake downward and upward revisions to the September 30, 1994 estimated reserve quantities, except with respect to properties located in the Cave Gulch and Rulison Field areas.

  Reference should be made to the Supplemental Oil and Gas Information, included herein, for additional information pertaining to Barrett's estimated proved oil and gas reserves.

UNDEVELOPED ACREAGE

  WORKING INTERESTS. Barrett's working interests in undeveloped acreage as of March 31, 1995 are summarized in the following table:

                                                          WORKING INTEREST ACRES
                                                          ----------------------
                                                             GROSS       NET
                                                          ----------------------
STATE OF LOCATION
Colorado (Piceance Basin)...............................       64,292     22,390
North Dakota (Williston Basin)..........................       11,567      3,364
Oklahoma (Arkoma and Anadarko Basins)...................        8,572      5,766
Wyoming (Wind River, Washakie-Red Desert, Overthrust)...       54,895     33,892
Texas (Permian Basin)...................................        1,281      1,017
                                                          ----------- ----------
 Total..................................................      140,607     66,431
                                                          =========== ==========

  Substantially all of the leases summarized in the preceding table will expire at the end of their respective primary terms, unless production has been obtained from the acreage subject to the lease prior to that date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the gross and net acres subject to leases summarized in the preceding table that will expire during the periods indicated:

                                                                  ACRES EXPIRING
                                                                  --------------
                                                                   GROSS   NET
                                                                  ------- ------
Twelve Months Ending:
 December 31, 1995...............................................  16,599  6,114
 December 31, 1996...............................................  37,203 10,994
 December 31, 1997...............................................  29,254 12,228
 December 31, 1998 and later.....................................  57,551 37,092
                                                                  ------- ------
   Total......................................................... 140,607 66,431
                                                                  ======= ======

  OVERRIDING ROYALTY INTERESTS. Barrett owns overriding royalty interests covering in excess of 14,000 gross acres. The majority of these overriding royalty interests are within a range of approximately 0.5% to 2.5%.

GAS MARKETING AND TRADING

  Barrett's natural gas marketing and trading activities consist of marketing Barrett's own production, marketing the production of others from wells operated by Barrett, and natural gas trading activities that consist of the purchase and resale of natural gas.

  Barrett has entered into a number of gas sales agreements on behalf of itself and its industry partners with respect to the sale of gas from its properties in each of the Arkoma Basin, Piceance Basin, Wind River Basin, Anadarko Basin and Washakie-Red Desert Basin. These contracts vary with respect to their specific provisions, including price, quantity and length of contract. As of March 31, 1995, less than 5% of Barrett's production was committed to gas sales contracts that had fixed prices. Barrett believes that it has sufficient production from its properties to meet its delivery obligations under its existing gas sales contracts.

  During the fiscal year ended September 30, 1994, revenues from trading activities, which includes the cost of gas purchased or sold for trading purposes, were $22.4 million representing 54.4 percent of Barrett's consolidated revenues. Gross profits from trading activities during fiscal year 1994 and the first six months of fiscal year 1995 were approximately $0.9 million and $0.7 million, respectively. During the fiscal year ended September 30, 1994, various entities affiliated with Questar Corporation, through their gas purchase and sales activity with Barrett, accounted for more than 14% of Barrett's total revenues. Barrett believes it would be able to locate alternate customers in the event of the loss of this customer.

  As a result of its gas trading activities, Barrett may from time to time have gas purchases or sales commitments without corresponding contracts to offset these commitments, which could result in losses to Barrett. Barrett currently attempts to control and manage its exposure to these risks by monitoring and hedging its trading positions as it deems appropriate and by having Barrett's financial officers and Chief Executive Officer review significant trades or positions before they are committed to by trading personnel.

                            PLAINS PETROLEUM COMPANY

  Plains is an independent oil and gas exploration and production company with interests in 653 producing natural gas wells and 853 producing oil wells located on approximately 344,500 gross (240,500 net) acres held by production with estimated proved reserves of 312.5 Bcf of natural gas and 11 million barrels of oil as of December 31, 1994. These reserves are located in the lower 48 states, principally in the Kansas and Oklahoma portions of the Hugoton Field, the Permian Basin of west Texas and southeast New Mexico, the Powder River and Green River Basins of Wyoming, and Louisiana state waters.

  Plains was incorporated as a wholly owned subsidiary of K N in November 1983 for the purpose of acquiring ownership of substantially all of K N's oil and natural gas producing properties. On September 13, 1985, K N distributed the Plains Common Stock held by it to the K N shareholders, which resulted in K N no longer holding an ownership position in Plains and in the trading of the Plains Common Stock on the NYSE.

  In the first quarter of 1995, Plains produced approximately 7.4 Bcf of natural gas and approximately 405,000 barrels of oil, increases of approximately 21% and 36%, respectively, as compared with natural gas production and oil production in the first quarter of 1994. The increased production was due principally to new natural gas wells placed on production in the Ship Shoal Block 45 Field in Louisiana state waters and a Morrow well drilled in Eddy County, New Mexico, as well as oil and natural gas production from properties acquired on November 1, 1994 from Anadarko Petroleum Corporation.

SOUTHWEST KANSAS, OKLAHOMA AND NORTHEAST COLORADO

  Based on the number of operated wells, Plains is the sixth largest operator in the Kansas Hugoton Field. Plains operates 275 wells in the Field and owns interests in 39 non-operated wells. These wells produce natural gas from the Chase group at depths of approximately 2,800 feet. Prior to 1987, the Kansas Hugoton Field was developed with one well per 640 acre proration unit. In 1987, the Kansas Corporation Commission ("KCC"), which regulates production from the Field, issued an order permitting the drilling of a second, or infill, well on each Chase proration unit. A second well has not been added to 55 of the 165 units operated by Plains. Most of the units without an infill well are near the edges of the Field where the formation is not as thick and the potential for water encroachment is greater. To enhance the economic potential of these units, Plains is testing horizontal drilling technology as a method to obtain additional production in lieu of attempting to drill a second vertical well.

  Plains also operates 49 Panoma-Council Grove natural gas wells and owns interests in 17 others. The Panoma formation underlies the Chase at a depth of approximately 2,900 feet. Plains also has working interests in five additional Panoma-Council Grove locations, which are non-operated. The Panoma-Council Grove is not covered by the KCC's order permitting infill wells in the Chase group.

  Most of Plains' natural gas produced in southwest Kansas is sold to K N under a long-term contract. The contract provides that, during 1995, Plains will sell to K N 14 Bcf of natural gas at a weighted average wellhead price of $1.80 per MMBtu. The balance of Plains' natural gas production (including approximately
2.5 Bcf released from the K N contract in 1995) in southwest Kansas will be sold to K N and third parties on a spot market basis. The contract with K N provides for annual price redetermination. Negotiations for the 1996 price for natural gas sold under the contract are expected to begin in the fall of 1995. Because negotiations with K N take place on an arms'-length basis, the price for 1996 may be more or less favorable than in 1995.

  Over the last two years, Plains has installed an automation system on 316 wells in southwest Kansas and added compression on the gathering system to which many of its wells are connected. These two activities increase control, while lowering wellhead pressures to meet production allowables and further improve reservoir management. An additional 2,200 horsepower field compressor station has been installed and, when fully operational, is expected to enhance deliverability from Plains' wells.

  In the Oklahoma panhandle, Plains operates 30 Guymon-Hugoton wells and 41 Camrick wells and owns interests in 16 non-operated wells. Natural gas produced from these wells is sold on the spot market.

  Plains also has an exploratory program in the Anadarko Basin to test the Hunton formation at depths of 7,000 to 13,000 feet. Plains has purchased leases and non-proprietary seismic data, identified lead areas, shot proprietary seismic, drilled one prospect that was not productive and is preparing to drill a second prospect, while two other prospects await further seismic processing. Plains plans to obtain an industry partner and drill these latter three prospects during the 1995 and 1996 calendar years.

  In Yuma County, Colorado, near the Colorado-Kansas state line, Plains has working interests ranging from 6% to 100% in 66 wells in seven Niobrara chalk natural gas fields, including Beecher Island, Schramm, Republican and Buckboard. Plains has working interests in approximately 17,000 gross undeveloped or under-developed leasehold acres in this area. An 80 acre infill drilling program is currently in progress. In 1994, four successful development wells were drilled, and 19 more wells are planned in 1995.

  Total capital spending for these areas in 1995 is estimated to be approximately $5 million, of which approximately $1 million will be spent on exploration, approximately $2.7 million on development drilling and approximately $1.3 million on production facilities.

GULF OF MEXICO

  Since 1991, Plains has focused more of its activities in the Gulf of Mexico by participating in projects with established Gulf of Mexico operators. The availability of extensive 3-D seismic coverage over most of the Outer Continental Shelf, the frequency of lease sales and the turnover of expiring leases make the Gulf attractive as a new core growth area.

  In 1992, Plains participated in the drilling of a discovery well completed in the Cris K formation in shallow Louisiana state waters on Ship Shoal Block 45. This field was placed on production in 1993 after a development well was completed and production facilities were constructed. Three additional development wells were completed and placed on production in 1994. Together, in May 1995, the five wells produced an average of 22.2 MMcf of natural gas and 501 barrels of condensate per day. Plains owns a 33.3% working interest in this field. An additional development well is expected to be drilled in 1995.

  Plains is currently participating with a 33.3% working interest in a well begun on May 13, 1995 to test the Pleistocene Lenticulina formation on Ship Shoal Blocks 275/292 (approximately 232 feet water depth). This prospect, which was identified with 3-D seismic data, is operated by Meridian Oil, Inc. and is expected to reach target depth in June 1995.

  In the onshore Gulf area, Plains is currently participating with a 29.8% working interest in Santa Fe Energy's Schoenfeld #2 development well, a 12,300-foot Wilcox test in the Deckers Prairie Field near Houston, Texas. Completion of this well is expected in June 1995.

  Capital spending in 1995 in this area is estimated to be approximately $8 million, with approximately $6.1 million scheduled for exploration and approximately $1.9 million targeted for development drilling.

PERMIAN BASIN

  Plains has operated in the Permian Basin in west Texas and southeast New Mexico since 1988 when it acquired the properties of Midland Resources, Inc. Through additional acquisitions, exploitation and exploration efforts and joint drilling ventures, Plains has continued to expand operations in this Basin. It owns interests in and operates 196 oil wells and 12 natural gas wells, and owns interests in 153 oil wells and two natural gas wells which are non-operated. These wells are located in 21 fields in Texas and 12 fields located in New Mexico.

  This area presents opportunities for adding production and reserves through the use of modern exploration such as 3-D seismic surveys and improved secondary and tertiary recovery techniques. In the past two years, Plains' growth in the Permian Basin has been through new drilling projects and joint ventures. The following four examples illustrate Plains' diverse strategies in this area.

  Plains acquired its interest in the Teague Field in Lea County, New Mexico in August 1991. After producing oil from the shallow Blinebry and Queen formations for two years, Plains established production from the deeper Simpson-McKee formation in 1993. Plains now has a 100% working interest in three Simpson-McKee wells that, in May 1995, together produced over 220 barrels of oil and 116 Mcf of natural gas per day. A fourth Simpson-McKee well is being completed, and a fifth well currently is being drilled. Plains is evaluating installation of a waterflood in this field.

  In 1994, Plains entered into a joint venture with OXY U.S.A., Inc. to improve production from oil units in Ector County, Texas through redevelopment of existing waterfloods. Plains pays 80% of OXY's costs for the redevelopment and receives 80% of the revenues from each of the first two units until it has recovered 125% and 150% of its investment, respectively, at which time Plains' interest will convert to a 50% working interest. In May 1995, two of these redeveloped fields produced 209 barrels of oil per day net to Plains' interest.

  Plains participated in the drilling of five successful exploratory wells on prospects identified with 3-D seismic data in 1994. The most significant discovery was the Sean Andrew Field in Dawson County, Texas, in which Plains owns a 10% working interest, and in which four wells have now been completed and are producing from Pennsylvanian Reefs. In addition, a fifth well is being completed in the Sean Andrew Field. Three additional Pennsylvanian Reef wells and three deeper Fusselman wells are planned in west Texas this year.

  Earlier in 1995, Plains joined in an exploration project of the South Dollarhide area, a prospective, multi-pay (Devonian, Ellenberger and Clearfork) play in Winkler County, Texas. With control of approximately 7,800 gross acres, Plains and its partners conducted a 19 square mile 3-D seismic survey. As operator with a 33.3% working interest, Plains anticipates drilling a Clearfork or Devonian oil test on the acreage in the third quarter of 1995.

  Capital spending in 1995 in this area is estimated to be approximately $14 million, with approximately $1.4 million scheduled for exploration and approximately $3.4 million targeted for development drilling and approximately $9.2 million for secondary and tertiary recovery activities.

WYOMING AND THE ROCKY MOUNTAINS

  In the Powder River Basin of northeast Wyoming, Plains has conducted 31 3-D seismic surveys to develop exploration prospects and enhance secondary and tertiary oil recovery projects. Plains has also used new technology, such as an alkaline surfactant polymer ("ASP") flood to improve oil recoveries. Plains operates one of two ASP floods in the Powder River Basin. Presently, Plains operates in 16 fields in the Powder River Basin and has interests in an additional 20 fields.

  In 1989, Plains began participation in a Minnelusa exploratory program in the Powder River Basin resulting in the discovery of the Cambridge Field in Campbell County. Subsequently, the field was unitized and is the location of a successful ASP flood. The unit, in which Plains holds a 74.5% working interest, produced over 1,000 barrels of oil per day in May 1995.

  Since 1989, Plains has continued to successfully utilize 3-D seismic to more efficiently develop and enhance primary and secondary recovery of oil from the Minnelusa as well as other prospective formations in the Powder River Basin. Plains has ongoing development projects in the North Adon Road, Rozet Minnelusa, West Rozet, Rozet Muddy, East Moran, Wallace and South Rozet Field areas.

  To build its asset base, Plains has made a number of acquisitions, the most recent of which was completed on November 1, 1994, when Plains purchased for $22.3 million interests in 21 fields, primarily in Wyoming. As of May 1995, these properties produced in excess of 800 barrels of oil and 4 MMcf of natural gas per day net to Plains. Two properties that were a part of this acquisition, Spearhead Ranch Field and the Powell Field, are located in the southern Powder River Basin and contain additional development drilling, re-completion and secondary recovery opportunities. Nine Sussex and Frontier-Dakota development locations are scheduled to be drilled during the 1995 and 1996 calendar years. As part of this acquisition, for an additional $2 million Plains also acquired leases covering over 50,000 undeveloped acres and an interest in an oil pipeline.

  In 1994, Plains became active in the Green River Basin as part of a strategy to join in the Basin-centered gas play evolving throughout this area. Plains elected to participate with other companies that have extensive acreage positions with eight to ten year lease terms. In addition, Plains' acquisition program has added to its producing properties and acreage inventory in the greater Green River Basin. Plains has working interests ranging from 26% to 62% in 10 producing oil and natural gas wells in the Whiskey Springs and Taylor Ranch Fields on the south end of the Moxa Arch in southwest Wyoming. Plains plans to participate in drilling three or more 15,000 foot Frontier-Dakota development wells in this area, with the first scheduled to begin drilling in August 1995. During 1994, Plains drilled a successful Mesaverde exploration well in the Washakie Basin in Carbon County. That well is now on production, and a development well is planned later in 1995. This prospect is within 10 miles of a Plains' joint venture with EOG (New Mexico) Inc. to develop the Almond-Mesaverde formation under 9,207 gross acres. Additionally, Plains plans to drill its first test on the Golden Gate Unit in June 1995 as a part of its obligation to earn a 39.9% interest in 29,650 gross acres in the ABeeSey prospect.

  In mid-1994, Plains participated with Foreland Corporation, which acted as operator, in drilling three development wells in the Eagle Springs Field in Railroad Valley in Nye County, Nevada that produce oil from the Garrett Ranch volcanics and the Sheep Pass limestone. A 3-D seismic survey over the field helped identify potential development locations. All three wells were successfully completed and produced a combined 8,295 barrels during May 1995. Upon completion of its expenditure commitment, Plains will have a 40% working interest in the field and will continue to participate in a development drilling program that includes drilling four 7,650 foot Eocene Sheep Pass locations during the 1995 and 1996 calendar years. The first of these wells is scheduled to begin drilling in June 1995. There are 1,600 gross (640 net) acres in the field.

  In addition to the Eagle Springs development project, Plains joined Foreland in the North Humboldt prospect, an exploratory oil prospect located in the northwest part of the Huntington Valley, Elko County, Nevada, where Plains owns 7,693 net lease acres. Gravity mapping and seismic surveys have preliminarily defined the prospect, and 1995 activity will include the acquisition of trade seismic data. An initial 6,500 foot Devonian test is expected in the third quarter of 1995. Plains will pay 66.7% of the cost of the test to earn a 50% working interest.

  Capital spending in 1995 in the Rocky Mountain area is estimated to be approximately $20.7 million, with approximately $2.7 million scheduled for exploration, approximately $9.3 million targeted for development drilling and approximately $8.7 million for secondary and tertiary recovery activities.

PRODUCTIVE WELLS

  Plains had an interest in 1,506 wells as of December 31, 1994 and operated 772 of those wells:

                                                              PRODUCTIVE WELLS
                                                             -------------------
                                                             OIL WELLS GAS WELLS
                                                             --------- ---------
                                                             GROSS NET GROSS NET
                                                             ----- --- ----- ---
Rocky Mountain region......................................   500   71   56   23
Mid-continent region and northeast Colorado................    14   13  575  436
Permian Basin, Texas and Gulf Coast........................   339  208   22   12
                                                              ---  ---  ---  ---
 Total.....................................................   853  292  653  471
                                                              ===  ===  ===  ===

DRILLING ACTIVITY

  The following table sets forth Plains' drilling activity for the three months ended March 31, 1995 and for each of the three years ended December 31, 1994:

                                                                  THREE MONTHS
                                      YEAR ENDED DECEMBER 31,         ENDED
                                  -------------------------------   MARCH 31,
                                     1992       1993      1994        1995
                                  ----------- --------- --------- --------------
                                  GROSS  NET  GROSS NET GROSS NET  GROSS   NET
                                  ----- ----- ----- --- ----- --- ------- ------
WELLS DRILLED
Development
  Total..........................   56     40   23   16   46   27      10      5
  Successful.....................   50     36   17   15   36   23       8      4
Exploratory
  Total..........................   10      4    9    3   16    3       1     .3
  Successful.....................    1    .33    1   .1    6    1      --     --
Total Wells
  Total..........................   66     44   32   19   62   30      11    5.3
  Successful.....................   51  36.33   18   15   42   24       8      4

RESERVES

  The table below sets forth Plains' estimated quantities of proved reserves, all of which were located in the continental United States, and the present value of estimated future net revenues from these reserves on a non-escalated basis discounted by 10% per year as of the end of each of the last three years:

                                                                DECEMBER 31,
                                                            --------------------
                                                             1992   1993   1994
                                                            ------ ------ ------
Estimated Proved Oil Reserves (MMbls).....................    10.0    6.7   11.0
Estimated Proved Natural Gas Reserves (Bcf)...............   315.6  299.5  312.5
Prices as of December 31, for Oil ($/Bbl).................   18.00  12.50  16.00
Prices as of December 31, for Gas ($/Mcf).................    1.84   1.94   1.73
Present Value of Estimated Future Net Revenues (before fu-
 ture income tax expense)
 ($ in millions)..........................................  $226.7 $225.6 $235.1

  All of Plains' proved developed reserve quantities of 292.3 Bcf of natural gas and 7.5 million barrels of oil were estimated at December 31, 1994 by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. Proved undeveloped reserves were estimated to be 20.1 Bcf and 3.5 million barrels by Plains' petroleum engineers and amounted to approximately 11% of total proved reserve equivalents at December 31, 1994. Proved developed reserve quantities in prior years were estimated annually by independent petroleum engineers.

  The report of the independent petroleum engineering firm provides estimated proved developed reserves and future revenues as of December 31, 1994 and includes an estimate of proved developed reserves established by Plains' infill drilling in the Kansas Hugoton Field. Reserve estimates for infill wells are based upon the initial test results and the completion report of each newly completed well rather than an extrapolation of field-wide data. However, no proved undeveloped reserves for the Hugoton Field are included in Plains' estimate.

  The reserve quantities are estimates of Plains' net volumes which can be expected to be recovered commercially at current prices and with existing conventional equipment and operating methods. Proved developed reserves are only those reserves expected to be recovered from existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells and improved recovery projects where additional expenditures are required.

  At December 31, 1994, Plains believes that there are no material estimated future dismantlement and abandonment costs for its properties. For the purpose of computing the discounted future net cash flows, estimated future dismantlement and abandonment costs are assumed to equal the estimated salvage values of the properties.

PRODUCTION, SALES PRICES AND PRODUCTION COSTS

  The following table sets forth the average sales price of natural gas and oil produced and sold and the average production costs per Mcfe for each of the periods presented.

                                                  DECEMBER 31,       MARCH 31,
                                              -------------------- -------------
                                               1992   1993   1994   1994   1995
                                              ------ ------ ------ ------ ------
Gas Production (MMcf)........................ 21,654 23,757 23,925  6,142  7,407
Average Sales Price per Mcf.................. $ 1.83 $ 1.94 $ 1.86 $ 2.08 $ 1.67
Oil Production (MBbls).......................  1,039  1,220  1,236    298    405
Average Sales Price per Bbl.................. $18.20 $14.83 $13.91 $11.40 $15.51
Average Production Cost per Mcfe (1)......... $  .91 $  .88 $  .79 $  .83 $  .76

- --------
(1) Includes lease operations expense, production and property taxes, transportation and processing and net profit and natural gas trust payments.

LEASED ACREAGE

  Plains' working interests in leased acreage as of December 31, 1994 are summarized in the following table:

                                              HELD BY PRODUCTION   EXPLORATION
                                              ------------------- --------------
                                                GROSS      NET     GROSS   NET
                                              ------------------- ------- ------
Colorado....................................     28,902    21,604  35,523 15,092
Kansas......................................    121,616   112,723     640    640
Montana.....................................      3,949     2,539  16,269  8,574
New Mexico..................................     11,456     6,584     600    600
Oklahoma....................................     49,030    37,889   6,571  3,540
Texas.......................................     33,966    21,396  20,216  2,508
Wyoming.....................................     90,425    36,316 110,763 49,440
Other.......................................      5,111     1,497  38,830 19,580
                                              --------- --------- ------- ------
 Total......................................    344,455   240,548 229,412 99,974
                                              ========= ========= ======= ======

NET PROFIT AGREEMENTS

  Plains produces natural gas in the Oklahoma portion of the Hugoton Field under a Dry Gas Agreement with Chevron USA, Inc. ("Chevron"). This agreement allows Plains to expend funds for the operation of the properties (including the cost of drilling wells) and to recoup the funds so expended from current production income. Eighty percent of net operating income generated by the natural gas production (after operational costs are recouped, including the cost of drilling and equipping wells) is then paid to Chevron. At December 31, 1994, Plains had working interests in 21 Guymon-Hugoton wells and 43 Camrick wells under the terms of this agreement.

  Plains also produces natural gas in the Kansas Hugoton Field under various agreements similar to the Chevron agreement, except that net operating income is allocated 15% to Plains and 85% to the other parties. At December 31, 1994, Plains had working interests in 47 Chase wells and eight Council Grove wells under such agreements.

  Additional or replacement wells drilled on the properties, including wells drilled under the infill drilling program in the Hugoton Field, would be operated under the same terms and conditions as existing wells, and would result in the commencement of the 80/20 or 85/15 net operating income allocation after the cost of the new wells is recovered.

HUGOTON GAS TRUST AGREEMENT

  Natural gas rights established in 1955 to some 50,000 partially developed acres in Finney and Kearny Counties, Kansas were transferred by K N on October 1, 1984 to Plains subject to a natural gas payment of $.06 per Mcf for natural gas produced from the acreage. Quarterly payments are made by Plains to the Hugoton Gas Trust, a publicly held trust created in 1955. Payments terminate when the estimated gross recoverable natural gas reserves decline to 50 Bcf or less. As of December 31, 1994, the gross proved natural gas reserves attributable to the leases burdened by this agreement were estimated to be
200.5 Bcf. At December 31, 1994, Plains had working interests in 156 Chase wells and 42 Council Grove wells which were subject to such payments. Any additional natural gas wells drilled on this acreage will also be subject to the $.06 payment per Mcf of natural gas produced.

                        POST-MERGER PROFILE AND STRATEGY

OIL AND GAS INTERESTS

  As a result of the Merger, Barrett will have interests in the Rocky Mountain, Mid-continent and Gulf Coast areas, including the Piceance, Wind River, Powder River, Green River, Arkoma, Anadarko, Permian, Gulf Coast and Washakie-Red Desert Basins. Also following the Merger, Barrett will have interests in an aggregate of 470,886 gross (273,211 net) developed acres and 440,020 gross (166,408 net) undeveloped acres.

  Based on the March 31, 1995 proved reserves of Barrett and the December 31, 1994 proved reserves of Plains, Barrett will have proved reserves after the Merger of 609.7 Bcfe (approximately 85% of which will be natural gas). During the quarter ended March 31, 1995, the daily average production of Barrett and Plains on a combined basis was 158.1 MMcfe. As of March 31, 1995, after giving effect to the Merger Barrett and Plains had interests in an aggregate of 2,092 producing natural gas and oil wells.

STRATEGY

  After the Merger, Barrett intends to continue its strategy of aggressive growth in reserves and production primarily through generating its own exploration and development drilling projects. By utilizing the larger cash flow and other financial resources of the combined entity, Barrett anticipates that it will be able to develop and exploit more aggressively its and Plains' existing and future exploration and development projects.

  Because of the greater financial strength and size of the combined entity, Barrett believes that it will be able to operate and compete more effectively and to take advantage of opportunities that are presented in its current and post-Merger areas of operations. As a result of having production and reserves in a larger number of areas, it is anticipated that the combined entity also will be exposed to a greater number of opportunities to expand its reserve base.

  Barrett anticipates that the combined entity will be able to realize significant reductions in general and administrative expenses from the pre-Merger combined expenses of Barrett and Plains. It is expected that the majority of these cost reductions will be through elimination of duplicative personnel, accounting and other systems, and certain other administrative and fixed costs of the two pre-Merger companies.

  Barrett currently has a line of credit which provides for borrowings up to $80 million and a borrowing base of $40 million. Plains currently has a $150 million line of credit with an initial borrowing base of $110 million, which the lender can accelerate and terminate upon a change of control of Plains, such as upon consummation of the Merger. In connection with the Merger, Barrett anticipates entering into a single new credit facility. Barrett has had preliminary discussions with lenders that participate in one or both of the pre-Merger companies' lines of credit, although no financing commitments have been requested or made.

MANAGEMENT

  At the Effective Time, Barrett's Board of Directors will be increased from nine to 13 members, and the directors of Barrett will elect the Plains Designees to fill the newly created vacancies. Plains has informed Barrett that Derrill Cody, William W. Grant, III, William F. Wallace and Harry S. Welch will be the Plains Designees. All of the Plains Designees currently are directors of Plains. The terms of all directors of Barrett, including the Plains Designees, will expire at the next annual meeting of stockholders of Barrett.

  In addition, following the Effective Time, William J. Barrett will continue as Chairman and Chief Executive Officer of Barrett, Paul M. Rady will continue as President and Chief Operating Officer of Barrett, and William F. Wallace, currently the President and Chief Operating Officer of Plains, will become Vice Chairman of Barrett.

  The following table sets forth, with respect to each person who is or will be a director of Barrett at the Effective Time, the person's age and the person's positions and offices with Barrett. Individual background information concerning each of such persons follows the table.

              NAME               AGE              POSITION WITH BARRETT (7)
              ----               ---              -------------------------
 William J. Barrett(1)(4)....... 66    Chairman of the Board of Directors and Chief
                                        Executive Officer
 C. Robert Buford(1)(2)(3)...... 61    Director
 Derrill Cody(6)................ 56    Director
 James M. Fitzgibbons(2)(3)(5).. 60    Director
 Hennie L.J.M. Gieskes(1)(2)(3). 55    Director
 William W. Grant, III(6)....... 63    Director
 J. Frank Keller(4)............. 51    Executive Vice President--Marketing and
                                        Administration, Secretary and a Director
 Paul M. Rady................... 41    President, Chief Operating Officer and a
                                        Director
 A. Ralph Reed.................. 57    Executive Vice President--Operations and a
                                        Director
 James T. Rodgers(2)(3)......... 60    Director
 Philippe S.E. Schreiber(2)(3).. 54    Director
 William F. Wallace(6).......... 55    Vice Chairman of the Board of Directors
 Harry S. Welch(6).............. 71    Director

- --------
(1) Member of the Executive Committee of the Barrett Board of Directors.
(2) Member of the Audit Committee of the Barrett Board of Directors.
(3) Member of the Compensation Committee of the Barrett Board of Directors.
(4) Mr. Keller and Mr. William J. Barrett are brothers-in-law.
(5) Mr. Fitzgibbons served as a director of Barrett from July 1987 until October 1992. He was re-elected to the Barrett Board of Directors in January 1994.
(6) Director of Plains.
(7) All officers are elected annually at the first Barrett Board of Directors' meeting following the annual meeting of stockholders. Barrett has three additional executive officers who are not named in the above table, Joseph
    P. Barrett, Robert W. Howard and Donald H. Stevens. Mr. Joseph Barrett, 41, has served as Vice President--Land since March 1995 and as Co-Manager--Land since January 1993. Mr. Joseph Barrett is the son of William J. Barrett. Mr. Howard, 40, has served as Senior Vice President--Finance and Treasurer since March 1992. Mr. Stevens, 42, has served as Vice President--Corporate Relations and Capital Markets since August 1992.

  WILLIAM J. BARRETT has been Chief Executive Officer since December 1983 and Chairman of the Board of Directors of Barrett since March 1994. Mr. Barrett was President of Barrett from December 1983 through September 1994. Mr. Barrett has also been a director of Barrett Fuels Corporation, a wholly owned subsidiary of Barrett, since its formation in September 1990. From January 1979 to February 1982, Mr. Barrett was an independent oil and gas operator in the western United States in association with Aeon Energy, a partnership composed of four sole proprietorships. From 1971 to 1978, Mr. Barrett served as Vice President-- Exploration and a director of Rainbow Resources, Inc., a publicly held independent oil and gas exploration company that merged with a subsidiary of the Williams Companies in 1978. Mr. Barrett served as President, Exploration Manager and Director for B&C Exploration from 1969 until 1971 and was a chief geologist for Wolf Exploration Company, now known as Inexco Oil Co., from 1967 to 1969. He was an exploration geologist with Pan-American Petroleum Corporation from 1963 to 1966 and worked as an exploration geologist, a petroleum geologist and a stratigrapher for El Paso Gas Co. at various times from 1958 to 1963. Mr. Barrett received a B.S. Degree in Geology and an M.S. Degree in Geology from Kansas State University in 1956 and 1957, respectively.

  C. ROBERT BUFORD has been a director of Barrett since December 1983 and served as Chairman of the Board of Directors from December 1983 through March 1994. Mr. Buford has been President, Chairman of the Board and controlling shareholder of Zenith Drilling Corporation ("Zenith"), Wichita, Kansas, since February 1966. Zenith is engaged in the oil and natural gas business and owns approximately 5.1 percent of the Barrett Common Stock. Since 1993, Mr. Buford has served as a director of Encore Energy, Inc., a wholly owned subsidiary of Zenith engaged in the marketing of natural gas. Mr. Buford is also a member of the Board of Directors of First Bancorp of Wichita, Kansas, a bank holding company, and Lonestar Steakhouse & Saloon, Inc., a restaurant company headquartered in Wichita, Kansas. He received a B.A. Degree in Business Administration from Oklahoma State University in 1955.

  DERRILL CODY has been a director of Plains since 1990. Since January 1990, Mr. Cody has been an attorney in private practice in Oklahoma City, Oklahoma. From 1986 to 1990, he was Executive Vice President of Texas Eastern Corporation, and from 1987 to 1990 he was the Chief Executive Officer of Texas Eastern Pipeline Company. He has been a director of the General Partner of TEPPCO Partners, L.P. since January 1990. Mr. Cody received a B.A. Degree in History from East Central State College in 1960 and an L.L.B. from the University of Oklahoma in 1964.

  JAMES M. FITZGIBBONS has been a director of Barrett since January 1994, and previously served as a director of Barrett from July 1987 until October 1992. Since October 1990, Mr. Fitzgibbons has been Chairman and Chief Executive Officer of Fieldcrest Cannon, Inc., a manufacturer of home furnishing textiles. From January 1986 until October 1990, Mr. Fitzgibbons was President of Amoskeag Company in Boston, Massachusetts. Prior to 1986, he was President of Howes Leather Company, a producer of leather. Mr. Fitzgibbons is also member of the Board of Directors of Lumber Insurance Company, American Textile Manufacturers Institute and a Trustee of Laurel Funds, a series of mutual funds. Mr. Fitzgibbons received an A.B. Degree from Harvard College in 1956.

  HENNIE L.J.M. GIESKES has been a director of Barrett since November 1985. Mr. Gieskes is the Managing Director of Spaarne Compagnie N.V., a Netherlands company engaged in the investment business. From before 1976 until December 1990, Mr. Gieskes was a Managing Director of Vitol Beheer B.V. ("Vitol"), a Netherlands trading company engaged primarily in energy-related commodities. Mr. Gieskes received a law degree from the University of Amsterdam, The Netherlands, in 1968.

  WILLIAM W. GRANT, III has been a director of Plains since 1987. He has been an advisory director of Colorado National Bankshares, Inc. and Colorado National Bank since 1993. He was a director of Colorado National Bankshares, Inc. from 1982 to 1993 and the Chairman of the Board of Colorado National Bank from 1986 to 1993. He has served as the Chairman of the Board of Colorado Capital Advisors since 1989.

Mr. Grant received a B.A. Degree in English from Yale University in 1954 and attended the Harvard University Graduate School of Business' Advanced Management Program from 1970 to 1971.

  J. FRANK KELLER has been an Executive Vice President, Secretary and a director of Barrett since December 1983. He also has been the President and a director of Barrett Fuels Corporation since its formation in September 1990. Mr. Keller was the President and a co-founder of Myriam Corp., an architectural design and real estate development firm beginning in 1976, until it was reorganized as Barrett Energy in February 1982. Mr. Keller graduated from Kansas State University in 1967 with a B.S. Degree and received an M.B.A. Degree from Colorado State University in 1992.

  PAUL M. RADY was elected President, Chief Operating Officer and a director of Barrett on September 10, 1994. Prior to his election and appointment, Mr. Rady served as Executive Vice President--Exploration of Barrett beginning February 1993. From August 1990 until July 1992, Mr. Rady served as Chief Geologist for Barrett, and from July 1992 until January 1993 he served as Exploration Manager for Barrett. From July 1980 until August 1990, Mr. Rady served in various positions with the Denver, Colorado regional office of Amoco Production Company, the exploration and production subsidiary of Amoco Corporation. Mr. Rady was a Geologist and Geophysicist for Amoco Production Company. While with Amoco Production Company, Mr. Rady's areas of responsibility included the Rocky Mountain Basins, Utah-Wyoming Overthrust Belt, offshore Alaska, Oklahoma, particularly with respect to the Arkoma Basin, and the New Ventures Group, which concentrated on the western United States. Mr. Rady received a B.A. Degree in Geology in 1978 from Western State College of Colorado in Gunnison, Colorado, and an M.S. Degree in Geology in 1980 from Western Washington University in Bellingham, Washington.

  A. RALPH REED has been an Executive Vice President of Barrett since November 1989 and a director of Barrett since September 1990. From 1986 to 1989, Mr. Reed was an independent oil and natural gas operator in the mid-continent region of the United States, including the period from January 1988 to November 1989 when he acted as a consultant to Zenith Drilling Corporation. From 1982 to 1986, Mr. Reed was President and Chief Executive Officer of Cotton Petroleum Corporation, a wholly owned exploration and production subsidiary of United Energy Resources, Inc. Prior to joining Cotton Petroleum Corporation in 1980, Mr. Reed was employed by Amoco Production Company from 1962, holding various positions including Manager of International Production, Division Production Manager and Division Engineer. Mr. Reed received a B.S. Degree in Petroleum Engineering from the University of Oklahoma in 1959 and in 1975 attended the Executive School at the University of Virginia.

  JAMES T. RODGERS has been a director of Barrett since November 1993. Mr. Rodgers served as the President, Chief Operating Officer and a director of Anadarko Petroleum Corporation ("Anadarko") from 1986 through 1992. Anadarko is a Houston-based oil and natural gas exploration and production company. Prior to 1986, Mr. Rodgers was employed in other capacities by Anadarko and Amoco Production Company. Mr. Rodgers taught Petroleum Engineering at the University of Texas in Austin in 1958 and at Texas Tech University in Lubbock from 1958 to 1961. Mr. Rodgers currently serves as a Director of Louis Dreyfus Gas Corporation and as an Advisory Director for Texas Commerce Bank in Houston. Mr. Rodgers received a B.S. Degree from Louisiana State University in 1956 and an M.S. Degree from the University of Texas in 1958.

  PHILIPPE S.E. SCHREIBER has been a director of Barrett since November 1985. Mr. Schreiber is an independent lawyer and business consultant who also is of counsel to the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York. Mr. Schreiber has been affiliated with that law firm as counsel or partner since August 1985. From 1988 to mid-1992, he also was the Chairman of the Board and a principal shareholder of HSE, Inc., d/b/a Manhattan Kids Limited, a privately owned corporation involved in catalogue sales of American made children's clothing in Europe. From October 1985 through June 1992, Mr. Schreiber served as a director, and from July 1990 until June 1991 as Managing Director, of Owl Creek Investments Plc, a publicly traded English oil and natural gas company. Mr. Schreiber received an A.B. Degree from Columbia College in 1964 and a J.D. Degree from Columbia University School of Law in 1967.

  WILLIAM F. WALLACE has been a director of Plains since October 3, 1994. On that date he also was elected President and Chief Operating Officer of Plains Petroleum Operating Company, Plains' principal operating subsidiary ("PPOC"). On May 1, 1995, Mr. Wallace was elected to the additional position of President and Chief Operating Officer of Plains. From 1989 to 1994, he was Regional Vice President of Texaco Exploration and Production, Inc. From 1988 to 1989 he was Vice President--Exploration of Texaco USA, Inc. From 1980 to 1988, Mr. Wallace was Group Vice President, Exploration and Production of CSX Oil and Gas, Inc., an independent exploration and production company. From 1964 through 1980, he held various exploration staff and management positions with Texaco affiliates in the United States, Trinidad, Venezuela and Colombia. From 1962 through 1964, he served as a First Lieutenant in the U.S. Army Corps of Engineers. Mr. Wallace received an A.B. Degree in Geology from Middlebury College in 1961 and an M.S. Degree in Geology from Stanford University in 1962.

  HARRY S. WELCH has been a director of Plains since 1986. Since August 1989, he has been an attorney in private practice in Houston, Texas. He served as Vice President and General Counsel of Texas Eastern Corporation from 1988 to July 1989. Mr. Welch received a B.B.A. Degree and an L.L.B. Degree from the University of Texas in 1947 and 1949, respectively.

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  BARRETT SPECIAL MEETING. At the Barrett Special Meeting, holders of shares of Barrett Common Stock will consider and vote upon proposals to approve the Charter Amendment and the Stock Issuance. Holders of shares of Barrett Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Barrett Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF BARRETT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE CHARTER AMENDMENT AND THE STOCK ISSUANCE, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT AND THE STOCK ISSUANCE. See "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger."

  PLAINS SPECIAL MEETING. At the Plains Special Meeting, holders of shares of Plains Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Holders of shares of Plains Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the Plains Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF PLAINS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger."

  Subject to certain provisions described herein with respect to shares owned by Plains, Barrett and their respective subsidiaries, in the Merger each issued and outstanding share of Plains Common Stock, together with its associated Right, will be converted into 1.3 validly issued, fully paid and nonassessable shares of Barrett Common Stock. Cash will be paid in lieu of fractional shares of Barrett Common Stock. See "THE MERGER--Merger Consideration" and "-- Fractional Shares."

VOTES REQUIRED

  BARRETT. The approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of Barrett Common Stock. The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Barrett Common Stock entitled to vote thereon.

  Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "--Record Dates; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against the approval of the Charter Amendment and the Stock Issuance. In addition, brokers who hold shares of Barrett Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") also will have the effect of a vote against the Charter Amendment. Broker non-votes with respect to the Stock Issuance will not have the effect of a vote for or against the matter.

  As of June 13, 1995, directors and executive officers of Barrett and their affiliates were beneficial owners of an aggregate of approximately 2,148,078 shares (approximately 17.7%) of the outstanding shares of Barrett Common Stock (including 132,297 shares subject to options exercisable within 60 days). The directors of Barrett who are also stockholders of Barrett have agreed to vote their shares of Barrett Common Stock in favor of the matters submitted to stockholders of Barrett at the Barrett Special Meeting or any adjournments or postponements thereof. As of June 13, 1995, the directors of Barrett beneficially owned 1,993,183 shares of Barrett Common Stock (excluding shares subject to options).

  PLAINS. The Merger Agreement must be approved and adopted by the affirmative vote of a majority of the outstanding shares of Plains Common Stock entitled to vote thereon.

  Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "--Record Dates; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In addition, brokers who hold shares of Plains Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes also will have the effect of a vote against the proposal.

  As of June 13, 1995, directors and executive officers of Plains and their affiliates were beneficial owners of an aggregate of 268,267 shares (approximately 2.7%) of the outstanding shares of Plains Common Stock (including 219,073 shares subject to options exercisable within 60 days). The directors of Plains who are also stockholders of Plains have agreed to vote their shares of Plains Common Stock in favor of the matters submitted to stockholders of Plains at the Plains Special Meeting or any adjournments or postponements thereof. As of June 13, 1995, the directors of Plains beneficially owned 22,774 shares of Plains Common Stock (excluding shares subject to options).

VOTING OF PROXIES

  Shares represented by all properly executed proxies received in time for the Special Meetings and which have not been revoked will be voted at such meetings in the manner specified by the holders thereof. PROXIES WHICH DO NOT CONTAIN AN INSTRUCTION TO VOTE FOR OR AGAINST OR TO ABSTAIN FROM VOTING ON A PARTICULAR MATTER DESCRIBED IN THE PROXY WILL BE VOTED IN FAVOR OF SUCH MATTER.

  It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed Barrett or Plains form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Barrett (in the case of a Barrett stockholder) or the Secretary of Plains (in the case of a Plains stockholder) a duly executed revocation, or by voting in person at the meeting. Attendance at the relevant Special Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

  BARRETT. Only holders of record of Barrett Common Stock at the close of business on June 13, 1995 (the "Barrett Record Date") will be entitled to receive notice of and to vote at the Barrett Special Meeting. On the Barrett Record Date, Barrett had outstanding 11,966,238 shares of Barrett Common Stock. The holders of Barrett Common Stock are entitled to one vote per share on each matter submitted to a vote at the Barrett Special Meeting. For purposes of the Barrett stockholder vote with respect to the approval of the Charter Amendment, a majority of the outstanding shares of Barrett Common Stock entitled to vote must be present in person or by proxy at the Barrett Special Meeting in order for a quorum to be present. For purposes of the Barrett stockholder vote with respect to the approval of the Stock Issuance, the holders of a majority of the shares of Barrett Common Stock entitled to vote must be present in person or by proxy at the Barrett Special Meeting in order for a quorum to be present. Shares of Barrett Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Barrett Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  In the event a quorum is not present in person or by proxy at the Barrett Special Meeting, the Barrett Special Meeting is expected to be adjourned or postponed.

  PLAINS. Only holders of record of Plains Common Stock at the close of business on June 13, 1995 (the "Plains Record Date"), will be entitled to receive notice of and to vote at the Plains Special Meeting. On the Plains Record Date, Plains had outstanding 9,832,375 shares of Plains Common Stock. The holders of Plains Common Stock are entitled to one vote per share on each matter submitted to a vote at the Plains Special Meeting. The holders of a majority of the outstanding shares of Plains Common Stock entitled to vote must be present in person or by proxy at the Plains Special Meeting in order for a quorum to be present. Shares of Plains Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Plains Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  In the event a quorum is not present in person or by proxy at the Plains Special Meeting, the Plains Special Meeting is expected to be adjourned or postponed.

APPRAISAL RIGHTS

  Holders of Plains Common Stock who vote against the Merger will not be entitled to appraisal rights under the DGCL if the Merger is consummated. The DGCL generally entitles a stockholder to exercise appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 of the DGCL. Appraisal rights are available under Section 262 of the DGCL if holders of shares in a constituent company, which shares are listed on a national securities exchange (as the shares of Plains Common Stock are), are required by the terms of the merger to accept consideration other than shares of stock of the surviving corporation, shares of stock of any corporation listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or cash in lieu of fractional shares. Holders of Plains Common Stock will receive only Barrett Common Stock, which is listed on the NYSE, and cash in lieu of fractional shares under the terms of the Merger Agreement. Consequently, holders of Plains Common Stock will not be entitled to appraisal rights under the DGCL.

  At the Barrett Special Meeting, holders of shares of Barrett Common Stock will consider and vote upon proposals to approve the Charter Amendment and the Stock Issuance. Holders of Barrett Common Stock will not be entitled to appraisal rights under the DGCL.

SOLICITATION OF PROXIES

  Subject to the Merger Agreement, each of Barrett and Plains will bear the cost of the solicitation of proxies from its own stockholders, except that Barrett and Plains will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each corporation and its subsidiaries may solicit proxies from stockholders of such corporation by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Barrett and Plains will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  Corporate Investor Communications Inc. will assist in the solicitation of proxies by Barrett for fees of $3,500, plus reimbursement of a maximum of $3,000 of out-of-pocket expenses. D.F. King & Co., Inc. will assist in the solicitation of proxies by Plains for fees of $7,000, plus reimbursement of reasonable out-of-pocket expenses.

  HOLDERS OF BARRETT COMMON STOCK AND PLAINS COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

  The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

  Barrett, Sub and Plains have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "--Conditions to the Consummation of the Merger"), Sub will be merged with and into Plains, and Plains will be the Surviving Corporation and a wholly owned subsidiary of Barrett. As soon as practicable after the satisfaction or waiver (where permisible) of the conditions under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

  In mid-November 1993, an independent oil company ("Company One") contacted Mr. James A. Miller, then the President and Chief Executive Officer of Plains, to discuss a possible strategic merger with Plains. On December 7, 1993, Mr. Miller reviewed with the Board of Directors of Plains the preliminary contact with Company One. Following such meeting, the Plains Board of Directors engaged Goldman Sachs as its financial advisor to assist it in considering a broad range of strategic options, including the consideration of a strategic merger. The Plains Board convened a special meeting on December 21, 1993, at which it reviewed with its financial advisor its existing strategy, as well as the alternatives of pursuing a major acquisition of an oil and natural gas company or a major oil and natural gas producing property, a strategic merger with an oil and natural gas company, or the sale of Plains. At the meeting, after considering, among other things, the presentation of Goldman Sachs, the Plains Board determined to pursue its existing growth strategy but also to consider strategic merger opportunities. In that regard, the Plains Board authorized management to investigate further the possibility of a stock-for-stock merger with Company One.

  In late December 1993, Mr. William J. Barrett, then the President and Chief Executive Officer of Barrett, contacted Mr. Miller and proposed a meeting to discuss a possible business combination between Barrett and Plains. On December 30, 1993, Mr. Barrett, Mr. C. Robert Buford, then Barrett's Chairman of the Board, and Mr. Miller met to explore the possibility of a stock-for-stock merger and exchanged publicly available information regarding their respective companies.

  In January 1994, Plains and Company One each executed confidentiality and standstill agreements. During the months of January and February 1994, Plains and Company One conducted due diligence reviews of one another, although specific merger proposals were not discussed. In March 1994, Plains and Company One mutually agreed that there was no basis to continue further discussions. At the same time, informal and sporadic conversations took place between Barrett and Plains until April 1994.

  On April 11, 1994, the Plains Board met with its legal and financial advisors to continue the Plains Board's review of strategic alternatives.

  On April 14, 1994, Mr. Barrett delivered a letter to Mr. Miller stating that the Board of Directors of Barrett had decided that a merger with Plains was not in the best interests of Barrett's stockholders at that time because Barrett was planning to develop a large amount of low risk gas reserves during the next several years and, until such development, Barrett's stock price probably would not adequately reflect the value of those properties. On April 14, 1994, the closing price of Barrett Common Stock was $13.375 per share. Discussions between the two companies thereafter concluded.

  On July 25, 1994, Mr. Jon Brumley, the Chairman of the Board of Cross Timbers Oil Company ("Cross Timbers") telephoned Mr. Miller to inform him that Cross Timbers beneficially owned approximately 4.9% of Plains' outstanding shares (which number included shares of Plains Common Stock held in portfolio accounts managed by a director of Cross Timbers). On August 2, 1994, at Mr. Brumley's suggestion, Mr. Miller and Mr. Robert M. Danos, then the President of Plains Petroleum Operating Company (a wholly owned subsidiary of Plains), met with Mr. Brumley and Mr. Bob R. Simpson, the Vice Chairman of the Board and Chief Executive Officer of Cross Timbers. At such meeting, the representatives of Cross Timbers suggested a possible merger between Cross Timbers and Plains, although they did not present any specific proposals.

  On August 11, 1994, the Plains Board met and discussed, among other things, the August 2nd meeting with Cross Timbers. On August 15, 1994, Plains retained Batchelder & Partners, Inc. ("Batchelder") to join with Goldman Sachs in advising Plains.

  On August 31, 1994, representatives of another independent oil and natural gas company ("Company Two") contacted Mr. Danos and an outside director of Plains to inform each of them that it had accumulated a significant number of shares of Plains Common Stock.

  At its regular meeting held on September 8, 1994, the Plains Board reviewed with its legal and financial advisors the above-mentioned inquiries concerning possible strategic alliances with Plains or the sale of Plains, Plains' operations and financial performance and its strategic alternatives. The Plains Board determined that Plains should continue to pursue its independent growth strategy through acquisitions, exploration and strong operating management, and that Plains was not for sale.

  On September 19, 1994, Cross Timbers filed with the Commission a Schedule 13D indicating that, as of such date, Cross Timbers beneficially owned 550,000 shares of Plains Common Stock (which number did not include the shares in portfolio accounts managed by a director of Cross Timbers), or approximately 5.6% of the outstanding shares. In the Schedule 13D, Cross Timbers stated that its ownership of Plains Common Stock could serve as a basis for a possible attempt by Cross Timbers to acquire control of Plains if Cross Timbers should decide to do so. Cross Timbers also stated that it might seek representation on Plains' Board of Directors in order to influence management to take specific steps to enhance stockholder value.

   On October 5, 1994, Batchelder met with representatives of Company Two, during which meeting such representatives proposed a possible framework for a possible combination of Plains and Company Two that would result in the Plains stockholders owning more than 50% of the combined enterprise. No specific terms were discussed.

  On October 19, 1994, Goldman Sachs and Plains entered into a new engagement letter providing for the engagement of Goldman Sachs as financial advisor to Plains with respect to an acquisition by Cross Timbers or any tender offer, merger or other similar transaction with any other person, rather than with respect to general advisory services.

  At the Plains Board's regular meeting held on October 19, 1994, the Plains Board of Directors, together with its legal and financial advisors, reviewed the Cross Timbers Schedule 13D. The Plains Board also engaged in a comprehensive review of its strategic options. Included in this review was the combined presentation of Goldman Sachs and Batchelder which, among other things, provided an overview of the merger market for oil and natural gas companies and outlined various strategic options available to Plains, including pursuing an independent growth strategy, a strategic merger with an oil and natural gas company and the sale of Plains. The Plains Board of Directors determined that Plains should continue to pursue aggressively its growth strategy. However, in light of Cross Timbers' Schedule 13D filing, the Plains Board of Directors decided that Plains should engage in a thorough study of the alternative strategy of a possible stock-for-stock merger with one of a group of widely held public companies in the energy industry. As part of this study, the Plains Board of Directors authorized Goldman Sachs and Batchelder to seek preliminary indications of interest from a group of possible merger partners believed to present potential synergistic or strategic value. The Plains Board of Directors concluded that if the study failed to yield a superior alternative to its existing growth strategy by year-end, Plains would continue to pursue such existing growth strategy. In addition, the Plains Board of Directors amended its stockholders rights plan to lower the threshold for a person to become an "Acquiring Person," and thereby trigger a distribution of the Rights, to 15% and to make certain other changes. The Plains Board determined that such amendments were necessary to preserve the Board's ability to control the study process and to pursue business combinations in the best interests of Plains' stockholders. A press release announcing the Board's actions was issued on October 20, 1994.

  On October 21, 1994, Cross Timbers filed an amendment to its Schedule 13D indicating that, as of October 20, 1994, Cross Timbers beneficially owned 644,500 shares of Plains Common Stock (which number did not include the shares in portfolio accounts managed by a director of Cross Timbers), or approximately 6.6% of the outstanding shares. The amended Schedule 13D also stated that Cross Timbers was reconsidering all of its own alternatives in light of Plains' announced decision to study strategic alternatives.

  On October 26, 1994, the Plains Board held a special meeting to review with its financial advisors the inquiries received in light of the public disclosure of the Plains Board's October 19th decision. The Plains Board again reviewed the status of its strategic study at its November 16 regular meeting. Plains' financial advisors delivered to the Plains Board a presentation that, among other things, provided an updated overview of the merger market for oil and natural gas companies, and summarized certain publicly available information on four study participants that had executed confidentiality and standstill agreements and that were reviewing confidential data prepared by Plains with the assistance of its financial advisors.

  During October and November 1994, Plains' financial advisors solicited a total of eight public companies in the energy industry, a total of four of which signed confidentiality and standstill agreements and were invited to conduct due diligence investigations of Plains and to submit preliminary indications of interest for a stock-for-stock combination. Another company, which was not originally solicited, also signed a confidentiality and standstill agreement, conducted due diligence and was invited to submit a preliminary indication of interest for a stock-for-stock combination. Cross Timbers and Company Two were among those invited to participate in this process. Cross Timbers declined to do so because it was unwilling to execute the confidentiality and standstill agreement in the form which had been executed by the other participants. Specifically, Cross Timbers objected to being limited to submitting a stock-for-stock proposal. Company Two declined to participate because it did not wish to restrict the actions it might take with respect to Plains Common Stock due to its access to confidential Plains' information. All of the study participants were requested to conclude their due diligence reviews and submit preliminary, non-binding proposals before December 12, 1994.

  On December 14, 1994, Company Two delivered a letter to Plains proposing a merger in which holders of Plains Common Stock would receive a combination of cash and common stock that Company Two claimed to be worth $27 per share of Plains Common Stock. In its preliminary proposal, Company Two stated the cash component of its proposal was $14.25 for each share of Plains Common Stock. It attributed in its preliminary proposal a value of $12.00 per share to its common stock and, therefore, indicated it would exchange 1.0625 shares of its common stock for each share of Plains Common Stock. (However, on December 14, 1994, the closing price of Company Two's common stock was $8.625 per share.) In addition, the Company Two proposal was preliminary and non-binding and subject to, among other things, due diligence and board approval. On December 14, 1994, the closing price of Plains Common Stock was $24 per share.

  During the Plains Board's regular meeting on December 15, 1994, the Plains Board reviewed with its financial advisors the two preliminary indications of interest that had been received from the five remaining study participants as well as the letter from Company Two. Both of the proposals from the study participants were preliminary and nonbinding and subject to due diligence, regulatory approvals, board approval and other conditions. One of these study participants, a large capitalization independent oil and natural gas company ("Participant One"), proposed a stock-for-stock merger agreement with a fixed exchange ratio. Based on the closing price of Participant One's common stock on December 15, 1994, this preliminary proposal represented an offer of approximately $23 per share of Plains Common Stock. The other study participant submitting a preliminary proposal, a medium capitalization independent oil and natural gas company ("Participant Two"), proposed a consolidation of Plains and Participant Two into a newly formed holding company. Based on numerous assumptions by Participant Two (not necessarily agreed to by Plains' Management), including, among others, the belief that the newly formed holding company would trade at a valuation materially higher than the sum of the two companies, this proposed consolidation transaction, in the view of Participant Two, indicated an implied price of approximately $27 per share of Plains Common Stock. However, based on the trading price for the stock of Participant Two then prevailing and the proposed ratio of ownership of the newly formed holding company, this proposed consolidation indicated an implied price of approximately $20 per share of Plains Common Stock. On December 15, 1994, the closing price of Plains Common Stock was $23.875 per share.

  At the December 15th meeting, Plains' financial advisors, among other things, presented an update of the merger market for oil and natural gas companies, reviewed with the Plains Board of Directors the preliminary indications of interest received to date, and reviewed the options available to Plains that they had previously reviewed with the Board. The Plains Board, among other things, reviewed with its financial advisors the fact that declining natural gas prices had adversely affected the stock prices of independent exploration and production companies, hampering their ability to consummate stock-for-stock merger transactions. After evaluating the proposals of Participant One and Participant Two with Plains' financial advisors, the Plains Board determined to pursue further discussions with both companies to explore further the values that might be realized in transactions with such parties. With respect to the proposal from Company Two, the Plains Board reaffirmed its decision to pursue its study of stock-for-stock transactions exclusively and, accordingly, reaffirmed that it was not soliciting any offers involving a sale of Plains. Mr. Miller delivered a letter dated December 15, 1994 to Company Two stating the Plains Board's decision. The Board of Directors of Plains on December 19, 1994 publicly announced that Plains was continuing discussions with a narrowed field of possible merger partners and that Plains hoped to reach some study conclusions by late January.

  In January and February 1995, three additional companies indicated their respective interest in a stock-for-stock merger with Plains, and each executed a confidentiality and standstill agreement and commenced due diligence. During January, Plains and Participant Two exchanged additional information about their respective companies but were unable to agree on an acceptable valuation of the two companies for the proposed consolidation transaction. Participant Two eventually submitted a proposal to merge with Plains for a consideration of approximately $15 per share, consisting of cash and securities. The Participant Two proposal was preliminary and nonbinding and subject to certain adjustments, negotiation of a definitive agreement and other conditions. On the date of such preliminary proposal, the closing price of the Plains Common Stock was $21.75 per share. Plains rejected this proposal because it was inconsistent with the Plains Board's study of stock-for-stock merger alternatives and represented a price below the market price of Plains Common Stock. On

January 27, 1995, at the direction of the Plains Board, Plains' financial advisors informed Participant One that, after Plains' due diligence investigation of Participant One, Plains had declined to pursue further discussions regarding their merger proposal.

  On February 2, 1995, Plains announced that, due to industry-wide developments, Plains was unable to complete its study within its previously anticipated timetable but that a decision was expected by the end of February. The Board reiterated that, if the study failed to produce a superior alternative to its existing growth strategy, Plains would continue such strategy.

  On February 8, 1995, in light of the conversations which had taken place a year earlier, Mr. Miller contacted Mr. Barrett to suggest that Barrett participate in Plains' strategic study. After consultation with the Barrett Board of Directors, Mr. Barrett telephoned Mr. Miller and indicated that Barrett would enter the study process.

  On February 10, 1995, Plains received from WTW Properties, Inc., a wholly owned subsidiary of Cross Timbers, a written notice stating that WTW Properties intended to nominate two officers of Cross Timbers for election as directors of Plains at Plains' 1995 annual meeting of stockholders.

  On February 16, 1995, the Plains Board met with its legal and financial advisors to discuss, among other things, the status of the strategic study and the proposed nominations by Cross Timbers. In addition, the Plains Board was informed of the contacts with Barrett and discussed with Plains' financial advisors financial information regarding Barrett.

  On February 17 and 20, 1995, Plains and Barrett, respectively, executed confidentiality and standstill agreements and commenced extensive due diligence investigations of each other. These investigations included meetings of representatives of the two parties on February 20 and 21, 1995 at Plains' office for an initial asset review and review of preliminary information concerning Plains. Also, on February 20, 1995, the Board of Directors of Barrett met to discuss the status of the discussions with Plains concerning a potential business combination and to discuss the merits of going forward with further evaluation of Plains. The Barrett Board of Directors approved going forward with discussions with Plains and with the engagement of Petrie Parkman to assist Barrett in evaluating Plains and in structuring a potential business combination. On February 21, 1995, Barrett engaged Petrie Parkman as its financial advisor. On February 23 and 24, 1995, representatives of Plains visited Barrett's offices for an initial review of the assets and operations of Barrett.

  On February 26, 1995, the Barrett Board of Directors met to discuss the potential business combination with Plains and to review a preliminary analysis of the business combination. Management of Barrett and representatives of Petrie Parkman provided their analyses of the proposed business combination and various matters in connection with proposed structures for the combination. Based on the information presented to the Barrett Board of Directors, the Barrett Board of Directors determined to pursue discussions with Plains based on a framework suggested by management and Petrie Parkman, including a stock-for-stock exchange of Barrett Common Stock for each share of Plains Common Stock. On February 27, 1995, representatives of Barrett and Plains discussed Barrett's proposal for the business combination, which provided for a strategic merger in which holders of Plains Common Stock would receive 1.2 shares of Barrett Common Stock for each share of Plains Common Stock held by them. Based upon the closing price of $18.75 per share of Barrett Common Stock on February 27, 1995, this Barrett proposal valued Plains at approximately $22.50 per share.

  At a dinner meeting with the Plains Board on February 27, 1995, Mr. Miller informed the Plains Board of Directors of the Barrett proposal and that management would not recommend to the Plains Board the acceptance of the proposed exchange ratio at the then market price of Barrett Common Stock. On February 28, the Plains Board met with its legal and financial advisors to discuss, among other things, the Barrett proposal. None of the three additional participants that joined the study in January 1995 ultimately submitted a proposal to Plains. The Plains Board determined that the indications of interest and preliminary proposals received by Plains reflected the depressed market for common stock of public companies in the energy industry. In addition, although Plains had engaged in thorough and detailed discussions with a number of merger partners, the Plains Board concluded that no proposal had developed which the Plains Board was prepared to recommend to Plains' stockholders. On February 28, 1995, Plains informed Barrett that it was not interested in continuing to pursue a transaction based on the negotiations to date.

  At its February 28 meeting, after considering the presentations of Goldman Sachs and Batchelder, the Plains Board of Directors also determined that Plains' stockholders could benefit from a transaction and that companies in the energy industry recognize the value of Plains, particularly its long-lived natural gas reserves and strong balance sheet, and would be interested in pursuing a transaction with Plains. Accordingly, the Board of Directors of Plains authorized Goldman Sachs and Batchelder to seek indications of interest from a broader group of companies and also for a broader range of transactions, including transactions involving an acquisition of Plains for cash or a combination of cash and securities. Plains issued a press release on March 1, 1995 disclosing the Plains Board's determinations and further announcing that Plains' annual meeting of stockholders originally scheduled for April 13, 1995 had been postponed, pending the results of this expanded study. Plains also reaffirmed that if this expanded study process did not yield a proposal in the best interests of the stockholders, Plains would continue to pursue its independent strategy of growth through acquisitions, exploration and development.

  Beginning on March 1, 1995, Goldman Sachs and Batchelder solicited indications of interest from 75 companies in the energy industry believed to be financially capable of consummating a transaction with Plains. Barrett, Cross Timbers and Company Two were among the companies contacted for this expanded study. Barrett's financial advisor indicated to Plains' financial advisor that Barrett was reluctant to enter into the expanded study at that time. Neither Cross Timbers nor Company Two participated in the process. After initial inquiries, 47 companies were eventually asked to execute a confidentiality and standstill agreement. Twenty-two of these companies executed the agreement and received extensive and detailed confidential information regarding Plains. In connection with this expanded study, the participants were requested to submit their non-binding, preliminary indications of interest in a transaction with Plains no later than April 28, 1995. The participants were informed that visits to Plains' "data room" for due diligence were scheduled to begin on or about May 8 for those companies invited by Plains to do so. The data room visits were designed to enable participants to confirm the information contained in the detailed confidential materials previously supplied to them.

  On April 11, 1995, in light of the two prior rounds of discussions, Mr. Miller attempted to reach Mr. Barrett by telephone to discuss Barrett's participation in the expanded study. Mr. Barrett returned Mr. Miller's call on April 12, and later that day, Mr. Barrett, Mr. Buford and Barrett's financial advisor met with Mr. Miller and Mr. William F. Wallace, the new President of Plains Petroleum Operating Company. At such meeting, the Barrett representatives discussed Plains' expanded study but indicated that they had not yet made any decisions regarding their participation. On April 13, Barrett's representatives requested and received a copy of the confidential materials that had been delivered to the other expanded study participants. Barrett also executed a new confidentiality and standstill agreement. On April 13, 1995, management and certain directors of Barrett met with representatives of Petrie Parkman to discuss the potential structure and terms of a possible business combination with Plains. Based on this discussion, Barrett elected to continue its due diligence and develop a proposal for a transaction with Plains.

  On April 18, 1995, Cross Timbers filed a further amendment to its Schedule 13D stating that, pending the completion of Cross Timbers' acquisition of certain natural gas producing properties, Cross Timbers did not currently intend to pursue a business combination with Plains. The amended Schedule 13D stated that Cross Timbers accordingly did not currently plan to enter into a confidentiality agreement with Plains or to seek confidential financial or operating information from Plains which might be available as part of Plains' expanded strategic study.

  On April 19, 1995, the Board of Directors of Barrett met with Barrett management and representatives of Petrie Parkman to discuss the status of its due diligence review of Plains. After again reviewing relevant information concerning a potential business combination, Barrett determined to continue to pursue a business combination with Plains, and the Barrett Board of Directors authorized an offer to exchange up to 1.3 shares of Barrett Common Stock for each share of Plains Common Stock. This offer, which represented a higher ratio than Barrett had been willing to offer in the prior negotiations, was made orally on April 19. The offer was conditioned upon the absence of any price protection mechanisms ("collars") or termination rights based solely on a decline in the price of Barrett Common Stock ("walkaways"). Barrett also requested as a condition to further discussion an opportunity to negotiate a stock-for-stock merger with Plains prior to the April 28th due date for the preliminary indications of interest. Plains agreed to engage in negotiations but refused to terminate the solicitation of preliminary indications of interest from other parties or to delay the April 28th due date. Based upon the closing price of Barrett Common Stock of $23.25 per share on April 19, 1995, the Barrett proposal valued Plains at $30.23 per share.

  On April 20, 1995, Plains provided Barrett with a form of agreement and plan of merger that had been prepared by Plains' counsel in connection with earlier merger discussions with other potential merger partners and requested that Barrett provide Plains with a detailed proposal that included all of its material terms and conditions. The form of the draft agreement, which had previously been reviewed by the Plains Board, contemplated the possibility of collars and included a walkaway right (despite Barrett's earlier insistence to the contrary) and a right to terminate the agreement to accept a superior proposal without any payment of fees or expenses. Throughout this period, the expanded study process involving 21 other participants continued.

  On April 21, 1995, representatives of Plains visited Barrett's offices to undertake an updated review of Barrett's assets and operations and to discuss various aspects of the proposed business combination.

  On April 24, 1995, Barrett delivered to Plains a detailed proposal in the form of a markup of Plains' draft merger agreement. The April 24th proposal included, among other things, the 1.3 exchange ratio with no collars or walkaway rights, a termination fee that would be triggered upon numerous events and the inclusion of two Plains directors on the Board of Directors of the combined company.

  At a special meeting of the Plains Board of Directors held on April 26, the Plains Board reviewed Barrett's proposal with Plains' legal and financial advisors. Goldman Sachs presented preliminary information on Barrett, its natural gas reserves (information that was provided by Barrett management and was reviewed and adjusted by Plains management), its businesses and other financial and stock price information, and Goldman Sachs and the Plains Board discussed the strategic fit between Plains and Barrett. Goldman Sachs and Batchelder also updated the Plains Board on the expanded study and the anticipated responses from other potential merger partners or acquirors. Based on its evaluation of the Barrett proposal, the anticipated results of the expanded study process, the presentations of Goldman Sachs regarding Barrett and the discussions regarding the strategic fit between Plains and Barrett, the Plains Board authorized management, together with Plains' legal and financial advisors, to negotiate a definitive merger agreement with Barrett to be presented to the Plains Board of Directors at its next regularly scheduled meeting to be held on May 2, 1995, four days following the due date for the preliminary indications of interest based upon the detailed confidential information materials delivered to the study participants. The Plains Board also determined that, pending the results of the negotiations with Barrett, the expanded study would continue unimpeded.

  On April 28, Plains received 11 non-binding indications of interest from its expanded study participants. Seven of these preliminary, non-binding proposals offered $25.25 or less per share of Plains Common Stock. The four highest indications of interest consisted of the following: (i) the production subsidiary of a major oil company submitted a preliminary proposal to acquire Plains for $300 million (including the assumption of $34.5 million of Plains' debt), representing $27.21 per share of Plains Common Stock, payable in cash, stock or a combination of cash and stock; (ii) the production subsidiary of a second major oil company submitted a proposal substantially identical to the one described in (i) above, except that a different assumption of the level of Plains debt was made, resulting in an indication of interest of $26.75 per share of Plains Common Stock; (iii) the production subsidiary of a large integrated oil company proposed a range of $23 to $28 per share of Plains Common Stock, payable in stock or a combination of stock and cash; and (iv) a privately held oil and natural gas company proposed to acquire at least 51% of Plains' outstanding shares at a price of $27.50 per share. Each of these indications of interest was preliminary and nonbinding and subject to significant contingencies, including due diligence and board and regulatory approvals.

  On April 28, 1995, Barrett's legal advisors met with Plains' legal advisors in Chicago, and Messrs. Miller and Wallace met with representatives of Barrett in Denver, to negotiate the terms of the merger agreement. Concurrently, Barrett's financial advisors, management and independent reserve engineers met with Plains' financial advisors in Denver to continue the Plains' due diligence review of Barrett, particularly its natural gas reserves. Negotiations between the parties continued in Chicago and Denver throughout the weekend days of April 29 and 30. Although the parties negotiated compromises with respect to the size of the termination fee and its triggering events, the terms of the no-solicitation covenant and issues relating to the number of Plains Designees, Barrett refused any changes with respect to collars and walkaways. On May 1, 1995, Barrett informed Plains that its proposal would expire at 5:00 p.m. (New York City time) on May 2, 1995. Based upon the closing price of Barrett Common Stock on May 1, 1995, the Barrett proposal represented an offer of $30.39 per share of Plains Common Stock.

  On May 2, 1995, Barrett's Board of Directors met with representatives of Petrie Parkman and Barrett's legal counsel. The meeting concluded in the late afternoon of May 2, 1995. Management reported to the Barrett Board of Directors on the proposed terms of the Merger Agreement. As part of that review, the Barrett Board of Directors reviewed the final terms of the Merger Agreement with management and legal counsel, and Petrie Parkman advised the Board of Directors that, in its opinion, the proposed exchange ratio of 1.3 shares of Barrett Common Stock for each share of Plains Common Stock was fair from a financial point of view to the stockholders of Barrett. The Barrett Board of Directors also analyzed and discussed, together with its legal and financial advisors, Plains' financial condition, oil and natural gas reserves and business prospects and the potential synergies that might result from a merger with Plains. See "--Opinions of Financial Advisors." The Barrett Board of Directors unanimously approved the Merger Agreement and resolved to recommend the transaction to its stockholders. See "--Recommendation of the Barrett Board of Directors; Reasons for the Merger."

  On May 2, 1995, the Board of Directors of Plains met for approximately eight hours with Plains' legal and financial advisors to review the proposed merger. Plains' management and Goldman Sachs, among other things, reviewed the information previously supplied by Barrett management and adjusted by Plains management relating to Barrett's natural gas reserves and discussed the strategic fit between Plains and Barrett. The Plains Board of Directors also reviewed with Plains' financial advisors the preliminary, non-binding indications of interest received from other potential merger partners or acquirors. Goldman Sachs presented to the Plains Board an analysis described below under "--Opinions of Financial Advisors--Goldman Sachs Opinion to the Plains Board of Directors" and advised the Plains Board that, in their opinion, as of May 2, 1995, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Plains Common Stock. The Board also considered all of the other factors described below under "--Recommendation of the Plains Boards of Directors; Reasons for the Merger." At the May 2 meeting, the Board of Directors of Plains unanimously declared the Merger fair to and advisable and in the best interests of Plains' stockholders and approved the Merger and the Merger Agreement, thereby concluding its expanded strategic study.

  The Merger Agreement was executed by the parties on May 2, 1995.

  On May 9, Cross Timbers filed an amendment to its Schedule 13D stating that it had sold 229,000 shares of Plains Common Stock between May 3 and May 9 and that, as of May 9, 1995, Cross Timbers beneficially owned 415,400 shares of Plains Common Stock (which number did not include the shares in portfolio accounts managed by a director of Cross Timbers), or approximately 4.2% of the outstanding shares.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

 RECOMMENDATION OF THE BARRETT BOARD OF DIRECTORS; REASONS FOR THE MERGER. At a meeting held on May 2, 1995, the Board of Directors of Barrett determined by unanimous vote that the Merger is fair to and advisable and in the best interests of the holders of shares of Barrett Common Stock, approved the Merger Agreement, the Merger and the other transactions contemplated thereby and resolved to recommend that the holders of shares of Barrett Common Stock vote in favor of the Charter Amendment and the Stock Issuance.

  In reaching these conclusions, the Barrett Board of Directors considered, with the assistance of management and its legal and financial advisors, among other things, the following factors:

    (i) information concerning the financial performance and condition, business operations, assets, liabilities and prospects of Plains and its projected future values and prospects as a separate entity and on a combined basis with Barrett;

    (ii) projected operating synergies, expected at this time to include, among other things, elimination of duplicative personnel, accounting and other systems, and certain other administrative and fixed costs;

    (iii) current industry, economic and market conditions;

    (iv) the structure of the transaction, including the expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in earnings which would result under purchase accounting);

    (v) the terms of the Merger Agreement;

    (vi) the analyses and recommendation of the transaction by Barrett's management;

    (vii) the analyses of its financial advisor, including the opinion of Petrie Parkman described below as to the fairness to the Barrett stockholders of the Exchange Ratio from a financial point of view;

    (viii) the strategic fit between Barrett and Plains, including the potential impact of combining Barrett's development drilling inventory and exploration capabilities and strategy with Plains' strong cash flow;

    (ix) the terms of the long-term natural gas purchase contract between Plains and K N;

    (x) the ability of the combined entity to compete effectively; and

    (xi) the increased number of shares of Barrett Common Stock that would be held by public shareholders after the Merger, and the likelihood of increased liquidity for holders of Barrett Common Stock that would be derived therefrom.

  In connection with its review of the proposed Merger, the Barrett Board of Directors also considered that Barrett would have substantially greater proved oil and natural gas reserves, with a greater percentage of its total reserves attributable to oil rather than natural gas, compared to Barrett alone, and that Barrett would continue to be able to benefit from Barrett's and, to a lesser degree, Plains' exploratory prospects.

  The Board of Directors of Barrett believes that the Merger will result in a combined entity with stronger financial resources that will provide it with the ability to compete more effectively and take advantage of opportunities that may not be available to Barrett on its own. The Barrett Board believes that the Merger will expand the company substantially in a single strategic move and result in several expected benefits to Barrett and its stockholders, including, among others: (i) an ability to exploit exploration and production opportunities from the post-Merger company's solid foundation of long-lived natural gas production in the Mid-Continent and Rocky Mountains areas and significant potential from properties in the Piceance, Wind River, Green River, Powder River, Anadarko, Arkoma and Gulf Coast Basins, (ii) a more diverse oil and natural gas reserve profile than prior to the transaction, (iii) an increased ability to compete due to increased size and market presence and (iv) operating and administrative synergies and efficiencies.

  The foregoing discussion of the information and factors considered and given weight by the Barrett Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Barrett Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Barrett Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Barrett management and the Barrett Board of Directors in the Merger, see "THE MERGER-- Interests of Certain Persons in the Merger."

  THE BARRETT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BARRETT COMMON STOCK VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE STOCK ISSUANCE.

 RECOMMENDATION OF THE PLAINS BOARD OF DIRECTORS; REASONS FOR THE MERGER. By the unanimous vote of the Board of Directors at a meeting held on May 2, 1995, the Plains Board determined the Merger to be fair to and advisable and in the best interests of Plains and its stockholders and approved the Merger and the Merger

Agreement. As described above under "--Background of the Merger," the Plains Board's decision to declare the Merger advisable and to approve the Merger and the Merger Agreement at its May 2nd Board meeting followed a sixteen month study of strategic alternatives, including an extensive solicitation of proposals from companies in the energy industry believed to be financially capable of merging with or acquiring Plains. During this sixteen-month period, the Plains Board of Directors thoroughly reviewed with Goldman Sachs and Batchelder Plains' business, results of operations and prospects, including Plains' existing growth strategy and the uncertainties inherent in achieving the objectives of such strategy, Plains' stock price performance, the level of interest solicited from potential merger partners and acquirors, the number and quality of bids submitted by such study participants and the possible synergies that might exist with potential merger partners.

  At its meeting held on May 2, 1995, the Plains Board received the presentation of management and the independent presentation of Goldman Sachs with respect to Barrett, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Barrett; information provided by Barrett management and reviewed and adjusted by Plains management regarding the natural gas reserves of Barrett; information regarding the management of Barrett; historical data relating to market prices and trading volumes of Barrett Common Stock; market prices for Barrett Common Stock as compared to those of other comparable publicly traded companies; and the possible effects of the Merger on Barrett's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the Barrett Common Stock. Goldman Sachs also presented an analysis of the preliminary indications of interest received by Plains from the expanded study and a summary comparison of the Barrett offer with such indications of interest.

  During the course of its deliberations, the Plains Board of Directors, with the assistance of management and its legal and financial advisors, considered a number of other factors, including the following:

    (i) The strategic and financial alternatives available to Plains, including remaining a separate company and pursuing its existing growth strategy;

    (ii) The exchange ratio proposed by Barrett and the implied premium over the then current market price of Plains Common Stock as compared to the premiums and valuations found in certain other transactions;

    (iii) The proposed terms and conditions of the proposed combination of Barrett and Plains, including (a) the absence of significant restrictions on Plains' ability to consider unsolicited competing merger or acquisition proposals from third parties following the execution of the Merger Agreement and Plains' ability, subject to certain determinations regarding the Plains Board's fiduciary duties, to provide information to, and enter into negotiations with, such third parties, (b) the right of Plains to terminate the Merger Agreement upon receipt of an offer determined by the Plains Board of Directors in good faith to be higher than the per share consideration to be received in the Merger, (c) the right of Plains to terminate the Merger Agreement upon the occurrence of a material adverse change in Barrett, (d) the Plains Board's ability, subject to certain determinations regarding the Plains Board's fiduciary duties, to withdraw or modify its recommendation to Plains' stockholders and (e) the size and structure of the termination fees;

    (iv) The results of the initial and expanded study of strategic alternatives, the extensive and detailed nature of the confidential information delivered to the 22 participants in the expanded study, the belief of the Plains management and its financial advisors that additional information to be included in a Plains "data room" would not lead to materially higher valuations of Plains, the indications of interest received by Plains on April 28, 1995 (the highest of which were a non-binding indication of interest for approximately $27.21 per share of Plains Common Stock and a non-binding indication of interest for a range between $23 and $28 per share), the 1.3 exchange ratio (which, based upon the closing price of Barrett Common Stock on May 1, 1995, represented an offer of $30.39 per share of Plains Common Stock, although the Plains Board was aware that the Barrett Common Stock price might be adversely affected, at least temporarily, by the announcement of the Merger Agreement), the unlikely prospect of materially higher bids (based upon, among other things, the thorough and lengthy solicitation of interest that had been conducted, the well-informed nature of the preliminary indications of interest and information about those companies which had submitted them, the views of Plains' financial advisors, as well as the fact that, since the September 19, 1994 Cross Timbers Schedule 13D filing, considerable public and industry attention had been given to Plains as a takeover candidate), the stated expiration of the Barrett proposal at 5:00 p.m. (New York City time) on May 2, 1995 and the Board's belief that such offer would be withdrawn if not accepted by, or within hours after, the stated deadline;

    (v) The strategic fit between Barrett and Plains, including the match of Plains' strong cash flow with Barrett's capital intensive development drilling inventory and exploration strategy, the complementary location of Plains' and Barrett's natural gas producing properties and the complementary mix of geological, engineering and production expertise;

    (vi) The due diligence investigations of Plains' management and Goldman Sachs and presentations of management regarding the strong growth of Barrett's natural gas reserves and its prospects for future growth;

    (vii) The fact that the combined company after the Merger would be widely held and would have a mid-sized equity market capitalization and, consequently, that a high premium cash transaction in the future would remain a possibility;

    (viii) The historical performance and strategic objectives of Barrett, as well as the risks involved in achieving those objectives in the oil and natural gas industry under current economic and market conditions;

    (ix) The preliminary pro forma financial condition, results of operations and other financial information of the combined entity, including an analysis of the opportunities for cost savings and economies of scale;

    (x) The structure of the Merger, which would permit the holders of Plains Common Stock to exchange all their shares for shares of Barrett Common Stock in a transaction intended, in general, to be tax-free for federal income tax purposes except to the extent of cash received in lieu of fractional shares of Barrett Common Stock;

    (xi) The expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in earnings which would result under purchase accounting);

    (xii) The likelihood that holders of Plains Common Stock would have greater liquidity in their holdings in the combined entity following the Merger;

    (xiii) The published reports of research analysts regarding Barrett; and

    (xiv) The presentations of Goldman Sachs delivered to the Plains Board of Directors at its meetings on April 26, 1995 and May 2, 1995, including the written opinion of Goldman Sachs delivered at the May 2, 1995 meeting to the effect that, as of May 2, 1995, the Exchange Ratio is fair to the holders of Plains Common Stock.

  Goldman Sachs have delivered a written opinion to the Plains Board of Directors, dated the date of this Joint Proxy Statement/Prospectus, that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Plains Common Stock. A copy of the written opinion of Goldman Sachs dated the date hereof setting forth the assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in rendering their opinion is attached to this Joint Proxy Statement/Prospectus as Annex III (and is incorporated herein by reference), and stockholders of Plains are urged to read such opinion carefully in its entirety. See "--Opinions of Financial Advisors--Goldman Sachs Opinion to the Plains Board of Directors."

  The foregoing discussion of the information and factors considered and given weight by the Plains Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Plains Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Plains Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Plains management and the Plains Board of Directors in the Merger, see "--Interests of Certain Persons in the Merger."

  BASED ON THE FACTORS DESCRIBED ABOVE, THE PLAINS BOARD OF DIRECTORS UNANIMOUSLY DECLARED THE MERGER FAIR TO AND ADVISABLE AND IN THE BEST INTERESTS OF THE HOLDERS OF PLAINS COMMON STOCK. THE BOARD OF DIRECTORS OF PLAINS UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF PLAINS COMMON STOCK THAT THE MERGER AND THE MERGER AGREEMENT BE APPROVED AND ADOPTED.

OPINIONS OF FINANCIAL ADVISORS

  PETRIE PARKMAN OPINION TO THE BARRETT BOARD OF DIRECTORS. The Barrett Board of Directors engaged Petrie Parkman to act as its financial advisor in connection with the Merger. The Barrett Board instructed Petrie Parkman, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of Barrett Common Stock of the Exchange Ratio of 1.3 shares of Barrett Common Stock for each share of Plains Common Stock in connection with the Merger and, in such regard, to conduct such investigations as Petrie Parkman deemed appropriate for such purpose. Petrie Parkman advised the Barrett Board, in its written opinion dated May 2, 1995, that, as of May 2, 1995, the Exchange Ratio in connection with the Merger is fair, from a financial point of view, to the holders of Barrett Common Stock. Petrie Parkman subsequently delivered its written opinion to the Barrett Board that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Barrett Common Stock.

  THE FULL TEXT OF PETRIE PARKMAN'S WRITTEN OPINION DATED AS OF THE DATE HEREOF, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED BY PETRIE PARKMAN, AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. In rendering its opinion, Petrie Parkman relied upon the accuracy and completeness of the financial, operating, and other information provided to it and assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments. Petrie Parkman did not independently verify such information or make independent evaluations or appraisals of the assets or liabilities of Barrett or Plains nor, except for the reserve reports referred to in its opinion, was Petrie Parkman furnished with any such evaluations or appraisals. Petrie Parkman's opinion relates only to the Exchange Ratio in connection with the Merger and does not constitute a recommendation to any holder of Barrett Common Stock as to how such holder should vote at the Barrett Special Meeting.

  In connection with its opinion, Petrie Parkman, among other things (i) reviewed certain publicly-available business and financial information relating to Plains and Barrett, including, among others, audited financial statements for Plains as of December 31, 1994 and for Barrett as of September 30, 1994, unaudited financial and operating information for Barrett as of February 28, 1995 and unaudited financial statements for each of Barrett and Plains as of March 31, 1995; (ii) reviewed the estimates of proved oil and natural gas reserves as prepared by Netherland Sewell & Associates, Inc. for Plains as of December 31, 1994 and as reviewed by Ryder Scott Company for Barrett as of September 30, 1994 and as of March 31, 1995 (the "Reserve Reports"); (iii) reviewed certain estimates of oil and natural gas reserves of Plains and Barrett as of January 1, 1995 as prepared by their respective management and staff; (iv) analyzed certain internal financial and operating forecasts and financial and operating data concerning Plains and Barrett, all of which were prepared or provided by the management of Plains or Barrett; (v) discussed the current operations and prospects of Plains with the management and operating staff of Plains and Barrett; (vi) discussed with the management and operating staff of Barrett the current operations and prospects of Barrett and the expected operations and prospects of the combined company, giving pro forma effect to the Merger, including the operational efficiencies expected by Barrett to be realized from the Merger; (vii) reviewed the historical market prices of the shares of Barrett Common Stock and Plains Common Stock; (viii) compared the financial terms of the Merger with the financial terms of certain other transactions which it deemed to be relevant; and (ix) made such other analyses and examinations as it deemed necessary or appropriate.

  In rendering its opinion, Petrie Parkman conducted several analyses including
(i) discounted cash flow analyses of each of Barrett and Plains ("Discounted Cash Flow Analyses"); (ii) comparisons with selected publicly-traded comparable companies ("Common Stock Comparisons"); (iii) analyses of selected comparable industry transactions ("Comparable Transactions Analyses"); (iv) an analysis of the potential future financial performance of Barrett ("Going Concern Analysis"); and (v) an analysis of the potential financial effects of the Merger ("Pro Forma Merger Analysis"). These analyses are described below. Based upon the reference value ranges resulting from the various analyses and subject to the assumptions and limitations set forth in its opinion, Petrie Parkman came to composite ranges of asset reference values for Barrett and Plains of $275 million to $325 million and $280 million to $350 million, respectively. After deducting long-term debt for Barrett of approximately $31 million from the Barrett composite asset reference value range and dividing by the number of shares of Barrett Common Stock outstanding, Petrie Parkman arrived at a composite equity reference value range per share of Barrett Common Stock on a primary basis of $20.56 to $24.78. After deducting long-term debt for Plains of approximately $37 million from the Plains composite asset reference value range and dividing by the number of shares of Plains Common Stock outstanding, Petrie Parkman arrived at a composite equity reference value range per share of Plains Common Stock on a primary basis of $24.76 to $31.90.

  DISCOUNTED CASH FLOW ANALYSIS--BARRETT. Under this analysis, Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets of Barrett based on the Reserve Reports and certain projections provided by Barrett and for the non-reserve assets of Barrett utilizing information and projections provided by Barrett. Three scenarios were evaluated in which the principal variables were oil and natural gas prices. The three pricing scenarios used by Petrie Parkman were based on benchmarks for posted prices for West Texas Intermediate equivalent crude oil and for spot sales of Louisiana offshore natural gas delivered to an interstate pipeline ("Pricing Case I," "Pricing Case II" and "Pricing Case III"). To these benchmarks, Petrie Parkman applied appropriate quality and transportation adjustments. For Pricing Cases I, II and III, benchmark oil prices were projected to be $16.00, $17.50 and $19.00 per barrel, respectively, for 1995 and to escalate annually thereafter at rates of 4.0%, 5.0% and 6.0%, respectively; oil prices in each pricing case were capped at $50.00 per barrel. Benchmark natural gas prices were projected to be $1.65, $1.85 and $2.00 per MMBtu, respectively, for 1995 and to escalate annually thereafter at rates of 5.0%, 5.0% and 6.0%, respectively; natural gas prices in each pricing case were capped at $6.00 per MMBtu. Operating and capital costs were escalated at 4.0% per year. Other factors involved in this analysis included the use of after-tax discount rates ranging from 10.0% to 17.5%, a carry-over of Barrett's existing tax positions, and the evaluation of certain other assets of Barrett. This methodology resulted in asset reference value ranges of $196 million to $252 million for Pricing Case I, $219 million to $278 million for Pricing Case II and $245 million to $309 million for Pricing Case III.

  COMMON STOCK COMPARISON--BARRETT. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, and standardized measure of discounted future net cash flows ("SEC Value")) and of equivalent proved reserves, and market capitalization multiples of certain historical financial criteria (such as discretionary cash flow) for 62 publicly-traded U.S.-based independent oil and natural gas companies with adjusted capitalizations less than $750 million. The adjusted capitalization of each company was obtained by adding its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (if publicly-traded or liquidation or book value if not) and the book value of its minority interest in other companies minus its cash balance. Petrie Parkman then segmented the 62 companies into two categories (U.S. oil and natural gas explorers and U.S. natural gas producers) based on its judgments regarding the operational characteristics and growth strategies of each company.

  Five of these companies--Cairn Energy USA, Inc., Chesapeake Energy Corporation, Stone Energy Corporation, Texas Meridian Resources Corporation and Tom Brown, Inc.--which in Petrie Parkman's judgment were more relevant to an evaluation of Barrett as a U.S. oil and natural gas explorer, were examined in greater detail. For these five companies, the highest, average, and lowest adjusted capitalization multiples of gross pretax cash flow were 30.6x, 25.1x and 9.4x, respectively. The highest, average and lowest adjusted capitalization multiples of adjusted discretionary cash flow were 27.7x, 22.3x and 9.0x, respectively. The highest, average and lowest adjusted capitalization multiples of operating cash flow were 24.0x, 18.3x and 8.0x, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 5.0x,

2.8x and 1.9x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $6.24, $2.70 and $1.02 per Mcf equivalent using a six Mcf of natural gas to one barrel of oil conversion ratio ("Mcfe6"), respectively. The highest, average and lowest market capitalization multiples of discretionary cash flow were 29.1x, 23.9x and 9.2x, respectively. Petrie Parkman determined that, with respect to Barrett, the appropriate benchmark for adjusted capitalization multiples for gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value and equivalent proved reserves were in the ranges of 25.0 to 30.0x,
25.0 to 30.0x, 18.0 to 23.0x, 2.0 to 3.0x, and $1.75 to 2.25 per Mcfe6,
respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 25.0 to 30.0x. These benchmark multiples were applied by Petrie Parkman to Barrett's gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value, discretionary cash flow and equivalent proved reserves, respectively, all of which were derived from publicly-available financial and operating data for Barrett. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $260 million to $330 million.

  Thirteen of these companies--Basin Exploration, Inc., Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Gerrity Oil & Gas Corporation, HS Resources, Inc., Hugoton Energy Corporation, PetroCorp, Inc., Plains Petroleum Company, Presidio Oil Company, St. Mary Land & Exploration Company, Tide West Oil Company and Unit Corporation--which in Petrie Parkman's judgment were more relevant to an evaluation of Barrett as a U.S. natural gas producer, were examined in greater detail. For these thirteen companies, the highest, average and lowest adjusted capitalization multiples of gross pretax cash flow were 12.3x, 7.8x and 5.0x, respectively. The highest, average and lowest adjusted capitalization multiples of adjusted discretionary cash flow were 9.9x, 7.8x and 5.0x, respectively. The highest, average and lowest adjusted capitalization multiples of operating cash flow were 9.4x, 6.4x and 4.0x, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 1.7x, 1.4x and 1.1x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $0.95, $0.76 and $0.60 per Mcfe6, respectively. The highest, average and lowest market capitalization multiples of discretionary cash flow were 8.3x, 5.3x and -1.0x, respectively. Petrie Parkman determined that, with respect to Barrett, the appropriate benchmark adjusted capitalization multiples for gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value and equivalent proved reserves were in the ranges of 7.0 to 9.0x, 7.0 to 9.0x, 5.0 to 7.0x, 1.2 to 1.5x, and $0.70 to 0.85 per Mcfe6,
respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 5.0 to 7.0x. These benchmark multiples were applied by Petrie Parkman to Barrett's gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value and discretionary cash flow derived from publicly-available financial and operating data and equivalent proved reserves based on the Reserve Reports and certain projections provided by Barrett. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $200 million to $250 million.

  COMPARABLE TRANSACTIONS ANALYSIS--BARRETT. Petrie Parkman reviewed certain publicly-available information on 84 oil and natural gas property acquisition transactions involving Rocky Mountain and Mid-Continent assets which took place between January 1993 and April 1995. Using publicly-available information, Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent proved reserves were $1.58, $0.75 and $0.20 per Mcfe6, respectively. The highest, average and lowest multiples of equivalent proved reserves using a 10 Mcf of natural gas to one barrel of oil conversion ("Mcfe10") were $1.58, $0.61 and $0.12, respectively. Petrie Parkman determined that, with respect to Barrett, the appropriate benchmark multiples for equivalent proved reserves were in the ranges of $0.80 to $0.95 per Mcfe6 and $0.75 to $0.90 per Mcfe10, respectively. These benchmarks were applied by Petrie Parkman to Barrett's corresponding proved reserve figures based on the Reserve Reports and certain projections provided by Barrett to yield asset reference value ranges for Barrett's reserves. Following adjustments for Barrett's non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $264 million to $321 million.

  In addition, Petrie Parkman reviewed certain publicly-available information on 18 company acquisition transactions and offers for control in the oil and natural gas exploration and production industry which took place between January 1992 and April 1995. Using publicly-available information, Petrie Parkman calculated total investment (purchase price plus obligations assumed) multiples of gross pretax cash flow for the target company in each transaction. For these 18 transactions, the highest, average and lowest multiples of gross pretax cash flow were 15.1x, 6.5x and -14.0x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves (purchase price plus obligations assumed less estimated values of non-reserve assets) multiples of SEC Value and equivalent proved reserves for the target company in each transaction. The highest, average and lowest purchase price multiples of discretionary cash flow were 23.0x, 6.8x and -10.7x, respectively. The highest, average and lowest implied purchase price multiples of SEC Value were 2.0x, 1.3x and 0.5x, respectively. The highest, average and lowest implied purchase price multiples of equivalent proved reserves were $1.64, $0.85 and $0.33 per Mcfe6, respectively. The highest, average and lowest implied purchase price multiples of equivalent proved reserves were $1.51, $0.73 and $0.22 per Mcfe10, respectively. Petrie Parkman determined that, with respect to Barrett, the appropriate benchmark multiples for gross pretax cash flow, discretionary cash flow, SEC Value and equivalent proved reserves were in the ranges of 7.0 to 9.0x, 8.0 to 11.0x, 1.5 to 1.8x, $0.80 to $0.95 per Mcfe6, and $0.75 to 0.90 per Mcfe10, respectively. These benchmark multiples were applied by Petrie Parkman to Barrett's gross pretax cash flow, discretionary cash flow, SEC Value and equivalent proved reserves based on the Reserve Reports and certain projections provided by Barrett. Following adjustments for Barrett's non-reserve assets as appropriate, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $200 million to $250 million.

  GOING CONCERN ANALYSIS--BARRETT. Under this analysis, Petrie Parkman projected cash flows for Barrett without giving effect to the Merger for the five year period 1995 through 1999 using the three oil and natural gas pricing scenarios described above. These projections were prepared utilizing certain information and projections prepared or provided by Barrett management as well as numerous assumptions, including two capital spending cases ("Capital Case I" and "Capital Case II", respectively) and a 1995 reserve finding cost of $0.55 per Mcfe6. The two capital cases differed in the amount and timing of capital expended over the five year period and the $0.55 per Mcfe6 reserve finding cost was based on a five year average of Barrett's historical reserve finding costs. Other factors included discount rates of 12.5% to 15.0%, terminal multiples of 6.0x projected 1999 discretionary cash flow and $1.10 per Mcfe6 of projected 1999 reserves and Barrett's existing tax positions.

  This methodology resulted in ranges of equity reference values per share of Barrett (on a primary basis) using a terminal multiple of 6.0x projected 1999 discretionary cash flow under Capital Case I of $18.16 to $20.75 using Pricing Case I, $25.85 to $29.17 using Pricing Case II, and $32.05 to $35.93 using Pricing Case III and under Capital Case II of $21.08 to $24.30 using Pricing Case I, $32.25 to $36.60 using Pricing Case II, and $40.62 to $45.77 using Pricing Case III. Use of a terminal multiple of $1.10 per Mcfe6 for projected 1999 reserves yielded equity reference values per share of Barrett (on a primary basis) under Capital Case I of $20.06 to $22.89 using Pricing Case I, $23.82 to $26.88 using Pricing Case II, and $27.41 to $30.70 using Pricing Case III and under Capital Case II of $24.05 to $27.64 using Pricing Case I, $28.52 to $32.39 using Pricing Case II, and $32.81 to $36.97 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined composite asset reference value ranges under this method of $316 million to $375 million for Capital Case I and $399 million to $458 million for Capital Case II, respectively.

  PRO FORMA MERGER ANALYSIS. Petrie Parkman analyzed certain pro forma financial effects from the Merger projected for the periods 1995 through 1999 after considering the aforementioned information. In connection with such analysis, Petrie Parkman assessed the past performance of the management of Barrett, reviewed the estimates and projections prepared or provided by the managements of Barrett and Plains, and had discussions with members of the management of Barrett with respect to the future financial and operating performance of Barrett on a stand-alone basis and after giving effect to the Merger, but relied only to a limited degree on these estimates and projections in conducting its pro forma merger analysis. This analysis indicated that the contemplated transaction would be anti-dilutive to projected Barrett earnings per share and discretionary cash flow per share. Petrie Parkman concluded that, based on these projections, the contemplated transaction would not be dilutive over the period analyzed and would not result in higher financial leverage, thus supporting its opinion.

  DISCOUNTED CASH FLOW ANALYSIS--PLAINS. Under this analysis, Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets of Plains based on the Reserve Reports and certain projections provided by Plains and for the non-reserve assets of Plains utilizing information and projections provided by Plains. Three scenarios were evaluated in which the principal variables were the oil and natural gas price scenarios described above. Other factors involved in this analysis included the use of after-tax discount rates ranging from 10.0% to 20.0%, a carry-over of Plains' existing tax positions, and the evaluation of certain other assets of Plains. This methodology resulted in asset reference value ranges of $217 million to $266 million for Pricing Case I, $251 million to $303 million for Pricing Case II, and $290 million to $349 million for Pricing Case III.

  COMMON STOCK COMPARISONS--PLAINS. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, adjusted discretionary cash flow, operating cash flow and SEC Value) and of equivalent proved reserves, and market capitalization multiples of certain historical financial criteria (such as discretionary cash flow) for 62 publicly-traded U.S.-based independent oil and natural gas companies with adjusted capitalizations less than $750 million. Fourteen of these companies, which in Petrie Parkman's judgment were more relevant to an evaluation of Plains, were examined in greater detail: Barrett Resources Corporation, Coda Energy, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Hugoton Energy Corporation, Lomak Petroleum, Inc., Louis Dreyfus Gas Corporation, PetroCorp, Inc., Presidio Oil Company, St. Mary Land & Exploration Company, Swift Energy Company, Tide West Oil Company, Unit Corporation and The Wiser Oil Company. For these 14 companies, the highest, average and lowest adjusted capitalization multiples of gross pretax cash flow were 28.4x, 9.8x and 4.9x, respectively. The highest, average and lowest adjusted capitalization multiples of adjusted discretionary cash flow were 26.3x, 9.6x and 4.9x, respectively. The highest, average and lowest adjusted capitalization multiples of operating cash flow were 18.7x, 7.7x and 4.0x, respectively. The highest, average and lowest adjusted capitalization multiples of SEC Value were 3.9x, 1.6x and 1.1x, respectively. The highest, average and lowest adjusted capitalization multiples of equivalent proved reserves were $1.83, $0.91 and $0.61 per Mcfe6, respectively. The highest, average and lowest market capitalization multiples of discretionary cash flow were 25.9x, 7.2x and -1.3x, respectively. Petrie Parkman determined that, with respect to Plains, the appropriate benchmark adjusted capitalization multiples for gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value and equivalent proved reserves were in the ranges of 8.0 to 9.5x, 8.0 to 9.5x, 6.0 to 8.0x, 1.4 to 1.6x, and $0.85 to 0.95 per Mcfe6, respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 6.0 to 8.0x. These benchmark multiples were applied by Petrie Parkman to Plains' gross pretax cash flow, adjusted discretionary cash flow, operating cash flow, SEC Value and discretionary cash flow, derived from publicly-available financial and operating data and equivalent proved reserves based on the Reserve Reports and certain projections provided by Plains. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite asset reference value range under this method of $260 million to $330 million.

  COMPARABLE TRANSACTIONS ANALYSIS--PLAINS. Petrie Parkman reviewed certain publicly-available information on 84 oil and natural gas property acquisition transactions involving Rocky Mountain and Mid-Continent assets which took place between January 1993 and April 1995. Using publicly-available information, Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. The highest, average and lowest multiples of equivalent proved reserves were $1.58, $0.75 and $0.20 per Mcfe6, respectively. The highest, average and lowest multiples of equivalent proved reserves were $1.58, $0.61 and $0.12 per Mcfe10, respectively. Petrie Parkman determined that, with respect to Plains, the appropriate benchmark multiples for equivalent proved reserves were in the ranges of $0.75 to $0.90 per Mcfe6 and $0.65 to $0.85 per Mcfe10, respectively. These benchmarks were applied by Petrie Parkman to Plains' corresponding proved reserve figures based on the Reserve Reports and certain projections provided by Plains to yield asset reference value ranges for Plains' reserves. Following adjustments for Plains' non-reserve assets, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $288 million to $372 million.

  In addition, Petrie Parkman reviewed certain publicly-available information on 18 company acquisition transactions and offers for control in the oil and natural gas exploration and production industry which took place between January 1992 and April 1995. Using publicly-available information, Petrie Parkman calculated total investment multiples of gross pretax cash flow for the target company in each transaction. For these 18 transactions, the highest, average and lowest multiples of gross pretax cash flow were 15.1x, 6.5x and -14.0x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves multiples of SEC Value and equivalent proved reserves for the target company in each transaction. The highest, average and lowest purchase price multiples of discretionary cash flow were 23.0x, 6.8x and -10.7x, respectively. The highest, average and lowest implied purchase price multiples of SEC Value were 2.0x, 1.3x and 0.5x, respectively. The highest, average and lowest implied purchase price multiples of equivalent proved reserves were $1.64, $0.85 and $0.33 per Mcfe6, respectively. The highest, average and lowest implied purchase price multiples of equivalent proved reserves were $1.51, $0.73 and $0.22 per Mcfe10, respectively. Petrie Parkman determined that, with respect to Plains, the appropriate benchmark multiples for gross pretax cash flow, discretionary cash flow and SEC Value and equivalent proved reserves were in the ranges of 7.0 to 9.5x, 7.5 to 9.5x, 1.5 to 2.0x, $0.75 to $1.00 per Mcfe6
and $0.70 to 0.95 per Mcfe10, respectively. These benchmark multiples were applied by Petrie Parkman to Plains' gross pretax cash flow, discretionary cash flow and SEC Value derived from publicly-available financial and operating data and equivalent proved reserves based on the Reserve Reports and certain projections provided by Plains. Following adjustments for Plains' non-reserve assets as appropriate, Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite asset reference value range under this method of $270 million to $360 million.

  The description set forth above constitutes a summary of the material analyses and assumptions employed by Petrie Parkman in rendering its opinion to the Barrett Board of Directors. Petrie Parkman believes that it analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process, judgmental in nature and not necessarily susceptible to partial analysis or summary description. In its analyses, Petrie Parkman made numerous assumptions with respect to industry performance, capital market conditions, general business and economic conditions and other matters, many of which are beyond the control of Barrett and Plains. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, no assurances can be given that such estimates will prove to be accurate.

  Petrie Parkman confirmed, as of the date of this Joint Proxy Statement/Prospectus, its opinion of May 2, 1995 that the Exchange Ratio in connection with the Merger is fair to the holders of Barrett Common Stock from a financial point of view. In rendering such confirmation, Petrie Parkman performed procedures to update certain of its analyses made in connection with its May 2, 1995 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Petrie Parkman considered, among other things, Barrett's and Plains' recent financial performance and recent market conditions and developments based on the foregoing.

  As described above, Petrie Parkman's opinion and presentation to the Barrett Board of Directors was one of many factors taken into consideration by the Barrett Board of Directors in making its determination to approve and recommend the transaction contemplated in the Merger Agreement.

  Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Barrett selected Petrie Parkman as its financial advisor because it is a nationally-recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Pursuant to the terms of the engagement letter dated February 21, 1995, Barrett has paid Petrie Parkman an advisory fee of $75,000 and a fee in connection with rendering its opinion of $150,000. In addition, Barrett has agreed to pay Petrie Parkman a transaction fee based on the total value of the Merger. Such transaction fee, after crediting the advisory fee, is approximately $2.5 million, and is contingent upon and payable following consummation of the Merger. Whether or not the Merger is consummated, Barrett has also agreed to reimburse Petrie Parkman for its out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. Petrie Parkman has, in the past, performed certain other investment banking services for Barrett.

  GOLDMAN SACHS OPINION TO THE PLAINS BOARD OF DIRECTORS. On May 2, 1995, Goldman Sachs delivered their written opinion to the Board of Directors of Plains that as of May 2, 1995, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of the Plains Common Stock. Goldman Sachs subsequently delivered their written opinion, dated as of the date hereof, to the Board of Directors of Plains (which opinion is summarized below) that as of the date hereof, the Exchange Ratio is fair to the holders of Plains Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF PLAINS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

  In connection with their opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Plains for the five years ended December 31, 1994 and of Barrett for the five fiscal years ended September 30, 1994; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Plains and Barrett; (iv) certain other communications from Plains and Barrett to their respective stockholders; and (v) certain internal financial analyses and forecasts for Plains and Barrett prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Plains and Barrett regarding the past and current business operations, financial condition, and future prospects of their respective companies.

  In connection with their opinion, Goldman Sachs also reviewed certain information provided by Plains and Barrett relating to their respective oil and natural gas reserves, including year-end reserve reports prepared by independent petroleum engineers for Plains and Barrett, a review of interim reserves prepared by an independent petroleum engineer for Barrett, as well as interim estimates prepared by Plains and Barrett, and discussed, as applicable, the reserve information with the respective managements of Plains and Barrett and such independent petroleum engineers. Goldman Sachs also held discussions with members of the senior management of Plains and its independent petroleum engineers regarding their due diligence examination of such reserve information for Barrett.

  In addition, Goldman Sachs reviewed the reported price and trading activity for the Plains Common Stock and the Barrett Common Stock, compared certain financial and stock market information for Plains and Barrett with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and natural gas industry specifically and in other industries generally and performed such other studies and analyses as they considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Plains or Barrett or any of their respective subsidiaries and, except for the reserve information referred to above, have not been furnished with any such evaluation or appraisal. With respect to such reserve information, Goldman Sachs are not experts in the evaluation of oil and natural gas properties and relied solely upon the reserve reports and internal estimates prepared by the independent petroleum engineers and managements of Plains and Barrett and, with Plains' consent, assumed that such information and the forecasts provided to them were reasonably prepared on bases reflecting Plains' management's best available judgments and estimates at the time of their preparation and that the amounts reflected therein will be realized in the amounts and at the times set forth therein. Goldman Sachs' opinion is based upon economic and market conditions existing on the date of their opinion.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing their written opinion to Plains' Board of Directors on May 2, 1995. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion dated the date hereof attached hereto as Annex III.

  SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Plains and Barrett to corresponding financial information, ratios and public market multiples for a number of publicly traded oil and natural gas companies as well as for composites of publicly traded oil and natural gas companies, including a broad-based composite of independent exploration and production companies (the "Independents Composite") and a composite of exploration and production companies growing primarily through exploration (the "Exploration Composite"). The multiples and ratios for each of the referenced companies, including Plains and Barrett, were based on the most recent publicly available information. In performing their analysis, Goldman Sachs calculated, among other things, the following multiples and ratios (the "Ratios"): (i) the closing market price of a share of stock of the relevant company on April 28, 1995 to estimated 1995 and 1996 discretionary cash flow ("DCF") multiples (the "1995 and 1996 Price/DCF Multiples"); (ii) the closing market price of a share of stock of the relevant company on April 28, 1995 to estimated 1995 unleveraged DCF (i.e., DCF plus interest expense and preferred dividends) multiple (the "Unlevered 1995 DCF Multiple"); and (iii) total capitalization as of April 28, 1995 (i.e., market value of equity plus total debt, minus working capital) (the "Total Capitalization") divided by thousands of cubic feet of natural gas equivalent of proved reserves ("Mcfe") (at a ratio of six Mcf per barrel of oil) as of each respective company's 1994 fiscal year end (the "Mcfe Value"). The composite Ratios were, in each case, based upon the mean values for each of the companies making up the composite.

  With respect to Plains, Goldman Sachs' analysis indicated that (i) the 1995 and 1996 Price/DCF Multiples were 5.6 and 5.4, respectively, for Plains and 6.4 and 4.5, respectively, for the Independents Composite, (ii) the Unlevered 1995 DCF Multiple was 6.1 for Plains and 7.2 for the Independents Composite, and
(iii) the Mcfe Value was $0.70 for Plains and $1.32 for the Independents Composite. With respect to Barrett, Goldman Sachs' analysis indicated that (i) the 1995 and 1996 Price/DCF Multiples were 13.4 and 7.5, respectively, for Barrett and 8.7 and 5.8, respectively, for the Exploration Composite, (ii) the Unlevered 1995 DCF Multiple was 13.0 for Barrett and 8.8 for the Exploration Composite, and (iii) the Mcfe Value was $1.97 for Barrett and $1.54 for the Exploration Composite.

  Goldman Sachs also reviewed certain historical price information for the Plains Common Stock and the Barrett Common Stock and compared the information with price information for other companies in the oil and natural gas industry.

  SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain publicly available ratio and multiple information relating to selected transactions in the oil and natural gas industry since 1993 (the "Selected Transactions"). The analysis indicated that valuations per Mcfe of reserves for the Selected Transactions ranged from $0.67 to $1.54, with a mean of $0.98 and a median of $0.91, as compared with an indicated Mcfe Value of $0.88 for Plains assuming the Merger had occurred at the April 28, 1995 pre-Merger announcement Barrett Common Stock price of $23.50. The analysis also indicated that the equity consideration as a multiple of latest 12 months' cash flow for the Selected Transactions ranged from 3.5 to 13.9, with a mean of 8.4 and a median of 8.2, as compared with an equity consideration as a multiple of latest 12 months' cash flow of 10.2 for Plains, assuming the Merger occurred at the pre-Merger announcement Barrett Common Stock price of $23.50.

  ANALYSIS AT VARIOUS PRICES. Goldman Sachs compared the Exploration Composite Ratios and the Independents Composite Ratios to the post-Merger company Ratios that would exist at different stock prices of the post-Merger company. The multiples and ratios for the post-Merger company were based on information provided by Plains' and Barrett's managements. Each of the post-Merger company stock prices discussed below should be multiplied by the Exchange Ratio to determine the corresponding price per share of Plains Common Stock.

  The 1995 Price/DCF Multiple for the Exploration Composite and Independents Composite was 8.7 and 6.4, respectively, levels which correspond to a post-Merger company stock price ranging from approximately $18.00 to $24.50. The 1996 Price/DCF Multiple for the Exploration Composite and Independents Composite was 5.8 and 4.5, respectively, levels which correspond to a post-Merger company stock price ranging from approximately $16.25 to $21.00. The Unlevered 1995 DCF Multiple for the Exploration Composite and Independents Composite was 8.8 and 7.2, respectively, levels which correspond to a post-Merger company stock price ranging from approximately $19.00 to $23.75. The Mcfe Value for the Exploration Composite and Independents Composite was 1.54 and 1.32, respectively, levels which correspond to a post-Merger company stock price ranging from approximately $26.00 to $30.63, based on 1994 fiscal year-end proved reserves, and ranging from $32.50 to $38.38, based on Plains' interim reserves (as estimated by Plains' management) and Barrett's interim reserves (as estimated on April 28, 1995 by Barrett's management and reviewed and adjusted by Plains' management). The ratio of Total Capitalization to 1994 fiscal year-end SEC Value for the Exploration Composite and the Independents Composite was 2.04 and 1.66, respectively, levels which correspond to a post-Merger company stock price ranging from $19.75 to $24.75.

  PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for Plains and Barrett prepared by their respective managements for the years 1995 and 1996, Goldman Sachs estimated the effect of the Merger on the DCF per share of Plains Common Stock and Barrett Common Stock. Goldman Sachs performed the analysis based on the closing price of Plains Common Stock on April 28, 1995 (the "Plains Closing Price") and the closing price of Barrett Common Stock on April 28, 1995 (the "Barrett Closing Price"). The analysis indicated that the proposed transaction would be dilutive to Plains' DCF by 18.4% in 1995 and accretive to Plains' DCF by 9.0% in 1996, and accretive to Barrett's DCF by 56.2% in 1995 and accretive to Barrett's DCF by 1.2% in 1996.

  CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating, financial and reserve information (including, among other things, DCF, assets, proven reserves and production) for Plains and Barrett, based on each of Plains and Barrett managements' financial forecasts for their respective companies. Goldman Sachs analyzed the relative DCF, asset, equity, reserve and production contributions of Plains and Barrett to the post-Merger company on a pro forma basis, based on historical data and estimates for 1995 and 1996 provided to Goldman Sachs by Plains' and Barrett's managements and before taking into account any of the possible benefits that may result from the Merger. The analysis indicated that, based on the Plains Closing Price and the Barrett Closing Price, the Plains shareholders would contribute 45% of the outstanding common equity of the post-Merger company. The analysis also indicated that in 1995 Plains would contribute 66% of combined DCF, while in 1996 Plains would contribute 49% of combined DCF. The analysis further indicated that, as of March 31, 1995, Plains would have contributed 53% of combined assets and as of April 28, 1995 would have contributed 59% of combined interim proved reserves. In addition, the analysis indicated that in 1995 Plains would contribute 62% of combined natural gas production. Finally, the analysis showed that Plains' last-five-years' reserve growth rate was negative

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1.4% while Barrett's was 41.0%, and that Plains' last-five-years' production growth rate was 16.3% while Barrett's was 39.8%, suggesting that, if current trends continue, Barrett would over time provide an increasing percentage of the reserves and production of the post-Merger company.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at their fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Plains or Barrett or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing their opinion to the Plains Board of Directors as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to the holders of the Plains Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or may trade. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Plains, Barrett, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the Board of Directors of Plains was one of many factors taken into consideration by the Plains Board of Directors on May 2, 1995 in making their determination to approve the Merger Agreement.

  Goldman Sachs, as part of their investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Plains selected Goldman Sachs as its financial advisor because Goldman Sachs are an internationally recognized investment banking firm and have substantial experience in transactions similar to the Merger.

  Goldman Sachs provide a full range of financial, advisory and brokerage services and in the course of their normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Plains and/or Barrett for their own account and for the account of customers. As of June 9, 1995, Goldman Sachs held for their own account 7,800 shares of Barrett Common Stock and no shares of Plains Common Stock.

  As previously noted, on December 7, 1993, Plains engaged Goldman Sachs as its financial advisor to assist it in considering a broad range of strategic options, including the consideration of a strategic merger. Under the engagement, Plains agreed to pay Goldman Sachs a fee of $25,000, payable in cash, per calendar quarter.

  On October 19, 1994, Goldman Sachs and Plains entered into a new engagement letter (the "Engagement Letter") providing for the engagement of Goldman Sachs as financial advisor to Plains with respect to an acquisition by Cross Timbers or any tender offer, merger or other similar transaction with any other person, rather than with respect to general advisory services. Pursuant to the terms of the Engagement Letter, Plains has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee, payable in cash, based on 0.85% of the value of the Barrett Common Stock to be issued to the stockholders of Plains in the Merger, against which is creditable a retainer fee of $250,000, already paid by Plains. Plains has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  Pursuant to a letter agreement dated August 15, 1994 between Plains and Batchelder, Plains agreed to pay Batchelder a retainer fee of $25,000 on September 1, 1994 and an additional $25,000 at the beginning of each 90 day period thereafter for a period of 18 months, provided, however, that the aggregate retainer

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

pursuant to this sentence will be no more than $150,000. Pursuant to letter agreements dated October 20, 1994 and February 27, 1995, Plains agreed that if any transaction or series of transactions is consummated during the term of the agreements whereby at least 30% of the common stock or assets of Plains are exchanged for securities, cash or other assets, by whatever means, Plains will pay Batchelder a fee equal to 1.5% of the amount by which the aggregate value of the transaction exceeds $215 million, payable in cash upon closing of such transaction. Equity, debt or other securities constituting a part of such consideration that are traded on a national securities exchange will be valued at the last closing price thereof prior to the date of the consummation or closing of any such transaction. Notwithstanding the foregoing, Plains agreed that, in any event, Batchelder's minimum fee, exclusive of its retainer, will be $900,000.

MERGER CONSIDERATION

  Subject to certain provisions described herein with respect to shares of Plains Common Stock owned by Plains, Barrett or any subsidiary of Plains or Barrett, upon consummation of the Merger each issued and outstanding share of Plains Common Stock, together with its associated Right, will be converted into
1.3 validly issued, fully paid and nonassessable shares of Barrett Common
Stock.

  Fractional shares of Barrett Common Stock will not be issued in the Merger. Holders of Plains Common Stock otherwise entitled to a fractional share of Barrett Common Stock will be paid cash in lieu of such fractional share determined and paid as described in "--Fractional Shares" below.

  The Exchange Ratio was determined through negotiations between Barrett and Plains, each of which was advised with respect to such negotiations by its respective financial advisor. Based on the number of shares of Plains Common Stock and the number of Plains Stock Options outstanding on the Plains Record Date, a maximum of 13,422,116 shares of Barrett Common Stock may be issued in respect of shares of Plains Common Stock in the Merger including 640,028 shares that would be reserved for issuance upon exercise of Plains Stock Options which, pursuant to the Merger Agreement and the terms of the related stock option plans, following the Merger will constitute options to purchase Barrett Common Stock upon the terms set forth in such stock option plans and the Merger Agreement.

  Any shares of Plains Common Stock owned by Plains or any of its subsidiaries or by Barrett, Sub or any other subsidiary of Barrett will automatically be cancelled at the Effective Time and will cease to exist and no capital stock of Barrett or other consideration will be delivered in exchange therefor.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Merger."

  THE MERGER AGREEMENT PROVIDES THAT, SUBJECT TO CERTAIN LIMITATIONS, THE MERGER AGREEMENT MAY BE TERMINATED BY ONE OR ALL PARTIES AT ANY TIME PRIOR TO THE EFFECTIVE TIME IF, AMONG OTHER REASONS, THE MERGER HAS NOT BEEN CONSUMMATED ON OR BEFORE DECEMBER 31, 1995, NOTWITHSTANDING THE APPROVAL OF THE MERGER AGREEMENT OR RELATED TRANSACTIONS BY THE STOCKHOLDERS OF PLAINS OR BARRETT. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination."

CONVERSIONS OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of Plains Common Stock, including the associated Rights, into Barrett Common Stock will occur at the Effective Time. As soon as practicable after the Effective Time, Barrett will deposit with The Bank of Boston, as exchange agent (the "Exchange Agent"), for the benefit of the holders of certificates which immediately prior to the Effective Time represented shares of Plains Common Stock and associated

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

Rights (the "Certificates"), certificates representing the shares of Barrett Common Stock (such shares of Barrett Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund") issuable in exchange for outstanding shares of Plains Common Stock and associated Rights.

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares and associated Rights are converted into shares of Barrett Common Stock a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Barrett Common Stock and will be in such form and contain such other provisions as Barrett and Plains may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Barrett Common Stock which such holder has the right to receive pursuant to the Merger, and the Certificate so surrendered will be cancelled. Until surrendered as described above, each Certificate will, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of shares of Barrett Common Stock, and cash in lieu of fractional shares and certain dividends and other distributions as described below.

  PLAINS STOCKHOLDERS SHOULD NOT FORWARD PLAINS STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  No dividends or other distributions that are declared on or after the Effective Time on Barrett Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Barrett Common Stock until such persons surrender their Certificates, as described above, and no cash payment in lieu of fractional shares will be paid to any such holder until such holder of such Certificate surrenders such Certificate. Subject to the effect of applicable law, there will be paid to the record holder of the certificates representing such Barrett Common Stock (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Barrett Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Barrett Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event will the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Barrett Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Barrett Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Barrett Common Stock will be issued upon the surrender for exchange of Certificates pursuant to the Merger Agreement, and no Barrett dividend or other distribution or stock split or combination will relate to any fractional security, and such fractional interests will not entitle the owner thereof to vote or to any rights of a security holder of Barrett. In lieu of any such fractional securities, each holder of shares of Plains Common Stock who would otherwise have been entitled to receive a fraction of a share of Barrett Common Stock (after taking into account all shares of Plains Common Stock then held of record by such holder) will receive cash (without interest) in an amount equal to

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

the product of such fractional part of a share of Plains Common Stock multiplied by the Closing Price (as defined below). "Closing Price" means the average of the midpoint of the daily high and low trading prices of Barrett Common Stock, rounded to four decimal places, as reported under New York Stock Exchange Composite Transactions Reports in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the Effective Time. "Trading Day" means a day on which the NYSE is open for trading.

  Any portion of the Exchange Fund which remains undistributed to the former stockholders of Plains for one year after the Effective Time will be delivered to Barrett, upon demand of Barrett, and any former stockholders of Plains who have not theretofore complied with the provisions described above will thereafter look only to Barrett for payment of their claim for Barrett Common Stock, any cash in lieu of fractional shares of Barrett Common Stock and any dividends or distributions with respect to Barrett Common Stock. None of Barrett, Plains or the Surviving Corporation will be liable to any holder of shares of Plains Common Stock (and associated Rights) for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Barrett Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDUCT OF BUSINESS PENDING MERGER

  Pursuant to the Merger Agreement, each of Barrett and Plains has agreed that during the period from the date of the Merger Agreement through the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the terms of the Merger Agreement, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. The parties also have agreed to certain other covenants, as described herein under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conduct of Business Pending the Merger."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The obligations of Barrett, Sub and Plains to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite stockholder approvals, the authorization for listing on the NYSE of the shares of Barrett Common Stock issuable to Plains stockholders pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the HSR Act, the effectiveness of the Registration Statement, and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of Plains to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that Barrett's Board of Directors will have taken all necessary and appropriate actions to cause the number of directors comprising its Board of Directors to be increased by four and the vacancies thus created to be filled at the Effective Time by the Plains Designees. The obligation of Barrett to consummate the Merger is subject to the fulfillment or waiver of various additional conditions, including, among other things, that, based on the advice of its independent accountants and such other advice as Barrett deems relevant, Barrett shall have no reasonable basis for believing that following the Merger the combination of Plains and Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. See "--Governmental and Regulatory Approvals" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Merger."

GOVERNMENTAL AND REGULATORY APPROVALS

  The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Barrett and Plains currently operate.

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

  HSR ACT. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. It is anticipated that Barrett and Plains will file notification and report forms under the HSR Act with the FTC and the Antitrust Division on or about June 14, 1995. The waiting period under the HSR Act with respect to the Merger will expire 30 calendar days after the filings unless extended pursuant to the HSR Act. At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has expired, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Barrett or Plains. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Barrett or Plains. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Barrett and Plains believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Barrett and Plains would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of Barrett and Plains to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority prohibiting the consummation of the Merger. Each party has agreed to use reasonable efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material U.S. federal income tax consequences of the Merger to the holders of Plains Common Stock and Plains Stock Options and is based upon current provisions of the Code, existing, temporary and final regulations thereunder and the current administrative rulings and court decisions all of which are subject to change (possibly on a retroactive basis). The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Plains Common Stock or Plains Stock Options. No attempt has been made to comment on all U.S. federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets.

  No attempt has been made to address the U.S. federal income tax consequences to a holder of Plains Common Stock or Plains Stock Options who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "Non-U.S. Person"). A Non-U.S. Person may be subject to U.S. federal income tax consequences as a result of the Merger that differ from those set out below. In particular, a Non-U.S. Person that holds Plains Common Stock may be subject to U.S. federal income and withholding tax under the Foreign Investment in Real Property Tax Act ("FIRPTA") as a result of the Merger (even if the Merger qualifies as a "reorganization" for U.S. federal income tax purposes) if such Non-U.S. Person has held, directly or indirectly, more than five percent of the Plains Common Stock at any time during the five-year period ending on the Effective Time. Furthermore, a Non-U.S. Person may be subject to U.S. federal income tax under FIRPTA upon a disposition of Barrett Common Stock received pursuant to the Merger.

  HOLDERS OF PLAINS COMMON STOCK AND PLAINS STOCK OPTIONS ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

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

  EXCHANGE OF PLAINS COMMON STOCK PURSUANT TO THE MERGER. Based on certain assumptions, as well as representations received from Plains, Barrett and certain stockholders of Plains, and subject to the discussion set out below, the U.S. federal income tax consequences of the Merger will be as follows:

    (i) the Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and Plains, Barrett and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by Plains, Barrett or Sub as a result of the Merger;

    (iii) no gain or loss will be recognized by stockholders of Plains upon the conversion of their Plains Common Stock into shares of Barrett Common Stock pursuant to the Merger except with respect to cash, if any, received in lieu of fractional shares of Barrett Common Stock;

    (iv) the aggregate tax basis of the shares of Barrett Common Stock received in exchange for shares of Plains Common Stock pursuant to the Merger (including fractional shares of Barrett Common Stock for which cash is received) will be the same as the aggregate tax basis for such shares of Plains Common Stock at the time of the Merger;

    (v) the holding period for shares of Barrett Common Stock received in exchange for shares of Plains Common Stock pursuant to the Merger will include the holding period of such shares of Plains Common Stock, provided such shares of Plains Common Stock were held as capital assets by the holder at the Effective Time; and

    (vi) a stockholder of Plains who receives cash in lieu of a fractional share of Barrett Common Stock will recognize gain or loss equal to the difference, if any, between such holder's tax basis in the fractional share (as described in (iv) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Plains Common Stock is held by such holder as a capital asset at the Effective Time.

The foregoing is based upon the assumption that the Merger is carried out in accordance with the Merger Agreement and the assumption that the representations and warranties contained in the Merger Agreement (including, but not limited to, those in Sections 2.9 and 3.9 of the Merger Agreement) are true and correct and will be true and correct as of the Effective Time as though made as of the Effective Time.

  Dividends and other distributions paid with respect to the shares of Barrett Common Stock issued upon exchange of the Plains Common Stock, as described above under "--Conversion of Shares; Procedures for Exchange of Certificates," will generally be taxable as dividend income to the extent of Barrett's current and accumulated earnings and profits.

  If the Merger is not treated as a reorganization for federal income tax purposes, no gain or loss will be recognized by Barrett or Plains. However, a stockholder of Plains will recognize gain or loss for U.S. federal income tax purposes upon the conversion of Plains Common Stock into Barrett Common Stock (and cash in lieu of fractional shares of Barrett Common Stock) pursuant to the Merger equal to the difference between such holder's adjusted basis in the Plains Common Stock exchanged and the fair market value of Barrett Common Stock (plus the amount of cash received in lieu of fractional shares of Barrett Common Stock) received by such holder in the Merger. Such gain or loss will be capital gain or loss if the shares of Plains Common Stock were held as a capital asset and will be long-term gain or loss if such shares had been held for more than one year at the Effective Time.

  ASSUMPTION OF PLAINS STOCK OPTIONS PURSUANT TO THE MERGER. Holders of Plains Stock Options that are assumed by Barrett as described below under "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Plains Stock Options" generally will not recognize income or gain for federal income tax purposes upon such assumption, assuming the Merger is a tax-free reorganization as described above.

  A holder of an assumed Plains Stock Option will recognize ordinary compensation income, and Barrett will be allowed a deduction for federal income tax purposes, on the date such option is exercised in an amount equal to the excess of the fair market value on such date of the Barrett Common Stock acquired by exercise

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

of such option over the exercise price of such shares of Barrett Common Stock. The tax basis of the Barrett Common Stock acquired by exercise of an assumed Plains Stock Option will be its fair market value on the date of exercise of such option and the holding period for purposes of determining whether a subsequent sale of the Barrett Common Stock would result in the recognition of short-term or long-term capital gain or loss will commence on the date of transfer of the Barrett Common Stock to the holder of the option.

  Under current law, the tax rate imposed on long-term capital gains cannot exceed 28%. The Code imposes limitations on the amount of capital loss which can be deducted in a taxable year.

  If the holder of an assumed Plains Stock Option delivers shares of Barrett Common Stock in payment of the exercise price of the Barrett Common Stock, such holder will not recognize any taxable income by reason of such delivery. The holder's basis and holding period for the number of shares of Barrett Common Stock received equal to the number of shares delivered will be the same as the shares delivered. The holder's basis for shares of Barrett Common Stock received in excess of the number of shares delivered will equal the fair market value of such shares of Barrett Common Stock used to determine the amount of taxable compensation arising from the exercise of such option. The holding period for such excess shares of Barrett Common Stock will commence on the date the shares of Barrett Common Stock are transferred to the holder.

  Amounts described above as being treated as compensation income upon the exercise of an assumed Plains Stock Option will be subject to tax at rates applicable to ordinary income and will be subject to tax under the Federal Insurance Contribution Act (i.e., FICA tax), subject to certain limitations in the case of the old-age, survivors and disability insurance portion of the FICA tax. The number of shares of Barrett Common Stock otherwise issuable to a holder of an assumed Plains Stock Option which is exercised may be reduced by a number of shares of Barrett Common Stock having a total fair market value equal to the foregoing taxes and any other amounts required by law to be withheld.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Barrett and Plains will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Barrett and Plains for the entire fiscal year in which the combination occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  Following the Merger, Barrett will continue to follow the "full cost" method of accounting for its oil and natural gas exploration and development activities and will change its fiscal year end to December 31 from September
30. Plains currently follows the "successful efforts" method of accounting for such activities and has a December 31 fiscal year end. See "UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS."

TREATMENT OF PLAINS STOCK OPTIONS

  At the Effective Time, outstanding Plains Stock Options will become and represent options to acquire a number of shares of Barrett Common Stock equal to the number of shares of Plains Common Stock subject to such Plains Stock Options times the Exchange Ratio at an exercise price per share of Barrett Common Stock equal to the exercise price per share of Plains Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Plains Stock Options."

EMPLOYEE BENEFITS MATTERS

  Pursuant to the Merger Agreement, at the Effective Time, all employee benefits plans and programs will terminate, subject to all applicable laws, and all vested rights and benefits of such benefit plans and programs will be distributed to the eligible recipients in accordance with the terms of such plans of Plains and its

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

subsidiaries, except that, with respect to the qualified benefit plans, the parties may elect prior to the Effective Time to freeze benefit accruals in lieu of terminating the plans as of the Effective Time. To the extent that they continue as employees of Barrett after the Merger, the officers and employees of Plains and its subsidiaries will be provided by Barrett with employee benefits under plans and programs which, in the aggregate, are no less favorable than those provided pursuant to the plans and programs of Barrett and its subsidiaries in effect on the date of the Merger Agreement. If Barrett or any of its subsidiaries at any time provides benefits to retirees of Barrett or any of its subsidiaries, retirees of Plains and its subsidiaries will be provided benefits which, in the aggregate, are no less favorable than those provided to retirees of Barrett and its subsidiaries. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Employee Benefits."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Merger Agreement provides that from and after the Effective Time, Barrett will indemnify and hold harmless all past and present officers and directors of Plains and of its Subsidiaries to the full extent such persons may be indemnified by Plains pursuant to Plains' Certificate of Incorporation and By-laws for acts or omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. In addition, Barrett will provide, or cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, Plains' current directors and officers with an insurance and indemnification policy that provides coverage for events occurring through the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Barrett and the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Plains prior to the date of the Merger Agreement (which annual premium Plains has represented and warranted to have been $90,274 in the aggregate), but in such case will purchase as much coverage as possible for such amount. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Indemnification; Directors and Officers Insurance."

  The Merger Agreement also provides that, after consultation with Barrett, Plains will be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of Plains, in an aggregate amount up to $625,000, payable to (i) non-officer employees who remain in the employ of Plains or its subsidiaries until a date set by Plains, which date will be no earlier than the date three months after the Effective Time or (ii) non-officer employees whose performance and dedication to Plains or its subsidiaries merits, in the discretion of the Chief Executive Officer of Plains, special compensation. Under the Merger Agreement, certain severance and other arrangements also will continue to be honored and/or provided by Barrett. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Stay Bonuses; Merit Bonuses; Severance Policy."

  Pursuant to the Merger Agreement, shares of Plains Common Stock held by executive officers and directors of Plains will be converted into the same consideration as shares of Plains Common Stock held by other stockholders. At the Effective Time, outstanding Plains Stock Options will become and represent options to acquire a number of shares of Barrett Common Stock equal to the number of shares of Plains Common Stock subject to such Plains Stock Options times the Exchange Ratio at an exercise price per share of Barrett Common Stock equal to the exercise price per share of Plains Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Plains Stock Options."

  At the Effective Time, Barrett's Board of Directors will be increased from nine to 13 members, and the directors of Barrett will elect the Plains Designees to fill the newly created vacancies. The terms of all directors of Barrett, including the Plains Designees, will expire at the next annual meeting of stockholders of Barrett. Also, at the Effective Time, William J. Barrett will continue as Chairman and Chief Executive Officer of Barrett, Paul M. Rady will continue as President and Chief Operating Officer of Barrett, and William
F. Wallace, currently the President and Chief Operating Officer of Plains, will become Vice Chairman of Barrett.

  Additional information relating to executive compensation and various benefit arrangements of Plains is set forth in and incorporated herein by reference to Plains' Annual Report on Form 10-K for the fiscal year ended December 31, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." As set forth in such Annual Report on Form 10-K, each of James A. Miller, Lee B. VanRamshorst, Robert W. Wagner and Eugene A. Lang, Jr. is a party to an agreement which provides, among other things, for payment of a cash amount equal to 299% in the case of Mr. Miller, and 200% in the case of Messrs. VanRamshorst, Wagner and Lang, of compensation (as defined in each agreement), vesting of incentive awards and reimbursement for an excise tax that may be incurred in the event that his employment is involuntarily terminated by Plains, or is terminated by him for "Good Reason," within three years following a transaction, such as the Merger, involving a change in control of Plains. "Good Reason" is defined in each agreement as a reduction in the executive's compensation or employment responsibilities, relocation outside the greater Denver area or, generally, any conduct by Plains which renders the executive unable to discharge his employment duties effectively. In addition, William F. Wallace is a party to an agreement with Plains which provides substantially the same benefits under substantially the same circumstances as the agreement with Mr. Miller.

STOCK EXCHANGE LISTING

  It is a condition to the parties' obligations under the Merger Agreement that the shares of Barrett Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

RESALE OF BARRETT COMMON STOCK

  The Barrett Common Stock to be issued pursuant to the Merger will be freely transferable, except that shares issued to any Plains stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Plains for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of Barrett Common Stock received by any person who may be deemed to be an affiliate of Plains.

  Pursuant to the Merger Agreement, Plains has agreed to use its reasonable best efforts to cause each person who is an affiliate of Plains within the meaning of Rule 145 under the Securities Act to deliver to Barrett on or prior to the Effective Time a written agreement to the effect that such affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Barrett Common Stock issued to such person pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act, and that such affiliate will not sell or in any other way reduce such affiliate's risk relative to any shares of Barrett Common Stock received in the Merger until such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by published guidance from the Commission.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated condensed financial statements reflect adjustments to the historical consolidated balance sheets and statements of income of Barrett and Plains to give effect to the Merger, using the pooling of interests method of accounting. The unaudited pro forma consolidated condensed balance sheet at March 31, 1995, assumes the Merger was consummated as of March 31, 1995 and the unaudited pro forma consolidated condensed statements of income assume the Merger was consummated as of October 1, 1991.

  The following pro forma consolidated condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Barrett and Plains that are included in this Joint Proxy Statement/Prospectus. The pro forma consolidated condensed statements of income are not necessarily indicative of operating results that would have occurred had the Merger been consummated as of October 1, 1991, nor are they indicative of future operating results of the combined companies.

                         BARRETT RESOURCES CORPORATION

           PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1995

                                 (IN THOUSANDS)

                                       HISTORICAL             PRO FORMA
                                    -----------------  ------------------------
                                    BARRETT   PLAINS   ADJUSTMENTS CONSOLIDATED
                                    -------- --------  ----------- ------------
              ASSETS
Current assets:
  Cash and cash equivalents........ $ 11,047 $  2,001    $   --      $ 13,048
  Receivables......................   22,071    6,266        --        28,337
  Inventory, at lower of average
   cost or market..................      --       647        --           647
  Other current assets.............      212      622        --           834
                                    -------- --------    -------     --------
    Total current assets...........   33,330    9,536        --        42,866
Net property and equipment.........   98,360  145,529     28,615      272,504
Other assets.......................      150      --         --           150
                                    -------- --------    -------     --------
                                    $131,840 $155,065    $28,615     $315,520
                                    ======== ========    =======     ========
 LIABILITIES AND STOCKHOLDERS' EQ-
                UITY
Current liabilities:
  Accounts payable................. $  9,115 $  1,338    $   --      $ 10,453
  Due to oil and gas property
   owners..........................   15,440    1,052        --        16,492
  Accrued and other liabilities....    2,162    5,205        --         7,367
                                    -------- --------    -------     --------
    Total current liabilities......   26,717    7,595        --        34,312
                                    -------- --------    -------     --------
Other long-term liabilities........      --     1,023        --         1,023
                                    -------- --------    -------     --------
Post retirement benefits...........      --       952        --           952
                                    -------- --------    -------     --------
Long-term debt.....................   31,000   34,500        --        65,500
                                    -------- --------    -------     --------
Deferred income taxes..............      --    10,692     11,829       22,521
                                    -------- --------    -------     --------
Stockholders' equity:
  Preferred stock..................      --       --         --           --
  Common stock.....................      119       98         30          247
  Additional paid-in capital.......   59,132   20,383        (30)      79,485
  Retained earnings................   14,872   80,364     16,786      112,022
  Treasury stock, at cost..........      --      (542)       --          (542)
                                    -------- --------    -------     --------
    Total stockholders' equity.....   74,123  100,303     16,786      191,212
                                    -------- --------    -------     --------
                                    $131,840 $155,065    $28,615     $315,520
                                    ======== ========    =======     ========

 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         BARRETT RESOURCES CORPORATION

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                        SIX MONTHS ENDED MARCH 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL              PRO FORMA
                                    ---------------    ------------------------
                                    BARRETT PLAINS     ADJUSTMENTS CONSOLIDATED
                                    ------- -------    ----------- ------------
Revenues:
  Oil and gas production........... $10,343 $36,830      $   --      $47,173
  Trading revenues.................  18,520     --           --       18,520
  Revenue from gas gathering.......     442     --           --          442
  Interest income..................     205     --           --          205
  Other income.....................      41     --           --           41
                                    ------- -------      -------     -------
                                     29,551  36,830          --       66,381
Operating expenses:
  Lease operating expense..........   2,390  14,583(1)       --       16,973
  Cost of trading..................  17,869     --           --       17,869
  Depreciation, depletion and
   amortization....................   4,806  10,262         (454)     14,614
  General and administrative.......   2,983   3,892          417       7,292
  Exploration......................     --    2,601       (2,601)        --
  Interest expense.................     370   1,032          --        1,402
  Other expense, net...............     --       79          --           79
                                    ------- -------      -------     -------
                                     28,418  32,449       (2,638)     58,229
                                    ------- -------      -------     -------
Income before income taxes.........   1,133   4,381        2,638       8,152
Provision for income taxes.........      23   1,427        1,392       2,842
                                    ------- -------      -------     -------
Net income from continuing
 operations........................ $ 1,110 $ 2,954      $ 1,246     $ 5,310
                                    ======= =======      =======     =======
Shares outstanding.................  12,106   9,817        2,945      24,868
                                    ======= =======      =======     =======
Net income per share from
 continuing operations............. $   .09 $   .30                  $   .21
                                    ======= =======                  =======

- --------
(1) Includes lease operating expense, production and property taxes, transportation and processing, net profit payments and trust payments.



 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         BARRETT RESOURCES CORPORATION

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

              YEARS ENDED SEPTEMBER 30, 1994 AND DECEMBER 31, 1994

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL               PRO FORMA
                                --------------------   ------------------------
                                 BARRETT    PLAINS     ADJUSTMENTS CONSOLIDATED
                                --------- ----------   ----------- ------------
                                (9/30/94) (12/31/94)
Revenues:
  Oil and gas production....... $ 17,577   $ 61,693      $   --      $ 79,270
  Trading revenues.............   22,443        --           --        22,443
  Revenue from gas gathering...      252        --           --           252
  Interest income..............      891        --           --           891
  Other income.................       89        --           --            89
                                --------   --------      -------     --------
                                  41,252     61,693          --       102,945
Operating expenses:
  Lease operating expense......    3,535     24,694(1)       --        28,229
  Cost of trading..............   21,577        --           --        21,577
  Depreciation, depletion and
   amortization................    6,915     17,353       (1,599)      22,669
  General and administrative...    4,713      7,350          838       12,901
  Exploration..................      --       2,861       (2,861)         --
  Interest expense.............        6        762          --           768
  Other income.................      --        (563)         --          (563)
                                --------   --------      -------     --------
                                  36,746     52,457       (3,622)      85,581
                                --------   --------      -------     --------
Income before income taxes.....    4,506      9,236        3,622       17,364
Provision for income taxes.....       67      2,586        2,504        5,157
                                --------   --------      -------     --------
Net income from continuing
 operations.................... $  4,439   $  6,650      $ 1,118     $ 12,207
                                ========   ========      =======     ========
Shares outstanding.............   11,917      9,808        2,942       24,667
                                ========   ========      =======     ========
Net income per share from
 continuing operations......... $    .37   $    .68                  $    .49
                                ========   ========                  ========

- --------
(1) Includes lease operating expense, production and property taxes, transportation and processing, net profit payments and trust payments.


 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         BARRETT RESOURCES CORPORATION

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

              YEARS ENDED SEPTEMBER 30, 1993 AND DECEMBER 31, 1993

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL               PRO FORMA
                                 --------------------   ------------------------
                                  BARRETT    PLAINS     ADJUSTMENTS CONSOLIDATED
                                 --------- ----------   ----------- ------------
                                 (9/30/93) (12/31/93)
Revenues:
  Oil and gas production........  $14,976   $64,280      $    --      $ 79,256
  Trading revenues..............   26,357       --            --        26,357
  Revenue from gas gathering....      271       --            --           271
  Interest income...............      498       --            --           498
  Other income..................      584       --            --           584
                                  -------   -------      --------     --------
                                   42,686    64,280           --       106,966
Operating expenses:
  Lease operating expense.......    2,725    27,331(1)        --        30,056
  Cost of trading...............   25,343       --            --        25,343
  Depreciation, depletion and
   amortization.................    6,130    15,282        (1,686)      19,726
  General and administrative....    2,565     6,415         1,461       10,441
  Exploration...................      --      4,623        (4,623)         --
  Interest expense..............       13       643           --           656
  Other expense.................      --        219           --           219
  Property impairment...........      --      9,300        (9,300)         --
                                  -------   -------      --------     --------
                                   36,776    63,813       (14,148)      86,441
                                  -------   -------      --------     --------
Income before income taxes......    5,910       467        14,148       20,525
Provision for income taxes......      154        84         5,747        5,985
                                  -------   -------      --------     --------
Net income from continuing
 operations.....................  $ 5,756   $   383      $  8,401     $ 14,540
                                  =======   =======      ========     ========
Shares outstanding..............   10,908     9,797         2,939       23,644
                                  =======   =======      ========     ========
Net income per share from
 continuing operations..........  $   .53   $   .04                   $    .61
                                  =======   =======                   ========

- --------
(1) Includes lease operating expense, production and property taxes, transportation and processing, net profit payments and trust payments.


 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         BARRETT RESOURCES CORPORATION

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

              YEARS ENDED SEPTEMBER 30, 1992 AND DECEMBER 31, 1992

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       HISTORICAL               PRO FORMA
                                  --------------------   ------------------------
                                   BARRETT    PLAINS     ADJUSTMENTS CONSOLIDATED
                                  --------- ----------   ----------- ------------
                                  (9/30/92) (12/31/92)
Revenues:
  Oil and gas production........   $ 6,626   $58,541       $   --      $65,167
  Trading revenues..............    16,726       --            --       16,726
  Revenue from gas gathering....       279       --            --          279
  Interest income...............       600       --            --          600
  Other income..................        54       --            --           54
                                   -------   -------       -------     -------
                                    24,285    58,541           --       82,826
Operating expenses:
  Lease operating expense.......     1,397    25,467(1)        --       26,864
  Cost of gas trading...........    16,601       --            --       16,601
  Depreciation, depletion and
   amortization.................     3,259    11,415          (476)     14,198
  General and administrative....     2,062     5,559         1,659       9,280
  Exploration...................       --      4,865        (4,865)        --
  Interest expense..............        26       690           --          716
  Other income..................       --       (203)          --         (203)
                                   -------   -------       -------     -------
                                    23,345    47,793        (3,682)     67,456
                                   -------   -------       -------     -------
Income before income taxes......       940    10,748         3,682      15,370
Provision for income taxes......        18     1,614         4,158       5,790
                                   -------   -------       -------     -------
Net income from continuing oper-
 ations.........................   $   922   $ 9,134       $  (476)    $ 9,580
                                   =======   =======       =======     =======
Shares outstanding..............     9,733     9,796         2,939      22,468
                                   =======   =======       =======     =======
Net income per share from con-
 tinuing operations.............   $   .09   $   .93                   $   .43
                                   =======   =======                   =======

- --------
(1) Includes lease operating expense, production and property taxes, transportation and processing, net profit payments and trust payments.


 See accompanying notes to unaudited pro forma consolidated condensed financial statements

                         BARRETT RESOURCES CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. PRO FORMA FINANCIAL STATEMENTS

  The basis of the unaudited pro forma consolidated condensed balance sheet reflects the conversion of each outstanding share of Plains Common Stock as of April 28, 1995 into 1.3 shares of Barrett Common Stock. This conversion results in a reallocation of $30,000 between additional paid-in capital and common stock. The unaudited pro forma consolidated condensed statements of income reflect the conversion of the historical number of shares of Plains Common Stock used in computing earnings per share into Barrett Common Stock and common stock equivalents using the Exchange Ratio of 1.3. See "THE MERGER--Merger Consideration." The actual number of shares of Barrett Common Stock to be issued in the Merger will be determined by the actual number of shares of Plains Common Stock then outstanding. The Merger Agreement obligates Barrett to assume each Plains option outstanding at the Effective Time. See "THE MERGER-- Plains Stock Options." Based on the number of Plains Stock Options outstanding on April 28, 1995, at the Effective Time a total of 643,317 shares of Barrett Common Stock will be reserved for issuance under the assumed Plains Stock Options.

2. PERIODS PRESENTED

  The pro forma annual income statements were prepared using Barrett's income statement for the years ended September 30, 1994, 1993 and 1992 and Plains' income statements for the years ended December 31, 1994, 1993 and 1992. The pro forma income statement for the six months ended March 31, 1995 was prepared using both Barrett's and Plains' income statements for the six months ended March 31, 1995. As a result, Plains' income statement results for the three months ended December 31, 1994 have been included in the pro forma combined income statements twice. For the three months ended December 31, 1994, Plains' historical revenues were $18,196,000 and its historical net earnings were $1,714,000.

3. RECLASSIFICATIONS

  Certain reclassifications have been made to the historical consolidated financial statements of Plains to conform with Barrett's presentation. There were no material intercompany transactions between Barrett and Plains requiring elimination.

4. PRO FORMA ADJUSTMENTS

  Barrett uses the full cost method of accounting (full cost) for oil and gas producing activities whereas Plains uses the successful efforts method of accounting (successful efforts). A major difference between the two methods is that exploration costs are capitalized under full cost but expensed under successful efforts. Additionally, the full cost property unit for depletion purposes is on a county by county basis compared to a prospect or field basis for successful efforts. The pro forma adjustments convert Plains' historical data to the full cost method of accounting.

    a. Barrett Common Stock is increased by $30,000 and additional paid-in capital is decreased by $30,000 to adjust common stock par value for the number of shares of Barrett Common Stock to be issued to consummate the Merger.

    b. Property and equipment are increased for the adjustment required to convert the Plains' method of oil and gas accounting from successful efforts to full cost. The pro forma adjustment includes $19.3 million for capitalization of the exploration costs and $9.3 million for reversal of the property impairment, both of which were expensed under successful efforts. Accumulated depreciation, depletion and amortization is adjusted for differences between full cost and successful efforts.

                         BARRETT RESOURCES CORPORATION

   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS--
                                  (CONTINUED)

    c. Retained earnings and deferred income taxes payable adjustments reflect the cumulative income statement effect of Plains converting to full cost.

    d. Under full cost, exploration costs are capitalized rather than being expensed under successful efforts. Property impairment reported by Plains in 1993 is not reported as an expense for full cost because Plains' discounted future net revenues exceeded its net cost basis of properties.

    e. General and administrative expenses are increased for the portion that was previously classified as a component of exploration expense in Plains' historical financial statements.

    f. Depreciation, depletion and amortization expense is adjusted for differences between full cost and successful efforts.

    g. Provision for income taxes is adjusted for the effect on deferred tax amounts related to converting Plains' historical financial results from successful efforts to full cost.

5. MERGER COSTS

  The pro forma unaudited consolidated condensed financial statements do not include estimated combined Merger expenses, which are not expected to exceed $12,200,000. The expenses, which primarily consist of financial advisory fees, outside legal, accounting and professional fees and one-time costs of consolidating certain operational and administrative functions of the companies, will be expensed in 1995. The estimated merger expenses include severance payments to Barrett and Plains employees that will result from the consolidation of certain operational and administrative functions. These expenses are estimated to be approximately $4,700,000. The level of severance payments is dependent upon organizational and employment decisions that will not be finalized until after the Merger. Certain of the employees that are expected to be terminated are covered by severance agreements. The pro forma statements do not include any cost savings expected to occur as a result of the Merger.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

BARRETT

  The following table sets forth certain information regarding the beneficial ownership of Barrett Common Stock as of June 13, 1995 by (i) each director of Barrett, each executive officer of Barrett named under "Executive Compensation" in Barrett's Proxy Statement dated February 9, 1995 relating to Barrett's Annual Meeting of Stockholders held on March 16, 1995, all directors and executive officers of Barrett as a group, each Plains Designee and each person known by Barrett to be the beneficial owner of more than 5% of the Barrett Common Stock and (ii) the beneficial ownership of Barrett Common Stock as of June 13, 1995, after giving effect to the conversion of the 9,832,375 shares of Plains Common Stock outstanding on that date into 12,782,088 shares of Barrett Common Stock in the Merger and the conversion of an aggregate of 492,329 Plains Stock Options outstanding on that date into stock options of Barrett pursuant to the Merger Agreement (the "Transactions"), by each of the persons referred to in clause (i) above.

                                                   BENEFICIAL OWNERSHIP
                                                  OF BARRETT COMMON STOCK
                                           -------------------------------------
                                                                   PERCENT AFTER
                                                                   GIVING EFFECT
                                                                      TO THE
  NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES      PERCENT TRANSACTIONS
  ------------------------------------     --------------- ------- -------------
William J. Barrett.......................    383,153(1)(7)   3.2        1.5
C. Robert Buford.........................    618,011(2)(7)   5.2        2.5
James M. Fitzgibbons.....................      6,000(3)(7)     *          *
Hennie L.J.M. Gieskes....................    893,714(3)(7)   7.5        3.6
Robert W. Howard.........................     19,393(3)(7)     *          *
J. Frank Keller..........................     68,954(3)(7)     *          *
Paul M. Rady.............................     38,999(3)(7)     *          *
A. Ralph Reed............................     72,572(4)(7)     *          *
James T. Rodgers.........................      5,500(3)(7)     *          *
Philippe S.E. Schreiber..................     20,077(3)(7)     *          *
All directors and executive officers as a
 group (12 persons)......................  2,148,078(5)     17.7        8.6
Derrill Cody(6)..........................              --    --           *
William W. Grant, III(6).................              --    --           *
William F. Wallace(6)....................              --    --           *
Harry S. Welch(6)........................              --    --           *
Zenith Drilling Corporation..............    602,230(2)      5.0        2.4

- --------
 * Less than 1% of the outstanding shares of Barrett Common Stock.
(1) The number of shares indicated includes 138,129 shares owned by Louise K. Barrett, Mr. Barrett's wife, and 19,999 shares underlying options exercisable within the next 60 days. Mr. Barrett's business address is 1125 Seventeenth Street, Suite 2400, Denver, Colorado 80202.
(2) C. Robert Buford is considered the beneficial owner of the 602,230 shares of which Zenith Drilling Corporation ("Zenith") is the record owner. These shares are included twice in the table. They are listed as being held beneficially by both Zenith and Mr. Buford. Mr. Buford owns approximately 89% of the outstanding common stock of Zenith. The number of shares of Barrett Common Stock indicated for

    Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) under the Exchange Act. The number of shares indicated also includes 5,500 shares underlying currently exercisable options. The business address for Mr. Buford and Zenith is 1861 North Rock Road, Wichita, Kansas 67206.
(3) The number of shares indicated consists of or includes the following number of shares underlying currently exercisable options held by each of the following persons: James M. Fitzgibbons, 4,000; Hennie L.J.M. Gieskes, 4,500; Robert W. Howard, 6,000; J. Frank Keller, 18,599; Paul M. Rady, 8,999; James T. Rodgers, 5,500; and Philippe S.E. Schreiber, 3,500.
(4) The number of shares indicated includes 12,600 shares owned by Mary C. Reed, Mr. Reed's wife, and 43,200 shares underlying options exercisable within the next 60 days.
(5) The number of shares indicated includes the shares owned by Zenith that are beneficially owned by Mr. Buford as described in note (2), the aggregate of 119,797 shares underlying the options described in notes (1), (2), (3) and
    (4), and an aggregate of 12,500 shares underlying currently exercisable options owned by two executive officers not named in the table.
(6) Messrs. Cody, Grant, Wallace and Welch are Plains Designees.
(7) Each person has agreed to vote his shares of Barrett Common Stock in favor of the approval of the Charter Amendment and the Stock Issuance.

PLAINS

  The following table sets forth certain information regarding the beneficial ownership of Plains Common Stock as of June 13, 1995 by (i) each director of Plains, each executive officer of Plains named in the Summary Compensation Table of Plains' Annual Report on Form 10-K for the fiscal year ended December 31, 1994, all directors and executive officers of Plains as a group and each person known by Plains to be the beneficial owner of more than 5% of the Plains Common Stock and (ii) the beneficial ownership of Barrett Common Stock as of June 13, 1995, after giving effect to the Transactions, by each of the persons referred to in clause (i) above.

                                                              BENEFICIAL OWNERSHIP OF
                                      BENEFICIAL OWNERSHIP     BARRETT COMMON STOCK
                                            OF PLAINS          AFTER  GIVING EFFECT
                                         COMMON STOCK(1)        TO THE TRANSACTIONS
                                      ----------------------- --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    SHARES      PERCENT     SHARES        PERCENT
- ------------------------------------  ------------ ---------- ------------- ------------
Derrill Cody(2)................           6,200         *             8,060      **
William W. Grant, III(2).......          15,500         *            20,150      **
Eugene A. Lang, Jr. ...........          39,035(3)      *            50,746      **
James A. Miller(2).............          38,170(4)      *            49,621      **
Lee B. VanRamshorst............          39,837(5)      *            51,788      **
Robert W. Wagner...............          28,950(6)      *            37,635      **
William F. Wallace(2)..........          11,630(7)      *            15,119      **
Harry S. Welch(2)..............          10,000         *            13,000      **
Charles E. Wright(2)...........           5,254(8)      *             6,830      **
All executive officers and di-
 rectors as a group (12 per-
 sons).........................         268,267        2.7          348,747      1.4
State Farm Mutual Automobile
 Insurance Company
 and related entity(9).........         711,410        7.2          924,433      3.7
One State Farm Plaza
Bloomington, Illinois 61710

- --------
 * Less than 1% of the outstanding shares of Plains Common Stock.
** Less than 1% of the outstanding shares of Barrett Common Stock after giving effect to the Transactions.

(1) For purposes of determining the numbers of shares beneficially owned by the named individuals and by all executive officers and directors as a group, with respect to any director or executive officer who held options to purchase shares of Plains Common Stock exercisable within 60 days of June 13, 1995, it was assumed that such options had been exercised and the shares issued were outstanding. The following number of shares representing such unexercised options were added to the holdings of each of the following directors and officers: Mr. Cody, 6,000 shares; Mr. Grant, 8,000 shares; Mr. Lang, 35,932 shares; Mr. Miller, 27,552 shares; Mr. VanRamshorst, 35,564 shares; Mr. Wagner, 27,462 shares; Mr. Wallace, 11,428 shares; Mr. Welch, 8,000 shares; Mr. Wright, 3,000 shares; and all executive officers and directors as a group, 219,073 shares. The respective directors and executive officers have sole voting power and sole investment power over all shares reflected in the table and in this note, except as described in the notes to this table.
(2) Each person has agreed to vote his shares of Plains Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger.
(3) Includes 1,000 shares as to which Mr. Lang has shared investment power and shared voting power and 2,103 shares as to which Mr. Lang has no investment power and sole voting power.
(4) Includes 85 shares owned by Mr. Miller's wife individually or as custodian for their child over which Mr. Miller disclaims beneficial ownership and over which he has neither investment nor voting power, 1,000 shares as to which Mr. Miller has shared investment power and shared voting power and 4,533 shares as to which Mr. Miller has no investment power and sole voting power.
(5) Includes 200 shares owned by Mr. VanRamshorst's children over which Mr. VanRamshorst disclaims beneficial ownership and over which he has neither investment power nor voting power and 4,073 shares as to which Mr. VanRamshorst has no investment power and sole voting power.
(6) Includes 300 shares as to which Mr. Wagner has shared investment power and shared voting power and 1,043 shares as to which Mr. Wagner has no investment power and sole voting power.
(7) Includes 202 shares as to which Mr. Wallace has no investment power and sole voting power.
(8) Includes 254 shares owned by Mr. Wright's wife over which Mr. Wright disclaims beneficial ownership and over which he has neither investment nor voting power.
(9) According to its Schedule 13G dated January 24, 1995 filed with the Commission. The Schedule 13G states that State Farm Mutual Automobile Insurance Company ("State Farm") has sole voting and sole investment power with respect to 611,410 shares of Plains Common Stock, and State Farm Fire and Casualty Company has sole voting power and sole investment power with respect to 100,000 shares of Plains Common Stock. The table does not include shares of Barrett Common Stock that may be owned by State Farm prior to the Merger.

                    DESCRIPTION OF CAPITAL STOCK OF BARRETT

  The following statements are brief summaries of certain provisions relating to Barrett's capital stock and are qualified in their entirety by reference to the provisions of Barrett's Certificate of Incorporation, as amended (the "Barrett Charter"), and By-Laws (the "Barrett By-laws"), which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  Barrett's authorized capital consists of 17,000,000 shares of Barrett Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). As of June 13, 1995, there were 11,966,238 shares of Barrett Common Stock outstanding. At the Barrett Special Meeting, holders of shares of Barrett Common Stock will consider and vote upon, among other things, the Charter Amendment, pursuant to which the number of authorized shares of Barrett Common Stock will be increased from 17,000,000 shares to 35,000,000 shares.

  Dividends may be declared and paid on the Barrett Common Stock out of legally available surplus. Such dividends may be paid in cash, property or shares of Barrett Common Stock. The Barrett Board of Directors may set aside reserves out of funds available for dividends for any purpose the Barrett Board of Directors determines to be in Barrett's best interest.

  Each share of Barrett Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Barrett Board of Directors and, upon liquidation or dissolution of Barrett, whether voluntary or involuntary, to share equally in the assets of Barrett available for distribution to the holders of the Barrett Common Stock.

  Each holder of Barrett Common Stock is entitled to one vote per share for all purposes. The holders of Barrett Common Stock have no preemptive rights and there is no cumulative voting, redemption right or right of conversion with respect to the Barrett Common Stock.

  All outstanding shares of Barrett Common Stock are, and all shares to be issued by Barrett pursuant to the Merger Agreement will be, validly issued, fully paid and nonassessable. The Barrett Board of Directors is authorized to issue additional shares of Barrett Common Stock within the limits authorized by the Barrett Charter, without stockholder action.

  No shares of Preferred Stock have been issued. However, the Board of Directors of Barrett has the right to fix the rights, privileges and preferences, including preference upon liquidation, of any class of Preferred Stock to be issued in the future out of authorized but unissued shares of Preferred Stock. The Barrett Board of Directors may issue these shares after adopting and filing a certificate of designations with the Secretary of State of the State of Delaware.

                     DESCRIPTION OF CAPITAL STOCK OF PLAINS

  The following statements are brief summaries of certain provisions relating to Plains capital stock and are qualified in their entirety by reference to the provisions of Plains' Restated Certificate of Incorporation, as amended (the "Plains Charter"), and By-Laws (the "Plains By-laws"), which are incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  Plains' authorized capital consists of 20,000,000 shares of Plains Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of June 13, 1995, there were 9,832,375 shares of Plains Common Stock outstanding. As of the date of this Joint Proxy Statement/Prospectus, no shares of Preferred Stock are outstanding; however, a series of preferred stock of Plains, denominated "Series A Junior Participating Preferred Stock," has been established in connection with the Rights Agreement. See "--Rights Agreement."

  The Board of Directors of Plains has the right to fix the rights, privileges and preferences, including preference upon liquidation, of any class or preferred stock to be issued in the future out of authorized but unissued shares of Preferred Stock. The Plains Board of Directors may issue these shares after adopting and filing a certificate of designations with the Secretary of State of the State of Delaware.

  Dividends may be declared and paid on the Plains Common Stock out of legally available surplus. Such dividends may be paid in cash, property or shares of Plains Common Stock. The Plains Board of Directors may set aside reserves out of funds available for dividends for any purpose the Plains Board of Directors determines to be in Plains' best interest.

  Each share of Plains Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Plains Board of Directors and, upon liquidation or dissolution of Plains, whether voluntary or involuntary, to share equally in the assets of Plains available for distribution to the holders of the Plains Common Stock.

  Each holder of Plains Common Stock is entitled to one vote per share for all purposes. The holders of Plains Common Stock are not entitled to cumulative voting in the election of directors. Moreover, the holders of Plains Common Stock have no preemptive rights and there is no redemption right or right of conversion with respect to the Plains Common Stock.

RIGHTS AGREEMENT

  Under the Rights Agreement, each outstanding share of Plains Common Stock has one Right which entitles the stockholder, until the earlier of May 20, 1998 or the redemption of the Rights, to buy one one-hundredth of a share of a new series of preferred stock of Plains, denominated "Series A Junior Participating Preferred Stock," at a price of $100 per one one-hundredth of a share, subject to adjustment.

  The Rights Agreement provides that the Rights are represented by and traded with the Plains Common Stock certificates and are not exercisable or transferable apart from the Plains Common Stock until the earlier of (i) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person (as defined below)) after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Plains Common Stock (such person or group being called an "Acquiring Person" and such date of first public announcement being called the "Stock Acquisition Date") or (ii) ten business days after a person or group commences, or announces it intends to commence, a tender or exchange offer, the consummation of which would give such person or group 15% or more of the Plains Common Stock (the earlier of such days being called the "Distribution Date"). Separate certificates for the Rights will be mailed to holders of Plains Common Stock as of the Distribution Date, and thereafter the separate Right certificates alone will evidence the Rights. The Rights are listed for trading on the NYSE.

  The Plains' Series A Junior Participating Preferred Stock is a series of preferred stock that is nonredeemable and may rank junior to other series of Preferred Stock of Plains that may be issued in the future. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential semi-annual dividend of $10 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Plains Common Stock. In the event of liquidation, each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment for $10,000 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Plains Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with the Plains Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Plains Common Stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of Plains Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Plains Common Stock.

  In the event that, on or after May 12, 1988, any person becomes the beneficial owner of 15% or more of the Common Stock, the Rights will adjust so that, assuming the Rights are then exercisable, each Right (other than Rights held by any Acquiring Person) will entitle its holder to purchase, at the then current price of the Right, that number of shares of Plains Common Stock having, at the time of such transaction, a market value of two times the exercise price of the Right.

  Furthermore, in the event that, on or after the Stock Acquisition Date, Plains is acquired in a merger or other business combination and is not the surviving corporation or the Plains Common Stock is changed or exchanged or 50% or more of its assets or earning power is sold, each Right, assuming it is then exercisable, will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock of the surviving company or the company receiving the greatest portion of the assets or earning power transferred, as the case may be, having, at the time of such transaction, a market value of two times the exercise price of the Right.

  At any time prior to the close of business on the tenth business day following the Stock Acquisition Date, Plains, at its option, may redeem the Rights at a price of $.01 per Right (the "Redemption Price"); provided that if the Board of Directors of Plains authorizes redemption of the Rights under certain circumstances, there must be at least one Continuing Director and such authorization will require the approval of a majority of the Continuing Directors then holding office. Immediately upon the authorization of the redemption of the Rights by the Board of Directors of Plains, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  "Continuing Director" means a director who (i) either (A) was a member of the Board of Directors of Plains prior to May 20, 1988, or (B) subsequently became a director of Plains and whose initial election or initial nomination for election subsequent to such date was approved by a vote of a majority of the Continuing Directors then on the Board of Directors of Plains, and (ii) is not an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or any such affiliate or associate.

  The Rights will expire on May 20, 1998, unless earlier redeemed by Plains as described above. Until a Right is exercised, the holder thereof will have no rights as a stockholder of Plains, including without limitation, the right to vote or to receive dividends.

  So long as the Rights are attached to the Plains Common Stock, Plains will issue one Right with each new share of Plains Common Stock issued so that all such shares will have attached Rights. No fractional shares will be issued, other than fractional shares of Series A Junior Participating Preferred Stock of Plains that are integral multiples of one one-hundredth of a share, and a cash payment will be made in lieu thereof based on the market price of the preferred stock or Plains Common Stock on the last trading day prior to the date of exercise.

  The Board of Directors of Plains may delay the distribution of Rights Certificates if a tender or exchange offer has been announced or commenced so long as there is no Acquiring Person.

  The Board of Directors of Plains may amend the Plains Rights Agreement. After the Distribution Date, however, the Board of Directors of Plains may amend the Plains Rights Agreement only to cure any ambiguity, to cure any defective or inconsistent provisions, to make changes which do not adversely affect the interest of the holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) or to shorten or lengthen any time period under the Plains Rights Agreement; provided that no amendment to adjust the time period governing redemption may be made at any time when the Rights are not redeemable. In addition, no supplement or amendment may be made which changes the Redemption Price, the final expiration date, the purchase price or the number of share of Series A Junior Participating Preferred Stock for which a Right is exercisable, unless at the time of such supplement or amendment there is no Acquiring Person and such supplement or amendment does not adversely affect the interests of the holders of Rights certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

  The Rights Agreement was amended as of May 2, 1995 to provide that Barrett, Sub and their affiliates or associates will not become an Acquiring Person by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby and that the acquisition of beneficial ownership of Plains Common Stock pursuant to the Merger Agreement will not give rise to a Distribution Date or a Stock Acquisition Date or trigger the exercisability of the Rights. Subject to certain provisions described herein with respect to shares of Plains Common Stock owned by Plains, Barrett or any subsidiary of Plains or Barrett, upon consummation of the Merger each issued and outstanding share of Plains Common Stock, together with its associated Right, will be converted into 1.3 validly issued, fully paid and nonassessable shares of Barrett Common Stock. See "THE MERGER--Merger Consideration."

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  PLAINS COMMON STOCK AND BARRETT COMMON STOCK

GENERAL

  The rights of the holders of Plains Common Stock are currently governed by the Plains Charter, the Plains By-laws and the laws of Delaware, including the DGCL. If the Merger is consummated, holders of Plains Common Stock will become stockholders of Barrett, and the rights of such former Plains stockholders will thereafter be governed by the Barrett Charter, the Barrett By-laws and the laws of Delaware, including the DGCL. The following summary, which does not purport to be a complete statement of the differences between the rights of the stockholders of Barrett and the stockholders of Plains, sets forth certain differences between the Barrett Charter and the Plains Charter and the Barrett By-laws and the Plains By-laws. This summary is qualified in its entirety by reference to the full text of each of such documents and the applicable Delaware statutes.

VOTING RIGHTS

  Section 212 of the DGCL provides that unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

  The Plains By-laws provide that each holder of Plains Common Stock is entitled to one vote for each share held by such holder on each matter upon which holders of Plains Common Stock are entitled or afforded the opportunity to vote. Except as otherwise provided in the Plains Charter, the Plains By-laws or the DGCL, corporate action taken by vote of stockholders must be authorized by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting. The Barrett Charter provides that each stockholder of record of Barrett Common Stock is entitled to one vote for every share of such stock held by such stockholder. Except as otherwise provided in the Barrett Charter, the Barrett By-laws or the DGCL, whenever any corporate action is to be taken by vote of the stockholders of Barrett, it must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon.

CLASSIFIED BOARD OF DIRECTORS

  Section 141(d) of the DGCL provides that a corporation may have a classified board of directors providing for up to three classes of directors each having a term of up to three years, and newly elected directors selected by the board of directors may serve to the expiration of the term of the class to which they are named.

  The Plains Charter and By-laws provide that Plains' Board is divided into three classes of directors, each with a term of three years and consisting of a number of directors as nearly equal in number as possible. Neither the Barrett Charter nor the Barrett By-laws provide for a classified board of directors.

NUMBER OF DIRECTORS

  The number of directors of a Delaware corporation is fixed by, or in the manner provided in, the by-laws unless such number is changed by action of the majority of the directors. Under Section 141(b) of the DGCL, a director need not be a stockholder to be qualified unless so required by the charter or by-laws.

  The Plains Charter and By-laws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors of Plains adopted by a majority of the Board, but in no case may the Plains Board consist of fewer than five nor more than eleven members. The number of directors of Plains is currently fixed at six. The Plains By-laws also provide that directors whose term of office has expired are elected at the annual meeting of stockholders by written ballot. The Barrett By-laws provide that the number of directors will be determined by the Board of Directors of Barrett, but in no case may the Board consist of fewer than three nor more than 13, unless such change is approved in the manner provided in the Barrett By-laws. The number of directors of Barrett is currently fixed at nine (and will be increased to 13 in connection with the consummation of the Merger). Directors are elected at each annual meeting of stockholders or at a special meeting of the stockholders. The Barrett Charter states that elections of directors are not required to be by written ballot unless the Barrett By-laws otherwise provide.

BOARD OF DIRECTORS VACANCIES

  Section 223 of the DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies, including those due to removal without cause, and newly created directorships may be filled by majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

  The Plains Charter provides that any vacancies (including newly created directorships) may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Any such director chosen will hold office for the remainder of the term of such director's predecessor. The Barrett By-laws provide that any vacancies (including newly created directorships) may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Any such director will hold office until the next annual election.

REMOVAL OF DIRECTORS

  Section 141(k) of the DGCL provides that any director may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors, except that unless the certificate of incorporation provides otherwise in the case of a corporation with a classified board of directors, such as Plains, a director may be removed only for cause.

  The Plains Charter and By-laws provide that any director may be removed from office, only for cause, by the affirmative vote of the holders of at least a majority of the total votes of all shares of stock entitled to vote in an election of directors. The Barrett By-laws provide that any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at a meeting of stockholders.

QUORUM OF STOCKHOLDERS

  Both the Plains By-laws and the Barrett By-laws provide that the holders of a majority of the shares of the outstanding stock entitled to vote, in person or by proxy, constitutes a quorum at any meeting of the stockholders for the transaction of business.

CALL OF SPECIAL STOCKHOLDER MEETINGS

  Under Section 211(d) of the DGCL, special meetings of stockholders may be called by the board of directors or by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws.

  The Plains Charter provides that special meetings of the stockholders may be called by the Chairman of the Board or the President of Plains and must be called by the President or Secretary upon written application by at least three directors then holding office. The Barrett By-laws provide that special meetings of the stockholders may be called by the President or by the Barrett Board of Directors.

STOCKHOLDERS' ACTION WITHOUT A MEETING

  Section 228 of the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders may take any action without a meeting by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any action by less than unanimous consent must be given to stockholders who did not consent to such action.

  The Plains Charter provides that any action that may be taken at an annual or special meeting may be taken without a meeting only by written unanimous consent of the stockholders. The Barrett By-laws contain a provision similar to the provision of the DGCL described above.

AMENDMENTS TO CHARTER

  Under Section 242 of the DGCL, a corporation can amend its certificate of incorporation in any respect; provided that the amendment contains only provisions which would have been lawful in the original certificate of incorporation. The DGCL provides that an amendment may be authorized by the adoption of a resolution setting forth the amendment by the board of directors followed by a majority vote of shares entitled to vote thereon. The DGCL also provides for approval by vote of the holders of a majority of outstanding shares of a particular class of stock in certain circumstances, including an amendment which would increase the aggregate number of authorized shares of such class.

PREEMPTIVE RIGHTS

  Neither Delaware law nor the Plains Charter or Plains By-laws provide preemptive rights to the holders of capital stock. The Barrett Charter states that no stockholders of Barrett shall have any preemptive rights.

DERIVATIVE ACTIONS

  Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Section 327 of the DGCL provides that a stockholder must aver in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains.

DIVIDENDS

  Subject to any restrictions in a corporation's certificate of incorporation,
Section 170 of the DGCL generally provides that the directors of a corporation may declare and pay dividends out of surplus (defined as the excess if any, of the net assets over stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the stated capital of the corporation is less than the aggregate amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

  Under Section 157 of the DGCL, a Delaware corporation is permitted, either in its certificate of incorporation or by resolution of the board of directors, to create rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

LIMITATIONS ON DIRECTORS' LIABILITY

  Section 102(b)(7) of the DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for breach of the director's fiduciary duty subject to certain limitations. The Plains Charter and the Barrett Charter include such a provision, as set forth below, to the maximum extent permitted by law.

  The Plains Charter provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Barrett Charter provides that the personal liability of each director of the corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Delaware.

  While these provisions provide directors with protection from liability for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

BUSINESS COMBINATION PROVISIONS

  In 1988, Delaware enacted a statute designed to provide Delaware corporations with limited protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

  In general, Section 203 provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person or entity became an Interested Stockholder, unless (i) prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the corporation's outstanding voting stock at the time the transaction commenced, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans, or (iii) on or subsequent to the date a person became an Interested Stockholder, the business combination with an Interested Stockholder is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder.

  The Plains Charter adds to the requirements of the DGCL and provides that no business combination with an "Interested Related Party" (defined as a stockholder who beneficially owns 10% or more of the outstanding capital stock of the corporation entitled to vote in elections of directors) may occur unless the business combination is approved by the affirmative vote of the number of outstanding shares equal to the sum of (i) the number of shares of voting stock beneficially owned by the Interested Related Party and (ii) 90% of the remaining number of outstanding shares of such voting stock that are not beneficially owned by any Interested Related Party. The Plains Charter provides further that such approval is not required for any business combination if (i) it is approved by a resolution adopted by at least 75% of those directors who are not related parties or (ii) if the value of the consideration to be received by Plains' stockholders in such business combination is not less than certain specified amounts and certain other conditions are met. Barrett's By-laws provide that an "interested person" (defined as a person who becomes the beneficial owner of more than 15% of the outstanding shares of voting stock) may not acquire additional shares of voting stock except as part of (a) the transaction that results in that interested person first becoming an interested person, or (b) pursuant to a business combination approved in accordance with the Barrett Charter as described above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permit a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to

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

be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that such court deems proper.

  The Plains Charter provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Plains Charter provides further that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him and in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, however, unless and only to the extent that the court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery of Delaware or such other court shall deem proper. The rights to indemnification and the advancement of expenses conferred by the Plains Charter are not exclusive of any other right to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Plains is authorized to purchase and maintain, and Plains does maintain, insurance on behalf of its directors, officers, employees and agents. The Barrett By-laws currently provide for mandatory indemnification of directors, officer and employees and advancement of indemnified expenses to the full extent permitted by the DGCL, the common law or any statutory provision other than the DGCL.

DISSENTERS' RIGHTS OF APPRAISAL

  The DGCL generally entitles a stockholder to exercise appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 of the DGCL. Appraisal rights are available under Section 262 of the DGCL if holders of shares in a constituent company, which shares are listed on a national securities exchange (as the Plains Common Stock is), are required by the terms of the merger to accept consideration other than shares of stock of the surviving corporation, shares of stock of any corporation listed on a national securities exchange, designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or cash in lieu of fractional shares.

  As holders of Plains Common Stock will receive only Barrett Common Stock, which is listed on the NYSE, and cash in lieu of fractional shares under the terms of the Merger Agreement, they are not entitled to appraisal rights under the DGCL. Holders of Barrett Common Stock will not be entitled to appraisal rights under the DGCL. See "THE SPECIAL MEETINGS--Appraisal Rights."

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

LISTING

  Both the Plains Common Stock and the Barrett Common Stock are listed on the NYSE.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, which appears as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following summary includes the material terms of such agreement but is not necessarily complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, subject to the terms and conditions contained therein, including the approval and adoption of the Merger Agreement by the holders of Plains Common Stock and the approval of the Charter Amendment and the Stock Issuance by the holders of Barrett Common Stock, as described in this Joint Proxy Statement/Prospectus, Sub will be merged with and into Plains, and Plains will continue as the Surviving Corporation.

  If the conditions to the Merger are satisfied or waived (where permissible), the parties will file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective at the Effective Time, which will occur upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger.

  Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Plains, all shares of Plains Common Stock, and the associated Rights, that are held in the treasury of Plains or by any wholly owned subsidiary of Plains and any shares of Plains Common Stock (and associated Rights) owned by Barrett, Sub or any other wholly owned subsidiary of Barrett will be cancelled and no capital stock of Barrett or other consideration will be delivered in exchange therefor.

  Each issued and outstanding share of capital stock of Sub will be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

  Each share of Plains Common Stock (together with its associated Right) issued and outstanding immediately prior to the Effective Time (other than shares (and associated Rights) to be cancelled) will be converted into 1.3 validly issued, fully paid and nonassessable shares of Barrett Common Stock. All such shares of Plains Common Stock (and associated Rights), when so converted, will no longer be outstanding and will automatically be cancelled and retired and each holder of a Certificate representing any such shares (and associated Rights) will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions and shares of Barrett Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate.

  No certificates or scrip representing fractional shares of Barrett Common Stock will be issued upon the surrender for exchange of Certificates, and no Barrett dividend or other distribution or stock split or combination will relate to any fractional security, and such fractional interests will not entitle the owner thereof to vote or to any rights of a security holder of Barrett. In lieu of any such fractional securities, each holder of shares of Plains Common Stock who would otherwise have been entitled to receive a fraction of a share of Barrett Common Stock (after taking into account all shares of Plains Common Stock then held of record by such holder) will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Plains Common Stock multiplied by the Closing Price.


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

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of Barrett, including, among other things: (i) that the documents filed by Barrett with the Commission since January 1, 1993 do not contain material misstatements or omissions; (ii) that the information supplied to Barrett's petroleum engineers was true and correct in all material respects and that no material adverse change in the assets, properties, condition (financial or otherwise), business or results of operations of Barrett ("Material Adverse Change") has occurred in the matters covered by such engineers' report since September 30, 1994; (iii) that, except as previously disclosed to Plains, no wells of Barrett have been overproduced such that they are likely to be shut-in or subject to penalty, there have been no changes in proposed production allowables in such wells, such wells have been drilled and (if completed) completed, operated and produced in accordance with good industry practices, applicable laws and applicable leases, there is no obligation or agreement to abandon any well that is not or will not be abandoned and reclaimed in accordance with applicable laws and good industry practices, proceeds from sales of hydrocarbons produced are being received in a timely manner and are not being held in suspense by third parties (other than up to $1,000,000) and no person has an option, call or other similar right with respect to the oil and natural gas interests of Barrett; (iv) that the information to be included herein and in the Registration Statement in connection with the Merger will be free from material misstatements and omissions; (v) that there has been no Material Adverse Change with respect to Barrett, except as disclosed in its documents filed with the Commission; (vi) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger; (vii) as to title to properties; (viii) as to employee benefit plans, employment agreements, severance and "golden parachutes," and labor matters; (ix) with respect to environmental matters; (x) with respect to pending or threatened litigation;
(xi) as to governmental licenses and permits, and compliance with laws; (xii) that Barrett's financial advisor has rendered its written opinion that the Exchange Ratio is fair to the stockholders of Barrett from a financial point of view; and (xiii) as to the Barrett Board of Directors' actions with respect to the Merger Agreement, the Merger, the Charter Amendment, the Stock Issuance and related matters. In addition, the Merger Agreement contains representations and warranties by Barrett as to its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement on it.

  The Merger Agreement also contains similar customary representations and warranties of Plains, as well as additional representations and warranties to the effect that Rights Agreement has been amended so that it will not be triggered by the Merger and that the Plains Board's approval of the Merger Agreement and the Merger makes the "fair price" provisions of the Plains Charter inapplicable to the Merger.

  In addition, the Merger Agreement contains customary representations and warranties of Barrett and Sub, including, among other things, as to its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement on it, and to the effect that it was organized solely for the purpose of acquiring Plains and has not engaged in any business since its formation which is not in connection with the Merger and the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, each of Barrett and Plains has agreed that during the period from the date of the Merger Agreement through the Effective Time (except as otherwise specifically required by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the terms of the Merger Agreement, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

  Without limiting the generality of the foregoing, each of Barrett and Plains has agreed that, prior to the Effective Time, except as otherwise expressly contemplated by the Merger Agreement, it will not, and will

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

not cause its respective subsidiaries to, without the prior written consent of the other parties to the Merger Agreement: (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its respective capital stock, or otherwise make any payments to its respective stockholders in their capacity as such, other than (1) ordinary quarterly dividends by Plains consistent with past practice in an amount not in excess of $.06 per share, (2) dividends declared by Plains prior to the date of the Merger Agreement, and (3) dividends payable to Plains or Barrett declared by their respective subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(z) purchase, redeem or otherwise acquire any shares of capital stock or other securities, or any rights, warrants or options to acquire any such shares or other securities, except in connection with the terms of their respective stock option plans and certain other benefits plans of Plains; (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its or its subsidiaries' capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than upon the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their current terms or in accordance with the terms of certain benefits plans of Plains and Barrett);
(iii) amend its Certificate of Incorporation or amend in any material respects its By-laws, other than the Charter Amendment and an amendment to Barrett's By-laws to permit the election of the Plains Designees; (iv) acquire, merge or consolidate with, or purchase a portion of the assets of or equity in, any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case that involves a transaction exceeding $50,000 in the aggregate, or engage in any negotiations with any person or entity concerning any such transaction, except that Plains and Barrett may acquire oil and natural gas interests in the ordinary course of business consistent with past practice; (v) except in the ordinary course of business, sell, lease otherwise dispose of or agree to sell, lease or otherwise dispose of, any business or line of business or any of its assets, in each case that are material, individually or in the aggregate, to Plains and its subsidiaries taken as a whole, or to Barrett and its subsidiaries taken as a whole, respectively; (vi) make any capital expenditures, except in the ordinary course of business; (vii) (A) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of its liabilities or its obligations in the ordinary course of business or in accordance with their terms as in effect on the date of the Merger Agreement;
(B) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; (C) enter into any collective bargaining agreement, successor collective bargaining agreement or amended collective bargaining agreement; (D) change any accounting principle used by it, except for such changes required to be implemented prior to the Effective Time pursuant to generally accepted accounting principles or rules of the Commission; or (E) settle or compromise any litigation brought against it, other than settlements or compromises of any litigation where the amount paid in settlement or compromise does not exceed $200,000, exclusive of amounts covered by insurance; (viii) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, subject to the Merger Agreement, Barrett and Plains may hire additional employees to the extent deemed by their respective managements to be in the best interests of Barrett or Plains, as the case may be, provided that neither Plains nor Barrett may enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new, or amend any existing, incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees (other than amendment required by law or to maintain the tax qualified status of such plans under the Code), or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice; (ix) except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other person, other than to Plains or any wholly owned subsidiary of Plains or to Barrett or any wholly owned subsidiary of Barrett, respectively; or (x) authorize or enter into any agreement to do any of the foregoing.

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

  Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement through the Effective Time, Sub will not engage in any activities of any nature except as expressly provided in or contemplated by the Merger Agreement or incident thereto.

NO SOLICITATION

  Pursuant to the Merger Agreement, from the date of the Merger Agreement, Plains will not, and will cause its subsidiaries and its officers, directors, employees, agents and other representatives and those of any of its subsidiaries not to, directly or indirectly, solicit or initiate any takeover proposal or offer for Plains, and not to solicit or initiate, directly or indirectly, discussions, negotiations, considerations or inquiries concerning a takeover proposal or offer for Plains, from any person, or engage in discussions or negotiations relating thereto, or provide to any other person any information or data relating to Plains or its subsidiaries for the purpose of, or have any substantive discussions with, any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any takeover proposal or offer or any inquiry or proposal which would reasonably be expected to lead to any effort or attempt by any other person to seek to effect a takeover proposal or offer, or agree to or endorse any such inquiry, takeover proposal or offer; provided, however, that (i) Plains may engage in discussions or negotiations with a third party who, without Plains taking any action which is proscribed as provided in the Merger Agreement, seeks to initiate such discussions or negotiations or may furnish such third party information concerning Plains and its business, properties or assets (provided that such third party executes a confidentiality agreement with Plains) and (ii) Plains' Board of Directors may take and disclose to Plains' stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that a majority of the Board of Directors of Plains concludes in good faith, after consultation with and based upon the written advice of Sidley & Austin or Richards, Layton & Finger (which advice need not constitute an opinion), Plains' counsel, that such action is necessary in order for the Board of Directors of Plains not to breach its fiduciary obligations under applicable law. Plains will promptly (but in no case later than 24 hours) notify Barrett of any inquiry, takeover proposal or offer for Plains, including the material terms and conditions thereof, but will not be required to indicate the identity of the person or group making such takeover proposal or offer. Prior to termination of the Merger Agreement, Plains has agreed that it will not enter into any written agreement with any person that provides for, or in any way facilitates, a takeover proposal or offer, other than a confidentiality agreement. Except as permitted by the Merger Agreement, Plains has also agreed to cease existing discussions, negotiations and other activities with any parties (other than Barrett) relating to any possible takeover proposal or offer. As used in the Merger Agreement, "takeover proposal" or "offer" means any proposal or offer (other than a proposal or offer by Barrett or any of its affiliates) for a tender or exchange offer, a merger, consolidation or other business combination involving Plains or any subsidiary of Plains, or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Plains or any of its subsidiaries.

ACCESS TO INFORMATION

  The Merger Agreement provides that, subject to applicable provisions regarding confidentiality, each of Barrett and Plains will, and will cause each of its subsidiaries to, afford to the other parties, and to their accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during the period from the date of the Merger Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records.

FEES AND EXPENSES

  Regardless of whether the Merger is consummated, except as described below upon certain terminations of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

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

  If Barrett terminates the Merger Agreement pursuant to clause (ii)(a) or (v) under "--Termination" below, then Plains will pay to Barrett, within five business days following such termination, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by Barrett and its subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. In addition, if within nine months after such termination, Plains enters into an agreement with respect to a Third Party Acquisition of Plains (a "Plains Acquisition Agreement") or there occurs, or the Board of Directors recommends to the stockholders of Plains or resolves to recommend to the stockholders, a Third Party Acquisition, then upon the earliest of such events, Plains will immediately pay to Barrett an amount in cash equal to $8,000,000 less the amount paid by Plains to Barrett pursuant to the immediately preceding sentence in respect of Barrett's expenses. In addition, if Barrett terminates the Merger Agreement pursuant to clause (ii)(b) under "--Termination" below, or Plains terminates the Merger Agreement pursuant to clause (iii)(b) under "--Termination" below, and, in addition, within nine months after such termination Plains enters into a Plains Acquisition Agreement or there occurs, or the Board of Directors recommends to the stockholders of Plains or resolves to do so, a Third Party Acquisition, then, upon the earliest of such events, Plains will immediately pay to Barrett cash in the amount of $8,000,000. Also, if Barrett terminates the Merger Agreement pursuant to clause
(vi)(a) under "-- Termination" below, then Plains will immediately pay to Barrett cash in the amount of $5,000,000 and, if within nine months thereafter, Plains enters into a Plains Acquisition Agreement or there occurs, or the Board of Directors recommends to the stockholders of Plains or resolves to recommend to the stockholders, a Third Party Acquisition, then upon the earliest of such events, Plains will immediately pay to Barrett cash in the amount of $3,000,000. If Plains terminates the Merger Agreement pursuant to clause (viii) under "--Termination" below or Barrett terminates the Merger Agreement pursuant to clause (vi)(b) or (ix) under "--Termination" below, then Plains will immediately pay to Barrett cash in the amount of $8,000,000. Notwithstanding the foregoing, however, Plains will in no event be obligated to make payments under the Merger Agreement exceeding, in the aggregate, $8,000,000 in connection with any termination of the Merger Agreement.

  For purposes of the Merger Agreement, the term "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of Plains by merger, tender offer or otherwise, other than by Barrett or any of its affiliates, (ii) except as contemplated by clause (iii) below, the acquisition of more than 20% of the outstanding shares of Plains Common Stock (measured after such issuance), or securities exercisable, convertible or exchangeable into more than 20% of the outstanding shares of Plains Common Stock (assuming the exercise, conversion or exchange of such securities), or any other securities which represent, or are exercisable, convertible or exchangeable into securities which represent, more than 20% of the voting power of the outstanding securities of Plains (assuming the exercise, conversion or exchange of such securities) ordinarily (absent the occurrence of any contingency) having the right to vote in the election of directors of Plains, by any person other than Barrett or its affiliates or (iii) the issuance to any person (other than Barrett or its affiliates) of more than 30% of the outstanding shares of Plains Common Stock (measured after such issuance), or securities exercisable, convertible or exchangeable into more than 30% of the outstanding shares of Plains Common Stock (assuming the exercise, conversion or exchange of such securities), or any other securities which represent, or are exercisable, convertible or exchangeable into securities which represent, more than 30% of the voting power of the outstanding securities of Plains (assuming the exercise, conversion or exchange of such securities) ordinarily (absent the occurrence of any contingency) having the right to vote in the election of directors of Plains, in connection with an acquisition by Plains of any other person or entity.

PLAINS STOCK OPTIONS

  The Merger Agreement provides that, no later than the Effective Time, each Plains Stock Option that is outstanding immediately prior to the Effective Time pursuant to Plains' stock option plans will become and represent an option to purchase the number of shares of Barrett Common Stock (decreased to the nearest full share) determined by multiplying (i) the number of shares of Plains Common Stock subject to such Plains Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per

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

share of Barrett Common Stock (rounded down to the nearest whole cent) equal to the exercise price per share of Plains Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided in the Merger Agreement, each new Barrett stock option issued in substitution for a Plains Stock Option will be exercisable upon the same terms and conditions as were applicable under the related Plains Stock Option simultaneously with the Effective Time.

REASONABLE EFFORTS

  Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and the prompt satisfaction of the conditions thereto, provided, however, that neither of the parties is under any obligation to take any action to the extent that the board of directors of such party shall conclude in good faith, after consultation with, and based upon the written advice of, respective counsel, that such action would cause a breach of that board of directors' fiduciary obligations under applicable law.

REAL ESTATE TRANSFER AND GAINS TAX

  Pursuant to the Merger Agreement, Barrett and Plains agree that either Plains or the Surviving Corporation will pay any real property transfer or gains tax or similar tax, in each case attributable to the transfer of the beneficial ownership of Plains' or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. Plains agrees to cooperate with Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by Plains or its subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of Plains and its subsidiaries will be determined by Sub or Barrett in its reasonable discretion. The stockholders of Plains will be deemed to have agreed to be bound by the allocation established pursuant to the Merger Agreement in the preparation of any return with respect to the Gains Taxes.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  The Merger Agreement provides that from and after the Effective Time, Barrett will indemnify and hold harmless all past and present officers and directors of Plains and of its Subsidiaries to the full extent such persons may be indemnified by Plains pursuant to the Plains Charter and the Plains By-laws for acts or omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. In addition, Barrett will provide, or cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, Plains' current directors and officers with an insurance and indemnification policy that provides coverage for events occurring through the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Barrett and the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Plains prior to the date of the Merger Agreement (which annual premium Plains has represented and warranted to have been $90,274 in the aggregate), but in such case will purchase as much coverage as possible for such amount.

EMPLOYEE BENEFITS

  Pursuant to the Merger Agreement, at the Effective Time, all employee benefits plans and programs will terminate, subject to all applicable laws, and all vested rights and benefits of such benefit plans and programs will be distributed to the eligible recipients in accordance with the terms of such plans of Plains and its

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

subsidiaries, except that, with respect to the qualified benefit plans, the parties may elect prior to the Effective Time to freeze benefit accruals in lieu of terminating the plans as of the Effective Time. The officers and employees of Plains and its subsidiaries will be provided by Barrett with employee benefits under plans and programs which, in the aggregate, are no less favorable than those provided pursuant to the plans and programs of Barrett and its subsidiaries in effect on the date of the Merger Agreement. If Barrett or any of its subsidiaries at any time provide benefits to retirees of Barrett or any of its subsidiaries, retirees of Plains and its subsidiaries will be provided benefits which, in the aggregate, are no less favorable than those provided to retirees of Barrett and its subsidiaries.

STAY BONUSES; MERIT BONUSES; SEVERANCE POLICY

  The Merger Agreement provides that, after consultation with Barrett, Plains will be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of Plains, in an aggregate amount up to $625,000, payable to (i) non-officer employees who remain in the employ of Plains or its subsidiaries until a date set by Plains, which date will be no earlier than the date three months after the Effective Time or (ii) non-officer employees whose performance and dedication to Plains or its subsidiaries merits, in the discretion of the Chief Executive Officer of Plains, special compensation. In addition, Barrett is permitted, after consultation with Plains, to make similar payments in the aggregate amount of $625,000 to its non-officer employees.

  The Merger Agreement further provides that, with respect to officers and employees who are or will be terminated, Barrett will maintain Plains' severance policy as in effect on the date of the Merger Agreement, or will replace such policy with a policy providing equal or more favorable compensation, for a period of at least two years from the Effective Time.

  Barrett also has agreed to honor or cause to be honored all severance and employment agreements that existed as of February 15, 1995 with Plains' officers and employees.

  Barrett has agreed that, to the extent not inconsistent with any applicable law or regulation, for one year after the Effective Time, before filling any job vacancy or newly created position, Barrett and its subsidiaries will undertake reasonable efforts to send written notification of such vacancy or position to any officers or employees of Plains and its subsidiaries who were terminated subsequent to the Effective Time by Plains, Barrett or a subsidiary of either of them and who had been employed in a comparable position (as determined by Barrett in its reasonable discretion) at the Effective Time.

  In addition to the matters set forth above, if any former employee of Plains or its subsidiaries is hired by Barrett or its subsidiaries in accordance with the Merger Agreement within one year after the Effective Time, the years of service of such employee with Plains, its subsidiaries and any prior employer will be credited for purposes of eligibility and vesting of benefits and, in the case of employment opportunities requiring a relocation of the employee's place of residence, such employee will be provided relocation expenses and reimbursement under Barrett's reimbursement policy for transferred or newly hired employees in effect on the date of the Merger Agreement.

  Barrett also has agreed to arrange for professional outplacement services for officers and employees of Plains and its subsidiaries who are terminated as a result of, or within 18 months following, the Merger, at a cost to Barrett not in excess of $100,000 in the aggregate.

CONDITIONS TO THE MERGER

  The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the fulfillment or waiver (where permissible) at or prior to the Effective Time of each of the following conditions: (i) the Merger shall have been approved by the requisite vote of the holders of Plains Common Stock, and the Charter Amendment and Stock Issuance shall have been approved by the requisite

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

vote of the holders of Barrett Common Stock; (ii) the Barrett Common Stock issuable in the Merger and pursuant to Plains Stock Options shall have been authorized for listing on the NYSE, upon official notice of issuance; (iii) the applicable waiting period under the HSR Act shall have expired or been terminated; (iv) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and all necessary state securities or "Blue Sky" authorizations shall have been received; (v) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or the transactions contemplated thereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered; and (vi) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, the failure to obtain which would have a material adverse effect on Barrett (assuming the Merger had taken place) shall have been obtained, shall have occurred or shall have been filed.

  The Merger Agreement also provides that the obligation of Plains to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions: (i) Barrett and Sub shall have performed in all material respects each of their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and each of the representations and warranties of Barrett and Sub contained in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; (ii) receipt by Plains of customary officers' certificates and opinions of counsel to Barrett; and
(iii) Barrett's Board of Directors shall have been increased by four and the vacancies thereby created shall be filled at the Effective Time by the Plains Designees.

  The Merger Agreement further provides that the obligations of Barrett and Sub to effect the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions: (i) Plains shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and each of the representations and warranties of Plains contained in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date; (ii) receipt by Barrett of customary officers' certificates and opinions of counsel to Plains; (iii) receipt by Barrett of required third party consents and approvals; and (iv) based on the advice of Arthur Andersen LP and such other advice as Barrett may deem relevant, Barrett shall have no reasonable basis for believing that the Merger will not be able to be accounted for as apooling of interests.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of Plains: (i) by mutual written consent of Barrett and Plains; (ii) by Barrett if (a) Plains shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with by Plains prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by Plains of notice of such failure to comply, (b) the stockholders of Plains shall have failed to approve the Merger at the Plains Special Meeting, or (c) the stockholders of Barrett shall have failed to approve the Charter Amendment or the Stock Issuance at the Barrett Special Meeting; (iii) by Plains if (a) Barrett or Sub shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with by Barrett or Sub prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by Barrett of notice of such failure to comply, (b) the stockholders of Plains shall have failed to approve the Merger at the Plains Special Meeting, or (c) the stockholders of Barrett shall have failed to approve the Charter Amendment or the Stock Issuance at the Barrett Special Meeting; (iv) by either Barrett or Plains if (a) the Merger has not been effected on or prior to the close of business on December 31, 1995; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or (b) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (v) by either Barrett or Plains if there has been (a) a material breach by the other of any representation or warranty that is not qualified as to materiality or (b) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach; (vi) by Barrett, (a) if the Board of Directors of Plains shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interests of Plains and its stockholders, or shall have resolved to do so, or (b) if the Board of Directors of Plains shall have recommended, or shall have resolved to recommend, to the stockholders of Plains any takeover proposal or offer for Plains; (vii) by Plains if the Board of Directors of Barrett shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger Agreement, the Charter Amendment and the Stock Issuance or declaration that such transactions are fair to and advisable and in the best interest of Barrett and its stockholders, or shall have resolved to do so; (viii) by Plains if there is an offer to acquire all of the outstanding shares of Plains Common Stock or substantially all of the assets of Plains for consideration that provides stockholders of Plains a value per share of Plains Common Stock which, in the good faith judgment of the Board of Directors of Plains, that is higher than the consideration per share pursuant to the Merger; or (ix) by Barrett, if a Third Party Acquisition occurs.

  In the event of termination of the Merger Agreement by either Barrett or Plains, the Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of Plains, Barrett or Sub or their respective officers or directors, except as provided in the Merger Agreement.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of Plains but, after any such approval by stockholders of Plains, no amendment will be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders.

WAIVER

  The Merger Agreement provides that, at any time prior to the Effective Time, the parties thereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived.

                               CERTAIN LITIGATION

  On October 20, 1994, Plains issued a press release stating that it had authorized its financial advisors to help Plains study strategic alternatives in light of a recent Schedule 13D filing by Cross Timbers. The press release stated that as part of the study, the financial advisors would seek indications of interest from certain possible merger partners. The press release also indicated that the Plains Board had amended its Rights Agreement.


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

  On November 2, 1994, a putative class action was filed in Delaware Chancery Court. In that case, entitled Miller v. Cody, et al., the plaintiff has alleged that certain named directors and Plains have, among other things, breached their fiduciary duties by unreasonably amending the Rights Agreement and otherwise acting to entrench themselves in office. Plaintiff seeks various forms of injunctive relief, damages and an award of plaintiff's costs and disbursements. Plains and the named directors deny the allegations of wrongdoing in the complaint and intend to pursue a vigorous defense. A putative class action entitled Behrens v. Miller, et al., that was filed on October 21, 1994, was voluntarily dismissed without prejudice by the plaintiff. The allegations and relief sought in the Behrens case were similar to those in the Miller action described above.

  On May 3, 1995, Plains announced it had executed the Merger Agreement with Barrett. Also on May 3, 1995, a putative class action, entitled Crandon Capital Partners v. James A. Miller, et al., was filed in Delaware Chancery Court against Plains and the members of its Board of Directors. In this suit it is alleged that, among other things, the consideration to be paid Plains' stockholders pursuant to the Merger Agreement is inadequate and "substantially below the fair or inherent value of Plains." Plaintiff seeks various forms of declaratory and injunctive relief, damages and an award of plaintiff's costs and disbursements. Plains and the directors deny the allegations of wrongdoing in the complaint and intend to pursue a vigorous defense.

                                    EXPERTS

  The consolidated financial statements of Barrett as of September 30, 1993 and 1994 and for each of the three years in the period ended September 30, 1994, incorporated by reference to Barrett's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Plains as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994, incorporated by reference to Plains' Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Representatives of Arthur Andersen LLP are expected to be present at the Special Meetings, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

  The legality of the Barrett Common Stock being offered hereby is being passed upon for Barrett by Simpson Thacher & Bartlett (a partnership which includes professional corporations), special counsel to Barrett, and by Bearman Talesnick & Clowdus Professional Corporation. Attorneys employed by Bearman Talesnick & Clowdus Professional Corporation beneficially own approximately 22,000 shares of Barrett Common Stock.

  Simpson Thacher & Bartlett (a partnership which includes professional corporations), special counsel to Barrett, and Sidley & Austin, counsel to Plains, have delivered opinions concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

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

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

  Barrett management and Plains management know of no other matters that may properly be, or which are likely to be, brought before the Barrett Special Meeting or the Plains Special Meeting, respectively. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

  In order to be considered for inclusion in the proxy statement for the 1995 annual meeting, if any, of stockholders of Plains, any stockholder proposal intended to be presented at the meeting must have been received by Plains on or before August 15, 1995.

  In order to be considered for inclusion in the proxy statement for the next annual meeting of stockholders of Barrett, any stockholder proposal intended to be presented at the meeting must have been received by Barrett on or before September 14, 1995.

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

           BARRETT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1995, Barrett's total assets were $131.8 million compared to $105.9 million as of September 30, 1994. This represents an increase of $25.9 million or 24.5%. Property and equipment increased $21.4 million (27.9%) and current assets increased $4.5 million (15.5%). Working capital increased by $10.8 million to $6.6 million. These increases are primarily the result of increased investment in oil and gas properties, increased gas production that began in the first quarter of fiscal 1995 and borrowings under Barrett's line of credit.

  During the six month period ended March 31, 1995, Barrett borrowed $31 million on its line of credit with a bank. The line of credit provides up to $80 million with a borrowing base of $40 million. Barrett has voluntarily requested that the maximum borrowing be limited to $35 million.

  For the respective six months ended March 31, 1995 and 1994, operations provided $5.9 million and $6.4 million of cash flow before working capital changes. The decrease is primarily due to lower gas prices which resulted in decreased net income.

  Barrett invested $34.4 million in the acquisition of property and equipment during the six months ended March 31, 1995 compared to $14.8 million for the same period of fiscal 1994. During this period, Barrett continued its exploration and development activities in the Piceance Basin of Colorado, the Wind River Basin in Wyoming and the Arkoma and Anadarko Basins of Oklahoma.

  During December 1994, Barrett began production of its Cave Gulch discovery in the Wind River Basin and began operation of its gas plant and gathering system extension in the Piceance Basin. These actions significantly increased production to Barrett's interest.

  On May 3, 1995, Barrett announced the proposed Merger, which is anticipated to be accounted for using the pooling of interests method of accounting. See "THE MERGER--Anticipated Accounting Treatment." As of December 31, 1994, Plains Petroleum reported proved reserves of 11 million barrels of oil and 312.5 Bcf of natural gas.

  Due to low natural gas prices, Barrett continues to evaluate its opportunities for investing in oil and natural gas properties. Management believes that as a result of this evaluation, its oil and natural gas investing activities for the remainder of the year may be reduced compared to previous plans for the year.

  Management believes that its current cash position, anticipated cash flow and borrowing capacities will adequately fund its fiscal 1995 anticipated exploration and development activities.

RESULTS OF OPERATIONS

 THREE AND SIX MONTHS ENDED MARCH 31, 1995 VS. THREE AND SIX MONTHS ENDED MARCH 31, 1994

  Net income for the quarters ended March 31, 1995 and 1994 was $.9 million ($.07 per share) and $1.7 million ($.14 per share), respectively. The decrease was due primarily to a reduction of average gas prices, which were 29% lower for the fiscal 1995 quarter than the fiscal 1994 quarter, and the resulting effect on oil and gas production revenue. Other factors contributing to the decrease in net income included increases in general and administrative expenses and interest expense.

  For the six months ended March 31, 1995 and 1994, net income was $1.1 million ($0.9 per share) and $2.8 million ($.23 per share), respectively. Due primarily to lower gas prices, production revenue net of lease

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

operating expense and depreciation, depletion and amortization decreased from $4.2 million to $3.1 million during this period. Increases in gas gathering revenue due to the gathering system extension in the Piceance Basin were offset by increases in general and administrative expenses and interest expenses.

  Production revenue increased from $4.9 million in the 1994 fiscal quarter to $6.3 million in the 1995 fiscal quarter. During the 1995 fiscal quarter, Barrett sold 25,000 barrels of oil and 4,246,000 Mcf of natural gas at an average price of $1.41 per Mcf of natural gas and $14.26 per barrel of oil. During the comparable quarter of fiscal 1994, Barrett sold 16,000 barrels of oil and 2,325,000 Mcf of natural gas at an average price of $2.04 per Mcf of natural gas and $12.29 per barrel of oil. In the 1995 fiscal quarter, as compared to the 1994 fiscal quarter, production quantities increased 82% on a barrel of oil equivalent basis, while product prices decreased 29%. Daily sales on an Mcfe basis were 49,000 and 26,900 for the respective quarters ended March 31, 1995 and 1994.

  For the six months ended March 31, 1995, production revenue was $10.3 million compared to revenues of $9.4 million for the six months ended March 31, 1994. The significant increases in production were the result of the operation of the gas plant and gas gathering system extension in the Piceance Basin and the production from the Cave Gulch project in the Wind River Basin, both of which commenced in December 1994.

  Total revenues were $14.5 and $9.6 million for the quarters ended March 31, 1995 and 1994 and total expenses in such quarters were $13.6 million and $7.9 million, respectively. For the six month periods, total revenues were $29.6 million and $19.5 million, respectively, and expenses were $28.4 million and $16.6 million, respectively. The largest portion of the increases in revenues and expenses for the quarter and the six months was attributable to trading activities.

  In 1995, trading revenues were $7.8 million for the second quarter ($4.3 million in 1994) and $18.5 million for the six month period ($9.4 million in
1994). The associated costs of trading were $7.5 million and $4.2 million for the quarter ended March 31, 1995 and 1994, respectively, and $17.9 million and $9.0 million for the respective six month periods. Gross profit from trading increased to $0.3 million in the 1995 quarter from $0.2 million for the 1994 quarter and to $0.7 million from $0.4 million for the 1995 and 1994 six month periods, respectively.

  General and administrative expenses for the quarter ended March 31, 1995 increased to $1.5 million from $1.2 million in the comparable 1994 quarter. For the six month periods, these expenses increased from $2.4 million to $3.1 million. These increases were primarily due to expenses related to Barrett's expansion of its oil and natural gas activities in both existing and new prospect areas.

  Depreciation, depletion and amortization increased from $1.8 million to $3.0 million for the quarter and from $3.5 million to $4.8 million for the six month period. The increase was due to production volume increases. During fiscal 1995 and 1994, depletion on oil and natural gas production was recorded at $3.90 and $4.26 per barrel of oil equivalent, respectively.

  Barrett's largest source of operating income is from sales of its natural gas and oil production. Therefore, the levels of Barrett's revenues and earnings are affected by prices at which natural gas and oil are being sold. This is particularly true with respect to natural gas, which accounted for approximately 94% of Barrett's fiscal 1995 production revenues through March 31, 1995. As a result, Barrett's operating results for any prior period are not necessarily indicative of future operating results because of the fluctuations in natural gas and oil prices and the lack of predictability of those fluctuations, as well as changes in production levels.

 FISCAL 1994 VS. FISCAL 1993

  During fiscal 1994, Barrett earned net income of $4.4 million ($.37 per share) compared to net income of $5.8 million ($.53 per share) in fiscal 1993. The fiscal 1994 results included a tax benefit of $1.5 million due to an increase in the financial reporting value of Barrett's net operating loss carryover. Without the tax benefit from the net operating loss carryover, Barrett's net income after taxes would have been $2.9 million ($.24 per share). The 1993 fiscal results included a tax benefit of $2.2 million from the value of the net operating loss carryover.

  Revenues decreased 3% from fiscal 1993 to $41.3 million in fiscal 1994 and operating expenses were virtually unchanged at $36.7 million. In fiscal 1994, production revenue increased $2.6 million and trading revenues decreased $3.9 million. In fiscal 1994, lease operating expenses increased $0.8 million, depreciation, depletion and amortization increased $0.8 million, and the cost of trading decreased $3.8 million.

  Production revenues increased $2.6 million in fiscal 1994, primarily due to a 26% increase in gas production to 9.1 Bcf. Offsetting the gas production increase were a 28% decrease in oil production, a 2% decrease in the average natural gas sales price and an 18% decrease in the average oil sales price. During fiscal 1994, Barrett produced 24,800 Mcf of natural gas per day and 148 barrels of oil per day. Natural gas production accounted for 97% of total production on an energy equivalent basis. The Arkoma and Piceance Basin properties accounted for 45% and 44%, respectively, of total production. During fiscal 1994, the average natural gas sales price was $1.85 per Mcf ($1.89 in fiscal 1993) and the oil sales price was $14.34 per barrel ($17.59 in fiscal
1993). The decreased sales prices were due to an overall deterioration in the commodities markets of both natural gas and oil, especially in the natural gas market during the last half of Barrett's 1994 fiscal year. During fiscal 1994, the Arkoma production was sold for an average of $1.89 per Mcf and the Piceance production was sold for an average of $1.79 per Mcf.

  Lease operating expenses of $3.5 million averaged $.38 per Mcfe ($2.26 per barrel of oil equivalent) of production in fiscal 1994 compared with $.36 per Mcfe ($2.13 per barrel of oil equivalent) in fiscal 1993. Depreciation, depletion and amortization increased $0.8 million in fiscal 1994, primarily due to production increases. During fiscal 1994, depreciation, depletion and amortization on natural gas and oil production was provided at an average rate of $.69 per Mcfe ($4.19 per barrel of oil equivalent) compared to an average rate of $.75 per Mcfe ($4.49 per barrel of oil equivalent) in fiscal 1993.

  The gross margin on trading activities decreased to $0.9 million in fiscal 1994 from $1.0 million in fiscal 1993. Natural gas trading volumes decreased 2% to 13.1 Bcf in fiscal 1994.

  During fiscal 1994, Barrett hedged 6.8 Bcf (52%) of its natural gas trading volumes at a net cost of $713,000 and 920,000 Mcf (10%) of its natural gas production at a net cost of $65,000. Barrett entered into the hedging arrangements to reduce its exposure to price risks associated with commodities markets for natural gas. The hedging results for trading activities eliminated price fluctuations of natural gas purchases so that Barrett realized the gross profit margins anticipated upon entering into the trading arrangements. Although hedging transactions reduce Barrett's exposure to losses as a result of unfavorable price changes, the transactions also limit Barrett's ability to benefit from favorable price changes. With respect to trading activities, Barrett will not generally enter into a commitment for either a purchase or a sale unless either (i) it has established a commitment for an offsetting sale or purchase or (ii) it has established a hedge arrangement with a counter party that creates a similar matching position.

  General and administrative expenses of $4.7 million in fiscal 1994 were 84% greater than in fiscal 1993. The fiscal 1994 amount was net of $2.4 million of operating fee recoveries compared to a $2.9 million recovery in fiscal 1993. The increased general and administrative expense was due to additional costs incurred by Barrett to expand its activities and to explore in other areas.

  During fiscal 1994, Barrett recorded a $67,000 net income tax expense compared to a $154,000 net income tax expense in fiscal 1993. The fiscal 1994 expense consisted of $1.6 million of income tax expense on current income offset by a $1.5 million reduction in the valuation allowance for deferred income taxes. The

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

valuation allowance was reduced to reflect the effect of expected future taxable income from increased oil and natural gas reserves.

  Barrett's results of operations depend primarily on the production of natural gas which accounted for 98% of Barrett's reserves and 97% of its production in fiscal 1994. Therefore, a significant portion of Barrett's future results will depend on both the volume of natural gas production and the sales price for gas. Barrett continues to explore for natural gas and oil to increase its production and it uses various selling arrangements and risk management techniques to minimize price risks. However, the lack of predictability of both production volumes and sales prices may influence future operating results.

 FISCAL 1993 VS. FISCAL 1992

  During fiscal 1993, Barrett earned net income of $5.8 million ($.53 per share) compared to net income of $1.5 million ($.15 per share) in fiscal 1992. The fiscal 1993 results include a tax benefit of $2.2 million due to an increase in the financial reporting value of Barrett's net operating loss carryover. Without the tax benefit from the net operating loss carryover, Barrett's net income after taxes would have been $3.6 million ($.33 per share) in fiscal 1993. The fiscal 1992 results included a tax benefit of $332,000 from the value of the net operating loss carryover and $583,000 for the cumulative effect of adopting Statement of Financial Accounting Standards No. 109 to account for income taxes effective October 1, 1991. Net income before income taxes and the cumulative effect of change in accounting method was $5.9 million in fiscal 1993 compared to $0.9 million in fiscal 1992.

  Revenues increased 76% from its fiscal 1992 level to $42.7 million in fiscal 1993 and operating expenses increased 58% to $36.8 million in fiscal 1993. In fiscal 1993, production revenue increased $8.4 million and trading revenues increased $9.6 million. These increases were offset by increases of $1.3 million in lease operating expenses, $2.9 million in depreciation, depletion and amortization and $8.7 million in the cost of trading.

  In fiscal 1993, production revenues increased $8.4 million due to a 106% increase in natural gas production and a 36% increase in oil production, along with a 19% increase in the average natural gas sales price but offset by an 8% decline in the average oil sales price. During fiscal 1993, Barrett produced 19,800 Mcf of natural gas per day and 205 barrels of oil per day. Natural gas production accounted for 94% of total production on an energy equivalent basis of 1.3 million barrels of oil equivalent (7.7 Bcfe). On an energy equivalent basis, the Arkoma and Piceance Basin properties accounted for 48% and 32%, respectively, of total production. During fiscal 1993, the average natural gas sales price was $1.89 per Mcf ($1.59 in fiscal 1992) and the average oil sales price was $17.59 per barrel ($19.09 in fiscal 1992). The increased natural gas sales price was due to an overall improvement in natural gas markets and increased production in the Arkoma Basin which is sold for a higher sales price than natural gas sold from Barrett's other properties. During fiscal 1993, the Arkoma production was sold for $1.90 per Mcf and the Piceance production was sold for $1.82 per Mcf. In fiscal 1993, oil prices decreased due to a general decline in the market price for oil production.

  Lease operating expenses of $2.7 million averaged $.36 per Mcfe ($2.13 per barrel of oil equivalent) of production in fiscal 1993 compared with $.36 per Mcfe ($2.16 per barrel of oil equivalent) in fiscal 1992. Depreciation, depletion and amortization increased $2.9 million primarily due to production increases in fiscal 1993. During fiscal 1993, depreciation, depletion and amortization on oil and natural gas production was provided at an average rate of $.75 per Mcfe ($4.49 per barrel of oil equivalent) compared to an average rate of $.76 per Mcfe ($4.56 per barrel of oil equivalent) in fiscal 1992.

  As of July 1, 1993, Barrett sold all of its properties located in the Wattenberg field in northeast Colorado. The Wattenberg properties accounted for 7% of natural gas production and 43% of oil production during the first nine months of fiscal 1993. During fiscal 1993, Barrett collected fees of $1.0 million for operating approximately 122 wells in the Wattenberg field.

  The gross margin on trading activities increased to $1.0 million in 1993 from $125,000 in fiscal 1992. The fiscal 1992 results were net of a $268,000 allowance for future losses on trading activities. Natural gas trading volumes increased 26% to 13.4 Bcf in fiscal 1993. The improved results were due to increased volumes and implementation of a hedging strategy to minimize the price risks associated with trading activities.

  During fiscal 1993, Barrett hedged 5.9 Bcf (44%) of its natural gas trading volumes for a gain of $1.2 million and 1.5 Bcf (21%) of its natural gas production at a cost of $437,000. In addition, Barrett recorded a gain of $762,000 from the mutual cancellation of a natural gas trading contract and the related price hedge.

  General and administrative expenses of $2.6 million in 1993 were 24% greater than in fiscal 1992. The fiscal 1993 amount was net of $2.9 million of operating fee recoveries compared to a $2.6 million recovery in 1992. The increased general and administrative expense was due to additional costs incurred by Barrett to expand its activities and to explore in other areas.

  Other income of $584,000 in fiscal 1993 includes $423,000 related to the favorable resolution of a disputed oil and gas operators claim. Barrett had previously recorded a liability for the claim.

  During fiscal 1993, Barrett recorded a $154,000 net income tax expense compared to an $18,000 net income tax expense in 1992. The fiscal 1993 expense consisted of $2.4 million of income tax expense on current income offset by a $2.2 million reduction in the valuation allowance for deferred income taxes. The valuation allowance was reduced to reflect increased natural gas and oil reserves that were expected to generate future taxable income and the tax gain realized on the sale of the Wattenberg properties.

 PLAINS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

GENERAL

  In 1994, Plains achieved growth in oil and natural gas reserves of 11% through a combined program of acquisitions, exploration and exploitation. In a highly competitive market for a limited quantity of quality properties, Plains successfully acquired 20 Bcf of natural gas and 2.5 million barrels of oil. Exploration and exploitation achievements added another 19.6 Bcf of natural gas and 2.3 million barrels of oil in 1994. In a year marked by fluctuating and declining prices resulting in production curtailments, Plains reported net earnings of $.68 per share in 1994 as compared to $.18 per share in 1993. Concentrated efforts to reduce operating costs and improve operating efficiencies offset declines in revenues stemming from lower prices.

  In the first quarter of 1995, record oil production, in addition to a 36% higher average oil price, resulted in significantly (85%) increased oil revenues as compared to the first quarter of 1994. Natural gas revenues were below the 1994 first quarter due to lower natural gas prices realized for increased natural gas volumes sold. In the 1995 first quarter, exploration expense was substantially above the 1994 first quarter principally due to an unsuccessful exploratory Louisiana well. In addition to the higher exploration costs and increased production costs associated with an increase in the number of wells owned by Plains, other expenses which increased, including interest expense on higher debt balances and increased depletion charges related to property additions, offset the higher revenues and resulted in lower earnings for the 1995 first quarter as compared to the 1994 first quarter.

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1995, Plains' working capital was $1.9 million, with a ratio of current assets to current liabilities of 1.25 to 1. Cash provided by operating activities during the first quarter of 1995 was used to fund drilling programs, reduce debt, pay dividends and acquire properties.

  Plains' 1995 planned capital spending, excluding acquisitions, is approximately $38 million, up approximately $16 million from the 1994 level. Approximately two-thirds of Plains' first quarter capital spending of $5 million focused on the exploitation of Plains' existing properties and production enhancement projects. The balance was utilized in exploration drilling and the development of new prospects. During the first quarter, the first of two deep Louisiana exploratory prospects was unsuccessful at a net cost of approximately $600,000. In the second quarter, the drilling contractor, operating under a turnkey contract, elected to plug and abandon the second deep well due to unresolved drilling problems with a net cost to Plains of approximately $150,000. Drilling of an exploratory well located in the Gulf of Mexico on Ship Shoal Blocks 275/292 commenced in May 1995. Plains has a one-third working interest in this project at an estimated net drilling cost of $884,000.

  In the first quarter of 1995, Plains' secondary recovery program concentrated on the Cambridge Unit located in Wyoming and on the Moss and Foster Grayburg San Andres Units located in Texas. Development projects are concentrated in Wyoming, New Mexico and Texas. In Wyoming, a well in the Meeteetse field producing from the Frontier Muddy formation was placed on production. Two additional wells are planned for 1995. In the Teague Field located in New Mexico, Plains has three Simpson-McKee producing wells, a fourth well being drilled and a fifth well in the permitting stage. An enhanced recovery project for the field is currently being evaluated. Two offset wells in the Sean Andrew Field in Texas, a 1994 discovery, were placed on production. Another well is being completed and a fourth well is being drilled. Other Texas projects include a well in the Deckers Prairie Field in Montgomery County and the completion of the Halls Bayou Ranch No. 2 well in Galveston County which was placed on production.

  In Kansas, a new 2,200 horsepower field compressor station has been placed in operation on the Hugoton Field gathering system and is anticipated to enhance the Company's ability to increase its rate of production from the Field.

  To date the drilling programs have been funded by operating cash flow, and it is anticipated that the remaining 1995 capital spending plan will be funded accordingly. Excess funds provided from operations that are not required for capital expenditures will be utilized to reduce outstanding debt.

  Plains paid a quarterly dividend of $.06 per share on March 31, 1995. On May 2, 1995, Plains declared a quarterly dividend of $.06 per share payable on June 30, 1995 to stockholders of record on June 13, 1995.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1995 VS. THREE MONTHS ENDED MARCH 31, 1994

  Increased production for the first three months of 1995, accompanied by higher oil prices, resulted in record first quarter revenues for Plains. Earnings were down 39% primarily due to higher exploration costs, interest and depletion charges, income taxes and increased production costs due to expanded operations.

  Revenues for the first quarter were $18.6 million, 15% over first quarter 1992 revenues of $16.2 million. This increase was attributable to a 24% rise in production, on a barrel of oil equivalent basis, and a 36% increase in average oil prices.

  Production and average sales prices during the periods presented were as follows:

                                                                      THREE
                                                                  MONTHS ENDED
                                                                    MARCH 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
   Natural gas production (Bcf)..................................    7.4    6.1
   Average price per Mcf......................................... $ 1.67 $ 2.08
   Oil production (MBbls)........................................    405    298
   Average price per barrel...................................... $15.51 $11.40

  Natural gas revenues of $12.3 million for the current quarter were down 3% from the first quarter of 1994. Average natural gas prices declined $.41 per Mcf (20%), offsetting a 1.3 Bcf increase in natural gas volumes sold. Under a seasonal pricing contract for natural gas effective for 1995, Plains realized during the first quarter an average wellhead price of $1.87 per MMBtu from Plains' principal purchaser for 6.6 Bcf sold from the Hugoton Field in southwestern Kansas. Plains will receive $1.60 per MMBtu at the wellhead from its principal purchaser under the first tier pricing of its contract for the months of April through September and an anticipated weighted average of $2.05 per MMBtu for the fourth quarter of 1995. The balance of Plains' Hugoton Field natural gas production, including production sold to its principal purchaser under the second tier, will be priced on a spot market basis. Natural gas production from the remainder of Plains' natural gas producing properties is sold to various purchasers under spot sales and limited-term contracts of up to one year. Spot market sales are burdened with additional gathering, processing, transportation and marketing charges, ranging from $.15 to $.40 per MMBtu in the Rocky Mountain and Mid-continent areas.

  First quarter oil revenues increased 85% to a record $6.3 million as compared to $3.4 million for the same period in 1994. A 36% increase in oil production was directly attributable to the success of Plains' 1994 exploration and exploitation program and acquisitions of oil properties. Oil revenues were also enhanced by a $4.11 per barrel (36%) increase in average oil prices for the first quarter of 1995 from 1994.

  Operating expenses for the first quarter of 1995 of $16.6 million increased 24% from $13.4 million for the same period in 1994. In addition to impacting revenues, property acquisitions made in 1994 and the first quarter of 1995, combined with the addition of new wells on production and higher exploration costs, directly influenced this increase.

  Production expenses, including lease operating costs, production and property taxes, transportation and processing fees and net profits payments, increased 12% for the first quarter as compared to the same period in 1994. The increase relates to the producing properties added through acquisitions, exploration and exploitation activities. Production expenses, or lifting costs, approximated $4.53 per barrel of oil equivalent for the first quarter of 1995 compared to $5.01 per barrel of oil equivalent for 1994. As of March 31, 1995, there were no known environmental or other regulatory matters related to Plains' operations which would result in a material expense to Plains. No significant environmental costs have been incurred or accrued through the periods presented in this report.

  General and administrative expense increased approximately 12% from the first quarter of 1994. This increase was attributable principally to consulting and contract services expenses.

  Depreciation, depletion and amortization increased by approximately 12% in the first quarter of 1995 over the prior year primarily due to sales volume increases. However, reserve increases recognized within the past year favorably reduced the weighted average depletion rate for Plains' oil and natural gas properties from $3.21 per barrel of oil equivalent in the first quarter of 1994 to $2.83 per barrel of oil equivalent for 1995.

  Exploration costs were higher principally due to a $600,000 charge for an unsuccessful exploratory well in the Patterson Deep Prospect of St. Mary Parish, Louisiana.

  Interest expense increases were the direct result of higher debt balances associated with the financing of an acquisition in November 1994.

  Plains' effective tax rates were 38% and 28% for the first quarter of 1995 and 1994, respectively. The 1994 rate incorporates the benefit of the existing tax loss carryforwards being utilized in conjunction with the accounting for income taxes. The current income tax provision is directly attributable to earnings taxable under the federal alternative minimum tax and state income taxes.

 1994 VS. 1993 AND 1993 VS. 1992

  During 1994, Plains generated net earnings of $6.6 million ($.68 per share) compared to $1.7 million ($.18 per share) in 1993. In an effort to improve profitability, Plains concentrated its efforts on improving the efficiency of field operations while simultaneously reducing costs. Lower production and exploration operating costs in 1994 offset increases in depreciation, depletion and amortization expense and in general and administrative expenses. Net earnings in 1993 were impacted by a $9.3 million impairment charge on certain properties and a net credit of $1.3 million derived from two mandatory accounting changes.

  Revenues for 1994 were $62 million, 4% lower than 1993 revenues of $64 million, primarily due to lower average natural gas and oil prices. Revenues for 1993 increased 10% over 1992 as a result of higher volumes sold and increased average gas prices. Natural gas revenues represented nearly 72% of Plains' total revenues for 1994 and 1993.

  Natural gas revenues declined 4% to $44 million from $46 million in 1993 principally due to declining prices. Average natural gas prices for 1994 ranged from $2.08 per Mcf in the first quarter to $1.74 in the fourth quarter, resulting in average prices for the year of $1.86, down $.08, or 4%, from 1993. Average prices for 1993 were up $.11 per Mcf from 1992.

  One-half of Plains' total natural gas revenues in 1994 were received from Plains' principal purchaser for sales from the Hugoton Field in southwestern Kansas and the Niobara area of northeastern Colorado. Plains received a wellhead price of $2.00 MMBtu from this purchaser for the five months of January through March, and November and December 1994. For the months of April through October 1994, Plains received $1.80 and $1.75 per MMBtu at the wellhead for the Hugoton Field and the Niobrara area, respectively. Under a two-tier seasonal pricing contract effective for 1995, Plains will receive a weighted average wellhead price of $1.80 per MMBtu on net sales volumes of 14 Bcf and spot market prices on another 5 Bcf (net). In addition to the 1994 negotiated permanent release of Hugoton Field wells connected to company-owned gathering lines, an additional 37 wells were released for 1995. Production from these wells will be sold on the spot market. Negotiations with the purchaser for 1996 prices will commence in late 1995.

  Wellhead prices received by Plains are not reduced by transportation and marketing charges, whereas spot market sales by Plains are reduced by these additional costs. These charges currently range from $.15 to $.40 per MMBtu in the Rocky Mountain and Mid-continent areas. The balance of Plains' gas supplies are sold to various purchasers under percentage of proceeds, short-term or spot sales contracts.

  Natural gas production volumes of 23.9 Bcf sold in 1994 increased 1% over 1993 volumes of 23.8 Bcf. This nominal increase was attributed to constraints on the principal purchaser's gathering system in the Hugoton Field for the first quarter of 1994 and curtailment of production due to low prices during the third quarter of 1994.

  Oil revenue of $17 million declined 5% from 1993 primarily due to a 6% decline in average prices. Oil revenues of $18 million for 1993 declined 4% as compared to 1992 oil revenues. Average oil prices realized during 1994 were at a five-year average low of $13.91 per barrel, in comparison to $14.83 in 1993 and $18.20 in 1992. Oil production of 1.2 million barrels for 1994 was comparable to 1993. However, due to the acquisition of primarily oil properties in November 1994, average daily production by December 31, 1994 was 4,602 barrels, an increase of 34% from the beginning of 1994.

  Operating expenses for 1994 were relatively unchanged as compared with 1993, excluding the $9.3 million impairment charge in 1993. Operating expense in 1993, exclusive of the impairment charge, was 14% over 1992 due to increased lease operating costs and higher depreciation, depletion and amortization charges associated with acquired properties.

  Production costs, including lease operating costs, production and property taxes, transportation and processing fees and net profits payments, declined $2.6 million to $24.7 million in 1994, a 10% decrease from 1993. Production costs for 1994 approximated $4.73 per barrel of oil equivalent compared to $5.28 per barrel of oil equivalent in 1993 and $5.48 per barrel of oil equivalent in 1992.

  A decline in lease operating costs of 14% from 1993 levels was directly attributable to Plains' program to improve operating efficiencies, dispose of marginally economic wells and reduce costs, particularly with respect to oil field operations. Lease operating costs for 1993 were 9% over 1992 due to increased operating costs associated with acquisitions, drilling programs and production workovers and increased transportation and processing costs on spot sales of natural gas.

  Production and property taxes increased 10% in 1994 over the prior year. Production taxes for 1994 decreased 6% due to lower revenues. Production taxes for 1993 were at a comparable level to 1992. In 1994, conversely, property taxes consisting principally of ad valorem taxes increased 31% over 1993. This increase was primarily attributable to rising rates and valuation methods utilized by Kansas tax authorities for the Hugoton Field properties.

  Transportation and processing costs decreased 6% in 1994 from 1993 due to lower average charges of $.10 to $.15 per MMBtu related to spot market sales. Increased spot market sales volumes in 1993 resulted in a 41% increase in transportation and processing costs over 1992. Lower natural gas sales (down 7%) and an 11% decline in average prices received for production from Oklahoma properties resulted in a 32% decline in net profits expense in 1994 as compared to 1993. In 1993, natural gas sales from these same properties were higher as compared to 1992 resulting in an increase in net profits expense of 4% above 1992.

  Consistent with industry practices, certain general and administrative costs attributed directly to other operating expense classifications of lease operations, exploration and transportation were reclassified to the respective operating expense categories for the years 1994, 1993 and 1992. Employee payroll expenses declined by 10% in 1994 from 1993 as a result of a 14% staff reduction in 1993. After reclassifications of $2.3 million and $3.4 million for 1994 and 1993, respectively, to the operating expense categories, general and administrative costs were approximately $935,000, or 15%, above 1993, primarily due to higher costs related to employee benefit plans. Termination of an administrative overhead sharing arrangement in mid-1992 and reduction of operating overhead reimbursement attributed to properties sold caused 1993 general and administrative costs to increase 15% above 1992.

  Depreciation, depletion and amortization increased by 13% in 1994 primarily due to an 11% increase in depletion rates over 1993. Depletion expenses for 1993 increased one-third over 1992. Higher cost-basis oil properties acquired in previous years and revisions of oil reserves in 1993 and 1992 caused depletion rates to increase for both periods. As recognition of the excess cost basis over market value of certain Permian Basin properties in 1993, Plains reduced the depletable basis through the recognition of an impairment provision of $9.3 million.

  Exploration expenses consisting of unsuccessful exploration drilling, seismic costs and lease impairments and rentals were 38% lower in 1994 than in 1993, which, in turn, was 5% lower than 1992 due to reduced exploration activities.

  Borrowings for property acquisitions in the latter half of 1994 and increasing interest rates resulted in higher interest expense than in 1993. Interest rates and debt balances were lower in 1993 than in 1992.

  Other income was generated principally from third party utilization of Plains' gathering and automation systems in the Hugoton Field. Restructuring and staff reduction costs and unsuccessful acquisition expenses contributed to an increase in other expenses in 1993.

  Effective January 1, 1993, Plains adopted the Financial Accounting Standards Board Statement No. 106 on accounting for postretirement benefits other than pensions. As a result of this adoption, Plains recognized a one-time, cumulative charge of approximately $800,000 (pretax) in 1993 (see Note Five of the Notes to Plains' Consolidated Financial Statements for periods ended December 31, 1994, included herein).

  Plains' effective income tax rates were considerably below the statutory rate primarily due to the benefit of Plains' tax loss carryforwards. Plains adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. A one-time, cumulative benefit of $2 million for the effect of the accounting change on prior years was recognized in 1993 (see Notes One and Four to the Notes to Plains' Consolidated Financial Statements for periods ended December 31, 1994, included herein).

                        INDEX TO CONSOLIDATED FINANCIAL
                             STATEMENTS OF BARRETT

Consolidated Condensed Balance Sheets at September 30, 1994 and March 31,
 1995 (Unaudited).........................................................   F-2
Consolidated Condensed Statements of Income for Three Months Ended March
 31, 1994 and 1995 (Unaudited)............................................   F-3
Consolidated Condensed Statements of Income for Six Months Ended March 31,
 1994 and 1995 (Unaudited)................................................   F-4
Consolidated Condensed Statements of Cash Flows for Six Months Ended March
 31, 1994 and 1995 (Unaudited)............................................   F-5
Notes to Consolidated Condensed Financial Statements (March 31, 1995)
 (Unaudited)..............................................................   F-6
Report Of Independent Public Accountants..................................   F-7
Consolidated Balance Sheets at September 30, 1993 and 1994................   F-8
Consolidated Statements of Income for each of the three years in the
 period ended September 30, 1994..........................................   F-9
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended September 30, 1994.............................  F-10
Consolidated Statements of Cash Flows for each of the three years in the period ended September 30, 1994..........................................  F-11
Notes to the Consolidated Financial Statements............................  F-12
Supplemental Oil And Gas Information......................................  F-21
Report Of Independent Public Accountants..................................  F-24
Schedule II: Amounts Receivable from Related Parties......................  F-25
Schedule V: Property, Plant and Equipment.................................  F-26
Schedule VI: Accumulated Depreciation, Depletion, Amortization and
 Impairment of Property, Plant and Equipment..............................  F-27
Schedule VIII: Valuation and Qualifying Accounts and Reserves.............  F-28
Schedule X: Supplemental Income Statement Information.....................  F-29

                         BARRETT RESOURCES CORPORATION

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      SEPTEMBER 30, MARCH 31,
                                                          1994         1995
                                                      ------------- ----------
                                                                    (UNAUDITED)
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents..........................   $  7,760     $ 11,047
  Short-term investments.............................      1,970          --
  Receivables........................................     18,826       22,071
  Other current assets...............................        264          212
                                                        --------     --------
    Total current assets.............................     28,820       33,330
Net property and equipment...........................     76,925       98,360
Other assets.........................................        147          150
                                                        --------     --------
                                                        $105,892     $131,840
                                                        ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable...................................   $ 20,371     $  9,115
  Amounts payable to oil and gas property owners.....     11,560       15,440
  Accrued and other liabilities......................      1,089        2,162
                                                        --------     --------
    Total current liabilities........................     33,020       26,717
Long-term debt.......................................        --        31,000
Stockholders' equity:
  Preferred stock, $.001 par value: 1,000,000 shares
   authorized, none outstanding......................        --           --
  Common stock, $.01 par value: 17,000,000 shares
   authorized; 11,900,310 issued (11,845,083 at
   September 30, 1994)...............................        118          119
  Additional paid-in capital.........................     58,992       59,132
  Retained earnings..................................     13,762       14,872
                                                        --------     --------
    Total stockholders' equity.......................     72,872       74,123
                                                        --------     --------
                                                        $105,892     $131,840
                                                        ========     ========

                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                          ---------------------
                                                          MARCH 31,  MARCH 31,
                                                             1994       1995
                                                          ---------- ----------
Revenues:
  Oil and gas production................................. $    4,943 $    6,346
  Trading revenues.......................................      4,337      7,788
  Revenue from gas gathering.............................         87        291
  Interest income........................................        232        115
  Other income...........................................         44          5
                                                          ---------- ----------
                                                               9,643     14,545
Operating expenses:
  Lease operating expense................................        802      1,456
  Cost of trading........................................      4,150      7,452
  Depreciation, depletion and amortization...............      1,808      3,038
  General and administrative.............................      1,158      1,358
  Interest expense.......................................          4        319
                                                          ---------- ----------
                                                               7,922     13,623
                                                          ---------- ----------
Income for the period before income taxes................      1,721        922
Provision for income taxes...............................         34         19
                                                          ---------- ----------
Net income for the period................................ $    1,687 $      903
                                                          ========== ==========
Net income per common share and common share equivalent.. $      .14 $      .07
                                                          ========== ==========
Weighted average number of shares of common stock and
 common stock equivalents................................ 11,922,952 12,109,515
                                                          ========== ==========


                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SIX MONTHS ENDED
                                                          ---------------------
                                                          MARCH 31,  MARCH 31,
                                                             1994       1995
                                                          ---------- ----------
Revenues:
  Oil and gas production................................. $    9,416 $   10,343
  Trading revenues.......................................      9,398     18,520
  Revenue from gas gathering.............................        137        442
  Interest income........................................        472        205
  Other income...........................................         44         41
                                                          ---------- ----------
                                                              19,467     29,551
Operating expenses:
  Lease operating expense................................      1,742      2,390
  Cost of trading........................................      8,954     17,869
  Depreciation, depletion and amortization...............      3,485      4,806
  General and administrative.............................      2,423      2,983
  Interest expense.......................................          4        370
                                                          ---------- ----------
                                                              16,608     28,418
                                                          ---------- ----------
Income for the period before income taxes................      2,859      1,133
Provision for income taxes...............................         57         23
                                                          ---------- ----------
Net income for the period................................ $    2,802 $    1,110
                                                          ========== ==========
Net income per common share and common share equivalent.. $      .23 $      .09
                                                          ========== ==========
Weighted average number of shares of common stock and
 common stock equivalents................................ 11,909,878 12,105,999
                                                          ========== ==========



                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                                            --------------------
                                                            MARCH 31,  MARCH 31,
                                                              1994       1995
                                                            ---------  ---------
Cash flows from operations:
  Net income............................................... $  2,802   $  1,110
  Adjustments needed to reconcile to net cash flow provided
   by operations:
    Depreciation, depletion, and amortization..............    3,485      4,806
    Reversal of gas trading allowance......................       92        --
    Change in other assets.................................        4         58
    Change in current assets and liabilities:
      Decrease (increase) in current receivables...........      351     (1,248)
      Decrease in other current assets.....................      180         52
      Increase (decrease) in accounts payable..............    2,438       (227)
      Increase in accrued and other liabilities............      147      1,073
                                                            --------   --------
Net cash flow provided by operations.......................    9,499      5,508
                                                            --------   --------
Cash flows from investing activities:
  Maturity of short-term investments.......................    5,952      1,970
  Purchase of short-term investments.......................   (7,428)       --
  Proceeds from sale of oil and gas properties.............      387        --
  Acquisition of property and equipment....................  (14,791)   (34,361)
  Other....................................................       40         55
                                                            --------   --------
Net cash flow used in investing activities.................  (15,840)   (32,336)
                                                            --------   --------
Cash flows from financing activities:
  Proceeds from issuance of common stock...................      105        141
  Decrease (increase) in cash from operating oil and gas
   properties..............................................      790     (1,026)
  Borrowings on line of credit.............................      --      31,000
                                                            --------   --------
Net cash flow provided by financing activities.............      895     30,115
                                                            --------   --------
(Decrease) increase in cash and cash equivalents...........   (5,446)     3,287
Cash and cash equivalents at beginning of period...........   33,187      7,760
                                                            --------   --------
Cash and cash equivalents at end of period................. $ 27,741   $ 11,047
                                                            ========   ========

                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1995
                                  (UNAUDITED)

1. UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

  In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly the financial position of Barrett as of March 31, 1995 and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the periods presented are not necessarily indicative of the results for the full year.

  The accounting policies followed by Barrett are set forth in Note 1 to Barrett's financial statements in Form 10-K for the year ended September 30, 1994. It is suggested that these financial statements be read in conjunction with the financial statements and notes included in the Form 10-K.

2. INCOME TAXES

  The net deferred tax assets of Barrett were $2,688,000 and $1,151,000 as of September 30, 1993 and 1994, respectively. In order to reflect the amounts not expected to be utilized before the expiration of available net operating loss carryforwards and due to the effects of anticipated exploratory drilling costs, a valuation allowance equal to the entire net deferred tax asset was provided at both September 30, 1993 and 1994.

  For the six months ended March 31, 1995, Barrett has used its estimated effective tax rate to compute the provision for income taxes as Barrett does not believe it can reliably estimate its taxable income with any degree of precision for the current fiscal year. The estimated tax rate for the quarter and six months ended March 31, 1995 is approximately two percent.

3. LONG-TERM DEBT

  As of March 31, 1995, the commitment amount of Barrett's reserve-based line of credit with a bank was $80 million and the borrowing base was $40 million. In order to reduce the commitment fees, Barrett voluntarily requested that the maximum borrowing be limited to $35 million. At March 31, 1995, $31 million was outstanding on the line of credit.

4. CAPITALIZED INTEREST

  During the six months ended March 31, 1995, Barrett borrowed against its line of credit to fund its oil and gas development and the construction of a gas plant and a gathering system extension. Barrett capitalizes interest costs on amounts expended on assets during the period in which activities are occurring to place the asset in service. Excluded from interest capitalization are amounts spent to develop properties included in the full cost center of oil and gas properties. The gas plant and gathering system extension were placed in service on December 1, 1994 while development of certain unevaluated oil and gas properties continued throughout the six month period.

  Total interest costs incurred for the quarter ended March 31, 1995 were $470,000. Of this amount $151,000 was capitalized to the specific projects and $319,000 was recorded as interest expense. For the six month period $269,000 was capitalized and $370,000 was recorded as interest expense.

                         REPORT OF ARTHUR ANDERSEN LLP

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Barrett Resources Corporation
Denver, Colorado 80202

  We have audited the accompanying consolidated balance sheets of Barrett Resources Corporation as of September 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Barrett Resources Corporation at September 30, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.

  As explained in Note 1 to the consolidated financial statements, effective October 1, 1991, the Company changed its method of accounting for income taxes.

                                          Arthur Andersen LLP

Denver, Colorado
December 8, 1994

                         BARRETT RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1993 AND 1994
                                 (IN THOUSANDS)

                            ASSETS                              1993     1994
                            ------                             ------- --------
Current assets:
  Cash and cash equivalents................................... $33,187 $  7,760
  Short-term investments......................................   1,984    1,970
  Receivables.................................................  17,762   18,826
  Other current assets........................................     367      264
                                                               ------- --------
    Total current assets......................................  53,300   28,820
Net property and equipment (full cost method).................  36,267   76,925
Other assets..................................................   1,173      147
                                                               ------- --------
                                                               $90,740 $105,892
                                                               ======= ========
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Accounts payable............................................ $10,432 $ 20,371
  Amounts payable to oil and gas property owners..............  11,130   11,560
  Accrued and other liabilities...............................     986    1,089
                                                               ------- --------
    Total current liabilities.................................  22,548   33,020
Stockholders' equity:
  Preferred stock, $.001 par value: 1,000,000 shares
   authorized, none outstanding...............................     --       --
  Common stock, $.01 par value: 17,000,000 shares authorized,
   11,845,083 outstanding (11,707,316 at September 30, 1993)..     117      118
  Additional paid-in capital..................................  58,752   58,992
  Retained earnings...........................................   9,323   13,762
                                                               ------- --------
    Total stockholders' equity................................  68,192   72,872
                                                               ------- --------
                                                               $90,740 $105,892
                                                               ======= ========


                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                 YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         1992    1993    1994
                                                        ------- ------- -------
Revenues:
  Oil and gas production..............................  $ 6,626 $14,976 $17,577
  Trading revenues....................................   16,726  26,357  22,443
  Revenue from gas gathering..........................      279     271     252
  Interest income.....................................      600     498     891
  Other income........................................       54     584      89
                                                        ------- ------- -------
                                                         24,285  42,686  41,252
Operating expenses:
  Lease operating expenses............................    1,397   2,725   3,535
  Depreciation, depletion and amortization............    3,259   6,130   6,915
  Cost of trading.....................................   16,601  25,343  21,577
  General and administrative..........................    2,062   2,565   4,713
  Interest expense....................................       26      13       6
                                                        ------- ------- -------
                                                         23,345  36,776  36,746
                                                        ------- ------- -------
Income before income taxes and cumulative effect of
 change in method of accounting for income taxes......      940   5,910   4,506
Provision for income taxes............................       18     154      67
                                                        ------- ------- -------
Income before cumulative effect of change in method of
 accounting for income taxes..........................      922   5,756   4,439
Cumulative effect of change in method of accounting
 for income taxes.....................................      583     --      --
                                                        ------- ------- -------
Net income............................................  $ 1,505 $ 5,756 $ 4,439
                                                        ======= ======= =======
Net income per common share and common share
 equivalent before change in method of accounting for
 income taxes.........................................  $   .09 $   .53 $   .37
                                                        ======= ======= =======
Net income per common share and common share
 equivalent--cumulative effect........................  $   .06 $   --  $   --
                                                        ======= ======= =======
Net income per common share and common share
 equivalent...........................................  $   .15 $   .53 $   .37
                                                        ======= ======= =======


                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                NOTES
                                ADDITIONAL                    RECEIVABLE      TOTAL
                         COMMON  PAID-IN   TREASURY RETAINED     FROM     STOCKHOLDERS'
                         STOCK   CAPITAL    STOCK   EARNINGS STOCKHOLDERS    EQUITY
                         ------ ---------- -------- -------- ------------ -------------
Balance, October 1,
 1991...................  $ 99   $40,521    $ --    $ 2,062     $(651)       $42,031
Exercise of stock
 options................   --         26      --        --        --              26
Purchase of treasury
 stock..................   --        --      (247)      --        --            (247)
Retirement of treasury
 stock..................   --       (247)     247       --        --             --
Retirement of notes
 receivable from
 stockholders...........    (2)     (649)     --        --        651            --
Net income for the year
 ended September 30,
 1992...................   --        --       --      1,505       --           1,505
                          ----   -------    -----   -------     -----        -------
Balance, September 30,
 1992...................    97    39,651      --      3,567       --          43,315
Exercise of stock
 options................   --        220      --        --        --             220
Issuance of common
 stock..................    20    18,881      --        --        --          18,901
Net income for the year
 ended September 30,
 1993...................   --        --       --      5,756       --           5,756
                          ----   -------    -----   -------     -----        -------
Balance, September 30,
 1993...................   117    58,752      --      9,323       --          68,192
Exercise of stock
 options................     2       791     (474)      --        --             319
Purchase of treasury
 stock..................   --        --       (78)      --        --             (78)
Retirement of treasury
 stock..................    (1)     (551)     552       --        --             --
Net income for the year
 ended September 30,
 1994...................   --        --       --      4,439       --           4,439
                          ----   -------    -----   -------     -----        -------
Balance, September 30,
 1994...................  $118   $58,992    $ --    $13,762     $ --         $72,872
                          ====   =======    =====   =======     =====        =======


                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                     1992      1993      1994
                                                   --------  --------  --------
Cash flows from operations:
  Net income.....................................  $  1,505  $  5,756  $  4,439
  Adjustments needed to reconcile to net cash
   flow provided by operations:
    Depreciation, depletion and amortization.....     3,259     6,130     6,915
    Unrealized (gain) loss on trading............       268      (368)      100
    Decrease in deferred income taxes............      (583)      --        --
    Change in other assets.......................        27        (2)       10
    Change in current assets and liabilities:
      Increase in accounts receivables...........    (2,594)     (792)   (1,968)
      Increase (decrease) in other current
       assets....................................       (39)     (247)      102
      Increase (decrease) in accounts payable....     2,654      (165)    2,099
      Increase (decrease) in accrued and other
       liabilities...............................       473      (455)        3
                                                   --------  --------  --------
Net cash flow provided by operations.............     4,970     9,857    11,700
                                                   --------  --------  --------
Cash flows from investing activities:
  Proceeds from sale of oil and gas properties...       920    15,909       387
  Purchase of short-term investments.............      (499)   (1,984)  (15,290)
  Maturity of short-term investments.............     2,500       499    15,304
  Acquisition of property and equipment..........   (11,883)  (20,342)  (38,972)
  Other..........................................       204        69        87
                                                   --------  --------  --------
Net cash flow used in investing activities.......    (8,758)   (5,849)  (38,484)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........        12    19,121       319
  Purchase of treasury stock.....................      (247)      --        (78)
  Borrowing under line of credit.................       --      1,300       --
  Payments on line of credit.....................       --     (1,300)      --
  Increase (decrease) in cash held from operating
   oil and gas properties........................    (1,528)     (762)    1,116
                                                   --------  --------  --------
Net cash flow provided by (used in) financing
 activities......................................    (1,763)   18,359     1,357
                                                   --------  --------  --------
(Decrease) increase in cash and cash equivalents.    (5,551)   22,367   (25,427)
Cash and cash equivalents at beginning of year...    16,371    10,820    33,187
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $ 10,820  $ 33,187  $  7,760
                                                   ========  ========  ========

                            See accompanying notes.

                         BARRETT RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation:

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated in consolidation.

 Partnerships:

  The consolidated financial statements include the Company's proportionate share of the assets, liabilities, revenues and expenses of its oil and gas partnership interests.

 Cash and cash equivalents:

  Cash in excess of daily requirements is invested in money market accounts and commercial paper with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the statement of cash flows.

 Short-term investments:

  Short-term investments consist of commercial paper and government securities with original maturities greater than three months. Such investments are valued at cost which approximates market.

 Oil and gas properties:

  The Company utilizes the full cost method of accounting for oil and gas properties whereby all productive and nonproductive costs paid to third parties that are incurred in connection with the acquisition, exploration and development of oil and gas reserves are capitalized. No gains or losses are recognized upon the sale, conveyance or other disposition of oil and gas properties except in extraordinary transactions.

  Capitalized costs are accumulated on a country-by-country basis subject to a cost center ceiling and amortized using the unit-of-production method. The Company presently has only one cost center since all of its properties are located in the United States. Amortizable costs include developmental drilling in progress as well as estimates of future development costs of proved reserves but exclude the costs of unevaluated oil and gas properties. Accumulated depreciation and amortization is written off as assets are retired. Amortization equaled approximately $4.16, $4.49 and $4.56 per BOE ($.69, $.75, and $.76 per Mcfe) for the years ended September 30, 1994, 1993 and 1992, respectively.

  The Company acquires nonproducing acreage to be developed primarily through industry partners. The cost of these leases is included in unevaluated oil and gas property costs recorded at the lower of cost or fair market value.

  The Company operates many of the wells in which it owns an economic interest. The operating agreements for these activities provide for a fee structure to allow the Company to recover a portion of its direct and overhead charges related to its operating activities. The fees collected under the operating agreements are recorded as a reduction of general and administrative expenses. Any amounts collected from a sale of oil and gas interests or earned as a result of assembling oil and gas drilling activities are applied to reduce the book value of oil and gas properties.

                         BARRETT RESOURCES CORPORATION

 Other property and equipment:

  Other property and equipment is recorded at cost. Renewals and betterments which substantially extend the useful life of the assets are capitalized. Maintenance and repairs are expensed when incurred. Depreciation is provided using accelerated and straight-line methods over the estimated useful lives, ranging from five to ten years, of the assets.

 Amounts payable to oil and gas property owners:

  Amounts payable to oil and gas property owners consist of cash calls from working interest owners to pay for development costs of properties being currently developed, production revenue that the Company, as operator, is collecting and distributing to revenue interest owners and production revenue taxes that the Company, as operator, has withheld for timely payment to the tax agencies.

 Income taxes and change in accounting policy:

  During the fourth quarter of 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective October 1, 1991. SFAS No. 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets primarily result from net operating loss carryforwards and deferred tax liabilities from the recognition of depreciation, depletion and amortization in different periods for financial reporting and tax purposes. The adjustments to the October 1, 1991 balance sheet to adopt SFAS No. 109 netted to $583,000. This amount is reflected in net income as the cumulative effect of a change in accounting principle.

 Trading:

  The Company's business activities include buying and selling of natural gas. The Company recognizes revenue and costs on gas trading transactions at the point in time when gas is delivered to the purchaser.

 Hedging activities:

  The Company uses both commodity futures contracts and price swaps to hedge the impact of price fluctuations on a portion of its production and trading activities. The Company enters into a hedging position for specific transactions that management deems expose the Company to an unacceptable market price risk. If the Company enters into price swaps or commodities transactions that do not correspond to scheduled physical transactions (scheduled physical transactions include committed trading activities or production from producing wells), the transactions would not qualify for hedge accounting. In that event the Company will record the instruments at fair value and record gains and losses as fair values fluctuate from time to time compared to cost.

  Gains or losses on hedging transactions are deferred until the physical transaction occurs for financial reporting purposes. Deferred gains and losses and unrealized gains and losses are evaluated in connection with the physical transaction underlying the hedge position. Gains or losses on hedging activities are recorded in the income statement as adjustments of the revenue or cost of the underlying physical transaction. Hedging transactions are reported as operating activities in the statements of cash flows.

  During 1994, the Company incurred a net cost of $713,000 to hedge the index based price for 6.8 Bcf of gas purchased in various transactions for its gas trading activities. These payments allowed the Company to

                         BARRETT RESOURCES CORPORATION
purchase gas on a fixed price basis to satisfy fixed price sales commitments. This hedging allowed the Company to avoid gas price fluctuations for the related transactions so that the Company realized the gross profit margins anticipated upon entering into the trading arrangements. This hedging cost is included in the income statement as a component of "Cost of Trading." In addition, the Company paid $65,000 to hedge the index based sales price for 920,000 mcf of its gas production. This cost is reported as a reduction of production revenue.

  As of September 30, 1994, the Company held swap positions for 5.6 bcf of gas (7.9 bcf at September 30, 1993) for periods through March 1996. The positions are described as follows:

  A. The Company is the fixed price payor for 4.2 bcf of gas subsequent to September 30, 1994 at prices ranging from $1.60 to $2.10 per mcf for swap transactions that hedge trading arrangements in which the Company has agreed to sell gas at a fixed price and buy gas at an index price. The price swap allows the Company to convert the index price related to gas purchased to the equivalent of a fixed price. This hedge transaction eliminates the risk associated with price fluctuations by shifting the price risk to a counter party. As of September 30, 1993, the Company held such swap positions for 6.5 bcf of gas at prices ranging from $1.46 to $2.10 per mcf.

  B. The Company will receive fixed prices ranging from $1.59 to $1.63 per mcf in swap transactions associated with 1.4 bcf of gas to be produced by the Company subsequent to September 30, 1994. As of September 30, 1993, the Company held such positions for 460,000 mcf at prices ranging from $1.90 to $2.11 per mcf.

 Earnings per share:

  Per share amounts were computed using the weighted average number of shares of common stock and common stock equivalents outstanding during each year:
1994--11,917,433; 1993--10,908,174; and 1992--9,732,818. Options to purchase stock are included as common stock equivalents, when dilutive, using the treasury stock method.

 Reclassification:

  Certain amounts in 1993 and 1992 have been reclassified to correspond to the 1994 presentation.

2. RECEIVABLES

                                                                 1993    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Oil and gas revenue receivable........................... $ 6,113 $ 6,496
      Joint interest billings..................................   9,018   8,622
      Trading receivables......................................   2,414   3,309
      Other accounts receivable................................     217     399
                                                                ------- -------
                                                                $17,762 $18,826
                                                                ======= =======

  The Company's accounts receivable are primarily due from medium size oil and gas entities in the Rocky Mountain region. Collection of joint interest billings is generally secured by future production. The Company performs periodic credit evaluations of customers purchasing production for which no collateral is required. Historically, the Company has not experienced significant losses related to these extensions of credit.

  As of September 30, 1994 and 1993 receivables are recorded net of allowance for doubtful accounts of $43,000 and $44,000, respectively.

                         BARRETT RESOURCES CORPORATION

3. PROPERTY AND EQUIPMENT

                                                                 1993    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Oil and gas properties, full cost method:
        Unevaluated costs, not being amortized................. $ 3,059 $ 8,043
        Evaluated costs........................................  49,151  88,436
      Construction in process, gas gathering system............     --    2,631
      Gas gathering systems....................................   2,808   3,118
      Furniture, vehicles and equipment........................   1,518   1,786
                                                                ------- -------
                                                                 56,536 104,014
      Less accumulated depreciation, depletion, amortization
       and impairment..........................................  20,269  27,089
                                                                ------- -------
                                                                $36,267 $76,925
                                                                ======= =======

4. UNEVALUATED OIL AND GAS PROPERTY COSTS

  Unevaluated oil and gas property costs consist of the following:

                                                  COSTS INCURRED DURING
                                         ---------------------------------------
                                         1989 1990 1991 1992 1993  1994   TOTAL
                                         ---- ---- ---- ---- ---- ------- ------
                                                     (IN THOUSANDS)
Acquisition costs....................... $93  $ 72 $ 89 $283 $189 $ 4,801 $5,527
Exploration costs....................... --     52   40  279  247   1,898  2,516
                                         ---  ---- ---- ---- ---- ------- ------
                                         $93  $124 $129 $562 $436 $ 6,699 $8,043
                                         ===  ==== ==== ==== ==== ======= ======

  The unevaluated costs were incurred for properties which are being assembled for sale to the industry and for projects which are being explored. The Company anticipates that substantially all unevaluated costs will be recovered from property sales or classified as evaluated costs within the next three years.

5. LONG-TERM DEBT

  The Company has a reserve-based line of credit with a bank which provides up to $30,000,000 for a three year period ending July 31, 1996 with the outstanding principal balance due on July 31, 2001. The amount actually available to the Company under the line at any given time is limited to the collateral value of proved reserves as determined by the lender. Based on the lender's determination of collateral value, as of September 30, 1994 (which was based on the September 30, 1993 reserve report), the Company has a net borrowing limit of $17,500,000. In order to reduce the commitment fees, the Company voluntarily requested that the Bank limit the maximum borrowing to $1,000,000 through September 30, 1994. Subsequent to September 30, 1994, the Company increased the maximum borrowing limit to $17,500,000. The lender is currently reviewing the September 30, 1994 reserve report to determine current collateral value. Interest accrues at a base rate of the bank's prime rate (7.75 percent at September 30, 1994) for borrowings under the commitment up to 50 percent of the borrowing base plus a one-half of one percent per year commitment fee on the daily average of the unborrowed amount. Once the outstanding balance exceeds 50 percent of the borrowing base, the interest rate on all borrowings increases to prime plus one-half of one percent. The line of credit agreement prohibits the payment of dividends, borrowings, sale of assets, loans to others, investment and merger activity without the prior consent of the bank and requires the Company to maintain certain net worth levels and interest coverage ratios. No amounts were outstanding under this line of credit at year end.

                         BARRETT RESOURCES CORPORATION

6. COMMON STOCK

  During the year ended September 30, 1993, the Company completed a public offering of 2,000,000 shares of its common stock at a price to the public of $10.25 per share. The net proceeds of the offering, after deducting all associated costs, were $18,901,000.

  The Company has stock option plans under which options of the Company's common stock may be granted to officers and employees of the Company or its subsidiaries.

  Effective as of April 1, 1994, the board of directors approved the 1994 Stock Option Plan. The Plan, as amended, provides for options to purchase 400,000 shares of the Company's common stock, and is subject to the approval of the stockholders on or before March 31, 1995.

  At the annual meeting on June 16, 1993, the 1990 Stock Option Plan was amended to increase the number of shares issuable pursuant to options from 400,000 to 600,000 shares. At the annual meeting on March 17, 1994 the 1990 Stock Option Plan was again amended to increase the number of shares issuable pursuant to options from 600,000 to 775,000 shares. During 1992, the majority of previously granted options were canceled and new options granted with an exercise price of $4.25.

  At September 30, 1992, options to purchase 379,000 shares at prices ranging from $3.625 to $5.125 per share with an aggregate price of $1,627,000 were granted and outstanding, none of which were exercisable. At September 30, 1993, options to purchase 357,000 shares at prices ranging from $3.875 to $12.125 per share with an aggregate price of $1,851,000 were outstanding, 122,500 of which were exercisable. During 1994, options to purchase 529,500 shares were granted at prices ranging from $11.375 to $17.625. At September 30, 1994, options to purchase 697,430 shares at prices ranging from $3.875 to $17.625 per share with an aggregate price of $8,620,278 were outstanding 117,930 of which were exercisable. During 1994, 176,070 options were exercised and 13,000 options expired.

  The Company has a non-discretionary stock option plan under which options for an aggregate of 100,000 shares of the Company's common stock may be granted to non-employee directors. At September 30, 1993, options to purchase 10,000 shares at a price of $5.00 per share, an aggregate price of $50,000, were outstanding, 7,000 of which were exercisable. At September 30, 1994, options to purchase 60,000 shares at prices ranging from $5.00 to $17.625, an aggregate exercise price of $641,000 were outstanding, 17,500 of which were exercisable. As of September 30, 1994 no options have been exercised under the plan.

  During 1992, the Company repurchased 64,200 shares of its common stock for an aggregate price of $247,000. During 1994, the Company repurchased 4,578 shares of its common stock for an aggregate price of $78,000. These shares were subsequently retired.

  In December, 1989, the Company made loans to finance the exercise of options to purchase 199,250 shares, at an aggregate exercise price of $703,000, which were expiring. The loans matured at the earlier of sale of the shares or January 31, 1992. Of this amount, $52,000 was repaid prior to October 1, 1991. The remaining $651,000 in loans matured in January 1992 and the Company retired the stock held as collateral in full satisfaction of the loans.

                         BARRETT RESOURCES CORPORATION

7. LEASES

  The minimum future payments under the terms of operating leases, principally for office space, are as follows:

                                                                  (IN THOUSANDS)
Year ended September 30,
                1995.............................................     $  345
                1996.............................................        357
                1997.............................................        326
                1998.............................................        326
                1999.............................................        347
                                                                      ------
                                                                      $1,701
                                                                      ======

  Rent expense was $326,000, $253,000 and $218,000 for the years ended September 30, 1994, 1993 and 1992, respectively.

8. INCOME TAXES

  The provision for income taxes consists of the following:

                                                          1992  1993     1994
                                                          ---- -------  -------
                                                             (IN THOUSANDS)
      Current:
        Federal.......................................... $ 18 $   154  $    67
        State............................................  --      --       --
                                                          ---- -------  -------
                                                            18     154       67
      Deferred:
        Federal..........................................  --    1,828    1,532
        State............................................  --      355        5
                                                          ---- -------  -------
                                                           --    2,183    1,537
                                                          ---- -------  -------
                                                            18   2,337    1,604
      Change in valuation allowance......................  --   (2,183)  (1,537)
                                                          ---- -------  -------
                                                          $ 18 $   154  $    67
                                                          ==== =======  =======

  The difference between the provision for income taxes and the amounts which would be determined by applying the statutory federal income tax rate to income before provision for income taxes is analyzed below:

                                                       1992    1993     1994
                                                       -----  -------  -------
                                                          (IN THOUSANDS)
Tax by applying the statutory federal income tax rate
 to pretax accounting income.......................... $ 320  $ 2,009  $ 1,577
Increase (decrease) in tax from:
  Change in valuation allowance.......................  (322)  (2,183)  (1,537)
  State income taxes..................................   --       355        5
  Use of net operating loss carryforward..............   --       --       --
  Use of statutory depletion carryforward.............   --       --       --
  Alternative minimum tax--federal and state..........    18      --         8
  Other--net..........................................     2      (27)      14
                                                       -----  -------  -------
                                                       $  18  $   154  $    67
                                                       =====  =======  =======

                         BARRETT RESOURCES CORPORATION

  Long-term deferred tax assets (liabilities) are comprised of the following at September 30, 1994 and 1993:

                                                                1993     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Allowance for losses........................................ $   132  $   157
  Loss carryforwards..........................................   4,998    5,145
                                                               -------  -------
    Gross deferred tax assets.................................   5,130    5,302
Deferred tax liabilities:
  Deferred revenue--partnership activities....................  (2,069)    (912)
  Depreciation, depletion and amortization....................    (371)  (3,237)
  Capitalized interest on other assets........................      (2)      (2)
                                                               -------  -------
    Gross deferred tax liabilities............................  (2,442)  (4,151)
                                                               -------  -------
      Net deferred tax asset..................................   2,688    1,151
      Valuation allowance.....................................  (2,688)  (1,151)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  The Company had taxable income or loss and book income before taxes for the three years in the period ended September 30, 1994 as follows:

                                                         1992     1993    1994
                                                        -------  ------- ------
Taxable income (loss).................................. $(1,133) $10,161 $  481
Book income before taxes...............................     940    5,910  4,506

  The primary difference between taxable income (loss) and book income before taxes relates to the difference in treatment of oil and gas property costs for tax purposes contrasted to the full cost method for book purposes.

  Valuation allowances of $1,151,000 and $2,688,000 were provided at September 30, 1994 and 1993, respectively, based on carryforward amounts which may not be utilized before expiration and the possible effect of exploratory drilling costs. The Company reduced the valuation allowance by $1,537,000 to recognize the increased cash flow from proved oil and gas reserves added during the year and a portion of its loss carryforward being used to reduce taxable income.

  The Company has the following net operating loss and investment tax credit carryforwards available:

                                                           NET
                                                        OPERATING INVESTMENT
      EXPIRATION YEAR                                     LOSS    TAX CREDIT
      ---------------                                   --------- ----------
                                                             (IN THOUSANDS)
      1996.............................................  $   --      $ 21
      1997.............................................    4,325       62
      1998.............................................    4,673       54
      1999.............................................    1,051       59
      2000.............................................    1,510       19
      2001.............................................    1,794       10
      2002.............................................      335      --
      2007.............................................    1,446      --
                                                         -------     ----
          Total........................................  $15,134     $225
                                                         =======     ====

                         BARRETT RESOURCES CORPORATION

A substantial portion of the net operating losses were acquired in conjunction with purchased operations.

  The 1990 public offering of common stock resulted in a change in the Company's ownership as defined in Section 382 of the Internal Revenue Code. The effect of this change in ownership limits the utilization of net operating losses for income tax purposes to approximately $3,069,000 per year. Portions of this $3,069,000 which are not used each year may be carried forward to future years. As of September 30, 1994, the Company's cumulative Section 382 limitation is approximately $5,803,000.

9. SEGMENT INFORMATION

  The Company operates in two reportable segments; oil and gas exploration and development and trading. The segment results are presented in the following schedule:

                           OIL &                     CONSOLIDATED
SEPTEMBER 30, 1994          GAS   TRADING  CORPORATE    TOTAL
- ------------------        ------- -------  --------- -----------
                                     (IN THOUSANDS)
Assets..................  $98,018 $ 3,463   $ 4,411   $105,892
Revenues................   18,036  22,449       767     41,252
Operating income........    3,683     206       617      4,506
Capital expenditures,
 net....................   47,327       5       146     47,478
Depreciation, depletion
 & amortization.........    6,710       3       202      6,915
                           OIL &                     CONSOLIDATED
SEPTEMBER 30, 1993          GAS   TRADING  CORPORATE    TOTAL
- ------------------        ------- -------  --------- -----------
                                     (IN THOUSANDS)
Assets..................  $61,712 $ 1,821   $29,895   $ 93,428
Revenues................   15,921  26,381       384     42,686
Operating income........    5,000     503       407      5,910
Capital expenditures,
 net....................    6,008     --        (99)     5,909
Depreciation, depletion
 & amortization.........    5,913       2       215      6,130
                           OIL &                     CONSOLIDATED
SEPTEMBER 30, 1992          GAS   TRADING  CORPORATE    TOTAL
- ------------------        ------- -------  --------- -----------
                                     (IN THOUSANDS)
Assets..................  $45,637 $ 3,990   $ 6,952   $ 56,579
Revenues................    6,922  16,726       637     24,285
Operating income (loss).      724    (412)      628        940
Capital expenditures,
 net....................    6,732      10       111      6,853
Depreciation, depletion
 & amortization.........    3,100       1       158      3,259

  During the year ended September 30, 1994, one purchaser accounted for $5,759,000 (14%) of the Company's total revenue. The purchaser accounted for $1,046,000 (6%) of oil and gas segment revenues and $4,713,000 (21%) of trading segment revenues.

  During the year ended September 30, 1993, two purchasers accounted for $7,199,000 (17%) and $5,486,000 (13%) of the Company's total revenue. The first purchaser accounted for $6,948,000 (44%) of oil and gas segment revenues and $251,000 (1%) of trading segment revenues, and the second purchaser accounted for $1,464,000 (9%) of oil and gas segment revenues and $4,022,000 (15%) of trading segment revenues.

  During the year ended September 30, 1992, three purchasers accounted for $3,316,000 (14%), $3,135,000 (13%), and $2,894,000, (12%), respectively, of the
Company's total revenue. The first purchaser accounted for $699,000 (10%) of oil and gas segment revenues and $2,616,000 (16%) of trading segment revenues. The second purchaser accounted for $53,000 (1%) and $3,082,000 (18%) of oil and gas segment and trading segment revenues, respectively. The third purchaser accounted for $2,894,000 (17%) of trading segment revenues.

                         BARRETT RESOURCES CORPORATION

10. SUPPLEMENTAL CASH FLOW SCHEDULES AND INFORMATION

  Cash paid during years

                                                                  1992 1993 1994
                                                                  ---- ---- ----
                                                                  (IN THOUSANDS)
Income tax....................................................... $15  $75  $131
Interest.........................................................   6   13     5

  During 1994 and 1993, increases in accounts payable of approximately $8,059,000 and $1,704,000, respectively, related to the acquisition of property and equipment. For 1992, decreases in accounts payable of approximately $1,888,000 related to the acquisition of property and equipment.

11. RELATED PARTIES

  During the years ended September 30, 1994, 1993 and 1992 Zenith Drilling Corporation was billed by the Company as operator, $2,290,000, $1,976,000 and $363,000, respectively, for Zenith's portion of lease operating expenses and development costs in certain leases operated by the Company. Also as a result of Zenith's working interest ownership, the Company distributed oil and gas revenue of $941,000, $1,128,000 and $856,000 to Zenith during 1994, 1993 and
1992, respectively. Zenith owns its working interests subject to the same terms and arrangements that exist for all working interest owners in the properties. Zenith Drilling Corporation owns 5.2 percent of the Company's common stock and its president is a member of the Company's board of directors.

  During 1993, the Company and Zenith both sold their respective interests in the Wattenberg Field. The Company and Zenith jointly negotiated the sale but the purchaser independently determined the individual offer prices and entered into separate sales agreements with each party.

  Grand Valley Corporation owns approximately 10 percent of a pipeline joint venture for gas gathering of which a subsidiary of the Company owns approximately 29 percent. A member of the Company's board of directors owns 10 percent of the outstanding stock, and is the president of Grand Valley Corporation. His three adult children own the remaining 90 percent of the outstanding stock of Grand Valley Corporation.

12. QUARTERLY INFORMATION (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                --------------------------------
                                                12/31/93 3/31/94 6/30/94 9/30/94
                                                -------- ------- ------- -------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
1994
  Net revenues................................. $ 9,584  $ 9,367 $9,715  $11,606
  Gross margin.................................   2,263    2,706  1,752    1,924
  Income from operations.......................   1,138    1,721    871      776
  Net income...................................   1,115    1,687    799      838
  Net income per share.........................     .09      .14    .07      .07
                                                       THREE MONTHS ENDED
                                                --------------------------------
                                                12/31/92 3/31/93 6/30/93 9/30/93
                                                -------- ------- ------- -------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
1993
  Net revenues................................. $11,386  $13,043 $9,670  $ 7,505
  Gross margin.................................   2,301    4,037  4,334    2,864
  Income from operations.......................     621    2,111  1,682    1,496
  Net income...................................   1,333    1,393  1,108    1,922
  Net income per share.........................     .14      .14    .09      .16

                         BARRETT RESOURCES CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                                                      THREE MONTHS ENDED
                                               --------------------------------
                                               12/31/91 3/31/92 6/30/92 9/30/92
                                               -------- ------- ------- -------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
1992
  Net revenues................................  $5,699  $7,318  $4,650  $5,964
  Gross margin................................   1,305   1,793   1,391   1,144
  Income (loss) from operations...............     445     668     234    (407)
  Income before cumulative effect of change in
  method of
   accounting for income taxes................     400     601     211    (290)
  Net income (loss)...........................     983     601     211    (290)
  Earnings (loss) per share:
    From continuing operations................     .04     .06     .02    (.03)
    Net income (loss).........................     .10     .06     .02    (.03)

  During the fourth quarter of 1993, the Company performed its annual review of the differences between estimated taxable income and book income before taxes. As a result of this review, the Company reversed $1,259,000 of the deferred tax asset valuation allowance in the fourth quarter of fiscal 1993. In the first quarter of fiscal 1993, $924,000 of the valuation allowance was reversed. These amounts were recorded throughout the year during fiscal 1994. The valuation allowance was reduced to reflect increases in oil and gas reserves that should generate future taxable income.

  Income from operations for the fourth quarter of 1993 includes a gain of $423,000 due to the favorable resolution of a disputed claim against the Company.

                      SUPPLEMENTAL OIL AND GAS INFORMATION

  The following is information pertaining to the Company's oil and gas producing activities for the years ended September 30, 1992, 1993 and 1994.

  Costs incurred in oil and gas property acquisition, exploration, and development activities:

                           1992    1993     1994
                          ------  -------  -------
                              (IN THOUSANDS)
Acquisition of evaluated
properties..............  $  155  $   864  $13,832
Acquisition of
unevaluated properties..   1,418    1,013    8,446
Exploration costs.......   4,806   11,680   16,930
Development costs.......   3,086    7,464    5,234
Other, principally
proceeds from mineral
conveyances.............    (773) (15,397)    (173)
                          ------  -------  -------
Total additions to oil
and gas properties......  $8,692  $ 5,624  $44,269
                          ======  =======  =======

  Results of operations from producing activities:

                                                   1992    1993     1994
                                                  ------  -------  -------
                                                        (IN THOUSANDS)
Revenues......................................... $6,626  $14,976  $17,577
Production costs................................. (1,397)  (2,725)  (3,535)
Depreciation, depletion and amortization......... (3,100)  (5,913)  (6,710)
                                                  ------  -------  -------
                                                   2,129    6,338    7,332
Income tax expense...............................     41      165      110
                                                  ------  -------  -------
Results of operations from producing activities
 (excluding corporate overhead and interest
 cost)........................................... $2,088  $ 6,173  $ 7,222
                                                  ======  =======  =======

                         BARRETT RESOURCES CORPORATION

  Income tax expense for the years ended September 30, 1994, 1993 and 1992 are different from the amount computed using the statutory tax rate due to tax net operating loss, percentage depletion, and investment tax credit carryforwards.

 Oil and gas reserve information (unaudited):

  The following reserve related information for 1994, 1993 and 1992 is based on estimates prepared by the Company and reviewed by Ryder Scott Company, an independent reservoir engineer. Reserve estimates are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, prices of oil and gas and other factors. All of the Company's oil and gas reserves are located in the United States.

                                 1992                  1993                  1994
                         --------------------- --------------------- ---------------------
                         OIL (MBBL) GAS (MMCF) OIL (MBBL) GAS (MMCF) OIL (MBBL) GAS (MMCF)
                         ---------- ---------- ---------- ---------- ---------- ----------
                                                  (IN THOUSANDS)
Proved developed and
 undeveloped reserves:
Beginning of year.......    445       44,358       440      49,263      271       62,470
Revisions of previous
 estimates..............    (33)        (633)       40      (2,255)     (57)      (2,244)
Purchase of minerals in
 place .................      2          674       --          993       73       22,704
Extensions and
discoveries.............     94        8,469       112      25,529      251       75,345
Production..............    (55)      (3,502)      (75)     (7,214)     (54)      (9,069)
Sale of minerals in
place...................    (13)        (103)     (246)     (3,846)     --           --
                            ---       ------      ----      ------      ---      -------
End of year.............    440       49,263       271      62,470      484      149,206
                            ===       ======      ====      ======      ===      =======
Proved developed
reserves:
Beginning of year.......    284       32,511       345      37,099      271       43,866
                            ===       ======      ====      ======      ===      =======
End of year.............    345       37,099       271      43,866      333       80,012
                            ===       ======      ====      ======      ===      =======

  The following is the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in which the Company has an interest.

                                                    1992      1993      1994
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Future cash inflows.............................. $ 99,999  $129,547  $237,134
Future production costs..........................  (21,585)  (27,049)  (51,606)
Future development costs.........................  (10,128)  (14,948)  (35,382)
Future income tax expenses.......................   (6,798)  (18,093)  (23,582)
                                                  --------  --------  --------
Future net cash flows............................   61,488    69,457   126,564
10% annual discount for estimated timing of cash
 flows...........................................  (28,589)  (31,187)  (54,996)
                                                  --------  --------  --------
Standardized measure of discounted future net
 cash flows...................................... $ 32,899  $ 38,270  $ 71,568
                                                  ========  ========  ========

  The future income tax expenses have been computed considering the tax basis of the oil and gas properties, and net operating and other loss carryforwards.

                         BARRETT RESOURCES CORPORATION

               SUPPLEMENTAL OIL AND GAS INFORMATION--(CONCLUDED)

  The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

                                                    1992      1993      1994
                                                   -------  --------  --------
                                                        (IN THOUSANDS)
Net change in sales price and production costs.... $ 5,992  $  3,178  $(12,164)
Changes in estimated future development costs.....      21    (2,457)   (1,336)
Sales and transfers of oil and gas produced, net
 of production costs..............................  (5,229)  (12,252)  (14,041)
Net change due to extensions and discoveries......   6,043    17,762    39,533
Net change due to purchases and sales of minerals
 in place.........................................     247    (4,918)   17,504
Net change due to revisions in quantities.........    (246)   (1,215)     (788)
Previously estimated development costs incurred
 during the period................................   3,086     7,463     5,234
Net change in income taxes........................  (3,327)   (6,331)   (3,366)
Accretion of discount.............................   2,938     2,886     5,577
Other, principally revisions in estimates of
 timing of production.............................  (2,478)    1,255    (2,855)
                                                   -------  --------  --------
Net changes.......................................   7,047     5,371    33,298
Balance, beginning of year........................  25,852    32,899    38,270
                                                   -------  --------  --------
Balance, end of year.............................. $32,899  $ 38,270  $ 71,568
                                                   =======  ========  ========

                         REPORT OF ARTHUR ANDERSEN LLP

                         INDEPENDENT PUBLIC ACCOUNTANTS

  We have audited in accordance with generally accepted auditing standards, the financial statements of Barrett Resources Corporation included in this Registration Statement and have issued our report thereon dated December 8, 1994. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index are presented for purposes of complying with the Securities and Exchange Commission rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Denver, Colorado
December 8, 1994

                         BARRETT RESOURCES CORPORATION

                                  SCHEDULE II
                    AMOUNTS RECEIVABLE FROM RELATED PARTIES

                                                                BALANCE AT END
                                               DEDUCTIONS          OF PERIOD
                                             ---------------    ---------------
                         BEGINNING            AMOUNTS                     NOT
NAME OF DEBTOR           OF PERIOD ADDITIONS COLLECTED OTHER    CURRENT CURRENT
- --------------           --------- --------- --------- -----    ------- -------
                                           (IN THOUSANDS)
FOR THE YEAR ENDED
 SEPTEMBER 30, 1994:
  William J. Barrett....   $--       $--       $--     $--       $--     $--
FOR THE YEAR ENDED
 SEPTEMBER 30, 1993:
  William J. Barrett....    --        --        --      --        --      --
FOR THE YEAR ENDED
 SEPTEMBER 30, 1992:
  William J. Barrett....    175       --        --      175(1)    --      --

- --------
(1) Amounts related to note receivable due January 31, 1992 secured by common stock. Interest accrued at 10%. In January 1992, the collateral shares were retired by the Company in full satisfaction of the loan.

                         BARRETT RESOURCES CORPORATION

                                   SCHEDULE V

                         PROPERTY, PLANT AND EQUIPMENT

                                                            OTHER
                         BEGINNING ADDITIONS               CHANGES       BALANCE AT
      DESCRIPTION        OF PERIOD  AT COST  RETIREMENTS ADD (DEDUCT)   END OF PERIOD
      -----------        --------- --------- ----------- ------------   -------------
                                               (IN THOUSANDS)
FOR THE YEAR ENDED
 SEPTEMBER 30, 1994:
  Oil and gas
   properties...........  $52,210   $44,442    $   --      $   (173)(1)    $96,479
  Gas gathering systems.    2,808     2,941        --           --           5,749
  Furniture, vehicles
   and equipment........    1,518       387       (119)         --           1,786
FOR THE YEAR ENDED
 SEPTEMBER 30, 1993:
  Oil and gas
   properties...........   46,585    21,022        --       (15,397)(1)     52,210
  Gas gathering systems.    2,699       109        --           --           2,808
  Furniture, vehicles
   and equipment........    1,343       259        (84)         --           1,518
FOR THE YEAR ENDED
 SEPTEMBER 30, 1992:
  Oil and gas
   properties...........   39,100     9,465     (1,207)        (773)(1)     46,585
  Gas gathering systems.    2,513       186        --           --           2,699
  Furniture, vehicles
   and equipment........    1,222       214        (93)         --           1,343

- --------
(1) Proceeds from mineral conveyances.

                         BARRETT RESOURCES CORPORATION

                                  SCHEDULE VI

               ACCUMULATED DEPRECIATION, DEPLETION, AMORTIZATION
                AND IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT

                                   ADDITIONS
                                   CHARGED TO
                         BEGINNING COSTS AND              OTHER CHANGES  BALANCE AT
      DESCRIPTION        OF PERIOD  EXPENSES  RETIREMENTS ADD (DEDUCT)  END OF PERIOD
      -----------        --------- ---------- ----------- ------------- -------------
                                                (IN THOUSANDS)
FOR THE YEAR ENDED
 SEPTEMBER 30, 1994:
  Oil and gas
  properties............  $18,574    $6,515     $   --        $--          $25,089
  Gas gathering systems.      849       195         --         --            1,044
  Furniture, vehicles
   and equipment........      846       181         (71)       --              956
FOR THE YEAR ENDED
 SEPTEMBER 30, 1993:
  Oil and gas
   properties...........   12,840     5,734         --         --           18,574
  Gas gathering systems.      682       179         (12)       --              849
  Furniture, vehicles
   and equipment........      745       153         (52)       --              846
FOR THE YEAR ENDED
 SEPTEMBER 30, 1992:
  Oil and gas
   properties...........   11,132     2,915      (1,207)       --           12,840
  Gas gathering systems.      497       185         --         --              682
  Furniture, vehicles
   and equipment........      662       159         (76)       --              745

                         BARRETT RESOURCES CORPORATION

                                 SCHEDULE VIII

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                         ADDITIONS
                                   ---------------------
                                   CHARGED TO CHARGED TO
                         BEGINNING COSTS AND    OTHER    OTHER CHANGES  BALANCE AT
      DESCRIPTION        OF PERIOD  EXPENSES   ACCOUNTS  ADD (DEDUCT)  END OF PERIOD
      -----------        --------- ---------- ---------- ------------- -------------
                                               (IN THOUSANDS)
FOR THE YEAR ENDED
 SEPTEMBER 30, 1994:
  Accounts receivable...  $   44    $   --      $  --        $  (1)       $   43
  Other assets (real
   estate held for
   investment)..........      10         --        --          (10)          --
  Deferred tax asset....   2,688     (1,537)       --          --          1,151
  Trading losses........    (100)       100        --          --            --
FOR THE YEAR ENDED
 SEPTEMBER 30, 1993:
  Accounts receivable...      74        --         --          (30)           44
  Other assets (real
   estate held for
   investment)..........      17        --         --           (7)           10
  Deferred tax asset....   4,871     (2,183)       --          --          2,688
  Trading losses........     268       (368)       --          --           (100)
FOR THE YEAR ENDED
 SEPTEMBER 30, 1992:
  Accounts receivable...      97        --         --          (23)           74
  Other assets (real
   estate held for
   investment)..........      77        --         --          (60)           17
  Deferred tax asset....     --         --       4,871         --          4,871
  Trading losses........     --         268        --          --            268

                         BARRETT RESOURCES CORPORATION

                                   SCHEDULE X

                   SUPPLEMENTAL INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                                                CHARGES TO COSTS
                             ITEM                                 AND EXPENSES
                             ----                               ----------------
FOR THE YEAR ENDED SEPTEMBER 30, 1994:
  Taxes, other than payroll and income taxes:
    Taxes on oil and gas production............................     $ 1,326
FOR THE YEAR ENDED SEPTEMBER 30, 1993:
  Taxes, other than payroll and income taxes:
    Taxes on oil and gas production............................       1,233
FOR THE YEAR ENDED SEPTEMBER 30, 1992:
  Taxes, other than payroll and income taxes:
    Taxes on oil and gas production............................         461

                        INDEX TO CONSOLIDATED FINANCIAL
                              STATEMENTS OF PLAINS

Consolidated Balance Sheets at December 31, 1994 and March 31, 1995
 (Unaudited).............................................................. F-31
Consolidated Statements of Earnings for Three Months ended March 31, 1994 and 1995 (Unaudited)..................................................... F-32
Consolidated Statements of Cash Flows for Three Months Ended March 31,
 1994 and 1995 (Unaudited)................................................ F-33
Notes to Consolidated Financial Statements (March 31, 1995) (Unaudited)... F-34
Report Of Independent Public Accountants.................................. F-37
Consolidated Balance Sheets at December 31, 1993 and 1994................. F-38
Consolidated Statements of Earnings for each of the three years in the period ended December 31, 1994........................................... F-39
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1994.............................. F-40
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1994........................................... F-41
Notes to Consolidated Financial Statements................................ F-42

                            PLAINS PETROLEUM COMPANY

                          CONSOLIDATED BALANCE SHEETS

                     (SUCCESSFUL EFFORTS ACCOUNTING METHOD)
                                 (IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1994        1995
                        ASSETS                         ------------ -----------
                                                                    (UNAUDITED)
Current Assets
  Cash and equivalents................................   $  2,331    $  2,001
  Accounts receivable.................................      7,057       6,266
  Inventory, at lower of average cost or market.......        643         647
  Prepaid expenses....................................        422         622
                                                         --------    --------
    Total current assets..............................     10,453       9,536
                                                         --------    --------
Property and Equipment
  Oil and gas properties..............................    221,337     224,829
  Undeveloped leases..................................      4,568       4,601
  Other equipment and assets..........................      8,627       8,832
  Accumulated depreciation, depletion and amortiza-
   tion...............................................    (88,041)    (92,733)
                                                         --------    --------
    Net property and equipment........................    146,491     145,529
                                                         --------    --------
                                                         $156,944    $155,065
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable....................................   $  2,245    $  1,338
  Undistributed production receipts...................      2,025       1,052
  Accrued taxes.......................................      2,069       2,985
  Accrued lease costs.................................        994       1,118
  Other accruals......................................      1,199       1,102
                                                         --------    --------
    Total current liabilities.........................      8,532       7,595
                                                         --------    --------
Long-Term Debt........................................     37,000      34,500
                                                         --------    --------
Deferred Income Taxes.................................     10,012      10,692
                                                         --------    --------
Postretirement Benefits...............................        927         952
                                                         --------    --------
Other Long-Term Liabilities...........................      1,017       1,023
                                                         --------    --------
Commitments and contingencies (Note 6)................
Stockholders' Equity
  Common stock, $0.01 par value; 20 million shares
   authorized; 9,813,055 and 9,822,028 shares
   outstanding, respectively..........................         98          98
  Additional paid-in capital..........................     20,278      20,383
  Retained earnings...................................     79,713      80,364
  Treasury stock, at cost.............................       (633)       (542)
                                                         --------    --------
    Total stockholders' equity........................     99,456     100,303
                                                         --------    --------
                                                         $156,944    $155,065
                                                         ========    ========

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                                                    ENDED
                                                               ----------------
                                                                MARCH    MARCH
                                                                 31,      31,
                                                                1994     1995
                                                               -------  -------
Revenues
 Gas sales.................................................... $12,783  $12,346
 Oil and condensate sales.....................................   3,393    6,288
                                                               -------  -------
                                                                16,176   18,634
                                                               -------  -------
Operating Expenses
 Production--
  Lease operations............................................   2,720    3,519
  Production and property taxes...............................   1,957    2,432
  Transportation and processing...............................     649      821
  Net profit payments.........................................   1,288      668
 General and administrative...................................   1,843    2,061
 Depreciation, depletion and amortization.....................   4,467    4,983
 Exploration..................................................     425    1,694
 Interest expense, net........................................     113      584
 Other income.................................................    (102)    (129)
                                                               -------  -------
                                                                13,360   16,633
                                                               -------  -------
Earnings Before Taxes.........................................   2,816    2,001
                                                               -------  -------
Provision For Income Taxes
  Current.....................................................     140       81
  Deferred....................................................     648      680
                                                               -------  -------
                                                                   788      761
                                                               -------  -------
Net earnings.................................................. $ 2,028  $ 1,240
                                                               =======  =======
Average Shares Outstanding....................................   9,800    9,822
                                                               =======  =======
Net earnings per share........................................ $   .21  $   .13
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                                                --------------
                                                                MARCH   MARCH
                                                                 31,     31,
                                                                 1994    1995
                                                                ------  ------
Operating Activities
  Net earnings................................................. $2,028  $1,240
  Adjustments to reconcile earnings to cash provided by opera-
   tions:
    Depreciation, depletion and amortization...................  4,467   4,983
    Deferred income taxes......................................    648     680
    Exploration expense........................................    425   1,694
    Postretirement benefits....................................     25      25
  Changes in Components of Working Capital:
    Accounts receivable........................................    443     791
    Prepaid expenses...........................................    145    (201)
    Accounts payable...........................................   (664)   (907)
    Undistributed production receipts..........................   (694)   (973)
    Other liabilities..........................................    447     943
                                                                ------  ------
Cash provided by operating activities..........................  7,270   8,275
                                                                ------  ------
Investing Activities
  Capital expenditures
    Exploration and Production................................. (1,429) (5,225)
    Other......................................................   (718)   (116)
  Acquisition of oil and gas properties........................ (1,738)   (383)
  Proceeds from sale of properties.............................    519       5
                                                                ------  ------
Cash used in investing activities.............................. (3,366) (5,719)
                                                                ------  ------
Financing Activities
  Repayments of long-term debt................................. (3,000) (2,500)
  Dividends paid...............................................   (588)   (589)
  Exercised stock options......................................    --      100
  Treasury stock issued (purchased)............................     (1)     96
  Other........................................................    --        7
                                                                ------  ------
Cash used in financing activities.............................. (3,589) (2,886)
                                                                ------  ------
Increase (decrease) in cash and equivalents....................    315    (330)
Cash and equivalents at beginning of period....................  2,660   2,331
                                                                ------  ------
Cash and equivalents at end of period.......................... $2,975  $2,001
                                                                ======  ======

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1995
                                   UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Plains Petroleum Company and its wholly-owned subsidiaries, which are hereinafter referred to collectively in these Notes to Consolidated Financial Statements as the "Company". All significant intercompany transactions have been eliminated in consolidation. Certain reclassifications have been made to 1994 amounts to conform to the 1995 presentation. The unaudited March 31, 1995 and 1994 financial statements contain all adjustments (including normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods.

  The Company considers all short-term, highly liquid investments with a maturity of three months or less to be cash equivalents. During the first quarter ended March 31, 1995 and 1994, cash payments made for interest were $579,000 and $225,000, respectively, and no cash payments were made for income taxes in either quarter. The Company has not held during the first quarter, or in any previous periods, any accounts which included derivative securities.

  The Company follows the successful efforts method of accounting for its oil and gas exploration and development activities. Gains or losses from disposal of properties are recognized currently. Reference should be made to the Company's 1994 Form 10-K for additional information concerning all other significant accounting policies, operations and financial condition.

2. LONG-TERM DEBT

  On February 17, 1995, a new credit agreement was entered into which replaced the previous $60 million unsecured, revolving line of credit with a $150 million bank line. The new bank line has an initial borrowing base limitation of $110 million, which is to be redetermined annually. Under the new agreement, outstanding borrowings at the end of the revolving period in January 1997 convert to a six-year term loan. The new agreement also permits the Company to repurchase its stock in an amount not to exceed $75 million during the eighteen-month period following the effective date. Subsequent to that period, aggregate treasury stock purchases and cash dividends for any four fiscal quarters may not exceed 50% of net earnings for the preceding two years.

  The Company is required to pay only interest during the revolving period; thereafter, principal is to be repaid over six years in equal quarterly installments beginning in April 1997. Interest accrues, at the Company's option, at rates equal to the agent bank's prime rate, the domestic certificate of deposit rate or the London interbank eurodollar rate (LIBOR), in each case plus a spread ranging from five-eighths of one percent (.625%) to two percent (2.0%) per annum, depending on the amount of treasury stock the Company has purchased and the level of the Company's borrowings relative to its borrowing base. LIBOR was elected for the entire $34 1/2 million outstanding balance at quarterend at an effective rate of 6.90% per annum.

  In April, 1995, the Company repaid $1 1/2 million under the credit agreement, reducing the outstanding principal balance of loans to $33 million.

3. INCOME TAXES

  Statement of Financial Accounting Standards No. 109 provides that a deferred tax liability or asset is determined based on the timing differences between the bases used for financial versus tax reporting of assets and liabilities as measured by the effective tax rates. For the quarter ended March 31, 1995, the income tax

                            PLAINS PETROLEUM COMPANY
expense equals the amounts computed by applying the statutory Federal and state income tax rates, totaling 38%.

  For the prior year's first quarter, the income tax expense differs from the amounts computed by applying the statutory rates to earnings before income taxes. The reasons for these differences are shown as a percent of earnings as follows:

   Statutory income tax rate................................................  34%
   State income tax rate....................................................   3
   Change in valuation allowance............................................  (7)
   Other items..............................................................  (2)
                                                                             ---
   Effective tax rate.......................................................  28%
                                                                             ===

4. COMMITMENTS AND CONTINGENCIES

  On October 20, 1994, the Company issued a press release stating that it had authorized its financial advisors to help the Company study strategic alternatives in light of a recent Schedule 13-D filing by Cross Timbers Oil Company. The press release stated that, as part of the study, the financial advisors would seek indications of interest from certain possible merger partners. The press release also indicated that the Company's board had amended its shareholder rights plan.

  On November 2, 1994, a putative class action was filed in Delaware Chancery Court. In that case, entitled Miller v. Cody, et al., the plaintiff has alleged that certain named directors and the Company have, among other things, breached their fiduciary duties by unreasonably amending the Company's shareholder rights plan and otherwise acting to entrench themselves in office. Plaintiff seeks various forms of injunctive relief, damages and an award of plaintiff's costs and disbursements.

  The Company and the named directors deny the allegations of wrongdoing in the complaint and intend to pursue a vigorous defense. A putative class action entitled Behrens v. Miller, et al., that was filed on October 21, 1994, was voluntarily dismissed without prejudice by the plaintiff. The allegations and relief sought in the Behrens case were similar to those in the Miller action, described above.

  On May 3, 1995, the Company announced it had executed a definitive merger agreement with Barrett Resources Corporation (Barrett) and a subsidiary thereof. Also on May 3, 1995, a putative class action, entitled Crandon Capital Partners v. James A. Miller, et al., was filed in Delaware Chancery Court against the Company and the members of its Board of Directors. In this suit it is alleged that, among other things, the consideration to be paid the Company's shareholders pursuant to such merger agreement is inadequate and "substantially below the fair or inherent value of the Company." Plaintiff seeks various forms of declaratory and injunctive relief, damages and an award of plaintiff's costs and disbursements. The Company and the directors deny the allegations of wrongdoing in the complaint and intend to pursue a vigorous defense.

  In addition, at March 31, 1995, the Company was party to certain other legal proceedings which have arisen out of the ordinary course of business. Based on the facts currently available, in management's opinion the liability, individually or in the aggregate, if any, to the Company resulting from the other actions will not have a material adverse effect on the Company's consolidated financial position and results of operations.

 Environmental Controls

  Currently, there are no known environmental or other regulatory matters related to the Company's operations which are reasonably expected to result in a material liability to the Company. Compliance with

                            PLAINS PETROLEUM COMPANY
environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's capital expenditures, earnings or competitive position.

5. SUBSEQUENT EVENT

  On May 2, 1995, Barrett, a subsidiary thereof and the Company executed a definitive merger agreement pursuant to which the Company will merge with a subsidiary of Barrett and, thereby, become a wholly-owned subsidiary of Barrett. The terms of the merger agreement provide that each outstanding share of the Company's common stock will be converted into the right to receive 1.3 shares of Barrett common stock.

  The merger will take the form of a tax-free exchange and will be accounted for as a pooling of interests. The merger has been approved by the Boards of Directors of Barrett and the Company and is subject to approval by their respective stockholders as well as other customary conditions and approvals. At the conclusion of the merger, Barrett will expand its Board of Directors to include four members of the Company's Board.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Plains Petroleum Company:

  We have audited the accompanying consolidated balance sheets of Plains Petroleum Company (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plains Petroleum Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
January 31, 1995

                            PLAINS PETROLEUM COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1993 AND 1994

                     (SUCCESSFUL EFFORTS ACCOUNTING METHOD)
                                 (IN THOUSANDS)

                          ASSETS
                                                              1993      1994
                                                            --------  --------
Current Assets
  Cash and equivalents..................................... $  2,660  $  2,331
  Accounts receivable......................................    5,422     7,057
  Inventory, at lower of average cost or market............      629       643
  Prepaid expenses.........................................      614       422
                                                            --------  --------
    Total current assets...................................    9,325    10,453
                                                            --------  --------
Property and Equipment (Note One)
  Oil and gas properties...................................  180,923   221,337
  Undeveloped leases.......................................    2,350     4,568
  Other equipment and assets...............................    7,883     8,627
  Accumulated depreciation, depletion and amortization.....  (73,689)  (88,041)
                                                            --------  --------
    Net property and equipment.............................  117,467   146,491
                                                            --------  --------
                                                            $126,792  $156,944
                                                            ========  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable......................................... $    958  $  2,245
  Undistributed production receipts........................    2,006     2,025
  Accrued taxes............................................    1,841     2,069
  Accrued lease costs......................................      780       994
  Other accruals...........................................    2,795     1,199
                                                            --------  --------
    Total current liabilities..............................    8,380     8,532
                                                            --------  --------
Long-Term Debt (Note Three)................................   13,500    37,000
                                                            --------  --------
Deferred Income Taxes (Notes One and Four).................    7,728    10,012
                                                            --------  --------
Postretirement benefits (Note Five)........................      860       927
                                                            --------  --------
Other long-term liabilities (Notes One and Five)...........    1,521     1,017
                                                            --------  --------
Commitments and Contingencies (Note Six)...................
Stockholders' Equity (Note One)
  Common stock, $0.01 par value; 20 million shares
   authorized; 9,800,618 and 9,813,055 shares outstanding,
   respectively............................................       98        98
  Additional paid-in capital...............................   19,498    20,278
  Retained earnings........................................   75,417    79,713
  Treasury stock, at cost..................................     (210)     (633)
                                                            --------  --------
    Total stockholders' equity.............................   94,803    99,456
                                                            --------  --------
                                                            $126,792  $156,944
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              1992     1993     1994
                             -------  -------  -------
Revenues
  Gas sales................. $39,623  $46,189  $44,505
  Oil and condensate sales..  18,918   18,091   17,188
                             -------  -------  -------
                              58,541   64,280   61,693
                             -------  -------  -------
Operating Expenses
  Production--
    Lease operations........  11,503   12,537   10,810
    Production and property
     taxes..................   7,514    7,406    8,161
    Transportation and
     processing.............   1,875    2,640    2,476
    Net profit payments.....   4,575    4,748    3,247
  General and administra-
   tive.....................   5,559    6,415    7,350
  Depreciation, depletion
   and amortization.........  11,415   15,282   17,353
  Exploration...............   4,865    4,623    2,861
  Interest expense, net.....     690      643      762
  Other (income) expense....    (203)     219     (563)
  Property impairment.......     --     9,300      --
                             -------  -------  -------
                              47,793   63,813   52,457
                             -------  -------  -------
Earnings Before Taxes.......  10,748      467    9,236
                             -------  -------  -------
Provisions for Income Taxes
 (Note Four)
  Current...................     625      425      302
  Deferred..................     989     (341)   2,284
                             -------  -------  -------
                               1,614       84    2,586
                             -------  -------  -------
Net Earnings
  Before accounting changes.   9,134      383    6,650
  Accounting changes:
    Deferred income taxes
     (Note One).............     --     2,000      --
    Postretirement benefits,
     net of tax (Note Five).     --      (656)     --
                             -------  -------  -------
                             $ 9,134  $ 1,727  $ 6,650
                             =======  =======  =======
Average Shares Outstanding
 (Note One).................   9,796    9,797    9,808
                             =======  =======  =======
Earnings Per Share (Note
 One)
  Before accounting changes. $   .93  $   .04  $   .68
  Accounting changes:
    Deferred income taxes...     --       .20      --
    Postretirement benefits.     --      (.06)     --
                             -------  -------  -------
  Net earnings.............. $   .93  $   .18  $   .68
                             =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                         COMMON STOCK                       TREASURY STOCK
                         -------------                      ------------------
                                       ADDITIONAL                                    TOTAL
                                        PAID-IN   RETAINED                       STOCKHOLDERS'
                         SHARES AMOUNT  CAPITAL   EARNINGS  SHARES    AMOUNT        EQUITY
                         ------ ------ ---------- --------  -------   --------   -------------
Balance, December 31,
 1991................... 9,793   $98    $19,178   $69,258        (1)  $    (19)     $88,515
  Net earnings..........   --    --         --      9,134        --        --         9,134
  Cash dividends........   --    --         --     (2,350)       --        --        (2,350)
  Exercised stock op-
   tions................     7   --         183       --         --        --           183
  Treasury stock pur-
   chased...............   --    --         --        --         (5)      (158)        (158)
  Treasury stock issued.   --    --         --        --          1         34           34
                         -----   ---    -------   -------    ------   --------      -------
Balance, December 31,
 1992................... 9,800    98     19,361    76,042        (5)      (143)      95,358
  Net earnings..........   --    --         --      1,727        --        --         1,727
  Cash dividends........   --    --         --     (2,352)       --        --        (2,352)
  Exercised stock op-
   tions................     8   --         151       --         --        --           151
  Treasury stock pur-
   chased...............   --    --         --        --         (9)      (263)        (263)
  Treasury stock issued.   --    --         (14)      --          7        196          182
                         -----   ---    -------   -------    ------   --------      -------
Balance, December 31,
 1993................... 9,808    98     19,498    75,417        (7)      (210)      94,803
  Net earnings..........   --    --         --      6,650        --        --         6,650
  Cash dividends........   --    --         --     (2,354)       --        --        (2,354)
  Exercised stock op-
   tions................     2   --          45       --         --        --            45
  Common stock issued...    32   --         750       --         --        --           750
  Treasury stock pur-
   chased...............   --    --         --        --        (34)      (740)        (740)
  Treasury stock issued.   --    --         (15)      --         12        317          302
                         -----   ---    -------   -------    ------   --------      -------
Balance, December 31,
 1994................... 9,842   $98    $20,278   $79,713       (29)  $   (633)     $99,456
                         =====   ===    =======   =======    ======   ========      =======



   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994
                                 (IN THOUSANDS)

                                                    1992      1993      1994
                                                  --------  --------  --------
Operating Activities
  Net earnings................................... $  9,134  $  1,727  $  6,650
  Adjustments to reconcile earnings to cash
   provided by operations:
    Depreciation, depletion and amortization.....   11,415    15,282    17,353
    Property impairment..........................      --      9,300       --
    Deferred income taxes........................      989    (2,485)    2,284
    Exploration expense..........................    4,865     4,623     2,861
    Postretirement benefits......................      --        800        67
  Changes in components of working capital:
    Accounts receivable..........................      100     1,591    (1,635)
    Prepaid expenses.............................      333       (95)      192
    Accounts payable.............................   (1,283)     (813)    1,287
    Undistributed production receipts............     (180)     (219)       19
    Other liabilities............................    2,126     1,721    (1,154)
                                                  --------  --------  --------
Cash provided by operating activities............   27,499    31,432    27,924
                                                  --------  --------  --------
Investing Activities
  Capital expenditures
    Exploration and production...................  (18,043)  (15,632)  (20,525)
    Other........................................     (601)   (3,713)   (1,748)
  Acquisition of oil and gas properties..........  (12,162)   (4,171)  (27,414)
  Proceeds from sale of properties...............      569       525       435
                                                  --------  --------  --------
Cash used in investing activities................  (30,237)  (22,991)  (49,252)
                                                  --------  --------  --------
Financing Activities
  Long-term borrowings...........................   11,000       --     28,000
  Repayments of long-term debt...................   (6,000)   (6,500)   (4,500)
  Dividends paid.................................   (2,350)   (2,352)   (2,354)
  Exercised stock options........................      183       151        45
  Treasury stock purchased.......................     (124)      (81)     (438)
  Other..........................................        6       868       246
                                                  --------  --------  --------
Cash provided by (used in) financing activities..    2,715    (7,914)   20,999
                                                  --------  --------  --------
(Decrease) increase in cash and equivalents......      (23)      527      (329)
Cash and equivalents at beginning of year........    2,156     2,133     2,660
                                                  --------  --------  --------
Cash and equivalents at end of year.............. $  2,133  $  2,660  $  2,331
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                            PLAINS PETROLEUM COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Plains Petroleum Company (Plains) and its wholly-owned subsidiaries, which are hereinafter referred to collectively as the "Company". All significant intercompany transactions have been eliminated. Certain reclassifications have been made to 1992 and 1993 amounts to conform to the 1994 presentation.

 Oil and Gas Properties

  The Company follows the successful efforts method of accounting for its oil and gas exploration and development activities. Acquisition costs, successful exploration costs and all development costs are capitalized. Unsuccessful exploratory drilling costs, seismic costs, and lease impairments and rentals are expensed. Generally, gains or losses from disposal of properties are recognized currently. The estimated salvage value of a property on its sale, disposal or abandonment generally approximates the estimated dismantlement, site restoration and abandonment costs. As a result, the accrued liability for any excess cost is not material and not separately disclosed in the financial statements.

  For certain oil properties located in the Permian Basin in west Texas and southeastern New Mexico, a property impairment reserve of $9.3 million was recorded in 1993 to adjust the net book value to an approximate net realizable market value.

 Depreciation, Depletion and Amortization

  The unit-of-production method is used for computing depreciation, depletion and amortization for oil and gas properties. The Company accrues for estimated dismantlement and abandonment costs as a part of the unit-of-production amortization. The accrued costs are classified as a component of accumulated depreciation, depletion and amortization of the oil and gas properties. Depreciation and amortization of other assets are provided for using the straight-line method.

 Income Taxes

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 utilizes the liability method, with deferred taxes determined on the basis of estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance must be established for a deferred tax asset if a tax benefit may not be realized from the asset. In 1993, the Company recognized the one-time, cumulative benefit of the accounting change on prior years of $2 million and established a valuation allowance for its deferred tax assets (see Note Four).

 Stockholders' Equity

  Quarterly dividend payments charged to retained earnings were $2,354,000 in 1994, $2,352,000 in 1993 and $2,350,000 in 1992. During these three years, the
Company has repurchased a total of approximately 48,000 shares of its common stock, primarily for use in its employee benefit plans.

  Plains has a rights plan designed to insure that stockholders receive full value for their shares in the event of certain takeover attempts.

                            PLAINS PETROLEUM COMPANY

 Earnings per Share

  Earnings per share are computed based on the weighted average number of common shares outstanding during each year. There are no other securities or common stock equivalents which have a dilutive effect on earnings per share.

 Consolidated Statements of Cash Flows

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Supplemental disclosures of cash flow information:

                                                                 1992 1993 1994
                                                                 ---- ---- ----
                                                                  IN THOUSANDS
     Cash paid during the year for:
       Interest................................................. $652 $785 $624
       Income taxes............................................. $503 $351 $207

  Supplemental information of noncash investing and financing activities:

    In May 1994, the Company completed the contingent provisions of the 1990 McAdams, Roux and Associates, Inc. (MRA) Agreement and Plan of Merger, as it related to the right of the MRA shareholders to receive additional shares of the Company's common stock and cash ("Contingent Consideration"). The Contingent Consideration was based on the determination that additional reserves were attributed to certain property interests owned by MRA prior to the merger. Under the Agreement, 31,873 additional shares of the Company's common stock valued at $750,000 were issued to MRA's shareholders to satisfy a portion of the Contingent Consideration. A cash payment of $1 1/2 million was made to the MRA shareholders for the remainder of the obligation.

    At yearend 1993, prior to the Contingent Consideration payments in 1994, an estimated current liability of $1,850,000 was reflected on the balance sheet for the estimated cash payment, with the remainder of $650,000 related to the common stock to be issued reflected as a long-term liability.

2. ACQUISITIONS

  The Company acquired interests in certain producing oil and gas properties located in Colorado, Wyoming, Montana, North Dakota, Utah and Oklahoma totaling approximately $27 million. Properties were acquired from Anadarko Petroleum Corporation on November 1, 1994 for approximately $24 million. The acquisition was financed with a portion of the Company's bank line of credit (see Note Three) and is reflected on the balance sheet using the purchase method of accounting.

  The accompanying Consolidated Statements of Earnings include the operations of the acquired properties commencing with completion of the purchases in 1994. The unaudited pro forma financial information which follows represents condensed consolidated operating results as if the acquisitions had been consummated as of January 1, 1993. Consequently, the unaudited pro forma adjustments to historical information reflect the addition of the revenues and direct operating expenses of the acquired properties for the respective periods in addition to pro forma adjustments for depreciation, depletion and amortization expense, interest expense, general and administrative expense and related income tax effects. Earnings per share is based on the weighted average number of common shares outstanding of Plains' stock during each year. The pro forma financial information is provided for comparative purposes only and should be read in conjunction with the historical consolidated financial statements of the Company. The pro forma financial

                            PLAINS PETROLEUM COMPANY
information presented is not necessarily indicative of the combined financial results as they may be in the future, or might have been during the periods presented had the acquisition been consummated at the beginning of 1993.

                                  AS            PRO FORMA            PRO FORMA
                               REPORTED        ADJUSTMENTS         CONSOLIDATED
                              --------------  --------------      ---------------
                              IN THOUSANDS, EXCEPT PER SHARE (UNAUDITED)
     For the year ended De-
      cember 31, 1993
       Revenues.............. $       64,280    $       9,298       $       73,578
       Net earnings..........          1,727            1,609                3,336
       Earnings per share....            .18              .16                  .34
     For the year ended De-
      cember 31, 1994
       Revenues.............. $       61,693    $       6,968(1)           $68,661
       Net earnings..........          6,650              817(1)             7,467
       Earnings per share....            .68              .08(1)               .76

- --------
(1) Represents the portion of 1994 activities prior to closing date.

3. LONG-TERM DEBT

  On February 17, 1995 (effective date), a new credit agreement was entered into which replaced the previous $60 million unsecured, revolving line of credit with a $150 million bank line. The new bank line has an initial borrowing base limitation of $110 million, which will be redetermined annually. Under the new agreement, outstanding borrowings at the end of the revolving period in January 1997 convert to a term loan. The new agreement also provides for a maximum of treasury stock purchases, which are not to exceed $75 million during the eighteen-month period following the effective date. Subsequent to that period, aggregate treasury stock purchases during the previous four fiscal quarters may not exceed 50% of net earnings based upon the preceding two years.

  Interest only payments are required during the revolving period; thereafter, principal is to be repaid over six years in equal quarterly installments beginning in April 1997. The outstanding principal balance shall bear interest at the prime rate (8 1/2% per annum at yearend 1994) during the revolving period. In addition, if the aggregate amount of treasury stock purchases is greater than $50 million, and the principal outstanding is 80% or greater of the borrowing base, then the interest rate margin is increased an additional one-half of one percent per annum. The Company may also elect at any time to borrow funds at more favorable rates offered by the interbank eurocurrency market (LIBOR), which it utilizes frequently, or by domestic certificates of deposit. LIBOR was elected for the entire outstanding debt balance at yearend 1994 at an effective rate of 6.76% per annum.

  The margin on fixed interest rates and the commitment fee rates vary depending upon the percentage of the loan principal outstanding in relation to the borrowing base as determined under the agreement. The rates are on a sliding scale from five-eighths of one percent to one and one-half percent per annum. The commitment fee is from one-quarter of one percent to seventeen-fortieths of one percent per annum.

  The Company must also maintain a book net worth of at least $80 million and a ratio of current assets to current liabilities of at least 1 to 1. In addition, the Company may pay cash dividends as long as the aggregate payments during the previous four fiscal quarters do not exceed 50% of its net earnings based upon the preceding two years.

                            PLAINS PETROLEUM COMPANY

4. INCOME TAXES

  The effective tax rate on income from operations before taxes and the cumulative effect of changes in accounting methods is different from the prevailing federal income tax rate as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                        1993          1994
                                                     -----------   -----------
     Statutory income tax rate......................          34%           34%
     Tax rate effect (decrease) of:
       Changes in valuation allowance...............         (24)          (14)
       State income taxes...........................           4             4
       Alternative minimum tax......................           2             2
       Other items..................................           2             2
                                                     -----------   -----------
                                                              18%           28%
                                                     ===========           ===

  For 1992, income tax expense differs from the amounts computed by applying the statutory Federal income tax rate to earnings before income taxes. The reasons for these differences are shown as a percent of earnings as follows:

                                                                           1992
                                                                           ----
     Statutory income tax rate............................................  34%
     Utilization of tax loss carryforward................................. (25)
     Alternative minimum tax..............................................   2
     Other items, net (includes state taxes)..............................   4
                                                                           ---
                                                                            15%
                                                                           ===

  The tax effect of temporary differences giving rise to the Company's consolidated deferred income tax asset (liability) at December 31, 1994, is as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
     Long-term deferred tax assets:
       Operating loss carryforwards..............................    $  9,173
       Depletion and other credit carryforwards..................       4,804
       Deferred postretirement benefits and other................         719
                                                                     --------
                                                                     $ 14,696
     Valuation allowance.........................................        (112)
                                                                     --------
     Subtotal....................................................    $ 14,584
     Long-term deferred tax liabilities:
       Depreciation, depletion and amortization..................     (24,596)
                                                                     --------
     Deferred income tax liability...............................    $(10,012)
                                                                     ========

  The Company has established a valuation allowance to the extent that it may not be able to utilize its deferred tax assets. As of December 31, 1994, the Company's estimate of taxable income increased for future periods which resulted in a decrease in the valuation allowance from the prior yearend.

  As of December 31, 1994, the Company had estimated alternative minimum tax loss carryforwards totaling $12 million. Such carryforwards are subject to separate return limitation year provisions and they

                            PLAINS PETROLEUM COMPANY
expire, if not utilized, during the years 1998 through 2005. The Company has no loss carryforwards for state income tax purposes. The Company also has available depletion and other credit carryforwards which may be utilized upon expiration of the loss carryforwards.

5. EMPLOYEE BENEFIT PLANS

  The Company has a qualified, defined benefit retirement plan covering substantially all of its employees. The benefits are based on a specified level of the employee's compensation during plan participation. The Company's funding policy is to contribute annually an amount that provides not only for benefits attributed to service to date, but also for benefits expected to be earned in the future. Plan assets consist of U.S. Treasury obligations, corporate stocks and bonds, insured annuity contracts, cash and cash equivalents and accrued interest. Contributions by the Company were $312,000, $341,000 and $239,000 for the 1994, 1993 and 1992 plan years, respectively.

  The following table sets forth the plan's funded status:

                                                          DECEMBER 31,
                                                     -------------------------
                                                      1992     1993     1994
                                                     -------  -------  -------
                                                          IN THOUSANDS
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
   benefits of $818,000, $1,290,000 and $1,637,000,
   respectively..................................... $  (880) $(1,383) $(1,666)
                                                     =======  =======  =======
  Projected benefit obligation...................... $(2,099) $(2,321) $(2,396)
  Plan assets at fair value.........................   1,504    1,977    2,205
                                                     -------  -------  -------
  Projected benefit obligation in excess of plan as-
   sets.............................................    (595)    (344)    (191)
  Unrecognized net (gain) loss......................     285       16     (141)
  Prior service cost not yet recognized in net peri-
   odic pension costs...............................      70       64       93
  Unrecognized net obligation being recognized over
   11 1/2, 10 1/2 and 9 1/2 years, respectively.....     160      146      132
                                                     -------  -------  -------
  Accrued pension cost.............................. $   (80) $  (118) $  (107)
                                                     =======  =======  =======
Net pension cost included the following components:
  Service cost--benefits earned..................... $   273  $   346  $   290
  Interest cost on projected benefit obligation.....     128      150      157
  Actual loss (return) on plan assets...............    (130)    (145)      70
  Net amortization of unrecognized obligation and
   deferral.........................................      55       28     (216)
                                                     -------  -------  -------
  Net periodic pension cost......................... $   326  $   379  $   301
                                                     =======  =======  =======

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8%. The rate of increase used for compensation levels was 5% in 1994 and 1993 and 6% in 1992. The expected long-term rate of return on assets was 8 1/2%.

  The Company also contributes the lesser of 10% of its net earnings or 10% of employee compensation to a profit sharing plan of the Company. For 1994, 1993, and 1992, the Company contributed $334,000, $188,000 and $471,000, respectively.

  During 1993 and 1992, employees were allowed to defer from 1% to 10% of their salary under a 401(k) salary redirection plan. Effective January 1, 1994, three changes were made to the 401(k) plan. First, employee

                           PLAINS PETROLEUM COMPANY
deferrals are limited to 9% of current salary. Second, the Company began matching deferrals with contributions equal to 50% of each deferral up to 6% of current salary. Company contributions are invested in Company stock and are subject to a vesting schedule. Third, the payroll-based employee stock ownership plan (PAYSOP) was terminated and merged into the 401(k) plan. Prior to its termination and merger with the 401(k) plan, PAYSOP contributions were based upon 1/2 of 1% of compensation and amounted to $22,700 for 1993 and $23,500 for 1992.

  Plains has established three incentive stock option plans for employees and a non-qualified stock option plan for its non-employee directors. Stock options are granted at not less than 100% of the market value of the stock on the date of grant. Plains has reserved one million shares under the employee plans and 50,000 shares under the non-employee directors' plan. Options granted, exercised and outstanding are as follows:

                                                       NUMBER OF  OPTION PRICE
                                                        SHARES      PER SHARE
                                                       --------- ---------------
   Outstanding at December 31, 1991...................  280,728
     Granted..........................................  100,848  $26.94 - $27.50
     Exercised or canceled............................  (27,300)  16.25 -  33.56
                                                        -------
   Outstanding at December 31, 1992...................  354,276
     Granted..........................................   14,755   27.25 -  28.94
     Exercised or canceled............................  (42,350)  16.25 -  33.69
                                                        -------
   Outstanding at December 31, 1993...................  326,681
     Granted..........................................  202,952   20.69 -  26.25
     Exercised or canceled............................  (12,605)  26.19 -  33.56
                                                        -------
   Outstanding at December 31, 1994...................  517,028   16.25 -  33.69
                                                        =======

  The Company has established an executive deferred compensation plan and a directors' deferred fee plan which permit the deferral of current salary or directors' fees for the purpose of providing funds at retirement or death for employees, directors and their beneficiaries. The total accrued liability under these plans at December 31, 1994 and 1993 was $1,006,000 and $838,000, respectively.

  The Company provides postretirement healthcare benefits to retiring employees and their spouses and a salary continuation (death) benefit to certain eligible retirees. These benefits are subject to a medical cost escalation limit, deductibles, co-payments, lifetime limits and other limitations. The Company reserves the right to change or terminate the benefits at any time.

  Effective January 1, 1993, the Company adopted Statement No. 106 (FAS 106) issued by the Financial Accounting Standards Board on accounting for postretirement benefits other than pensions. This statement requires the accrual of the cost of providing postretirement benefits over the active service period of the employee. FAS 106 requires recognition of the Company's accumulated postretirement benefit obligation for its healthcare plan and salary continuation plan existing at the time of adoption, as well as incremental expense recognition for changes in the obligation attributable to each successive fiscal period. The Company elected to immediately recognize the accumulated liability as of the effective date, totaling approximately $800,000 (pretax). Prior to 1993, the Company recognized postretirement costs in the year the benefits were paid.

                            PLAINS PETROLEUM COMPANY

  As of yearend, the status of the obligation, after reflecting anticipated changes in plan provisions, is as follows:

                                                                DECEMBER 31,
                                                                --------------
                                                                 1993    1994
                                                                ------  ------
                                                                     (IN
                                                                 THOUSANDS)
     Accumulated postretirement benefit obligation:
       Active plan participants...............................  $ (492) $ (458)
       Retirees...............................................    (320)   (302)
                                                                ------  ------
                                                                  (812)   (760)
     Plan assets..............................................       0*      0*
                                                                ------  ------
     Net accumulated postretirement benefit obligation........    (812)   (760)
     Unrecognized net gain from past experience different from
      that assumed and from changes in assumptions............     (48)   (167)
                                                                ------  ------
     Accrued postretirement benefit cost......................  $ (860) $ (927)
                                                                ======  ======

- --------
* The Company has specifically identified certain assets, primarily insurance policies owned by the Company, to fund postretirement benefit obligations. However, these assets are not considered "plan assets" as defined in the tax regulations. As of December 31, 1994 and 1993, the insurance policies have a total cash surrender value of approximately $860,000 and $770,000, respectively.

  Net periodic postretirement benefit cost included the following components:

                                                                       1993 1994
                                                                       ---- ----
   Service cost of benefits earned.................................... $ 36 $ 41
   Interest cost on accumulated postretirement benefit obligation.....   60   61
                                                                       ---- ----
   Net periodic postretirement benefit cost........................... $ 96 $102
                                                                       ==== ====

  The Company has utilized independent actuaries to estimate the expected costs of healthcare benefits using current data from the Company and various assumptions. The estimates are subject to significant revisions based on a number of factors, including possible changes in the assumed healthcare cost trend rate and the discount rate used in the calculations.

  The accumulated postretirement benefit obligation was computed using an assumed discount rate of 8%. The future healthcare cost trend rate was assumed to be 11 1/2%, then it declines by 1.5 percentage points for each of three successive years and remains constant at 7% thereafter. If the healthcare cost trend rate was increased one percent for all future years, both the accumulated postretirement benefit obligation and the aggregate of service and interest costs for 1994 would have increased 1%.

6. COMMITMENTS AND CONTINGENCIES

  The Company leases office facilities in Lakewood, Colorado; Midland, Texas; Lakin, Kansas and Gillette, Wyoming under operating leases with 6 to 60 months remaining on the lease terms as of December 31, 1994. The Company's computer and phone system leases terminate in 2 to 31 months. Minimum annual rental commitments amount to approximately $725,514 in 1995, $370,215 in 1996, $124,310 in 1997, $112,404 in 1998 and $3,800 in 1999.

  On October 20, 1994, the Company issued a press release stating that it had authorized its financial advisors to help the Company study strategic alternatives in light of a recent Schedule 13-D filing by Cross

                            PLAINS PETROLEUM COMPANY

Timbers Oil Company. The press release stated that as part of the study, the financial advisors would seek indications of interest from certain possible merger partners. The press release also indicated that the Company's board had amended its shareholder rights plan.

  On November 2, 1994, a putative class action was filed in Delaware Chancery Court. In that case, entitled Miller v. Cody, et al., the plaintiff has alleged that certain named directors and the Company have, among other things, breached their fiduciary duties by unreasonably amending the Company's shareholder rights plan and otherwise acting to entrench themselves in office. Plaintiff seeks various forms of injunctive relief, damages and an award of plaintiff's costs and disbursements.

  The Company and the named directors deny the allegations of wrongdoing in the complaint and intend to pursue a vigorous defense. A putative class action entitled Behrens v. Miller, et al., that was filed on October 21, 1994, was voluntarily dismissed without prejudice by the plaintiff. The allegations and relief sought in the Behrens case were similar to those in the Miller action, described above.

  At December 31, 1994, the Company was a party to certain legal proceedings which have arisen out of the ordinary course of business. Based on the facts currently available, in management's opinion the liability, individually or in the aggregate, if any, to the Company resulting from such actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

 Environmental Controls

  At yearend 1994, there were no known environmental or other regulatory matters related to the Company's operations which are reasonably expected to result in a material liability to the Company. Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's capital expenditures, earnings or competitive position.

7. COMPARATIVE QUARTERLY RESULTS (UNAUDITED)

                                                      1993
                                   ---------------------------------------------
                                     1ST     2ND     3RD     4TH     YEAR
                                   ------- ------- ------- -------  -------
                                                IN THOUSANDS
Revenues.........................  $17,215 $16,487 $15,331 $15,247  $64,280
Direct operating expenses(a)(b)..   13,975  10,203  10,328  17,407   51,913
Other expenses...................    3,149   3,295   2,891   2,565   11,900
                                   ------- ------- ------- -------  -------
Earnings (loss) before taxes.....       91   2,989   2,112  (4,725)     467
Income tax provision (benefit)...       16     538     380    (850)      84
                                   ------- ------- ------- -------  -------
Earnings (loss) before accounting
 changes.........................       75   2,451   1,732  (3,875)     383
Cumulative effect on prior years
 of accounting changes...........    1,344     --      --      --     1,344
                                   ------- ------- ------- -------  -------
Net earnings (loss)..............  $ 1,419 $ 2,451 $ 1,732 $(3,875) $ 1,727
                                   ======= ======= ======= =======  =======
Earnings per share
  Earnings (loss) before
   accounting changes............  $   .01 $   .25 $   .18 $  (.39) $   .04*
  Accounting changes.............      .13     --      --      --       .14*
                                   ------- ------- ------- -------  -------
Net earnings (loss) per share....  $   .14 $   .25 $   .18 $  (.39) $   .18
                                   ======= ======= ======= =======  =======

                            PLAINS PETROLEUM COMPANY

                                                        1994
                                       ---------------------------------------
                                         1ST     2ND     3RD     4TH    YEAR
                                       ------- ------- ------- ------- -------
                                                    IN THOUSANDS
Revenues.............................. $16,176 $14,705 $12,616 $18,196 $61,693
Direct operating expenses(a)..........  11,080   9,355   9,189  12,423  42,047
Other expenses........................   2,280   2,650   2,087   3,393  10,410
                                       ------- ------- ------- ------- -------
Earnings before taxes.................   2,816   2,700   1,340   2,380   9,236
Income tax provision..................     788     756     376     666   2,586
                                       ------- ------- ------- ------- -------
Net earnings.......................... $ 2,028 $ 1,944 $   964 $ 1,714 $ 6,650
                                       ======= ======= ======= ======= =======
Earnings per share.................... $   .21 $   .20 $   .10 $   .18 $   .68*
                                       ======= ======= ======= ======= =======

- --------
 * Difference due to rounding.
(a) Direct operating expenses are those associated directly with oil and gas revenues and include lease operations, production and property taxes, transportation and processing, net profit payments, and depreciation, depletion and amortization. Gross profit would be computed as the excess of revenues over direct operating expenses.
(b) Also included in 1993 direct operating expenses is a $3.3 million charge in the first quarter and $6 million charge in the fourth quarter for property impairment.

8. OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

  The following disclosures concerning the Company's oil and gas producing activities are presented in accordance with FAS No. 69, "Disclosures about Oil and Gas Producing Activities".

                                                           DECEMBER 31
                                                    --------------------------
                                                      1992     1993     1994
                                                    -------- -------- --------
                                                           IN THOUSANDS
   Capitalized Costs at Yearend
   Oil and gas properties--
     Producing..................................... $153,817 $166,626 $207,036
     Proved undeveloped............................   14,242   14,297   14,301
                                                    -------- -------- --------
                                                     168,059  180,923  221,337
     Undeveloped leases............................    2,252    2,350    4,568
                                                    -------- -------- --------
                                                     170,311  183,273  225,905
     Accumulated depreciation, depletion and
      amortization.................................   49,512   71,848   85,353
                                                    -------- -------- --------
       Net capitalized costs....................... $120,799 $111,425 $140,552
                                                    ======== ======== ========
   Costs Incurred During the Year (capitalized or
    expensed)--
     Acquisition of properties:
       proved...................................... $ 12,162 $  4,171 $ 25,808
       unproved....................................      --       --     1,606
     Exploration costs.............................    4,034    3,567    6,898
     Development costs.............................   12,360   14,074   14,956
                                                    -------- -------- --------
       Total costs incurred........................ $ 28,556 $ 21,812 $ 49,268
                                                    ======== ======== ========

                            PLAINS PETROLEUM COMPANY

 Estimated Oil and Gas Reserve Quantities

  All of the Company's proved developed reserve quantities were estimated at yearend 1994 by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. Proved undeveloped reserves were estimated by the Company's petroleum engineers and amounted to approximately 11% of total proved reserve equivalents at December 31, 1994. Proved developed reserve quantities in prior years were also estimated annually by independent petroleum engineers.

  The reserve balances presented below are estimates of net quantities which can be expected to be recovered commercially at current prices and with existing conventional equipment and operating methods. Proved developed reserves are only those reserves expected to be recovered from existing wells. Proved undeveloped reserves, estimated to be 20.1 Bcf of gas and 3.5 million barrels of oil at yearend 1994, include those reserves expected to be recovered from new wells and improved recovery projects where additional expenditures are required. The Company's reserves are in the lower 48 states, principally in the Kansas and Oklahoma portions of the Hugoton Field, the Permian Basin of west Texas and southeastern New Mexico, and in the Powder River and Green River Basins of Wyoming.

                                                                 GAS      OIL
                                                               (MMCF)   (MBBLS)
                                                               -------  -------
     Proved developed and undeveloped reserves--
     Balance, December 31, 1991............................... 338,309  11,122
       Extensions, discoveries and other additions............   1,993     171
       Acquisitions...........................................     769   2,193
       Production............................................. (21,654) (1,039)
       Revisions..............................................  (3,652) (2,406)
       Sales of reserves......................................    (177)    (36)
                                                               -------  ------
     Balance, December 31, 1992............................... 315,588  10,005
       Extensions, discoveries and other additions............   6,288   1,194
       Acquisitions...........................................   1,537     216
       Production............................................. (23,757) (1,220)
       Revisions..............................................     (38) (3,444)
       Sales of reserves......................................    (130)    (66)
                                                               -------  ------
     Balance, December 31, 1993............................... 299,488   6,685
       Extensions, discoveries and other additions............  19,639   2,297
       Acquisitions...........................................  20,277   2,461
       Production............................................. (23,925) (1,236)
       Revisions..............................................  (2,958)    828
       Sales of reserves......................................     (42)    (62)
                                                               -------  ------
     Balance, December 31, 1994............................... 312,479  10,973
                                                               =======  ======
       Proved Developed Reserves
       December 31, 1992...................................... 307,262   6,945
       December 31, 1993...................................... 293,814   5,286
       December 31, 1994...................................... 292,321   7,466

                            PLAINS PETROLEUM COMPANY

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                 AND CHANGE THEREIN RELATING TO PROVED RESERVES
                                  (UNAUDITED)

                                                         DECEMBER 31
                                                  ----------------------------
                                                    1992      1993      1994
                                                  --------  --------  --------
                                                         IN THOUSANDS
Future cash inflows.............................. $748,881  $654,658  $698,988
Future production costs.......................... (300,609) (238,715) (259,628)
Future development costs.........................  (13,135)   (8,316)  (16,624)
                                                  --------  --------  --------
Future net cash flows before taxes...............  435,137   407,627   422,736
10% annual discount factor....................... (208,407) (182,071) (187,735)
                                                  --------  --------  --------
Discounted future cash flows before taxes........  226,730   225,556   235,001
Discounted future income taxes...................  (63,484)  (63,156)  (70,500)
                                                  --------  --------  --------
Standardized measure of discounted future net
 cash flows...................................... $163,246  $162,400  $164,501
                                                  ========  ========  ========
                                                         DECEMBER 31
                                                  ----------------------------
                                                    1992      1993      1994
                                                  --------  --------  --------
                                                         IN THOUSANDS
Standardized measure--beginning of year.......... $169,629  $163,246  $162,400
Increases (Decreases):
  Purchase of reserves...........................   12,663       250    21,546
  Sales, net of production costs.................  (34,798)  (38,905)  (36,999)
  Net changes in future prices and production
   costs.........................................   (3,554)   11,309   (10,507)
  Extensions, discoveries and additions, less re-
   lated costs...................................    2,734     6,859    21,772
  Changes in future development costs............   13,275     4,868     3,506
  Revisions of previous quantity estimates.......  (10,835)  (13,501)    1,298
  Sale of reserves...............................     (150)     (521)     (246)
  Accretion of discount..........................   23,237    22,673    22,555
  Net change in income taxes.....................     (745)      328    (7,344)
  Changes in production rates related to timing
   of demand.....................................   (8,210)    5,794   (13,480)
                                                  --------  --------  --------
Standardized measure--end of year................ $163,246  $162,400  $164,501
                                                  ========  ========  ========

  The 1994, 1993 and 1992 standardized measure of discounted future net cash flows and related changes were computed using either yearend prices or prices under contractual arrangements for oil and gas and yearend costs. A significant portion of the Company's gas reserves are dedicated under a long-term contract with its principal purchaser, K N Energy, Inc. (K N). The price applicable to this contract is subject to annual renegotiation. Sales of gas to K N during 1994, 1993 and 1992 represented 34%, 48% and 47%, respectively, of total revenues of the Company. During 1994 and 1993, Associated Natural Gas, Inc. purchased natural gas representing 11% of total revenues. A second major customer during 1992 was Scurlock Oil Company which purchased oil representing 13% of total revenues of the Company. There were no other sales to customers which accounted for more than 10% of total revenues of the Company during the three years presented.

  At December 31, 1994, the Company believes that there are no material estimated future dismantlement and abandonment costs for its properties. For the purpose of computing the discounted future net cash flows, estimated future dismantlement and abandonment costs are assumed to equal the estimated salvage values of the properties.

                            PLAINS PETROLEUM COMPANY

  The Company periodically performs an impairment test by comparing total capitalized costs with future undiscounted net revenues of its properties on a geographic basis, by field or basin. No impairment was recognized in 1994. An impairment of $9.3 million was recorded in 1993.

  Effective tax rates of 30% for 1994 and 28% for 1993 and 1992 were used in computing discounted future income taxes, respectively, which reflect the benefits which will accrue to the Company because of the reduction from statutory tax rates due to the utilization of available tax loss carryforwards which are present at yearend (see Note Four). Accretion of discount recognizes the increase resulting from the passage of time.

                                                                         ANNEX I
                                                                  CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         BARRETT RESOURCES CORPORATION,

                              VANILLA CORPORATION*

                                      AND

                            PLAINS PETROLEUM COMPANY

                            DATED AS OF MAY 2, 1995


- --------
*Now known as Barrett Energy Inc.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 Parties and Recitals...........................................    I-5

                                   ARTICLE I

                                   The Merger

 Section 1.1  The Merger........................................    I-5
 Section 1.2  Effective Time....................................    I-5
 Section 1.3  Effects of the Merger.............................    I-6
 Section 1.4  Certificate of Incorporation, By-laws
              and Directors.....................................    I-6
 Section 1.5  Conversion of Securities..........................    I-6
 Section 1.6  Parent to Make Certificates Available.............    I-6
 Section 1.7  Dividends; Transfer Taxes.........................    I-7
 Section 1.8  No Fractional Securities..........................    I-7
 Section 1.9  Return of Exchange Fund...........................    I-8
 Section 1.10 Adjustment of Exchange Ratio......................    I-8
 Section 1.11 No Further Ownership Rights in Company Common
              Stock.............................................    I-8
 Section 1.12 Closing of Company Transfer Books.................    I-8
 Section 1.13 Further Assurances................................    I-8
 Section 1.14 Closing...........................................    I-8

                                   ARTICLE II

                    Representations and Warranties of Parent

 Section 2.1  Organization, Standing and Power..................    I-9
 Section 2.2  Capital Structure.................................    I-9
 Section 2.3  Authority; Non-Contravention......................    I-9
 Section 2.4  SEC Documents.....................................   I-11
 Section 2.5  Engineering Reports...............................   I-11
 Section 2.6  Oil and Gas Reserve Information...................   I-11
 Section 2.7  Registration Statement and Proxy Statement........   I-12
 Section 2.8  Absence of Material Adverse Change................   I-12
 Section 2.9  Pooling of Interests; Reorganization..............   I-12
 Section 2.10 Taxes.............................................   I-13
 Section 2.11 Title to Property.................................   I-13
 Section 2.12 Employee Benefit Plans............................   I-13
 Section 2.13 Labor Matters.....................................   I-14
 Section 2.14 Environmental Matters.............................   I-14
 Section 2.15 Litigation........................................   I-15
 Section 2.16 Governmental Licenses and Permits; Compliance
              with Law..........................................   I-16
 Section 2.17 Required Vote of Parent Stockholders..............   I-16
 Section 2.18 Opinion of Financial Advisor......................   I-16
 Section 2.19 Brokers...........................................   I-16

                                  ARTICLE III

                 Representations and Warranties of the Company

 Section 3.1  Organization, Standing and Power..................   I-16
 Section 3.2  Capital Structure.................................   I-16
 Section 3.3  Authority; Non-Contravention......................   I-17

                                                                            PAGE
                                                                            ----
 Section 3.4  SEC Documents...............................................  I-18
 Section 3.5  Engineering Reports.........................................  I-18
 Section 3.6  Oil and Gas Reserve Information.............................  I-18
 Section 3.7  Registration Statement and Proxy Statement..................  I-19
 Section 3.8  Absence of Material Adverse Change..........................  I-19
 Section 3.9  Pooling of Interests; Reorganization........................  I-19
 Section 3.10 Taxes.......................................................  I-20
 Section 3.11 Title to Property...........................................  I-20
 Section 3.12 Employee Benefit Plans......................................  I-20
 Section 3.13 Labor Matters...............................................  I-21
 Section 3.14 Environmental Matters.......................................  I-21
 Section 3.15 Litigation..................................................  I-21
 Section 3.16 Governmental Licenses and Permits; Compliance with Law......  I-22
 Section 3.17 Required Vote of the Company Stockholders...................  I-22
 Section 3.18 Company Action..............................................  I-22
 Section 3.19 Section 203 of the DGCL Not Applicable......................  I-22
 Section 3.20 Amendment to Company Rights Agreement.......................  I-22
 Section 3.21 Opinion of Financial Advisor................................  I-23
 Section 3.22 Brokers.....................................................  I-23

                                   ARTICLE IV

                  Representations and Warranties Regarding SUB

 Section 4.1  Organization and Standing...................................  I-23
 Section 4.2  Capital Structure...........................................  I-23
 Section 4.3  Authority; Non-Contravention................................  I-23

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

 Section 5.1  Conduct of Business Pending the Merger......................  I-24
 Section 5.2  No Solicitation.............................................  I-25
 Section 5.3  Pooling of Interests; Reorganization........................  I-26
 Section 5.4  Conduct of Business of Sub Pending the Merger...............  I-26

                                   ARTICLE VI

                             Additional Agreements

 Section 6.1  Stockholder Approval........................................  I-26
 Section 6.2  Registration Statement and Proxy Statement..................  I-27
 Section 6.3  Access to Information.......................................  I-27
 Section 6.4  Compliance with the Securities Act; Pooling.................  I-28
 Section 6.5  Stock Exchange Listing......................................  I-28
 Section 6.6  Fees and Expenses...........................................  I-28
 Section 6.7  Company Stock Options.......................................  I-29
 Section 6.8  Reasonable Efforts..........................................  I-30
 Section 6.9  Public Announcements........................................  I-30
 Section 6.10 Real Estate Transfer and Gains Tax..........................  I-30

                                                                            PAGE
                                                                            ----
 Section 6.11 Indemnification; Directors and Officers Insurance..........   I-31
 Section 6.12 Employee Benefits..........................................   I-31
 Section 6.13 Stay Bonuses; Merit Bonuses; Severance Policy..............   I-31

                                  ARTICLE VII

                       Conditions Precedent to the Merger

 Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.   I-33
 Section 7.2  Conditions to Obligation of the Company to Effect the
                Merger...................................................   I-33
 Section 7.3  Conditions to Obligations of Parent and Sub to Effect the
                Merger...................................................   I-36

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

 Section 8.1  Termination................................................   I-38
 Section 8.2  Effect of Termination......................................   I-39
 Section 8.3  Amendment..................................................   I-39
 Section 8.4  Waiver.....................................................   I-40

                                   ARTICLE IX

                               General Provisions

 Section 9.1  Non-Survival of Representations and Warranties.............   I-40
 Section 9.2  Notices....................................................   I-40
 Section 9.3  Interpretation.............................................   I-41
 Section 9.4  Counterparts...............................................   I-41
 Section 9.5  Entire Agreement; No Third-Party Beneficiaries.............   I-41
 Section 9.6  Governing Law..............................................   I-41
 Section 9.7  Assignment.................................................   I-41
 Section 9.8  Severability...............................................   I-41
 Section 9.9  Enforcement of This Agreement..............................   I-42
 Section 9.10 Jurisdiction and Venue.....................................   I-42

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 2, 1995 (this "Agreement"), among Barrett Resources Corporation, a Delaware corporation ("Parent"), Vanilla Corporation,* a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Plains Petroleum Company, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared fair to and advisable and in the best interests of their respective stockholders the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock");

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the election of Parent, any direct wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding the foregoing, Sub may elect at any time prior to the Merger, instead of merging into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and will continue under the name "Plains Petroleum Company."

  Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent

- --------
* Now known as Barrett Energy Inc.

Corporations the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

  Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

  Section 1.4 Certificate of Incorporation, By-laws and Directors. The Certificate of Incorporation and By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation or by applicable law.

  Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the
Company:

    (a) All shares of Company Common Stock, and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 12, 1988, as amended (the "Rights Agreement"), between the Company and Chemical Bank (successor to the Manufacturers Hanover Trust Company), as Rights Agent, that are held in the treasury of the Company or by any wholly-owned Subsidiary (as hereinafter defined) of the Company and any shares of Company Common Stock (and associated Rights) owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

    (b) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

    (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock (and associated Right) issued and outstanding immediately prior to the Effective Time (other than shares (and associated Rights) to be cancelled in accordance with Section 1.5(a)) shall be converted into 1.30 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock (and associated Rights), when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a Certificate (as defined in Section 1.6(a)) representing any such shares (and associated Rights) shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 1.7 and shares of Parent Common Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 1.6.

  Section 1.6 Parent to Make Certificates Available.

  (a) Exchange of Certificates. Parent and the Company shall authorize The Bank of Boston (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of certificates which immediately prior to the Effective Time represented shares of Company Common Stock (and associated Rights) (the "Certificates") certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in
Section 1.7, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock (and associated Rights).

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares (and associated Rights) were converted pursuant to Section 1.5 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and shall be in such form and contain such other provisions as Parent and the Company may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article I, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.6, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares as contemplated by Section 1.8 and certain dividends and other distributions as contemplated by Section 1.7.

  Section 1.7 Dividends; Transfer Taxes. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Company Common Stock multiplied by the Closing Price. As used in this Agreement, (i) "Closing Price" means the average of the midpoint of the daily high and low trading prices of Parent Common Stock, rounded to four decimal places, as reported under New York Stock Exchange Composite Transactions Reports in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the Closing and (ii) "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

  Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common stock (and associated Rights) for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.10 Adjustment of Exchange Ratio. Subject to Section 5.1(a), in the event of any reclassification, recapitalization, stock split, stock combination, stock dividend or share exchange with respect to Parent Common Stock or Company Common Stock, as the case may be, (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

  Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 1.7 or 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock (and associated Rights), subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement.

  Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock (and associated Rights) shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

  Section 1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

  Section 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bearman Talesnick & Clowdus Professional Corporation, 1200 Seventeenth Street, Suite 2600, Denver, Colorado, at 10:00 a.m. local time, on the second business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                    Representations and Warranties of Parent

  Parent represents and warrants to the Company as follows:

  Section 2.1 Organization, Standing and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its Significant Subsidiaries (as hereinafter defined) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Parent and its Significant Subsidiaries taken as a whole or the Company and its Significant Subsidiaries taken as a whole, as the case may be, (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and (c) "Significant Subsidiary" means any Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the "SEC").

  Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 17,000,000 shares of Parent Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share ("Parent Preferred Stock"). At the close of business on April 28, 1995 (i) 11,956,238 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, (ii) 704,500 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options for Parent Common Stock, (iii) 228,500 shares of Parent Common Stock were reserved for issuance under Parent's 1990 Stock Option Plan, the 1994 Stock Option Plan and the Non-Discretionary Stock Option Plan, (iv) 1,322 shares of Parent Common Stock were held by Parent in its treasury and (v) no shares of Parent Preferred Stock were issued and outstanding. There are no outstanding stock appreciation rights ("SARs"). All of the shares of Parent Common Stock issuable in exchange for Company Common Stock (and associated Rights) at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be, subject to official notice of issuance, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("Nasdaq") or held of record by more than 2,000 stockholders. Except for options granted pursuant to Parent's 1990 Stock Option Plan, the 1994 Stock Option Plan and the Non-Discretionary Stock Option Plan, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Significant Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Significant Subsidiaries. True and correct copies of all agreements, instruments and other governing documents relating to the Parent's 1990 Stock Option Plan, the 1994 Stock Option Plan and the Non-Discretionary Stock Option Plan have been furnished to the Company.

  Section 2.3 Authority; Non-Contravention. The Board of Directors of Parent has declared fair to and advisable and in the best interests of the stockholders of Parent an amendment to Parent's Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to 35,000,000 shares (the "Charter Amendment") and the issuance of shares of Parent Common Stock pursuant to the Merger

(the "Share Issuance"). Parent has all requisite power and authority to enter into this Agreement and, subject to the approval of the Charter Amendment and the Share Issuance by the stockholders of Parent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to such approval of the Charter Amendment and the Share Issuance by the stockholders of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Charter Amendment, the Share Issuance and the filing of a registration statement with the SEC by Parent on Form S-4 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, the "Registration Statement") has been duly authorized by Parent's Board of Directors. Except as set forth in Section 2.3 of the disclosure statement of Parent dated as of the date hereof previously furnished to the Company (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Significant Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws (true and complete copies of which as of the date hereof have been delivered to the Company) of Parent or any provision of the comparable charter or organization documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except as set forth on Section 2.3 of the Parent Disclosure Schedule, no filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with applicable taxes, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states,
(vi) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Improvements Act"), and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  Section 2.4 SEC Documents. Parent has filed all required documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of Parent or any Subsidiary of Parent of which the executive officers of Parent have knowledge and which is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a Material Adverse Effect on Parent.

  Section 2.5 Engineering Reports. All information supplied to Ryder Scott Company by or on behalf of Parent and its Subsidiaries that was material to such firm's review of Parent's estimates of oil and gas reserves attributable to the Oil and Gas Interests of Parent and its Subsidiaries in connection with the preparation of the oil and gas reserve engineering report concerning the Oil and Gas Interests of Parent and its Subsidiaries as of September 30, 1994 reviewed by Ryder Scott Company (the "Parent Engineering Report") was (at the time supplied or as modified or amended prior to the issuance of the Parent Engineering Report) true and correct in all material respects. For purposes of this Agreement "Oil and Gas Interests" means, when used with respect to Parent or the Company or each of their respective Subsidiaries, as the case may be, direct and indirect interests in and rights with respect to oil, gas, helium, carbon dioxide, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, royalty, and overriding royalty interests, production payments, operating rights, net profit interests, other nonworking interests, and nonoperating interests; all interests in and rights with respect to oil, condensate, gas, casinghead gas, helium, carbon dioxide and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmissions, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since September 30, 1994, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Material Adverse Change in respect of Parent regarding the matters addressed in the Parent Engineering Report.

  Section 2.6 Oil and Gas Reserve Information. Except as otherwise set forth in
Section 2.6 of the Parent Disclosure Schedule:

    (a) None of the wells included in the Oil and Gas Interests of Parent and its Subsidiaries has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty, except where any such overproduction would not have a Material Adverse Effect on Parent;

    (b) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Parent and its Subsidiaries that would have a Material Adverse Effect on Parent;

    (c) All wells included in the Oil and Gas Interests of Parent and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Material Adverse Effect on Parent;

    (d) Neither Parent nor its Subsidiaries has agreed to or is now obligated to abandon any well included in the Oil and Gas Interests of Parent and its Subsidiaries that is not or will not be abandoned and reclaimed in accordance with the applicable laws, rules, and regulations and good oil and gas industry practices, except where any abandonment would not have a Material Adverse Effect on Parent;

    (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Parent and its Subsidiaries are being received by Parent and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $1,000,000 and held in suspense in the ordinary course of business); and

    (f) No person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests of Parent and its Subsidiaries or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Parent or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Parent and its Subsidiaries on terms no less favorable than the terms upon which such company is currently marketing such production, except where any call or option would not have a Material Adverse Effect on Parent.

  Section 2.7 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meetings (as defined in Section 6.1) will (i) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will comply (with respect to Parent and Sub) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent and Sub) as to form in all material respects with the provisions of the Exchange Act.

  Section 2.8 Absence of Material Adverse Change. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, there has not been any Material Adverse Change with respect to Parent (other than changes in generally accepted accounting principles or interpretations thereof that affect the oil and gas industry generally or changes in general economic conditions that affect the oil and gas industry on a nationwide basis).

  Section 2.9 Pooling of Interests; Reorganization. To the knowledge of Parent, neither Parent nor Sub has (i) taken any action or failed to take any action which action or failure to take action would jeopardize the treatment of Sub's combination with the Company in the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing: (i) Sub is wholly owned directly by Parent, and Sub has never owned or held any assets and has never incurred any liabilities, except for assets transferred to Sub in connection with its incorporation, all of which assets will be held by the Surviving Corporation immediately following the Merger, (ii) Parent has no plan or intention: to cause the Surviving Corporation to issue any shares of stock following the Merger, to reacquire any of the Parent Common Stock issued in the Merger, to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation, to sell or otherwise dispose of any stock of the Surviving Corporation, or to cause the Surviving Corporation to sell or otherwise dispose of (except in the ordinary course of business) any of its assets, (iii) following the Merger, the Surviving Corporation will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treas. Reg. (S) 1.368-1(d) and
(iv) neither Parent nor any of its Subsidiaries own, nor have any of them owned during the past five years, any capital stock of the Company.

  Section 2.10 Taxes. Except as otherwise set forth in Section 2.10 of the Parent Disclosure Schedule, (i) Parent and each Significant Subsidiary has filed all material Tax Returns required to have been filed on or before the date hereof or extensions have been duly obtained; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid or extensions have been duly obtained or such taxes have been adequately provided for or are being timely and properly contested; (iii) neither Parent nor any Significant Subsidiary has waived any statute of limitations in respect of Taxes of Parent or such Subsidiary; (iv) the Tax Returns referred to in clause
(i) relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or adequately provided for or are being timely and properly contested; and
(vii) neither Parent nor any Significant Subsidiary of Parent is a party to an income Tax allocation or sharing agreement with respect to a group of corporations filing tax returns on a combined, consolidated or unitary basis. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  Section 2.11 Title to Property. Except as set forth on Section 2.11 of the Parent Disclosure Schedule, Parent or its Subsidiaries has good and, with respect to real property, marketable title to all of the material assets reflected on the consolidated financial statements of Parent included in the Parent SEC Documents as being owned by it or its Subsidiaries and all of the material assets thereafter acquired by it or its Subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except for (i) Liens for taxes not yet delinquent or the validity of which is being contested in good faith and (ii) any Liens arising by operation of law securing obligations not yet overdue. Notwithstanding the foregoing, title to the Oil and Gas Interests of Parent and its Subsidiaries is of the type customarily acceptable to prudent investors in Oil and Gas Interests in the area where such Oil and Gas Interests of Parent and its Subsidiaries are located.

  Section 2.12 Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent (collectively, the "Parent Plans"), except as set forth in the Parent SEC Documents and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) none of the Parent Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Parent Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law in the applicable jurisdiction and, outside of the United States, in accordance with local custom and practice;
(iii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Parent Plan; (iv) each Parent Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; (v) neither Parent nor any Subsidiary of Parent has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Parent Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (vi) Parent and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act. Except as set forth in the Parent SEC Documents, the aggregate accumulated benefit obligations of each Parent Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Parent Plan) do not exceed the fair market value of the assets of such Parent Plan (as of the date of such valuation).

  Section 2.13 Labor Matters. (a) Neither Parent nor any of its Significant Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (b) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of Parent, threatened, with regard to employees of Parent or any Significant Subsidiary; (c) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Significant Subsidiaries; (d) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of Parent are there any campaigns being conducted to solicit cards from the employees of Parent or any Significant Subsidiary of Parent to authorize representation by any labor organization; (e) neither Parent nor any Significant Subsidiary of Parent is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Parent or any Significant Subsidiary of Parent; and (f) Parent and each Significant Subsidiary of Parent are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a Material Adverse Effect on Parent.

  Section 2.14 Environmental Matters. (a) Except as set forth on Section 2.14 of the Parent Disclosure Schedule and except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on Parent, to the knowledge of the executive officers of Parent:

    (i) Parent and its Subsidiaries hold, and are in compliance with and have been compliance with for the last two years, all Environmental Permits, and are otherwise in substantial compliance and have been in substantial compliance for the last two years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the Effective Time with compliance by Parent and its Subsidiaries with Environmental Laws;

    (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby or the operation of the business of Parent or any of its Subsidiaries on the date of the Closing;

    (iii) neither Parent nor any of its Subsidiaries has received any Environmental Claim, nor has any Environmental Claim been threatened against Parent or any of its Subsidiaries;

    (iv) neither Parent nor any of its Subsidiaries has entered into, agreed to or is subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

    (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which Parent or any Subsidiary of Parent would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

    (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability of Parent or any of its Subsidiaries under any Environmental Laws.

  (b) For purposes of this Agreement, the terms below shall have the following meanings:

    "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to Parent or any of its Subsidiaries (or, for purposes of Section 3.14, the Company or any of its Subsidiaries) asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

    "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for Parent or any of its Subsidiaries (or, for purposes of Section 3.14, the Company or any of its Subsidiaries) to conduct their operations as presently conducted.

    "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

    "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

  Section 2.15 Litigation. Except as set forth in Section 2.15 of the Parent Disclosure Schedule and except as disclosed prior to the date hereof in the Parent SEC Documents, there is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would have a Material Adverse Effect on Parent or, with respect to such matters that are pending or threatened as of the date hereof, materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Parent or any of its Subsidiaries is subject that would have a Material Adverse Effect on Parent or, with respect to such items that are outstanding and applicable as of the date hereof, materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  Section 2.16 Governmental Licenses and Permits; Compliance with Law. Except as disclosed prior to the date hereof in the Parent SEC Documents, since December 31, 1994, neither Parent nor any of its Significant Subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a Material Adverse Effect on Parent. To the knowledge of the executive officers of Parent, the conduct of the business of each of Parent and its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

  Section 2.17 Required Vote of Parent Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Parent Common Stock is required to approve the Charter Amendment and the Share Issuance. No other vote of the stockholders of Parent is required by law, the Certificate of Incorporation or By-laws of Parent or otherwise in order for Parent to consummate the Merger and the other transactions contemplated hereby.

  Section 2.18 Opinion of Financial Advisor. On the date hereof, Parent has received the written opinion of Petrie Parkman & Co., Inc. to the effect that the Merger is fair to the stockholders of Parent from a financial point of view.

  Section 2.19 Brokers. No broker, investment banker or other person, other than Petrie Parkman & Co., Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub. Parent has previously delivered to the Company a true, correct and complete copy of any engagement or fee agreement between Parent and its Subsidiaries, on the one hand, and Petrie Parkman & Co., Inc. on the other.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent and Sub as follows:

  Section 3.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.2 Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). At the close of business on April 28, 1995, (i) 9,828,533 shares of Company Common Stock were issued and outstanding, (ii) 494,859 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (as defined in Section 6.7), (iii) 18,201 shares of Company Common Stock were held by the Company in its treasury, and (iv) 200,000 shares of Preferred Stock were reserved for Series A Junior Participating Preferred Stock in connection with the Rights Agreement. There are no outstanding SARs. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for (i) the Company

Stock Options outstanding as of April 28, 1995, (ii) the obligations of the Company under the Plains Petroleum Company 401(k) Plan and Trust (the "401(k) Plan") and the Plains Petroleum Company Profit Sharing Plan and Trust (the "Company Profit Sharing Plan"), and (iii) the Rights issued pursuant to the Rights Agreement, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Significant Subsidiaries. True and correct copies of all agreements, instruments and other governing documents relating to the 401(k) Plan and the Company Profit Sharing Plan have been furnished to Parent.

  Section 3.3 Authority; Non-Contravention. The Board of Directors of the Company has declared the Merger fair to and advisable and in the best interest of the stockholders of the Company, and the Company has all requisite power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and
Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth in Section
3.3 of the disclosure statement of the Company dated as of the date hereof, previously delivered to Parent (the "Company Disclosure Schedule"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or By-laws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent) or any provision of the comparable charter or organization documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Significant Subsidiaries is qualified to do business,
(iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with applicable taxes, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or

"Blue Sky" laws of various states, (vi) such filings and approvals as may be required under the Improvements Act, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  Section 3.4 SEC Documents. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of the Company or any Subsidiary of the Company of which the executive officers of the Company have knowledge and which is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of the Company included in the Company SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a Material Adverse Effect on the Company.

  Section 3.5 Engineering Reports. All information supplied to Netherland, Sewell & Associates, Inc. ("NSA") by or on behalf of the Company and its Subsidiaries that was material to such firm's preparation of its oil and gas reserve engineering report dated as of December 31, 1994 (the "Company Engineering Report") regarding the Oil and Gas Interests of Plains Petroleum Operating Company, a wholly-owned subsidiary of the Company ("PPOC"), was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1994, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Material Adverse Change in respect of the Company regarding the matters addressed in the Company Engineering Report. All of the Oil and Gas Interests of the Company and its Subsidiaries are held by PPOC, except the gathering, transportation and automation equipment held by Plains Petroleum Gathering Company, a wholly-owned subsidiary of PPOC ("PPGC").

  Section 3.6 Oil and Gas Reserve Information. (a) None of the wells included in the Oil and Gas Interests of PPOC has been overproduced such that it is subject or liable to being shut-in or to any other overproduction penalty, except where any such overproduction would not have a Material Adverse Effect on the Company.

  (b) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of PPOC that would have a Material Adverse Effect on the Company.

  (c) All wells included in the Oil and Gas Interests of PPOC have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Material Adverse Effect on the Company.

  (d) Neither the Company nor its Significant Subsidiaries has agreed to or is now obligated to abandon any well included in the Oil and Gas Interests of PPOC that is not or will not be abandoned and reclaimed in accordance with the applicable laws, rules, and regulations and good oil and gas industry practices, except where any abandonment would not have a Material Adverse Effect on the Company.

  (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of PPOC are being received by the Company or its Significant Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $1,000,000 and held in suspense in the ordinary course of business).

  (f) No person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests of PPOC or PPGC or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, the Company or its Significant Subsidiaries will have the right to market production from the Oil and Gas Interests of PPOC on terms no less favorable than the terms upon which such company is currently marketing such production, except where any call or option would not have a Material Adverse Effect on the Company.

  Section 3.7 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

  Section 3.8 Absence of Material Adverse Change. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, there has not been any Material Adverse Change with respect to the Company (other than changes in oil and gas generally accepted accounting principles or interpretations thereof that affect the oil and gas industry generally or changes in general economic conditions that affect the oil and gas industry on a nationwide basis).

  Section 3.9 Pooling of Interests; Reorganization. To the knowledge of the Company, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure to take action would jeopardize the treatment of Sub's combination with the Company in the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing: (i) to the knowledge of the executive officers of the Company, there is no plan or intention on the part of the holders of Company Common Stock to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock that would cause paragraph 2 of Section 7.03 of Rev. Proc. 77-37 (as amplified) not to be true as applied to the Merger, and the only Company stockholders beneficially owning more than 5% of the outstanding Company Common Stock are as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1994,
(ii) as of the Effective Time and immediately following the Merger, the Surviving Corporation will hold "substantially all" of the Company's properties within the meaning of Section 368(a)(2)(E) of the Code and Rev. Proc. 77-37

(as amplified), (iii) there is no intercorporate indebtedness between the Company and Parent, (iv) immediately following the Merger, the Surviving Corporation will be wholly owned directly by Parent, and the Surviving Corporation will not have outstanding any type of right or obligation pursuant to which any person could acquire capital stock of the Surviving Corporation, and (v) the Company has no plan or intention for the Surviving Corporation to issue additional shares of its capital stock following the Merger.

  Section 3.10 Taxes. Except as otherwise set forth in Section 3.10 of the Company Disclosure Schedule, (i) the Company and each Significant Subsidiary has filed all material Tax Returns required to have been filed on or before the date hereof; (ii) all Taxes shown to be due on the Tax Returns referred in clause (i) have been timely paid or extensions have been duly obtained or such Taxes have been adequately provided for or are being timely and properly contested; (iii) neither the Company nor any Significant Subsidiary has waived any statute of limitations in respect of Taxes of the Company or such Subsidiary; (iv) the Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause
(i) by a taxing authority have been paid in full or adequately provided for or are being timely and properly contested; and (vii) neither the Company nor any Significant Subsidiary of the Company is a party to an income Tax allocation or sharing agreement with respect to a group of corporations filing Tax Returns on a combined, consolidated or unitary basis.

  Section 3.11 Title to Property. The Company or its Subsidiaries has good and, with respect to real property, marketable title to all of the material assets reflected on the consolidated financial statements of the Company included in the Company SEC Documents as being owned by it or its Subsidiaries and all of the material assets thereafter acquired by it or its Subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no Liens, except for (i) Liens for taxes not yet delinquent or the validity of which is being contested in good faith and (ii) any Liens arising by operation of law securing obligations not yet overdue. Notwithstanding the foregoing, title to the Oil and Gas Interests of the Company and its Subsidiaries is of the type customarily acceptable to prudent investors in Oil and Gas Interests in the area where such Oil and Gas Interests of the Company and its Subsidiaries are located.

  Section 3.12 Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary of the Company (collectively, the "Company Plans"), except as set forth in the Company SEC Documents and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) none of the Company Plans is a multiemployer plan within the meaning of ERISA; (ii) none of the Company Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law in the applicable jurisdiction and, outside of the United States, in accordance with local custom and practice; (iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (iv) each Company Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; (v) neither the Company nor any Subsidiary of the Company has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act. Except as set forth in the Company SEC Documents, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation).

  Section 3.13 Labor Matters. (a) Neither the Company nor any of its Significant Subsidiaries is party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (b) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of the Company, threatened, with regard to employees of the Company or any Significant Subsidiary; (c) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Significant Subsidiaries;
(d) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of the Company are there any campaigns being conducted to solicit cards from the employees of the Company or any Significant Subsidiary of the Company to authorize representation by a labor organization; (e) neither the Company nor any Significant Subsidiary of the Company is party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company or any Significant Subsidiary of the Company; and (f) the Company and each Significant Subsidiary of the Company are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.14 Environmental Matters. Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on the Company, to the knowledge of the executive officers of the Company:

    (i) the Company and its Subsidiaries hold, and are in compliance with and have been in compliance with for the last two years, all Environmental Permits, and are otherwise in substantial compliance and have been in substantial compliance for the last two years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the Effective Time with compliance by the Company and its Subsidiaries with Environmental Laws;

    (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby or the operation of the business of the Company or any of its Subsidiaries on the date of the Closing;

    (iii) neither the Company nor any of its Subsidiaries has received any Environmental Claim, nor has any Environmental Claim been threatened against the Company or any of its Subsidiaries;

    (iv) neither the Company nor any of its Subsidiaries has entered into, agreed to or is subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

    (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which the Company or any Subsidiary of the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

    (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability of the Company or any of its Subsidiaries under any Environmental Laws.

  Section 3.15 Litigation. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule and except as disclosed prior to the date hereof in the Company SEC Documents, there is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would have a Material Adverse Effect on the Company or, with respect to such matters that are pending or threatened as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which the Company or any of its Subsidiaries is subject that would have a Material Adverse Effect on the Company or, with respect to such items that are outstanding and applicable as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

  Section 3.16 Governmental Licenses and Permits; Compliance with Law. Except as disclosed prior to the date hereof in the Company SEC Documents, since December 31, 1994, neither the Company nor any of its Significant Subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a Material Adverse Effect on the Company. To the knowledge of the executive officers of the Company, the conduct of the business of each of the Company and its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  Section 3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No other vote of the stockholders of the Company is required by law, the Restated Certificate of Incorporation or By-laws of the Company or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

  Section 3.18 Company Action. The Board of Directors of the Company (at a meeting duly called and held) unanimously (a) determined that the Merger is fair to and advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger in accordance with the DGCL, (c) resolved to recommend approval and adoption of this Agreement and Merger by the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders. As a result of the approvals and determinations described in clauses (a) and (b) above, the provisions of Article Eleventh of the Restated Certificate of Incorporation of the Company will not be applicable to the Merger as a "Business Transaction" (as defined in such Restated Certificate of Incorporation).

  Section 3.19 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL.

  Section 3.20 Amendment to Company Rights Agreement. (a) The Board of Directors of the Company has taken all necessary action to amend the Rights Agreement so that none of the execution and delivery of this Agreement, the conversion of shares of the Company Common Stock (and associated Rights) into shares of Parent Common Stock and cash in lieu of fractional shares in accordance with Article I of this Agreement, and the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement or (ii) Parent or any of Parent's direct or indirect Subsidiaries to be deemed an "Acquiring Person" (as defined in the Rights Agreement). The Company has delivered to Parent a true, correct and complete copy of the Rights Agreement to Parent prior to the date hereof and has delivered a true, correct and complete copy of the aforesaid amendment executed by the Company, a counterpart of which will be promptly delivered to the Rights Agent for its counter-execution.

  (b) The "Distribution Date" (as defined in the Rights Agreement) has not occurred and will not occur as a result of the Merger.

  Section 3.21 Opinion of Financial Advisor. On the date hereof, the Company has received the written opinion of Goldman, Sachs & Co. to the effect that the Exchange Ratio is fair to the holders of the Company Common Stock.

  Section 3.22 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co. and Batchelder & Partners, Inc., the fees and expenses of each which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and its Subsidiaries, on the one hand, and Goldman, Sachs & Co. or Batchelder & Partners, Inc., on the other.

                                   ARTICLE IV

                  Representations and Warranties Regarding Sub

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 4.1 Organization and Standing. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

  Section 4.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

  Section 4.3 Authority; Non-Contravention. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Certificate of Incorporation or By-laws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  Section 5.1 Conduct of Business Pending the Merger.

  (a) Actions. During the period from the date of this Agreement through the Effective Time, unless Parent or the Company, as the case may be, shall consent thereto in writing (which consent will not be unreasonably withheld), each of the Company and Parent shall, and each shall cause its respective Subsidiaries to, in all material respects carry on its respective businesses in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the terms of this Agreement, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise expressly contemplated by this Agreement (including, but not limited to, Section 5.2) or Section 5.1 of the Company Disclosure Schedule, each of the Company and Parent shall not, and each shall cause its respective Subsidiaries not to, without the prior written consent of the other parties to this Agreement:

    (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its respective capital stock, or otherwise make any payments to its respective stockholders in their capacity as such, other than (1) ordinary quarterly dividends by the Company consistent with past practice in an amount not in excess of $.06 per share with respect to Company Common Stock, (2) dividends declared by the Company prior to the date of this Agreement, and
  (3) dividends payable to the Company declared by any of the Company's Subsidiaries or to Parent declared by any of Parent's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of each of the Company or Parent, or any of its respective Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in connection with the terms of their respective stock option plans in existence on February 15, 1995, and in the case of the Company, except in connection with the terms of its 401(k) Plan and the Company Profit Sharing Plan;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its or its Subsidiaries' capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company or Parent, the issuance of Company Common Stock or Parent Common Stock, as the case may be, during the period from the date of this Agreement through the Effective Time (x) upon the exercise of Company Stock Options or Parent stock options, as the case may be, outstanding on the date of this Agreement in accordance with their current terms or (y) in accordance with the terms, existing at the date of this Agreement, of the 401(k) Plan and the Company Profit Sharing Plan in the case of the Company, and the Barrett Resources Corporation 1990 Stock Option Plan and the Barrett Resources Corporation 1994 Stock Option Plan in the case of Parent);

    (iii) amend its Certificate of Incorporation or amend in any material respects its By-laws, other than the Charter Amendment and an amendment to Parent's By-laws to satisfy the condition contained in Section 7.2(e);

    (iv) acquire, merge or consolidate with, or purchase a portion of the assets of or equity in, any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case that involves a transaction exceeding $50,000 in the aggregate, or engage in any negotiations with any person or entity concerning any such transaction; provided, however, that the Company and Parent may acquire Oil and Gas Interests in the ordinary course of business consistent with past practice;

    (v) except in the ordinary course of business, sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any business or line of business or any of its assets, in each case that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, or to Parent and its Subsidiaries taken as a whole, respectively;

    (vi) make any capital expenditures, except in the ordinary course of business;

    (vii) (A) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of its liabilities or its obligations in the ordinary course of business or in accordance with their terms as in effect on the date hereof; (B) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; (C) enter into any collective bargaining agreement, successor collective bargaining agreement or amended collective bargaining agreement; (D) change any accounting principle used by it, except for such changes required to be implemented prior to the Effective Time pursuant to generally accepted accounting principles or rules of the SEC; or (E) settle or compromise any litigation brought against it, other than settlements or compromises of any litigation where the amount paid in settlement or compromise (including without limitation the cost to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, of complying with any provision of such settlement or compromise other than cash payments) does not exceed $200,000, exclusive of amounts covered by insurance;

    (viii) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, subject to Section 6.13(e), Parent and the Company may hire additional employees to the extent deemed by their respective managements to be in the best interests of Parent or the Company, as the case may be, provided, that neither the Company nor Parent may enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees,
  (B) adopt any new, or amend any existing, incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees (other than amendments required by law or to maintain the tax qualified status of such plans under the Code), or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments and awarded under existing plans and forgiveness of employee indebtedness incurred in connection with relocation loans made under existing policies);

    (ix) except in the ordinary course of business consistent with past practice, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company or to Parent or any wholly-owned Subsidiary of Parent, respectively; or

    (x) authorize or enter into any agreement to do any of the foregoing.

  (b) Advice of Changes. Each of the Company and Parent shall promptly advise the other such party orally and in writing of any change or event which would have a Material Adverse Effect on the Company or Parent, respectively.

  Section 5.2 No Solicitation. From and after the date hereof, the Company will not, and will cause its Subsidiaries and its officers, directors, employees, agents and other representatives and those of any of its Subsidiaries not to, directly or indirectly, solicit or initiate any takeover proposal or offer for the Company, and not to solicit or initiate, directly or indirectly, discussions, negotiations, considerations or inquiries concerning a takeover proposal or offer for the Company, from any person, or engage in discussions or negotiations relating thereto, or provide to any other person any information or data relating to the Company or its Subsidiaries for the purpose of, or have any substantive discussions with, any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any takeover proposal or offer or any inquiry or proposal which would reasonably be expected to lead to any effort or attempt by any other person to seek to effect a takeover proposal or offer, or agree to or endorse any such inquiry, takeover proposal or offer; provided, however, that (i) the Company may engage in discussions or negotiations with a third party who, without the Company taking any action which is proscribed as provided above in this Section 5.2, seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its business, properties or assets (provided that such third party executes a confidentiality agreement with the Company) and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that a majority of the Board of Directors of the Company shall conclude in good faith, after consultation with and based upon the written advice of Sidley & Austin or Richards, Layton & Finger (which advice need not constitute an opinion), that such action is necessary in order for the Board of Directors of the Company not to breach its fiduciary obligations under applicable law. The Company will promptly (but in no case later than 24 hours) notify Parent of any inquiry, takeover proposal or offer for the Company, including the material terms and conditions thereof, but shall not be required to indicate the identity of the person or group making such takeover proposal or offer. It is agreed and understood that any termination of this Agreement shall be solely pursuant to Section 8.1 and that, prior to any such termination, the Company shall not enter into any written agreement with any person that provides for, or in any way facilitates, a takeover proposal or offer, other than a confidentiality agreement. Except as permitted by this Section 5.2, the Company and its Subsidiaries and their officers, directors, employees, agents and other representatives will immediately cease the Company's or its Subsidiaries' existing discussions, negotiations and other activities with any parties (other than Parent) relating to any possible takeover proposal or offer. As used in this Agreement, "takeover proposal" or "offer" shall mean any proposal or offer (other than a proposal or offer by Parent or any of its affiliates) for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section
5.2 by any officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.

  Section 5.3 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties shall otherwise agree in writing, none of Parent, Sub, any other Subsidiary of Parent, the Company nor any Subsidiary of the Company shall (a) knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of Sub's combination with the Company as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.4 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as expressly provided in or contemplated by this Agreement or incident thereto.

                                   ARTICLE VI

                             Additional Agreements

  Section 6.1 Stockholder Approval. (a) The Company shall promptly call a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain stockholder approval of the Merger. The Company Stockholder Meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective, and the Company will, through its Board of Directors (unless the Board of Directors shall conclude in good faith, after consultation with and based upon the written advice of Sidley & Austin or Richards, Layton & Finger (which advice need not constitute an opinion), that not recommending the Merger, or withdrawing or modifying any such recommendation, is necessary in order for the Board of Directors not to breach its fiduciary obligations under applicable law), recommend to its stockholders the approval of the Merger and not rescind its declaration that the Merger is fair to and advisable and in the best interest of the Company and its stockholders; provided, however, that any failure of the Board of Directors of the Company to recommend the approval of the Merger, or any withdrawal or modification of such a recommendation, shall not be deemed a violation of Section 5.2.

  (b) Parent shall promptly call a meeting of its stockholders (the "Parent Stockholder Meeting" and, together with the Company Stockholder Meeting, the "Stockholder Meetings") for the purpose of voting upon the Charter Amendment and the Share Issuance and shall use its reasonable best efforts to obtain stockholder approval of such matters. Parent will, through its Board of Directors (unless the Board of Directors shall conclude in good faith, after consultation with and based upon the written advice of Simpson Thacher & Bartlett (which advice need not constitute an opinion), that not recommending the Charter Amendment and Share Issuance, or withdrawing or modifying any such recommendation, is necessary in order for the Board of Directors not to breach its fiduciary obligations under applicable law), recommend to its stockholders the approval of the Charter Amendment and the Share Issuance and not rescind its declaration that such transactions are fair to and advisable and in the best interest of Parent and its stockholders. The Parent Stockholder Meeting shall be on the date of the Company Stockholder Meeting or, if such date is not practicable, on the closest date practicable.

  Section 6.2 Registration Statement and Proxy Statement. (a) Parent and the Company shall prepare and file with the SEC as soon as practicable a proxy statement for use at the Stockholder Meetings (the "Proxy Statement"), and Parent shall prepare and file with the SEC as soon as practicable the Registration Statement (including the Proxy Statement as a prospectus therein) and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Parent shall also take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of the Parent Common Stock pursuant to the Merger and the exercise of the Company Stock Options after the Effective Time. The Company and Parent shall furnish each other all information concerning the Company and the holders of Company Common Stock or Parent and the holders of Parent Common Stock, as the case may be, required for use in the Registration Statement and the Proxy Statement, and the Company and Parent each shall take such other actions as the other may reasonably request in connection with the preparation of such Registration Statement and the Proxy Statement and the actions to be taken pursuant to this Section 6.2.

  Section 6.3 Access to Information. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning the Company, its business, properties and personnel as Parent may reasonably request. In no event shall the Company be required to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof except to the extent necessary for use in the Registration Statement. Except as required by law, Parent will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of the Company. In the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent. Parent shall not, and shall cause its affiliates, associates and representatives not to, use any nonpublic information regarding the Company and its Subsidiaries in any way detrimental to the Company and its Subsidiaries.

  (b) Parent shall, and shall cause each of its Subsidiaries to, afford to the Company, and to Company's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the Company
(i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning Parent, its business, properties and personnel as the Company may reasonably request. Except as required by law, the Company will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Parent. In the event of termination of this Agreement for any reason, the Company shall promptly return or destroy all nonpublic documents so obtained from Parent or any of its Subsidiaries and any copies made of such documents for the Company. The Company shall not, and shall cause its affiliates, associates and representatives not to, use any nonpublic information regarding Parent and it Subsidiaries in any way detrimental to Parent and its Subsidiaries.

  (c) No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

  Section 6.4 Compliance with the Securities Act; Pooling. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Stockholder Meetings, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as an Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such possible Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act and that such Affiliate will not sell or in any other way reduce such Affiliate's risk relative to any shares of Parent Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

  Section 6.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger and pursuant to the Company Stock Options.

  Section 6.6 Fees and Expenses. (a) Whether or not the Merger is consummated, except as provided in Section 6.6(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  (b) (i) Notwithstanding any provision in this Agreement to the contrary, if Parent terminates this Agreement pursuant to Section 8.1(b)(i) or 8.1(e), then the Company shall pay to Parent, within five business days following such termination, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by Parent and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby. In addition, if within nine months after such termination the Company enters into an agreement with respect to a Third Party Acquisition of the Company (the "Company Acquisition Agreement") or there shall have occurred, or the Board of Directors shall have recommended to the stockholders of the Company or resolved to do so, a Third Party Acquisition, then upon the earliest of such events, the Company shall immediately pay to Parent an amount in cash equal to $8,000,000 less the amount paid by the Company to Parent pursuant to the immediately preceding sentence in respect of Parent's expenses.

  (ii) Notwithstanding any provision in this Agreement to the contrary, if Parent terminates this Agreement pursuant to Section 8.1(b)(ii) or the Company terminates this Agreement pursuant to Section 8.1(c)(ii), and, in addition, within nine months after such termination the Company enters into a Company Acquisition Agreement or there shall have occurred, or the Board of Directors shall have recommended to the stockholders of the Company or resolved to do so, a Third Party Acquisition, then, upon the earliest of such events, the Company shall immediately pay to Parent cash in the amount of $8,000,000.

  (iii) Notwithstanding any provision in this Agreement to the contrary, if Parent terminates this Agreement pursuant to Section 8.1(f)(i), then the Company shall immediately pay to Parent cash in the amount of $5,000,000. In addition, if within nine months thereafter the Company enters into a Company Acquisition Agreement or there shall have occurred, or the Board of Directors shall have recommended to the stockholders of the Company or resolved to do so, a Third Party Acquisition, then upon the earliest of such events, the Company shall immediately pay to Parent cash in the amount of $3,000,000.

  (iv) Notwithstanding any provision in this Agreement to the contrary, if the Company terminates this Agreement pursuant to Section 8.1(h) or Parent terminates this Agreement pursuant to Sections 8.1(f)(ii) or 8.1(i), then the Company shall immediately pay to Parent cash in the amount of $8,000,000.

  (v) The Company shall in no event be obligated to make payments under this
Section 6.6(b) exceeding, in the aggregate, $8,000,000.

  (c) For purposes of this Agreement, the term "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise, other than by Parent or any of its affiliates, (ii) except as contemplated by clause (iii) of this Section 6.6(c), the acquisition of more than 20% of the outstanding shares of Company Common Stock (measured after such issuance), or securities exercisable, convertible or exchangeable into more than 20% of the outstanding shares of Company Common Stock (assuming the exercise, conversion or exchange of such securities), or any other securities which represent, or are exercisable, convertible or exchangeable into securities which represent, more than 20% of the voting power of the outstanding securities of the Company (assuming the exercise, conversion or exchange of such securities) ordinarily (absent the occurrence of any contingency) having the right to vote in the election of directors of the Company, by any person other than Parent or its affiliates or
(iii) the issuance to any person (other than Parent or its affiliates) of more than 30% of the outstanding shares of Company Common Stock (measured after such issuance), or securities exercisable, convertible or exchangeable into more than 30% of the outstanding shares of Company Common Stock (assuming the exercise, conversion or exchange of such securities), or any other securities which represent, or are exercisable, convertible or exchangeable into securities which represent, more than 30% of the voting power of the outstanding securities of the Company (assuming the exercise, conversion or exchange of such securities) ordinarily (absent the occurrence of any contingency) having the right to vote in the election of directors of the Company, in connection with an acquisition by the Company of any other person or entity.

  Section 6.7 Company Stock Options. No later than the Effective Time, each option to purchase shares of Company Common Stock (a "Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to the Company's stock option plans (the "Stock Plans") shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substituted Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Stock Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise of Company Stock Options for shares of Parent Common Stock. After the Effective Time, except as provided above in this Section 6.7, each Substituted Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option simultaneously with the Effective Time.

  Section 6.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, including but not limited to any filing under the Improvements Act, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of Sidley & Austin or Richards, Layton & Finger in the case of the Company, and Simpson Thacher & Bartlett, in the case of Parent, (which advice in each case need not constitute an opinion), that such action would cause a breach of that board of directors' fiduciary obligations under applicable law, and (e) the obtaining of a written agreement, concurrently with the execution of this Agreement or as soon as practicable thereafter, from each of the individuals identified in Section 6.8 of the Parent Disclosure Schedule and Section 6.8 of the Company Disclosure Schedule, to vote at the Stockholder Meetings the shares of Parent Common Stock or Company Common Stock, as the case may be, beneficially owned by such individuals in favor of this Agreement, the Merger and the transactions contemplated hereby (in the case of the Company Stockholder Meeting), and this Agreement, the Charter Amendment, the Share Issuance and the transactions contemplated hereby (in the case of the Parent Stockholder Meeting). Notwithstanding anything to the contrary in this Section 6.8, neither party shall be required to agree to, nor shall either party without the prior consent of the other party commit to, any divestiture transaction.

  Section 6.9 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

  Section 6.10 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any real property transfer or gains tax or similar tax, in each case attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company agrees to cooperate with Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company or its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Sub or Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.10 in the preparation of any return with respect to the Gains Taxes.

  Section 6.11 Indemnification; Directors and Officers Insurance. From and after the Effective Time, Parent agrees to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions. In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring through the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two times the last annual premium paid by the Company prior to the date hereof (which annual premium the Company represents and warrants to have been $90,274 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

  Section 6.12 Employee Benefits. At the Effective Time, all employee benefits plans and programs shall terminate, and subject to all applicable laws, and all vested rights and benefits of such benefit plans and programs shall be distributed to the eligible recipients in accordance with the terms of such plans of the Company and its Subsidiaries; provided, however, that with respect to the qualified benefit plans, the parties may elect prior to the Effective Time to freeze benefit accruals in lieu of terminating the plans as of the Effective Time. The officers and employees of the Company and its Subsidiaries shall be provided with employee benefits under plans and programs which, in the aggregate, are no less favorable than those provided pursuant to the plans and programs of Parent and its Subsidiaries in effect on the date hereof (including but not limited to stock option, incentive compensation, deferred compensation, pension, life insurance, medical, profit sharing (including 401(k)), severance, salary continuation and fringe benefits). If Parent or any of its Subsidiaries shall at any time provide benefits to retirees of Parent or any of its Subsidiaries, retirees of the Company and its Subsidiaries shall be provided benefits which, in the aggregate, are no less favorable than those provided to retirees of Parent and its Subsidiaries. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, officers and employees, individuals who are retirees, officers and employees of the Company and its Subsidiaries as of the Effective Time or who are thereafter employed pursuant to Section 6.13(e) will be credited with their years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under analogous plans of the Company. With respect to officers or employees of the Company or its Subsidiaries at the Effective Time who become eligible to participate in the medical plan of Parent, (i) no condition that was eligible for coverage under any medical plan of the Company shall be excluded from coverage under the medical plan of Parent as a pre-existing condition and (ii) amounts paid before the Effective Time by officers and employees of the Company under any medical plans of the Company with respect to the plan year containing the Effective Time shall after the Effective Time be taken into account in applying deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent provided as of the Effective Time with respect to the balance of such plan year to the same extent as if such amounts had been paid under such medical plan of Parent.

  Section 6.13 Stay Bonuses; Merit Bonuses; Severance Policy. (a) From the date hereof up to the Effective Time, after consultation with Parent, the Company shall be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of the Company, payable to (i) non-officer employees who remain in the employ of the Company or its Subsidiaries until a date set by the Company, which date shall be no earlier than the date three months after the Effective Time ("Company Stay Bonuses"), or (ii) non-officer employees whose performance and dedication to the Company or its Subsidiaries merits, in the discretion of the Chief Executive Officer of the Company, special compensation ("Company Merit Bonuses"); provided, however, that the aggregate amount paid by the Company pursuant to such Company Stay Bonuses and Company Merit Bonuses shall be no greater than $625,000.

  (b) From the date hereof up to the Effective Time, after consultation with the Company, Parent shall be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of Parent, payable to (i) non-officer employees who remain in the employ of Parent or its Subsidiaries until a date set by Parent, which date shall be no earlier than the date three months after the Effective Time ("Parent Stay Bonuses"), or
(ii) non-officer employees whose performance and dedication to Parent or its Subsidiaries merits, in the discretion of the Chief Executive Officer of Parent, special compensation ("Parent Merit Bonuses"); provided, however, that the aggregate amount paid by Parent pursuant to such Parent Stay Bonuses and Parent Merit Bonuses shall be no greater than $625,000.

  (c) With respect to officers and employees who are or will be terminated, Parent shall maintain the Company's severance policy as in effect on the date hereof, or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least two years from the Effective Time.

  (d) Parent shall honor or cause to be honored all severance and employment agreements that existed as of February 15, 1995 with the Company's officers and employees. The Company has provided to Parent a true, correct and complete copy of each such severance agreement and employment agreement with the Company's officers and employees. The Company represents and warrants that it has not entered into any such severance or employment agreements after February 15, 1995.

  (e) To the extent not inconsistent with any applicable law or regulation, for one year after the Effective Time, before filling any job vacancy or newly created position, Parent and its Subsidiaries will undertake reasonable efforts to send written notification of such vacancy or position to any officers or employees of the Company and its Subsidiaries who were terminated subsequent to the Effective Time by the Company, the Parent, or a Subsidiary of either of them and who had been employed in a comparable position at the Effective Time. Determination of a comparable position shall be solely in the reasonable discretion of the Parent and its Subsidiaries. Any such notice will be sent to the address of the employee last appearing on the records of the Company. Upon sending any such notice, the Company shall have satisfied its obligations hereunder.

  In addition to the matters set forth above, if any former employee of the Company or its Subsidiaries is hired by Parent or its Subsidiaries in accordance with this Section 6.13(e) within one year after the Effective Time, the years of service of such employee with the Company, its Subsidiaries and any prior employer shall be credited for purposes of eligibility and vesting as provided in Section 6.12 and, in the case of employment opportunities requiring a relocation of the employee's place of residence, such employee will be provided relocation expenses and reimbursement under Parent's reimbursement policy for transferred or newly hired employees in effect on the date hereof.

  (f) Promptly after the Effective Time, Parent and its Subsidiaries shall enter into an agreement with a professional outplacement agency to provide reasonable and customary outplacement services ("Outplacement Services") to officers and employees of the Company and its Subsidiaries who are terminated as a result of, or within eighteen months following, the Merger, which Outplacement Services provided to Senior Management shall include one-on-one counseling and assistance; provided, however, that the aggregate amount paid by the Parent and its Subsidiaries in connection with such Outplacement Services shall be no greater than $100,000. For purposes of this Section 6.13(f), "Senior Management" means those individuals identified in Section 6.13(f) of the Company Disclosure Schedule.

                                  ARTICLE VII

                       Conditions Precedent to the Merger

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

    (a) Stockholder Approval. The Merger shall have been approved by the requisite vote of the holders of Company Common Stock, and the Charter Amendment and Share Issuance shall have been approved by the requisite vote of the holders of Parent Common Stock.

    (b) NYSE Listing. The Parent Common Stock issuable in the Merger and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, upon official notice of issuance.

    (c) Improvements Act Waiting Period. The applicable waiting period under the Improvements Act shall have expired or been terminated.

    (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or "Blue Sky" authorizations shall have been received.

    (e) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or the transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

    (f) Other Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Parent (assuming the Merger had taken place) shall have been obtained, shall have occurred or shall have been filed.

  Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions; provided that the Company may waive any of such conditions in its sole discretion:

    (a) Performance of Obligations; Representations and Warranties. Parent and Sub shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement.

    (b) Officers' Certificate. Parent shall have furnished to the Company a certificate, dated the Effective Time, signed by the appropriate officers of Parent, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in this Section 7.2(a) have been satisfied in full.

    (c) Opinion of Bearman Talesnick & Clowdus Professional Corporation. The Company shall have received an opinion from Bearman Talesnick & Clowdus Professional Corporation, dated the Effective Time, substantially to the effect that:

      (i) The incorporation, existence and good standing of Parent and Sub are as stated in this Agreement; the authorized shares of Parent and Sub are as stated in this Agreement; all outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholders.

      (ii) Each of Parent and Sub has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Parent or Sub, as the case may be, and (assuming due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent or Sub.

      (iii) The execution and performance by Parent and Sub of this Agreement will not violate the Certificates of Incorporation or By-Laws of Parent and Sub, respectively, and, to the knowledge of such counsel, will not violate, result in a breach of or constitute a default under any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which Parent and Sub is a party or by which they or any of their properties or assets may be bound.

      (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Parent and Sub for the consummation of the transactions contemplated by this Agreement.

      (v) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Parent, its Significant Subsidiaries or Sub, by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      (vi) (A) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

      (B) In the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the Registration Statement became effective, at the time of mailing or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (vii) The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable.

      (viii) The shares of Parent Common Stock included in the Registration Statement have been listed on the NYSE subject to official notice of issuance and evidence of satisfactory distribution.

  In rendering such opinion, counsel for Parent may rely as to matters of fact upon the representations of officers of Parent or Sub contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America and the State of Colorado.

    (d) Opinion of Simpson Thacher & Bartlett. The Company shall have received an opinion from Simpson Thacher & Bartlett, dated the Effective Time, substantially to the effect that:

      (i) (A) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

      (B) In the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the Registration Statement became effective, at the time of mailing or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (ii) The shares of Parent Common Stock to be issued pursuant to this Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable.

      (iii) The shares of Parent Common Stock included in the Registration Statement have been listed on the NYSE subject to official notice of issuance and evidence of satisfactory distribution.

  In rendering such opinion, counsel for Parent may rely as to matters of fact upon the representations of officers of Parent or Sub contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

    (e) Parent Board of Directors. Parent's Board of Directors shall have taken all necessary and appropriate actions to cause the number of directors comprising the full Board of Directors of Parent at the Effective Time to be increased by four and the vacancies thus created to be filled at the Effective

  Time by the election of four new directors, each of whom shall have been designated by the Company prior to the Effective Time.

    Section 7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, provided that Parent may waive any such conditions in its sole discretion:

    (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Effective Time as if made on and as of such date, in each case except as contemplated or permitted by this Agreement.

    (b) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Entity), the failure to obtain which would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained.

    (c) Accounting. Based on the advice of Arthur Andersen LLP and such other advice as Parent may deem relevant, Parent shall have no reasonable basis for believing that following the Merger, the combination of the Company and Sub may not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles.

    (d) Officers' Certificate. The Company shall have furnished to Parent a certificate, dated the Effective Time, signed by the appropriate officers of the Company, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in this Section 7.3(a) have been satisfied.

    (e) Opinion of Sidley & Austin. Parent shall have received an opinion of counsel from Sidley & Austin, special counsel to the Company, dated the Effective Time, substantially to the effect that:

      (i) The incorporation, existence, good standing and capitalization of the Company are as stated in this Agreement; the authorized shares of Company Common Stock are as stated in this Agreement; all outstanding shares of Company Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

      (ii) The Company has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due and valid authorization, execution and delivery by Parent and Sub) constitutes the legal, valid and binding agreement of the Company.

      (iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting the Company or its Significant Subsidiaries, by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

      (iv) The execution and performance by the Company of this Agreement will not violate the Certificate of Incorporation or By-laws of the Company.

      (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of the Company or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

      (vi) (A) At the time the Registration Statement became effective, the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

      (B) In the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by or Parent or Sub, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time the Registration Statement became effective, at the time of mailing or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials.

    Such opinion should be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

    (f) Opinion of General Counsel. Parent shall have received an opinion of counsel from Eugene A. Lang, Jr., General Counsel to the Company, dated the Effective Time, substantially to the effect that:

      (i) The incorporation, existence and good standing of Significant Subsidiaries are as stated in this Agreement.

      (ii) All of the issued and outstanding shares of capital stock of Significant Subsidiaries are owned of record and, to the knowledge of such counsel, beneficially by the Company, and such counsel is aware of no liens, charges and encumbrances on any such shares.

      (iii) To the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company or Significant Subsidiaries to issue or sell, or to purchase or redeem, any shares of capital stock of Significant Subsidiaries.

      (iv) The execution and performance by the Company of this Agreement will not violate the Certificate of Incorporation or By-laws of any of the Company's Subsidiaries, and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which the Company or any of its Subsidiaries is a party or to which they or any of their properties or assets may be bound.

      (v) In the course of the preparation of the Registration Statement and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Registration Statement and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Registration Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by or Parent or Sub, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time the Registration Statement became effective, at the time of mailing or at the time of the Stockholder Meetings, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  In rendering such opinion, such counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials.

  Such opinion should be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America and the State of Colorado.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by Parent if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by the Company prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by the Company of notice of such failure to comply, (ii) the stockholders of the Company shall have failed to approve the Merger at the Company Stockholder Meeting, or (iii) the stockholders of Parent shall have failed to approve the Charter Amendment or the Share Issuance at the Parent Stockholder Meeting;

    (c) by the Company if (i) Parent or Sub shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Parent or Sub prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by Parent of notice of such failure to comply, (ii) the stockholders of the Company shall have failed to approve the Merger at the Company Stockholder Meeting, or (iii) the stockholders of Parent shall have failed to approve the Charter Amendment or the Share Issuance at the Parent Stockholder Meeting;

    (d) by either Parent or the Company if (i) the Merger has not been effected on or prior to the close of business on December 31, 1995; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

    (e) by either Parent or the Company if there has been (i) a material breach by the other of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach;

    (f) by Parent, (i) if the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interest of the Company and its stockholders, or shall have resolved to do so, or (ii) if the Board of Directors of the Company shall have recommended, or shall have resolved to recommend, to the stockholders of the Company any takeover proposal or offer for the Company;

    (g) by the Company if the Board of Directors of Parent shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of this Agreement, the Charter Amendment and the Share Issuance or declaration that such transactions are fair to and advisable and in the best interest of Parent and its stockholders, or shall have resolved to do so;

    (h) by the Company if there is an offer to acquire all of the outstanding shares of Company Common Stock or substantially all of the assets of the Company for consideration that provides stockholders of the Company a value per share of Company Common Stock which, in the good faith judgment of the Board of Directors of the Company, provides a higher value per share than the consideration per share pursuant to the Merger; or

    (i) by Parent, if a Third Party Acquisition occurs.

  Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in the last three sentences of Section 6.3(a) and (b), which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement; and provided, further, that, (i) any termination under Section 8.1(h) shall not become effective until the fee required to be paid pursuant to Section 6.6(b)(iv) shall have been paid to Parent, (ii) if this Agreement is terminated pursuant to Sections 8.1(b)(i) or 8.1(e), the provisions of Section 6.6(b)(i) shall survive until any payments required to be made thereunder are made, (iii) if this Agreement is terminated pursuant to Section 8.1(b)(ii) or Section 8.1(c)(ii), the provisions of Section 6.6(b)(ii) shall survive until any payments required to be made thereunder are made, (iv) if this Agreement is terminated pursuant to Section 8.1(f)(i), the provisions of Section 6.6(b)(iii) shall survive until any payments required to be made thereunder are made, and (v) if this Agreement is terminated pursuant to Sections 8.1(f)(ii) or 8.1(i), the provisions of Section 6.6(b)(iv) shall survive until any payments required to be made thereunder are made.

  Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval by stockholders of the Company, no amend ment shall be made which changes the Exchange Ratio as provided in Section 1.5 or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               General Provisions

  Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    Barrett Resources Corporation
    1125 Seventeenth Street
    Barrett Resources Corporation
    Suite 2400
    Denver, Colorado 80202
    Attention: J. Frank Keller
                Executive Vice President

  with copies to:

    Alan L. Talesnick
    Bearman Talesnick & Clowdus P.C.
    1200 Seventeenth Street, Suite 2600
    Denver, Colorado 80202

      and

    John W. Carr
    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017

  (b) if to the Company, to

    Plains Petroleum Company
    12596 West Bayaud Avenue, Suite 400
    Lakewood, Colorado 80228
    Attention: James A. Miller, Chairman and
                Chief Executive Officer

  with copies to:

    Eugene A. Lang, Jr.
    Plains Petroleum Company
    12596 West Bayaud Avenue, Suite 400
    Lakewood, Colorado 80228

      and

    Thomas A. Cole
    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603

  Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof", "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 6.11, 6.12 and 6.13 (other than Section 6.13(e)), is not intended to confer upon any person other than the parties any rights or remedies hereunder; provided, however, that attorneys for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 7.2(b) and 7.3(d).

  Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

  Section 9.9 Enforcement of This Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 9.10 Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Colorado or any court of the State of Delaware in any action, suit or proceeding arising from or in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          Barrett Resources Corporation

                                                  /s/ William J. Barrett
                                          By___________________________________
                                                    WILLIAM J. BARRETT
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

Attest:

           /s/ J.F. Keller
_____________________________________
             J.F. KELLER
      EXECUTIVE VICE PRESIDENT

                                          Vanilla Corporation

                                                  /s/ William J. Barrett
                                          By___________________________________
                                                    WILLIAM J. BARRETT
                                                  CHIEF EXECUTIVE OFFICER

Attest:

           /s/ J.F. Keller
_____________________________________
             J.F. KELLER
    VICE PRESIDENT AND SECRETARY

                                          Plains Petroleum Company

                                                    /s/ James A. Miller
                                          By___________________________________
                                                      JAMES A. MILLER
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

Attest:

       /s/ Eugene A. Lang, Jr.
_____________________________________
         EUGENE A. LANG, JR.
              SECRETARY

                                                                        ANNEX II

                             [LETTERHEAD OF PETRIE
                             PARKMAN & CO., INC.]

                                                                   June 13, 1995




The Board of Directors
Barrett Resources Corporation
1125 17th Street
Suite 2400
Denver, CO  80202

Dear Sirs:

        You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Barrett Resources Corporation ("Barrett") of the exchange ratio (the "Exchange Ratio") of 1.30 shares of Barrett common stock, par value $0.01 per share ("Barrett Common Stock"), per share of Plains Petroleum Company ("Plains") common stock, par value $0.01 per share ("Plains Common Stock"), pursuant to the terms of the merger agreement, dated as of May 2, 1995 (the "Merger Agreement"), among Barrett, a wholly-owned subsidiary of Barrett ("Sub"), and Plains. The Merger Agreement provides for the merger (the "Merger") of Sub with and into Plains pursuant to which Plains will become a wholly-owned subsidiary of Barrett and each issued and outstanding share of Plains Common Stock will be converted into 1.30 shares of Barrett Common Stock.

        In arriving at our opinion, we have, among other things:

             (i) reviewed certain publicly available business and financial information relating to Plains and Barrett, including, among others, audited financial statements for Plains as of December 31, 1994, and Barrett as of September 30, 1994, unaudited financial and operating information for Barrett as of February 28, 1995 and unaudited financial statements for each of Barrett and Plains as of March 31, 1995;

             (ii) reviewed the estimates of proved oil and gas reserves as prepared by Netherland Sewell & Associates, Inc. for Plains as of December 31, 1994 and as reviewed by Ryder Scott Company for Barrett as of September 30, 1994 and March 31, 1995;

             (iii) reviewed certain estimates of oil and gas reserves of Plains and Barrett as of January 1, 1995 as prepared by their respective management and staff;

             (iv) analyzed certain internal financial and operating forecasts and financial and operating data and budgets concerning Plains and Barrett, all of which were prepared or provided by the management of Plains or Barrett;

              (v) discussed the current operations and prospects of Plains with the management and operating staff of Plains and Barrett;

             (vi) discussed with the management and operating staff of Barrett the current operations and prospects of Barrett and the expected operations and prospects of the combined company, giving proforma effect to the Merger, including the operational efficiencies expected by Barrett to be realized from the Merger;

            (vii) reviewed the historical market prices of the shares of Barrett Common Stock and Plains Common Stock;

           (viii) compared the financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant; and

             (ix) made such other analyses and examinations as we have deemed necessary or appropriate.

        We have not independently verified the information considered in our review, and for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of such information, including without limitation, the statements made in the discussions referred to above. With respect to the financial and operating forecasts and the operational efficiencies expected by Barrett to be realized from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments relating to the future financial and operational performance of Plains and Barrett, and the management of Barrett has advised us that we may assume, and we have so assumed, for purposes of this opinion the reasonableness and achievability of such forecasts and efficiencies. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments relating to Plains' and Barrett's oil and gas properties. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as a "pooling of interests" for accounting purposes. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Plains or Barrett nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal.

        Our opinion relates solely to the fairness from a financial point of view to the stockholders of Barrett of the Exchange Ratio pursuant to the Merger. We have not been requested to, and do not, express any opinion regarding the fairness of the Exchange Ratio to Plains, or any stockholder of Plains. Our engagement and the opinion expressed herein are solely for the benefit of Barrett's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Plains, any stockholder of Barrett or Plains, or any person other than Barrett's Board of Directors. This letter may not be used for any other purpose without our prior written consent. As you are aware, we will receive a fee in connection with rendering this opinion and a fee that is contingent upon the consummation of the Merger.

        Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Plains and Barrett as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

        Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Barrett Common Stock.

                                       Very truly yours,

                                       /s/ Jon C. Hughes

                                                                      ANNEX III

                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]


PERSONAL AND CONFIDENTIAL
- -------------------------

June 13, 1995

Board of Directors
Plains Petroleum Company
12596 West Bayaud, Ste. 400
Lakewood, CO 80228

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of Plains Petroleum Company (the "Company") of the exchange ratio of
1.3 shares of Common Stock, par value $.01 per share (the "Barrett Common Stock"), of Barrett Resources Corporation ("Barrett") to be received for each share of Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of May 2, 1995 among Barrett and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1994 and of Barrett for the five fiscal years ended September 30, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Barrett to their respective stockholders; certain other communications from the Company and Barrett to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Barrett prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Barrett regarding the past and current business operations, financial condition and future prospects of their respective companies. We have reviewed certain information provided by the Company and Barrett relating to their respective oil and gas reserves, including year-end reserve reports prepared by independent petroleum engineers for the Company and Barrett, a review of interim reserves prepared by an independent petroleum engineer for Barrett, as well as interim estimates prepared by the Company and Barrett, and have discussed, as applicable, the reserve information with the respective managements of the Company and Barrett and such independent petroleum engineers. We have also held discussions with members of the senior management of the Company and its independent petroleum engineers regarding their due diligence examination of such reserve information for Barrett. We have reviewed the reported price and trading activity for the Common Stock and the Barrett Common Stock, compared certain financial and stock market information for the Company and Barrett with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Barrett or any of their subsidiaries and, except for the reserve information referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. With respect to such reserve information, we are not experts in the evaluation of oil and gas properties and, with your consent, have relied solely upon the reserve reports and internal estimates prepared by the independent petroleum engineers and managements of the Company and Barrett and have assumed that such information and the forecasts provided to us have been reasonably prepared on bases reflecting managements' best available judgments and estimates at the time of their preparation and that the amounts reflected therein will be realized in the amounts and at the times set forth therein. Our opinion is based upon economic and market conditions existing on the date hereof.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the holders of the Common Stock.

Very truly yours,

/s/ Goldman, Sach & Co.

GOLDMAN, SACHS & CO.

                                     III-2

                                                                        ANNEX IV

                                    GLOSSARY

  Unless otherwise indicated in this Joint Proxy Statement/Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60(degrees) Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that one barrel of oil is referred to as six Mcf of natural gas equivalent or "Mcfe".

  As used in this Joint Proxy Statement/Prospectus, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "MBbls" means thousand barrels, "Mcfe" means thousand cubic feet equivalent, "MMcfe" means million cubic feet equivalent, and "MMBtu" means million British thermal units.

  With respect to information concerning working interests in wells or drilling locations, "gross" gas and oil wells or "gross" acres is the number of wells or acres in which the respective entity has an interest, and "net" gas and oil wells or "net" acres are determined by multiplying "gross" wells or acres by the respective entity's working interest in those wells or acres. A working interest in an oil and gas lease is an interest that gives the owner the right to drill, produce, and conduct operating activities on the property and to receive a share of production of any hydrocarbons covered by the lease. A working interest in an oil and gas lease also entitles its owner to a proportionate interest in any well located on the lands covered by the lease, subject to all royalties, overriding royalties and other burdens, to all costs and expenses of exploration, development and operation of any well located on the lease, and to all risks in connection therewith.

  "Behind-pipe recompletion" is the completion of an existing well for production from a formation that exists behind the cashing of the well.

  "Capital expenditures" means costs associated with exploratory and development drilling (including exploratory dry holes); leasehold acquisitions; seismic data acquisitions; geological, geophysical and land related overhead expenditures; delay rentals; producing property acquisitions; and other miscellaneous capital expenditures. "Reserve replacement cost" means the cost of additions to the entity's reserve base divided by the aggregate costs of developing or acquiring those additional reserves.

  A "development well" is a well drilled as an additional well to the same horizon or horizons as other producing wells on a prospect, or a well drilled on a spacing unit adjacent to a spacing unit with an existing well capable of commercial production and which is intended to extend the proven limits of a prospect. An "exploratory well" is a well drilled to find commercially productive hydrocarbons in an unproved area, or to extend significantly a known prospect.

  A "farm-out" is an assignment to another party of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location. A "farm-in" is an assignment by the owner of a working interest in an oil and gas lease of the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary working interest in the lease. The assignee is said to have "farmed-in" the acreage.

  "Reserves" means natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved developed behind-pipe reserves" includes those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

                     GRAPHIC MATERIAL CROSS-REFERENCE PAGE


A MAP OF THE WESTERN UNITED STATES IDENTIFYING THE LOCATION OF THE AREAS OF ACTIVITY OF BARRETT, OF PLAINS AND OF BOTH COMPANIES APPEARS ON PAGE 2.

                   FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
P
                         BARRETT RESOURCES CORPORATION
R             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O    The undersigned hereby appoints Paul M. Rady and J. Frank Keller, or either of them, as proxies with full power of substitution to vote all the shares of X the undersigned with all of the powers which the undersigned would possess if personally present at the Special Meeting Of Stockholders of Barrett
Y Resources Corporation (the "Corporation"), to be held at 11:00 A.M., Denver time, on July 18, 1995, or any adjournments or postponements thereof, on the matters set forth on the reverse side hereof. Receipt of a copy of the Notice of Special Meeting and the related Joint Proxy Statement/Prospectus is hereby acknowledged.



        CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE      SEE REVERSE
                                                                SIDE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.


UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BARRETT RESOURCES CORPORATION.


1. CHARTER AMENDMENT
   Proposal to authorize and approve an amendment to the Certificate of Incorporation to increase the authorized Common Stock from 17,000,000 shares to 35,000,000 shares.

                             FOR   AGAINST   ABSTAIN
                             [_]     [_]       [_]

2. STOCK ISSUANCE
   Proposal to authorize and approve the issuance of shares of Common Stock in connection with the Agreement and Plan of Merger dated as of May 2, 1995 among Barrett Resources Corporation, Barrett Energy Inc., a wholly owned subsidiary of Barrett Resources Corporation ("Barrett Energy"), and Plains Petroleum Company ("Plains"), including the issuance of shares of Common Stock in the merger of Barrett Energy with and into Plains (the "Merger") and the reservation of shares of Common Stock for issuance upon exercise of stock options of Plains which, following the Merger, will constitute options to purchase Common Stock.

                             FOR   AGAINST   ABSTAIN
                             [_]     [_]       [_]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

Signature: _____________________________________________    Date _______________

Signature: _____________________________________________    Date _______________

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.